Filed Pursuant to Rule 424B3
Registration No. 333-259733

SPIRE GLOBAL, INC.

61,883,713 Shares of Class A Common Stock

6,600,000 Warrants to Purchase Class A Common Stock

18,099,992 Shares of Class A Common Stock

Underlying Warrants

This prospectus relates to the resale of (i) 24,500,000 shares of Class A common stock, par value $0.0001 per share issued in a private investment in public equity investment (the “PIPE Investment”) by certain of the selling securityholders, (ii) 35,306,951 shares of Class A common stock issued to certain securityholders in connection with the Merger (as defined below), (iii) 2,076,762 shares of Class A common stock issuable to certain securityholders pursuant to the Earnout (as defined below), and (iv) 6,600,000 warrants to purchase shares of Class A common stock originally issued in connection with our initial public offering (“private placement warrants”). This prospectus also relates to the issuance by us of up to 18,099,992 shares of Class A common stock that are issuable by us upon the exercise of the private placement warrants and the exercise of 11,499,992 warrants that were previously registered (“public warrants”).

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We will not receive any of the proceeds from such sales, but we will receive the proceeds from the exercise of the warrants. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them in disposing of these securities. We will bear all other costs, fees and expenses incurred in effecting the registration of these securities, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus. We provide more information about how the selling securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

The selling securityholders may sell any, all or none of the securities and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the effective date of this registration statement.

Our Class A common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “SPIR.” Our public warrants are traded on the NYSE under the symbol “SPIR.WS” and, after resale, our private placement warrants are traded under the same ticker symbol as the public warrants. On April 5, 2022, the last quoted sale price for our Class A common stock as reported on NYSE was $2.11 and the last reported sale price of our public warrants was $0.265.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2022.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

i

EXPLANATORY NOTE

On August 16, 2021 (the “Closing Date”), Spire Global Subsidiary, Inc. (formerly known as Spire Global, Inc.) (“Old Spire”) closed its previously announced merger with NavSight Holdings, Inc. (“NavSight”), a special purpose acquisition company, pursuant to the terms of the Business Combination Agreement, dated as of February 28, 2021, by and among Spire, NavSight, NavSight Merger Sub, Inc., a wholly owned subsidiary of NavSight (“NavSight Merger Sub”), and Peter Platzer, Theresa Condor, Jeroen Cappaert, and Joel Spark (collectively, the “Founders,” and such agreement, the “Merger Agreement”). As a result, NavSight Merger Sub merged with and into Old Spire, the separate corporate existence of NavSight Merger Sub ceased, and Old Spire continued as the surviving corporation and a wholly owned subsidiary of NavSight (the “Merger,” such consummation, the “Closing”). NavSight then changed its name to Spire Global, Inc. (together with its consolidated subsidiary, “New Spire” or “Spire”) and Old Spire changed its name to Spire Global Subsidiary, Inc.

The registration statement on Form S-1 (Registration No. 333-259733) , which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 30, 2021 (the “Registration Statement”), registered the resale of securities issued in a private placement in connection with the consummation of the Merger. Such securities included (i) 24,500,000 shares of Class A common stock, par value $0.0001 per share issued in a private investment in public equity investment (the “PIPE Investment”) by certain of the selling securityholders, (ii) 35,306,951 shares of Class A common stock issued to certain securityholders in connection with the Merger, (iii) 2,076,762 shares of Class A common stock issuable to certain securityholders pursuant to the portion of earnout value allocated to holders of the options assumed in connection with the Merger (the “Earnout”), (iv) 6,600,000 warrants to purchase shares of Class A common stock originally issued in connection with our initial public offering (“private placement warrants”) and (v) up to 18,099,992 shares of Class A common stock that are issuable by us upon the exercise of the private placement warrants and the exercise of 11,499,992 warrants that were previously registered (“public warrants”). This post-effective amendment is being filed to update the Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K and certain other information in such Registration Statement.

No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders hereunder may, from time to time, sell the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

Unless expressly indicated or the context requires otherwise, the terms “Spire,” “New Spire,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to Spire Global, Inc., the parent entity formerly named NavSight Holdings, Inc., after giving effect to the Merger, and as renamed Spire Global, Inc., and where appropriate, our wholly-owned subsidiaries (including Old Spire).

MARKET AND INDUSTRY DATA

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions.

These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, the following:

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our ability to successfully identify, acquire and integrate businesses, such as our completed acquisition of exactEarth Ltd. (TSX: XCT) (“exactEarth”), the combined future performance of such acquisitions or our ability pursue strategic transactions;

•	changes in our growth, strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, and plans;

•	the implementation, market acceptance, and success of our business model;

•	the ability to develop new offerings, services, solutions and features and bring them to market in a timely manner and make enhancements to our business;

•	the quality and effectiveness of and advancements in our technology and our ability to accurately and effectively use data and engage in predictive analytics;

•	overall level of consumer demand for our products and offerings;

•	expectations and timing related to product launches;

•	expectations of achieving and maintaining profitability;

•	projections of total addressable markets, market opportunity, and market share;

•	our ability to acquire data sets, software, equipment, satellite components, and regulatory approvals from third parties;

•	our expectations concerning relationships with third parties;

•	our ability to acquire or develop products or technologies we believe could complement or expand our platform or to expand our products and offerings internationally;

•	our ability to obtain and protect patents, trademarks, licenses and other intellectual property rights;

•	our ability to utilize potential net operating loss carryforwards;

•	developments and projections relating to our competitors and industries, such as the projected growth in demand for space-based data;

•	our ability to acquire new customers and partners or obtain renewals, upgrades, or expansions from our existing customers;

•	our ability to compete with existing and new competitors in existing and new markets and offerings;

•	our ability to retain or recruit officers, key employees or directors;

•	our ability to maintain effective internal control over financial reporting and to remedy identified material weaknesses;

•	the conversion or planned repayment of our debt obligations;

•	our future capital requirements and sources and uses of cash;

•	our ability to obtain funding for our operations;

•	our business, expansion plans, and opportunities;

•	our expectations regarding regulatory approvals and authorizations;

•	the increased expenses associated with being a public company;

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the expectations regarding the effects of existing and developing laws and regulations, including with respect to regulations around satellites, intellectual property law, and privacy and data protection;

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global and domestic economic conditions, including currency exchange rate fluctuations and geopolitical uncertainty and instability, and their impact on demand and pricing for our offerings in affected markets; and

•	the impact of the COVID-19 pandemic, or a similar public health threat, on global capital and financial markets, general economic conditions in the United States, and our business and operations.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly evolving environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

Neither we, the selling securityholders, nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider in making your investment decision. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Overview

We are a global provider of space-based data, analytics and space services, offering unique datasets and powerful insights about Earth from the ultimate vantage point—space—so that organizations can make decisions with confidence, accuracy and speed. We own and operate one of the world’s largest multi-purpose satellite constellations in low earth orbit. Our fully deployed constellation consists of over 100 satellites, and we believe it is the world’s largest “listening” constellations, observing the earth utilizing radio frequency sensors. We enrich this hard-to-acquire, valuable data with analytics and predictive solutions, providing data as a subscription to organizations around the world so that they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage and mitigate risk.

In December 2021, our satellite constellation covered the earth over 200 times per day on average and our global ground station network performed over 2,300 contacts each day on average, reliably and resiliently collecting data with low latency. Our cloud-based data infrastructure processed five terabytes of data each day on average in December 2021, in creating our proprietary data analytics solutions. We provide customers these solutions through an application programming interface (“API”) infrastructure that delivers approximately one terabyte of data each day to our customers, as of December 31, 2021. The global data we collect includes data that can only be captured from space with no terrestrial alternatives. We collect this data once and can then sell it an unlimited number of times across a broad and growing set of industries, including weather, aviation and maritime, with global coverage, real-time and near real-time data that can be easily integrated into our customers’ operations.

From our founding in 2012, we have set out to leverage data from space to solve problems on Earth. We aim to help inspire, lead, and innovate the business of space-based data. Today, our proprietary data and solutions are being used to help commercial and government organizations gain the advantage that they seek to innovate and solve some of the world’s greatest challenges, like climate change. We have experienced rapid organic and inorganic growth in recent periods. In November 2021, we acquired exactEarth, a leading provider of global maritime vessel data for ship tracking and maritime situational awareness solutions in Canada.

Corporate Information

Old Spire was incorporated in 2012 as a Delaware corporation under the name NanoSatisfi, Inc., which was changed to Spire Global, Inc. in 2015. NavSight Holdings, Inc. was incorporated in May 2020 as a Delaware corporation and a special purpose acquisition company and, on September 9, 2020, completed its initial public offering. On August 16, 2021, NavSight Holdings, Inc. consummated the Merger with Old Spire pursuant to the Business Combination Agreement. In connection with the Business Combination Agreement, NavSight Holdings, Inc. changed its name to Spire Global, Inc.

Our principal executive office is located at 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182, and our telephone number is (202) 301-5127. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Channels for Disclosure of Information

Investors, the media, and others should note that we announce material information to the public through filings with the SEC, the investor relations page on our website, press releases, public conference calls, and webcasts.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the U.S. Securities Act of 1933, as amended (“Securities Act”), as modified by the Jumpstart Our Business Act of 2012 (“JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700,000,000 as of the end of the prior fiscal year’s second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Issuer	Spire Global, Inc. (formerly known as NavSight Holdings, Inc.)

Issuance of Class A common stock

Shares of Class A common stock offered by us	18,099,992 shares, consisting of:

•	6,600,000 shares that are issuable by us upon the exercise of the private placement warrants; and

•	11,499,992 shares that are issuable by us upon the exercise of the public warrants

Shares of Class A common stock outstanding prior to the exercise of all warrants	139,096,000 shares (as of December 31, 2021)

Exercise price of warrants	$11.50 per share

Use of proceeds	We would receive approximately $208.1 million in proceeds assuming the exercise of all of the warrants in full for cash. Unless we inform you otherwise in a prospectus supplement, we intend to use any net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities, capital expenditures and working capital. See “Use of Proceeds.”

Resale of Class A common stock and
private placement warrants

Shares of Class A common stock offered by the selling securityholders	61,883,713 shares, consisting of:

•	24,500,000 shares issued in connection with the PIPE Investment;

•	35,306,951 shares issued to certain securityholders in connection with the Merger; and

•	2,076,762 issuable to certain securityholders pursuant to the Earnout.

Warrants offered by the securityholders	6,600,000 private placement warrants

Terms of the offering	The selling securityholders determine when and how they will dispose of the shares of Class A common stock and warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock or private placement warrants by the selling securityholders.

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Market for Class A common stock and warrants	Our Class A common stock is traded on the NYSE under the symbol “SPIR.” Our private placement warrants, after resale, and public warrants are quoted on the NYSE under the symbol “SPIR.WS. ”

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the risk and uncertainties described under the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our securities. If any of the following events occur, our business, financial condition, and results of operation may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Summary Risk Factors

•	Our revenue growth rate and financial performance in recent periods may not be indicative of future performance.

•	We have a history of net losses and may not be able to achieve or maintain profitability in the future.

•	Our results of operations vary and are unpredictable from period to period, which could cause the market price of our common stock to decline.

•	The global COVID-19 pandemic has harmed and could continue to harm our business, financial condition, and results of operations.

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Satellites use highly complex technology and operate in the harsh environment of space and therefore are subject to significant operational risks, including exposure to space debris and other spacecraft, while in orbit.

•	Our contracts with government entities are subject to a number of uncertainties.

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Our satellites and platform could fail to perform or perform at reduced levels of service because of technological malfunctions, satellite failures or deficiencies, or other performance failures, which would seriously harm our reputation, business, financial condition, and results of operations.

•	Satellites are subject to construction and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect our operations.

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Rapid and significant technological changes in the satellite industry or the introduction of a new service solution to the market that reduces or eliminates our service performance advantage may harm our business, financial condition, and results of operations.

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We may fail to cost-effectively acquire new customers or obtain renewals, upgrades, or expansions from our existing customers, which would adversely affect our business, financial condition, and results of operations.

•	The markets for our offerings are evolving, and our future success depends on the growth of these markets and our ability to adapt, keep pace, and respond effectively to evolving markets.

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We rely on third parties for our supply of certain of our data, equipment, satellite components software, and operational services to manage and operate our business, and any failure or interruption with these third parties could adversely affect our business, financial condition, and results of operations.

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We manufacture our satellites in-house at a single manufacturing facility in the United Kingdom. Any impairment to our manufacturing facility could cause us to incur additional costs and delays in the production and launch of our satellites which would materially affect our business, financial condition, and results of operations.

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We are dependent on third parties to launch our satellites into space, and any launch delay, malfunction, or failure could have a material adverse impact to our business, financial condition, and results of operations.

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Integrating exactEarth with our business may be more difficult, costly, or time-consuming than expected, and we may not realize the expected benefits of the Acquisition, which may adversely affect our business, financial condition, and results of operations.

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We incorporate technology, third-party data and terrestrial data sets from third parties into our platform, and our inability to maintain rights and access to such technology and data sets would harm our business and results of operations.

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Any actual or perceived security or privacy breach could interrupt our operations, harm our reputation and brand, result in financial exposure, and lead to loss of user confidence in us or decreased use of our platform, any of which could adversely affect our business, financial condition, and results of operations.

•	The rapidly evolving framework of privacy, data protection, data transfers, or other laws or regulations worldwide may limit the use and adoption of our services and adversely affect our business.

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We rely on AWS to deliver our platform to our customers, and any disruption of, or interference with, our use of Amazon Web Services could adversely affect our business, financial condition, and results of operations.

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Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could harm our business, financial condition, and results of operations.

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Our ability to obtain or maintain licensing authorization for our platform is subject to government rules and processes which can cause delays or failures in obtaining authorizations requested. Further, regulators may adopt new rules and regulations which could impose new requirements impacting our business, financial condition, and results of operations. If we do not maintain regulatory authorizations for our existing satellites, associated ground facilities and terminals, services we provide, or obtain authorizations for our future satellites, associated ground facilities and terminals, and services we provide, we may not be able to operate our existing satellites or expand our operations.

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We are subject to domestic and international governmental export and import controls that would impair our ability to compete in international markets or subject us to liability if we are not in compliance with applicable laws or if we do not secure or maintain the required export authorizations.

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We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, it may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations, which may adversely affect our business, financial condition, and results of operations.

•	We have substantial indebtedness under our credit facility and our obligations thereunder may limit our operational flexibility or otherwise adversely affect our financial condition.

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The dual class structure of our common stock has the effect of concentrating voting power with the Founders, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control. Additionally, two of the Founders, Peter Platzer and Theresa Condor, are husband and wife, which may further concentrate the influence of the Founders and further limit an investor’s ability to influence the company.

Risks Related to Our Industry and Business

Our revenue growth rate and financial performance in recent periods may not be indicative of future performance.

We have grown over recent periods, and therefore our revenue growth rate and financial performance should not be considered indicative of our future performance. For example, our revenue was $43.4 million and $28.5 million for the years ended December 31, 2021 and 2020, respectively. In addition, due to the COVID-19 pandemic, our revenue and other results of operations have been negatively impacted. The circumstances that have impacted the growth of our business stemming from the effects of the COVID-19 pandemic may continue in the future, and the growth rates in revenue may decline in future periods. You should not rely on our revenue for any previous quarterly or annual period as any indication of our revenue or revenue growth in future periods. As we grow our business, we expect our revenue growth rates to decline compared to prior fiscal years due to a number of reasons, which may include more challenging comparisons to prior periods as our revenue grows, slowing demand for our platform, increasing competition, a decrease in the growth of our overall market or market saturation, and our failure to capitalize on growth opportunities.

We may fail to effectively manage our growth, which would adversely affect our business, financial condition, and results of operations.

We are a rapidly growing company, and our future growth depends, in part, on our ability to manage our growth successfully. For example, the number of ARR Customers was 598 as of December 31, 2021, increased from 154 as of December 31, 2020. To effectively manage this growth, we will need to continue to improve and expand our operating and administrative systems, financial infrastructure, financial controls, technological operations infrastructure, and our internal IT systems, which we may not be able to do efficiently in a timely manner, or at all. To do so, we may seek to deploy products and services from third-party providers, which may not be available on commercially reasonable terms, or at all, and may not perform to our expectations. For the definition of ARR and ARR Customers, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.”

Our ability to manage our growth will also depend in large part upon a number of other factors, including our ability to rapidly attract and retain qualified technical personnel in order to continue to develop reliable and flexible solutions and services that respond to evolving customer needs and improve and expand our sales team to keep customers informed regarding the key selling points and features of our platform. We must also successfully implement our sales and marketing strategy and respond to competitive developments.

Any future growth would add complexity to our organization and require effective coordination across our organization. Because our operations are geographically diverse and increasingly complex, our personnel resources and infrastructure could become strained, and our reputation in the market and our ability to successfully manage and grow our business may be adversely affected. The complex nature of our Space Services business and the expansion of our platform, services, and customer base have placed increased demands on our management and operations, and further growth, if any, may place additional strains on our resources in the future. If we are unable to effectively manage our growth, our business, financial condition, and results of operations would be adversely affected.

We have a history of net losses and may not be able to achieve or maintain profitability in the future.

We have incurred net losses since our inception, and we expect to continue to incur net losses in the near future. We incurred net losses of $19.3 million and $32.5 million for the years ended December 31, 2021 and 2020, respectively. We expect our operating expenses to increase over the next several years, as we continue to hire additional personnel, particularly in sales and marketing and research and development, expand our operations and infrastructure, both domestically and internationally, and continue to develop our platform’s features. These efforts may be more costly than we may expect and may not result in increased revenue or growth in our business. In addition to the expected costs to grow our business, we also will increase legal, accounting, and other expenses as a public company. Any failure to increase our revenue sufficiently to offset the increases in our operating expenses will limit our ability to achieve or maintain profitability in the future. Further, if we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition, and results of operations could be adversely affected.

Our results of operations vary and are unpredictable from period to period, which could cause the market price of our common stock to decline.

Our results of operations may fluctuate from period to period as a result of a number of factors, many of which are outside of our control and may be difficult to predict. Some of the factors that may cause our results of operations to fluctuate from period to period include:

•	our ability to attract new customers, retain existing customers, and expand the adoption of our platform, particularly to our largest customers;

•	market acceptance and the level of demand for our platform;

•	the quality and level of the execution of our business strategy and operating plan;

•	the effectiveness of our sales and marketing programs;

•	the competitive conditions in the industry, including consolidation within the industry, strategic initiatives by us or by competitors, or introduction of new services by us or our competitors;

•	the length of our sales cycle, including the timing of upgrades or renewals;

•	the cost and availability of components, including any changes to our supply or manufacturing partners;

•	the volume of sales generated by subscription sales as opposed to project-based services;

•	service outages or security breaches or incidents and any related occurrences could impact our reputation;

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limited availability of appropriate launch windows, satellite damage or destruction during launch, launch failures, incorrect orbital placement of satellites, or losses due to satellites otherwise deorbiting prior to the end of their useful life;

•	trade protection measures, such as tariffs or duties;

•	our ability to successfully expand internationally and penetrate key markets;

•	our ability to develop and respond to new technologies;

•	increases in and the timing of operating expenses that we may incur to grow our operations and to remain competitive;

•	pricing pressure as a result of competition or otherwise;

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delays in our sales cycle, decreases in sales to new customers, and reductions in upselling and cross-selling to existing customers due to the impact on global business and data spending as a result of the COVID-19 pandemic;

•	the implementation of cost-saving activities as a result of the COVID-19 pandemic;

•	the impact and costs, including those with respect to integration, related to the acquisition of businesses, talent, technologies, or intellectual property rights;

•	changes in the legislative or regulatory environment;

•	adverse litigation judgments, settlements, or other litigation-related costs; and

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general economic conditions in either domestic or international markets, including currency exchange rate fluctuations and geopolitical uncertainty and instability, such as the conflict in Ukraine and its impacts on the region and the regional global economy.

Any one or more of the factors above may result in significant fluctuations in our results of operations. We also intend to continue to invest significantly to grow our business in the near future rather than optimizing for profitability or cash flows. In addition, our annual results of operations may fluctuate from quarter to quarter depending on customer buying habits, and whether they are purchasing a subscription or a project-based data solution. The timing of customer acceptance on project-based deliverables may impact or delay our recognition of revenue from such projects. The variability of our results of operations or other operating estimates could result in our failure to meet our expectations or those of securities analysts or investors.

If we fail to meet or exceed such expectations for these or any other reasons, the market price of our common stock could decline and we could face costly lawsuits, including securities class action suits.

The global COVID-19 pandemic has harmed and could continue to harm our business, financial condition, and results of operations.

The COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide, including in the geographic areas in which we conduct our business operations and from which we generate our revenue. It has also caused extreme societal, economic, and financial market volatility, resulting in business shutdowns and potentially leading to a global economic downturn. The magnitude and duration of the resulting decline in business activity cannot currently be estimated with any degree of certainty and the decline has had several effects on our business and results of operations, including, among other things:

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negatively impacting global data spending, which has adversely affected demand and may continue to adversely affect demand for our platform, caused potential customers to delay or forgo purchases of project-based services or subscriptions to our platform, and caused some existing customers to fail to renew subscriptions, defer their renewal, reduce their usage, or fail to expand their usage of our platform within their business;

•	disrupting our supply chain for the manufacturing and launch of our satellites, delaying our ability to launch new satellites, and limiting our ability to perform maintenance on our ground stations;

•	slowing our recruiting, hiring, and onboarding processes, and

•	limiting our ability to collaborate in person;

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adjusting company policies for areas like working from home, mask requirements, testing requirements or mandatory vaccinations based on government requirements or management decisions resulting in employee attrition and increased spending; and

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restricting our sales operations and marketing efforts, including limiting the ability of our sales force to travel to existing customers and potential customers, and reducing the effectiveness of such efforts in some cases.

The COVID-19 pandemic may cause us to continue to experience the foregoing challenges in our business in the future and could have other effects on our business, including delaying or lengthening our sales cycle, increasing customer churn, depressing upsell opportunities, delaying collections or resulting in an inability to collect accounts receivable as a result of extended payment terms, concessions, or customer inability to pay, and disrupting our ability to develop new offerings, enhance existing offerings, market, and sell access to our platform, and conduct business activities generally.

Further, unemployment rates have been volatile, and financial markets are experiencing significant levels of volatility and uncertainty, which could have an adverse effect on consumer and commercial spending and negatively affect demand for our customers’ products and services, particularly in markets such as aviation and maritime. Changes in government administration and national and international priorities, including in response to the COVID-19 pandemic, could have a significant impact on government budgets and spending priorities. We have historically derived a significant portion of our revenue from contracts with governments, therefore, any reduced government spending overall on services that we provide could adversely affect our business.

In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, we have taken precautionary measures intended to reduce the risk of the virus spreading to our employees, our customers, and the communities in which we operate, and we may take further actions as required by government entities or that we determine are in the best interests of our employees, customers, partners, and suppliers. In particular, governmental authorities have instituted shelter-in-place policies or other restrictions in many jurisdictions in which we operate, which policies require some of our employees to work remotely. Where shelter-in-place policies or other governmental restrictions are reduced or lifted, we expect to take a measured and careful approach to have employees returning to offices and traveling for business. As employees are able to come back into the office, we will also adhere to local requirements for precautionary measures and policies such as wearing masks, obtaining COVID-19 testing, social distancing and requiring vaccination, as applicable. Some employees may be unwilling or unable to receive a COVID-19 vaccine, necessitating the implementation of additional safety or social distancing protocols, and impeding their return to pre-pandemic work routines. These precautionary measures and policies could negatively impact employee recruiting, productivity, training and development, and collaboration, or otherwise disrupt our business operations.

The extent and duration of working remotely may also affect our ability to attract and retain employees, manage employee expectations regarding returning to offices, and expose us to increased risks of security breaches or incidents. We may need to enhance the security of our platform, our data, and our internal IT infrastructure, which may require additional resources and may not be successful.

The extent to which the COVID-19 pandemic continues to impact our business and results of operations will also depend on future developments that are highly uncertain and cannot be predicted, such as the duration of the outbreak and spread of new virus variants, the extent and effectiveness of containment actions, and the effectiveness of vaccination efforts. An extended period of global supply chain and economic disruption as a result of the COVID-19 pandemic could have a material negative impact on our business, results of operations, and financial condition, though the full extent and duration is uncertain. To the extent the COVID-19 pandemic continues to adversely affect our business and financial results, it is likely to also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Satellites use highly complex technology and operate in the harsh environment of space and therefore are subject to significant operational risks, including exposure to space debris and other spacecraft, while in orbit.

Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, or anomalies, that have occurred and may continue to occur in our satellites. Exposure of our satellites to an unanticipated catastrophic event, such as a meteor shower, Coronal Mass Ejection or a collision with space debris, could reduce the performance of, or completely destroy, the affected satellite and/or constellation. In addition, satellites in low earth orbit have a limited life cycle and they could become compromised over their designated operational life span. We anticipate that our satellites will have an expected end-of-commercial-service life of three years. It is possible that the actual commercial service lives of our satellites will be shorter than anticipated.

Some of the principal satellite anomalies that may affect the actual commercial service lives of our satellites include:

•	Mechanical and electrical failures due to manufacturing error or defect, including:

•	mechanical failures that degrade the functionality of a satellite, such as the failure of solar array panel drive mechanisms, rate gyros, or momentum wheels;

•	antenna failures and defects that degrade the communications capability of the satellite;

•	circuit failures that reduce the power output of the solar array panels on the satellites;

•	failure of the battery cells that power the payload and spacecraft operations during daily solar eclipse periods;

•	power system failures that result in a shutdown or loss of the satellite;

•	avionics system failures, including GPS, that degrade or cause loss of the satellite;

•	altitude control system failures that degrade or cause the inoperability of the satellite;

•	transmitter or receiver failures that degrade or cause the inability of the satellite to communicate with our ground stations;

•	communications system failures that affect overall system capacity;

•	satellite computer or processor re-boots or failures that impair or cause the inoperability of the satellites; and

•	radio frequency interference emitted internally or externally from the spacecraft affecting the communication links.

•	Equipment degradation during the satellite’s lifetime, including:

•	degradation of the batteries’ ability to accept a full charge;

•	degradation of solar array panels due to radiation;

•	general degradation resulting from operating in the harsh space environment, such as from solar flares;

•	degradation or failure of reaction wheels;

•	degradation of the thermal control surfaces;

•	degradation and/or corruption of memory devices; and

•	system failures that degrade the ability to reposition the satellite.

•	Deficiencies of control or communications software, including:

•	failure of the charging algorithm that may damage the satellite’s batteries;

•	problems with the communications functions of the satellite;

•	limitations on the satellite’s digital signal processing capability that limit satellite communications capacity; and

•	problems with the fault control mechanisms embedded in the satellite.

We have experienced, and may in the future experience, anomalies in some of the categories described above. The effects of these anomalies include, but are not limited to, failure of the satellite, degraded communications performance, reduced power available to the satellite in sunlight and/or eclipse, battery overcharging or undercharging and limitations on satellite communications capacity. Some of these effects may be increased during periods of greater message traffic and could result in our system requiring more than one attempt to send messages before they get through to our satellites.

Although these multiple re-try effects do not result in lost messages, they could lead to increased messaging latencies for the end user and reduced throughput for our system. We consider a satellite “failed” only when it can no longer provide any data service, and we do not intend to undertake further efforts to return it to service. While we have already implemented a number of system adjustments, we cannot provide assurance that these actions will succeed or adequately address the effects of any anomalies in a timely manner or at all. While certain software deficiencies may be corrected remotely, most, if not all, of the satellite anomalies or debris collision damage cannot be corrected once the satellites are placed in orbit. Any satellite anomalies in the future may result in monetary losses, delays, and impairment of services, all of which may adversely affect our business, financial condition, and results of operations.

We rely on a limited number of government customers to provide a substantial portion of our revenue.

We have historically derived a significant portion of our revenue from contracts with federal, state, local, and foreign governments, which accounted for approximately 55% of our revenues for the year ended December 31, 2021. We believe that the future success and growth of our business will depend in part on our ability to continue to maintain and procure government contracts. Within the government channel, approximately 67% of revenue for the year ended December 31, 2021, was generated by three government customers. Contracts with any government entity may be terminated or suspended by the government at any time, with or without cause. There can be no assurance that any contract with the government of any country will not be terminated or suspended in the future. Although we attempt to ensure that government contracts have standard provisions such as termination for convenience language which reimburses us for reasonable costs incurred, the payments are not assured and may not be sufficient to fully compensate us for any early termination of a contract. The loss of one or more of our government customers, or any significant decrease in sales to these customers, could reduce our net sales and adversely affect our business, financial condition, and results of operations.

Our contracts with government entities are subject to a number of uncertainties.

Our services are incorporated into many different domestic and international government programs. Whether we contract directly with the U.S. government, a foreign government, or one of their respective agencies, or indirectly as a subcontractor or team member, our contracts and subcontracts with government entities are subject to special risks. For example:

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Changes in government administration and national and international priorities, including developments in the geo-political environment and measures implemented in response to the COVID-19 pandemic, could have a significant impact on national or international government spending priorities and the efficient handling of routine contractual matters. These changes could have a negative impact on our business in the future.

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Because we contract to supply services to U.S. and foreign governments and their prime and subcontractors, we compete for contracts in a competitive bidding process. We may compete directly with other suppliers or align with a prime or subcontractor competing for a contract. Further, foreign governments may favor their domestic providers when awarding contracts over us. We may not be awarded the contract if the pricing or solution offering is not competitive, either at our level or the prime or subcontractor level. In addition, in the event we are awarded a contract, we are subject to protests by losing bidders of contract awards that can result in the reopening of the bidding process and changes in governmental policies or regulations and other political factors. In addition, we may be subject to multiple rebid requirements over the life of a government program in order to continue to participate in such program, which can result in the loss of the program or significantly reduce our revenue or margin from the program. Government program requirements for more frequent technology refreshes may lead to increased costs and lower long-term revenues.

Government contracts often contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to:

•	Terminate existing contracts for convenience with short notice;

•	Reduce orders under or otherwise modify contracts;

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For contracts subject to the Truth in Negotiations Act, reduce the contract price or cost where it was increased because a contractor or subcontractor furnished cost or pricing data during negotiations that was not complete, accurate, and current;

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For some contracts, (i) demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and (ii) reduce the contract price under triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;

•	Cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	Decline to exercise an option to renew a multi-year contract;

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Claim rights in solutions, systems, or technology produced by us, appropriate such work-product for their continued use without continuing to contract for our services, and disclose such work-product to third parties, including other government agencies and our competitors, which could harm our competitive position;

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Prohibit future procurement awards for particular future contracts due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment;

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Subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract;

•	Suspend or debar us from doing business with the applicable government;

•	Demand a set-off of amounts due to us on other contracts to satisfy amounts due to a contract default termination on a specific contract; and

•	Control or prohibit the export of our services.

If a customer were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts, or if a government were to suspend or debar us from doing business with such government, our business, financial condition, and results of operations would be materially harmed.

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We contract with U.S. and international government contractors or directly with the U.S. government on a commercial item basis, eliminating the requirement to disclose and certify cost data. To the extent that there are interpretations or changes in the Federal Acquisition Regulation (the “FAR”) regarding the qualifications necessary to sell commercial items, there could be a material impact on our business and results of operations. For example, there have been legislative proposals to narrow the definition of a “commercial item” (as defined in the FAR) or to require cost and pricing data on commercial items that could limit or adversely impact our ability to contract under commercial item terms. Changes could be accelerated due to changes in our mix of business, in Federal regulations, or in the interpretation of Federal regulations, which may subject us to increased oversight by the Defense Contract Audit Agency, for certain of our services. Such changes could also trigger contract coverage under the Cost Accounting Standards (the “CAS”), further impacting our commercial operating model and requiring compliance with a defined set of business systems criteria. Growth in the value of certain of our contracts has increased our compliance burden, requiring us to implement new business systems to comply with such requirements. Failure to comply with applicable CAS requirements could adversely impact our ability to win future CAS-type contracts.

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We are subject to the Defense Federal Acquisition Regulation Supplement (the “DFARS”), and the Department of Defense, and other federal cybersecurity requirements, in connection with our defense work for the U.S. government and prime contractors. Amendments to cybersecurity requirements such as through amendments to the FAR or DFARS, may increase our costs or delay the award of contracts if we are unable to certify that we satisfy such cybersecurity requirements.

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The U.S. government or a prime contractor customer could require us to relinquish data rights to a product in connection with performing work on a government contract, which could lead to a loss of valuable technology and intellectual property in order to participate in a government program.

•	The U.S. government or a prime contractor customer could require us to enter into cost reimbursable contracts that could offset our cost efficiency initiatives.

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Sales to our U.S. prime defense contractor customers as part of foreign military sales programs combine several different types of risks and uncertainties highlighted above, including risks related to government contracts, risks related to defense contracts, timing and budgeting of foreign governments, and approval from the U.S. and foreign governments related to the programs, all of which may be impacted by macroeconomic and geopolitical factors outside of our control.

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We may need to invest additional capital to build out higher level security infrastructure at certain of our facilities to win contracts related to government programs with higher level security requirements. Failure to invest in such infrastructure may limit our ability to obtain new contracts with such government programs.

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We face risks associated with bid protests, in which our competitors could challenge the contracts we have obtained, or suspension, debarment, or similar ineligibility from serving government customers.

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We have certain contracts which were awarded to us as part of the U.S. federal government’s small business program. As our revenue grows, we may be deemed to be “other than small,” which could reduce our eligibility for proposal opportunities or reduce our ability to secure new contracts.

Our satellites and platform could fail to perform or perform at reduced levels of service because of technological malfunctions, satellite failures or deficiencies, or other performance failures, which would seriously harm our reputation, business, financial condition, and results of operations.

Our satellites and platform are exposed to the risks inherent in large-scale, complex satellite systems employing advanced technology. We rely on data collected from a number of sources including data obtained from our satellites and from third parties and may become unable or limited in our ability to receive such data. For example, satellites can temporarily go out of service and be recovered, or cease to function for reasons beyond our control, including the quality of design and construction, the supply of the battery, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits and space environments in which the satellites are placed and operated. Electrostatic storms, collisions with other objects or actions by malicious actors, including cyber related events, could also damage the satellites and subject us to liability for any damages caused to other spacecraft. Additionally, in certain instances, governments may discontinue for periods of time the access to or operation of a satellite for any particular area on the Earth and for various reasons may not permit transmission of certain data, whether from a satellite owned by the government or not.

Satellites can experience malfunctions, commonly referred to as anomalies, which have occurred and may occur in the future with respect to our satellites. Any single anomaly could materially and adversely affect our ability to utilize the satellite. Anomalies may also reduce the expected capacity, commercial operation and/or useful life of a satellite, thereby reducing the amount of space data collected, which, if material, could impact revenue or create additional expenses due to the need to provide replacement or back-up satellites or satellite capacity earlier than planned and could have a material adverse effect on our business. In addition, if a satellite experiences a malfunction, our backup satellite capacity may be insufficient to meet all of our customers’ needs or cause service interruptions, and we may need to potentially blackout or reduce service to certain customers, which would adversely affect our relationships with our customers and result in loss of revenues. Although we work to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites and service levels, we may not be able to prevent the impacts of anomalies in the future.

Satellites have certain redundant systems which can fail partially or in their entirety and accordingly satellites may operate for extended periods without all redundant systems in operation, but with single points of failure. The failure of satellite components could cause damage to or loss of the use of a satellite before the end of its expected useful life. Certain of our satellites are nearing the end of their expected useful lives. As they do so, the performance of each satellite could start to gradually decline. We can offer no assurance that satellites will maintain their prescribed orbits or remain operational and we may not have replacement satellites that are immediately available. There can be no assurance as to the actual useful life of a satellite or that the useful life of individual components will be consistent with their design life. A number of factors will impact the useful lives of our satellites, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks affecting the satellites during launch and in orbit. In addition, any improvements in technology may make obsolete our existing satellites or any component of our satellites prior to the end of their lives. If our satellites and related equipment have shorter useful lives than we currently anticipate, this may lead to increased expenses from earlier than expected replacement satellites and/or declines in actual or planned revenues, which would have a material adverse effect on our business, financial condition, and results of operations.

Our satellites, despite extensive testing and quality control, have in the past and may in the future contain defects, errors, or vulnerabilities, or may not perform as contemplated. These defects, errors, or vulnerabilities could result in exposure of data, data loss, data leakage, unanticipated downtime, or other events that would result in harm to our reputation, loss of customers or revenue, refunds, service terminations, or lack of market acceptance of our platform. Errors, viruses, or bugs may also be present in data, software, or hardware that we acquire or license from third parties and incorporate into our platform or in third party software or hardware that our customers use in conjunction with our platform. Our customers’ proprietary software and network firewall protections may corrupt data from our offerings and create difficulties in implementing our solutions.

We constantly innovate on existing technology. We regularly develop and introduce new product enhancements, including changes to our satellite designs, upgrades to our operating systems and enhancements to our user interfaces. Failure to adequately de-risk these developments before they are deployed may adversely affect our ability to collect, process and deliver data. From time to time we may introduce a high concentration of changes at once, which could amplify these risks. Upgrades may be delayed, partially deployed or inadequately communicated to customers. Major sustained failures relating to these issues could result in increased costs, reduced or delayed revenue, which could harm our business, financial results and results of operations.

Any disruption to our satellites, platform, services, information systems, or infrastructure could result in the inability or reduced ability of our customers to receive our services for an indeterminate period of time. These customers include government agencies conducting mission-critical work throughout the world, as well as consumers and businesses located in remote areas of the world and operating under harsh environmental conditions. Any disruption to our services or extended periods of reduced levels of service could cause us to lose customers or revenue, result in delays or cancellations of future implementations of our services, result in failure to attract customers, or result in litigation, customer service, or repair work that would involve substantial costs and distract management from operating our business.

In addition, certain components of our platform are located in foreign countries, and as a result, are potentially subject to governmental, regulatory, or other actions in such countries which could force us to limit the operations of, or completely shut down, components of our system, including our ground stations or other portions of our infrastructure. The failure of any of the diverse and dispersed elements of the system, including satellites, network control center or backup control center, and ground stations, to function and coordinate as required could render the system unable to perform at the quality and capacity levels required for success. Any system failures, repeated solution failures, shortened satellite commercial service life, or extended reduced levels of service could reduce our sales, increase costs, or result in warranty or liability claims and seriously harm our business, financial results, and results of operations.

Satellites are subject to construction and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect our operations.

Delays in the construction of future satellites and the procurement of requisite components and third-party launch vehicles, limited availability of appropriate launch windows, possible delays in obtaining regulatory approvals, satellite damage or destruction during launch or deployment, launch failures, or incorrect orbital placement could have a material adverse effect on our business, financial condition, and results of operations. The loss of, or damage to, a satellite due to a launch failure could result in significant increased expenses from earlier than expected replacement satellites and delays in anticipated revenue. Any significant delay in the commencement of service of a satellite could delay or potentially permanently reduce the revenue anticipated to be generated by that satellite. In addition, if the loss of satellites was material, we might not be able to accommodate customers with sufficient data to meet minimum service level agreements until replacement satellites are available, and we may not have on hand, or be able to obtain in a timely manner, the necessary funds to cover the cost of any necessary satellite replacement. In addition, appropriate launch windows for satellites in our industry are limited and may become more so as additional satellite networks and other spacecraft are launched and/or as space debris becomes more common. Coordinating with partners and regulators to reserve launch windows and prepare for launches may as a result become more difficult over time. An extended launch delay beyond planned contingency, launch failure, underperformance, delay or perceived delay could have a material adverse effect on our business prospects, financial condition, and results of operations.

Technical malfunctions, performance failures, or other issues or difficulties with our ground stations could harm our business, financial condition, and results of operations.

The ongoing operations of our satellite constellation and data services rely on the functionality of our ground stations. While we believe that the overall health of our ground stations remains stable, we have in the past experienced and may continue to experience technical difficulties or mechanical issues with our ground stations which may negatively impact service in the region covered by that ground station. Our ground stations are often located in remote regions of the world and not easily accessible. For example, the COVID-19 pandemic significantly curtailed the ability for our employees and any third parties that we contract with to travel to the ground stations in order to perform maintenance. Any continued or future restrictions on travel may affect our ability to repair or service our ground stations which could have a material adverse effect on our business, financial condition, and results of operations.

We may experience a partial or total loss of one or more of our ground stations due to natural disasters such as tornados, floods, hurricane, or earthquakes, fire, acts of war or terrorism, or other catastrophic events. While our ground stations are able to provide overlapping geographic coverage, a failure at one or more of our ground stations could cause a delayed, partial, or complete loss of service for our customers. We may experience a failure in the necessary equipment at our ground stations, or in the communication links between our ground stations. Additionally, our ground stations are located on property that is not owned by us. A failure at any of our ground stations, facilities, or in the communications links between our facilities, or in our ability to maintain our ground station leases for any reason, could adversely affect our business, financial condition, and results of operations.

Further, we rely on third parties to perform maintenance on and repair our ground stations. If our relationship with these third parties deteriorates or the third parties become unable or unwilling to maintain the ground stations, or if there are changes in the applicable regulations that require us to give up any or all of our ownership interests in any of the ground stations, our control over our satellite data could be diminished and the business, financial condition, and results of operations could be harmed.

We face intense competition and could face pricing pressure from, and lose market share to, our competitors, which would adversely affect our business, financial condition, and results of operations.

The maritime, aviation, and weather data industries are fragmented and highly competitive and characterized by rapid changes in technology, customer requirements, and industry standards, and frequent introductions of improvements to existing offerings. Our primary competitors in these industries include companies that specialize in one or more services similar to those offered by us on a local or regional basis. We also compete with global, national, regional, and local firms and government entities specializing in these industries. Both commercial and government organizations have indicated that they might build and launch satellites capable of collecting earth observation information from space. The U.S. government and foreign governments have developed and may in the future develop their own data collection tools and data analytics solutions, which could reduce their reliance on us and other commercial suppliers. In addition, such governments could sell or provide free of charge similar data and analytics and thereby compete with our offerings.

Some of our primary competitors include Orbcomm Inc. in our maritime data vertical, Aireon LLC in our aviation data vertical, and GeoOptics, Inc. in our weather data vertical, with respect to radio occultation data services. In the weather industry, we also compete more broadly with analytics companies and government agencies such as AccuWeather, Inc., Weathernews Inc., MeteoGroup (acquired by DTN, LLC), ClimaCell, Inc., the European Centre for Medium-Range Weather Forecasts (“ECMWF”), National Oceanic and Atmospheric Administration (“NOAA”), and The Weather Company.

Additionally, many governmental agencies, such as NOAA, provide weather data at little to no cost. We compete with companies such as AAC Clyde Space, GomSpace A/S, NanoAvionika LLC, and Open Cosmos Ltd., in our Space Services business. We are constantly exposed to the risk that our competitors may utilize data they receive from us to develop and offer competing products and services to their customers, which may reduce the overall demand for our products and services. Our competitors may also implement disruptive technology, or new technology before we do, or may offer lower prices, additional offerings or other incentives that we cannot or will not offer. We can give no assurances that we will be able to compete successfully against existing or future competitors or increase our market share.

Our business model of delivering data and analytics gathered from a custom constellation of satellites in space is still relatively new and has only recently gained market traction. Moreover, many established businesses are aggressively competing against us and have offerings that have functionalities similar to those offered by us. We expect competition to increase as other established and emerging companies enter this market, as customer requirements evolve, and as new offerings and technologies are introduced. If we are unable to anticipate or effectively react to these competitive challenges, our competitive position would weaken, and our business, financial condition, and results of operations would be adversely affected.

Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages, such as:

•	greater name recognition, longer operating histories, and larger customer bases;

•	larger sales and marketing budgets and resources;

•	broader distribution and established relationships with suppliers, manufacturers, and customers;

•	greater customer support resources;

•	greater resources to make acquisitions and enter into strategic partnerships;

•	lower labor and research and development costs;

•	larger and more mature intellectual property rights portfolios; and

•	substantially greater financial, technical, and other resources.

Conditions in our markets could change rapidly and significantly as a result of technological advancements, the emergence of new entrants into the market, partnering or acquisitions by our competitors, or continuing market consolidation. New innovative start-up companies and competitors that are making significant investments in research and development may invent similar or superior offerings and technologies that compete with our offerings. In addition to satellite-based competitors, terrestrial data service providers could further expand into rural and remote areas and provide some of the same general types of offerings that we provide. Potential customers may also believe that substitute technologies that have similar functionality or features as our platform are sufficient for their needs, or they may believe that point solutions that address narrower industry segments overall are nonetheless adequate for their needs. Some of our current or potential competitors have made or could make acquisitions of businesses or establish cooperative relationships that may allow them to offer more directly competitive and comprehensive offerings than were previously offered and may adapt more quickly to new technologies and customer needs. As a result of such acquisitions, our current or potential competitors may be able to accelerate the adoption of new technologies that better address customer needs, devote greater resources to bring these products and services to market, initiate or withstand substantial price competition, or develop and expand their product and service offerings more quickly than us. These competitive pressures in our market or our failure to compete effectively may result in fewer orders, reduced revenue and margins, and loss of market share. In addition, it is possible that industry consolidation may impact customers’ perceptions of the viability of smaller or even mid-size companies and consequently customers’ willingness to purchase from such firms.

Additionally, competition continues to increase in the markets in which we operate, and we expect competition to further increase in the future, including from new and emerging companies, which could lead to increased pricing pressures. Our competitors vary in size, and some may have substantially broader and more diverse offerings, which may allow them to leverage their relationships based on other offerings or incorporate functionality into existing offerings to gain business in a manner that discourages customers from purchasing access to our platform, including through selling at zero or negative margins, offering concessions, bundling offerings, or maintaining closed technology platforms. In addition, certain customer bases and industries have been more severely impacted by the ongoing effects of the COVID-19 pandemic, which may lead to increased pricing pressure, increased customer churn, or a reduced ability or willingness to replace a competitor’s offering with our solutions. Any decrease in the subscription prices for our services, without a corresponding decrease in costs or increase in volume, would adversely impact our ability to achieve or maintain profitability. Our profitability could also be adversely affected by a shift towards lower-tiered subscription packages. If we are unable to maintain our pricing or market share due to competitive pressures or other factors, our business, financial condition, and results of operations would be adversely affected.

Our reputation and brand are important to our success, and we may not be able to maintain and enhance our reputation and brand, which would adversely affect our business, financial condition, and results of operations.

We believe that maintaining and enhancing our reputation as a leading global provider of space-based data and analytics is critical to our relationship with our existing customers and our ability to attract new customers. The successful promotion of our brand will depend on a number of factors, including our marketing efforts, our ability to continue to develop high-quality features for our platform, our ability to successfully differentiate our platform from those of our competitors, our ability to promote and maintain the reputation of our platform for data security, and our ability to obtain, maintain, protect, and enforce our intellectual property and proprietary rights. Our brand promotion activities may not be successful or yield increased revenue. In addition, independent industry analysts often provide reports of our platform, as well as the offerings of our competitors, and perception of our platform in the marketplace may be significantly influenced by these reports. If these reports are negative, or less positive as compared to those of our competitors, our reputation and brand may be adversely affected. Additionally, the performance of our channel partners may affect our reputation and brand if customers do not have a positive experience with our platform as implemented by our channel partners or with the implementation generally. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. Additionally, our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, or declared generic or determined to be infringing on other marks, or if we are otherwise unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new geographies and markets and as more sales are generated through our channel partners. Any increase in revenue from such brand promotion initiatives may not offset the increased expenses we incur. If we do not successfully maintain and enhance our reputation and brand, our business, financial condition, and results of operations would be adversely affected.

Rapid and significant technological changes in the satellite industry or the introduction of a new service solution to the market that reduces or eliminates our service performance advantage may harm our business, financial condition, and results of operations.

The satellite communications industry is subject to rapid advances and innovations in technology. We may face competition in the future from companies using new service solutions, innovative technologies, and equipment, including new low earth orbit constellations and expansion of existing geostationary satellite systems or new technology that could eliminate the need for a satellite system. New service solutions and technologies could render our offerings obsolete or less competitive by satisfying customer demand in more attractive ways or through the introduction of incompatible standards. For example, if new transmitters are deployed that emit in the same frequencies as AIS, they might cause our AIS services to be severely compromised or disabled or alternatively if a material number of vessels were to turn off their AIS transmitting devices during their voyages then this would reduce the utility of the Company’s AIS data services. Particular technological developments that could adversely affect us include the deployment by our competitors of new satellites with greater power, flexibility, efficiency, or capabilities, as well as continuing improvements in terrestrial technologies. In order for our business to keep pace with technological changes and remain competitive, we may need to make significant capital expenditures, including capital to design and launch new platform features and services. New technologies may also be protected by patents or other intellectual property laws and therefore may not be available. Any failure to implement new technology within our platform may compromise our ability to compete.

We believe that our Space Services and system solutions for our aviation, maritime, and weather verticals provide a competitive performance solution in the market, which in turn factors into our ability to generate market share and revenues and margins. There is a risk that a competitor in the future may conceive of and implement a different technology solution that would approach or exceed the performance capability of our solutions with consequent impact to revenues and market shares.

For certain of our offerings, we are dependent on the continued operation of and access to allocated bands in the radio frequency spectrum and various GNSS systems. Any curtailment of the operating capability of these systems or limitations on access to, or use of the signals, or discontinuance of service could result in degradation of our services or performance and may have an adverse effect on our business.

In addition, as we introduce new services or enter into new markets, we may face new technological, operational, compliance, regulatory, and administrative risks and challenges, including risks and challenges unfamiliar to us. We may not be able to mitigate these risks and challenges to achieve our anticipated growth or successfully increase our market share, which could materially adversely affect our business, financial condition, and results of operations.

Changes to our subscription model could adversely affect our ability to attract or retain customers.

We offer a multi-tiered subscription model for our platform, in addition to our project-based services. We are continuing to iterate and optimize our business models as we evaluate customer preferences, needs, and use of our platform and services, and expect that our business models will continue to evolve. Many factors could significantly affect our pricing strategies, including operating costs, our competitors’ pricing and marketing strategies, customer use patterns, and general economic conditions. We may face downward pressure from our customers regarding our pricing and competitors with different pricing models may attract customers that prefer the competitors’ pricing models over our multi-tiered subscription model, which would cause us to lose business or modify our subscription model, both of which could adversely affect our business, financial condition, and results of operations. Changes to our subscription model and model for our project-based services may also affect our revenue recognition and other accounting policies, which may adversely affect our results of operations in any given fiscal period.

Certain of our competitors or potential competitors offer, or may in the future offer, lower-priced solutions, a broader range of services and features, or greater flexibility and customization in their offerings. Similarly, certain competitors may use marketing strategies that enable them to attract or retain new customers at a lower cost. Moreover, our customers may demand substantial price discounts as part of the negotiation of contracts. There can be no assurance that we will not be forced to reduce the pricing for our services or to increase our sales and marketing and other expenses to attract and retain customers in response to competitive pressures. We have launched, and may in the future launch, new pricing strategies and initiatives, or modify existing business models, any of which may not ultimately be successful in attracting and retaining customers. Any such changes to our subscription model or the model for our project-based services or our ability to efficiently price our services could adversely affect our business, financial condition, and results of operations.

Our sales cycle can be long and unpredictable for certain channels and services, and our sales efforts require considerable time and expense.

Our quarterly results of operations fluctuate, in part, because of the resource intensive nature of our sales efforts and the length and variability of our sales cycle for certain of our offerings, such as our project-based services, and for certain of our customers, such as government departments and agencies. The length of our sales cycle, from initial contact with our sales team to a contractual commitment from a customer, can also vary substantially from customer to customer based on customer size, industry, maturity, profitability, whether we are launching a new solution, and deal complexity and customization. Our sales cycle can vary considerably and may be lengthened and made more uncertain by regional or global events, such as the COVID-19 pandemic. Such events have resulted in and may continue to cause a general reduction in spending on data by our customers, which will further affect our ability to estimate not only the length of the sales cycle, but also the anticipated size of potential subscriptions. Further, our sales cycle may lengthen as we continue to focus our sales efforts on large enterprises and on our Space Services. For example, large organizations often undertake a significant evaluation process that results in a lengthy sales cycle and product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays.

In addition, our results of operations depend, in part, on subscription renewals from customers and increasing sales and upgrades to our existing customers, which may also be reduced or delayed as a result of regional or global events. If a customer does not renew on time or as expected, it can negatively affect our revenue for a given period. It is difficult to predict whether or exactly when we will make a sale to a potential customer or if we can increase sales to our existing customers. As a result, initial sales or renewals have, in some cases, occurred in quarters subsequent to what we anticipated, or have not occurred at all. We may in the future make changes to our subscription model, which may affect the length of our sales cycle and our ability to predict the length of our sales cycle or the anticipated size of potential subscriptions. The loss or delay of one or more transactions in a quarter could impact our results of operations for that quarter and any future quarters for which revenue from that transaction is delayed.

We depend on our sales force, and we may fail to attract, retain, motivate, or adequately train our sales force, which could adversely affect our business, financial condition, and results of operations.

Our ability to increase our customer base, achieve broader market acceptance of our platform, grow our revenue, and achieve and sustain profitability will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities, particularly our direct sales efforts. We depend on our sales force to obtain new customers and to drive additional sales to existing customers by selling them new subscriptions and expanding the value of their existing subscriptions. We believe that there is significant competition for sales personnel, including sales representatives, sales managers, and sales engineers, with the skills and technical knowledge that we require. Our ability to achieve revenue growth will depend, in part, on our ability to recruit, train, and retain sufficient numbers of sales personnel to support our growth. Our hiring, training, and retention efforts have been, and may further be, hindered by the constraints placed on our business as a result of the COVID-19 pandemic, including measures that we take proactively and those that are imposed upon us by government authorities. New hires require significant training and may take significant time before they achieve full productivity, and our remote and online onboarding and training processes may be less effective and take longer. Further, hiring sales personnel in new countries requires additional set up and upfront costs that we may not recover if the sales personnel fail to achieve full productivity. If we are unable to attract, retain, motivate and adequately train sufficient numbers of effective sales personnel, if our sales personnel do not reach significant levels of productivity in a timely manner, or if our sales personnel are not successful in converting potential customers into new customers or increasing sales to our existing customer base, our business, financial condition, and results of operations would be adversely affected.

In addition, we spend significant amounts on advertising and other marketing campaigns to acquire new customers. While we seek to deploy our marketing strategies in a manner most likely to encourage efficient customer acquisition, we may fail to identify marketing opportunities that satisfy our anticipated return on marketing spend as we scale our investments in marketing, and accurately predict customer acquisition and behavior. If any of our advertising and other marketing campaigns prove less successful than anticipated in attracting new customers, our business, financial condition and results of operations could be adversely affected. There can be no assurance that our marketing efforts will result in increased sales.

The COVID-19 pandemic has also changed the way we interact with our customers and prospective customers. We have, and may continue to, alter, postpone, or cancel planned customer, employee, and industry events or shift them to a virtual only format. Our results of operations may also suffer if sales and marketing personnel are unable to maintain the same level of productivity while working remotely during the COVID-19 pandemic. These and other changes in the ways in which we interact with and market to our customers and prospective customers could adversely impact our business if they prove to be less effective than in-person events.

Our ability to increase sales depends, in part, on the quality of our customer support and the ease of our customer experience, and a failure to offer high quality customer support and customer experience would harm our reputation and adversely affect our business, financial condition, and results of operations.

Our customers sometimes depend on our technical support services to resolve issues relating to our platform. If we do not succeed in helping our customers quickly resolve issues or provide effective ongoing education related to our platform, our reputation could be harmed, and our existing customers may not renew or upgrade their subscriptions or may cancel their contracts. To the extent that we are unsuccessful in hiring, training, and retaining adequate customer support resources, our ability to provide adequate and timely support to our customers, and our customers’ satisfaction with our platform, will be adversely affected. Our failure to provide and maintain high quality customer support would harm our reputation and brand and adversely affect our business, financial condition, and results of operations.

We provide minimum service level commitments to certain of our customers, and our failure to meet these commitments could cause us to issue credits or pay penalties, which could harm our results of operations.

Certain of our customer agreements currently, and new customer agreements may in the future, provide minimum service level commitments, such as specifications regarding the availability, functionality, and performance of our platform. The loss of one or more of our satellites or problems with our ground stations could cause our service to fall below minimum service level commitments. Any failure of or disruption to our infrastructure could impact the performance of our platform and the availability of our services to customers. If we are unable to meet our stated service level commitments or if we suffer extended periods of poor performance or unavailability of our platform, we may be contractually obligated to provide affected customers with service credits or services at no or reduced cost, and, in certain cases, face contract termination with refunds of prepaid amounts related to unused subscriptions. If we suffer performance issues or downtime that exceeds the service level commitments under our contracts with our customers, our business, financial condition, and results of operations would be adversely affected.

Further, in the normal course of business, we have entered and may in the future enter into agreements that provide for indemnification and guarantees to counterparties in transactions involving debt financing, sales of services, purchases and development of assets and operating leases. The nature of almost all of these indemnifications may prevent us from making a reasonable estimate of the maximum potential amount that we could be required to pay counterparties. If these payments were to become significant, future liquidity, capital resources, and our credit risk profile may be adversely affected.

We may fail to cost-effectively acquire new customers or obtain renewals, upgrades, or expansions from our existing customers, which would adversely affect our business, financial condition, and results of operations.

Our continued growth depends, in part, on our ability to cost-effectively acquire new customers. Numerous factors, however, may impede our ability to add new customers, our failure to attract, effectively train, retain, and motivate sales and marketing personnel, our failure to develop or expand relationships with third parties, our inability to convert initial usage into ongoing utilization of our solutions, and our failure to successfully deliver our services and provide quality customer support once delivered.

Our success also depends, in part, on our customers renewing their subscriptions when existing contract terms expire, and our ability to expand our relationships with our existing customers. Our customers have no obligation to renew or upgrade their subscriptions, and in the normal course of business, some customers have elected not to renew. In addition, our customers may decide not to renew their subscriptions with a similar contract period or at the same prices or terms or may decide to downgrade their subscriptions. For example, the impact of the COVID-19 pandemic on the current economic environment has caused, and may in the future cause, such customers to defer services to a subsequent year or request concessions including extended payments terms or better pricing. We believe that the COVID-19 pandemic has also resulted in longer and unpredictable sales cycles and caused delays in renewal, upgrade, or expansion decisions for some of our existing customers, has reduced effectiveness of our sales and marketing efforts, and has reduced the duration of subscriptions. In addition, the COVID-19 pandemic could result in increased customer churn, a lengthening of our sales cycle with some of our potential customers, or reduced contract value with prospective or existing customers. our customer retention or our customers’ use of our platform may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our platform and our customer support, our subscription model, our project-based services model, the prices, features, or perceived value of competing offerings, changes to our offerings, or general economic conditions. We will need to continue to maintain or improve our ARR Net Retention Rate to support our growth, and our ability to expand our relationships with customers may require more sophisticated and costly sales efforts. If our customers’ renewals or expansions fall below expectations, and as a result our ARR Net Retention Rate decreases, our business, financial condition, and results of operations would be adversely affected.

In addition, our ability to expand our relationship with our customers depends in large part on our ability to enhance and improve our platform, introduce compelling new features, and address additional use cases. The success of any new or enhanced features depends on several factors, including market demand for the enhanced features, timely completion and delivery, adequate quality testing, and competitive pricing. If we are unable to successfully develop new features, enhance our existing features to meet customer requirements, or otherwise gain broader market acceptance, our business, financial condition, and results of operations would be adversely affected. If our customers do not renew, upgrade, or expand their subscriptions, defer their subscriptions to a later date, renew their subscriptions on less favorable terms, or fail to increase adoption of our platform, including tiered and premium features or project-based services, our business, financial condition, and results of operations would be adversely affected.

The markets for our offerings are evolving, and our future success depends on the growth of these markets and our ability to adapt, keep pace, and respond effectively to evolving markets.

The markets for our offerings are in a relatively early stage of development within the industries in which we operate, and demand for our offerings may not grow, or may even contract, either generally or in particular industries and markets, for particular types of services or during particular time periods. As such, any predictions or forecasts about our future growth, revenue, and expenses may not be as accurate as they would be if we had a longer operating history or operated in more predictable markets. Any expansion in our markets depends on a number of factors, including the cost, performance, and perceived value associated with our offerings and the offerings of our competitors. A lack of demand could impair our ability to sell access to our platform, develop and successfully market new services, and could exert downward pressure on prices.

The markets for our offerings are also characterized by rapid technological changes and evolving industry standards and changing regulatory requirements. This constant evolution may reduce the effectiveness of or demand for our services or render them noncompetitive or obsolete. Our continued success and growth depend upon our ability to anticipate these challenges and to innovate by enhancing our existing services and developing and successfully implementing new services to keep pace with the ever-changing and increasingly sophisticated needs of our customers. We have in the past experienced delays in improving our offerings due to budgetary constraints and evolving customer demands which could continue in the future.

New service introductions that are responsive to new technologies and changing industry and regulatory standards can be complex and expensive as they require significant planning, design, development, and testing. We may find it difficult or costly to update our services and to develop new services quickly enough to work effectively with new or changed technologies, to keep pace with evolving industry standards or to meet our customers’ needs. In addition, our industries may be slow to accept new technologies that we develop because of, among other things, existing regulations or standards written specifically for older technologies and a general unfamiliarity with new technologies. As a result, any new services that we may develop may not be successful for a period of time, if at all. If we are unable to successfully enhance or update existing services or develop, identify, and market new services to meet these challenges, our business, financial condition, and results of operations may be adversely affected.

We rely on third parties for our supply of certain of our data, equipment, satellite components, software, and operational services to manage and operate our business, and any failure or interruption with these third parties could adversely affect our business, financial condition, and results of operations.

We purchase equipment and satellite components from third-party suppliers and we depend on those suppliers to deliver and support our operations at the contracted specifications in order for us to continue to meet our service and contractual commitments to our customers. We may experience difficulty if these suppliers, particularly our top suppliers, do not meet their obligations to deliver and support the equipment and satellite components. We may also have trouble or failure when implementing, operating and maintaining this equipment and satellite components, or when providing services using this equipment. This difficulty or failure may lead to service interruptions or degradations in the services offered to our customers, which could cause our revenues to decline materially and could adversely affect our ability to market our services and generate future revenues and profit.

We also rely on a number of third-party data, software, and services to manage and operate our business, including L3Harris Technologies, Inc. (“L3Harris”), FleetMon provided by JAKOTA Cruise Systems GmbH, Exmile Solutions Ltd. (Marine Traffic), IHS Global Ltd., NAVTOR AS, AirNav, LLC, NOAA, ECMWF, HubSpot, Inc., AWS, Ohio State University, Google Services, R-Systems, and NetSuite provided by Oracle Corporation. The data, software, and services provided by these third parties are critical to our ability to increase our sales to customers, operate and maintain our platform, and accurately maintain books and records. Any disruption in these services could reduce the quality or volume of data we are able to provide to our customers, impair our ability to execute on our operating plan, and disrupt our business. Further, if these services cease to be available to us on commercially reasonable terms, or at all, it may be required to use additional or alternative services, or to develop additional capabilities within our business, any of which could require significant resources and adversely affect our business, financial condition, and results of operations.

We also rely on third-party cloud service providers such as Amazon Web Services (“AWS”) and Google Services to process the data we provide to service our customers. These third-party services are critical to our ability to provide reliable service to our customers. Any disruption in these services would negatively impact our data service uptime and our ability to service customers reliably and consistently, which could reduce sales and adversely affect our business, financial condition and results of operations.

Further, our suppliers may become capacity-constrained or could face financial difficulties as a result of a surge in demand, a natural disaster, or other event, including the impacts of the COVID-19 pandemic. As a result, we may experience operational delays and may have to evaluate replacement suppliers for our satellite components, equipment, and operational services. If we fail to effectively address these issues, we could suffer delays, which could reduce our ability to launch new satellites and manage and operate our business, which could harm our reputation, business, financial condition, and results of operations.

Our business may be adversely affected if any of our direct or indirect relationships with our third-party suppliers of data, equipment, satellite components, or operational services are terminated or modified. If our arrangements with our third parties are terminated, our search for additional or alternate third-party suppliers could result in significant launch delays, added expense, reduced quality of our data, and an inability to maintain or expand our customer base. Any of these events could require us to take unforeseen actions or devote additional resources to provide our services and could adversely affect our business, financial condition, and results of operations.

We manufacture our satellites in-house at a single manufacturing facility in the United Kingdom. Any impairment to our manufacturing facility could cause us to incur additional costs and delays in the production and launch of our satellites which would materially affect our business, financial condition, and results of operations.

We currently manufacture our satellites in-house at a single manufacturing facility in the United Kingdom. The availability of our services depends on the continuing operation of our satellite manufacturing infrastructure and operations. Any impairment such as downtime, damage to, or failure of our manufacturing facility could result in interruptions in our production of satellites, which could materially affect our business. Our manufacturing facility may become capacity-constrained or could face financial difficulties as a result of a surge in demand for additional satellites, a natural disaster, or other event, including the impacts of the COVID-19 pandemic. Our manufacturing site is vulnerable to damage or interruption from floods, fires, power loss, or aging infrastructure. An infrastructure failure could result in the destruction of satellites under construction or inventory, manufacturing delays, or additional costs incurred, and we do not maintain back-up manufacturing facilities or operations. Although we may be able to replace or supplement the satellite manufacturing process with third-party manufacturers, there could be a substantial period of time in which new satellites would not be manufactured. Further, any new relationship may involve higher costs and delays in development and delivery. We may also encounter technical challenges in successfully replicating the manufacturing processes in another facility or with a third party. The occurrence of any of the foregoing could result in lengthy interruptions in our production and launch of our satellites which could materially affect our business, financial condition, and results of operations.

We are dependent on third parties to launch our satellites into space, and any launch delay, malfunction, or failure could have a material adverse impact to our business, financial condition, and results of operations.

We are dependent on third-party launch service providers, including, among others, Space Exploration Technology Corp., Nanoracks LLC, Exolaunch GmbH, Virgin Orbit, LLC, Astra Space, Inc., and Spaceflight, Inc. Currently, the number of companies who offer launch services is limited, and if this sector fails to grow or experiences consolidation among current providers, we may not be able to secure space on a launch vehicle or incur higher prices for such space. This could cause delays in our ability to meet our customers’ needs or an increase in the price for our offerings, adversely affecting our business, financial condition, and results of operations.

The technology related to launch capabilities is evolving rapidly as existing launch providers iterate on their existing capabilities and new providers enter the market. Our launch partners may encounter launch, deployment, or in-orbit delays or failures, leading to the damage or complete loss of our satellites, including customer assets. In the event that a launch is delayed, our timing for the recognition of revenue tied to customer acceptance of project-based deliverables may similarly be delayed. While launch delays are common in our industry, they could negatively impact our financial statements or earnings for a given time period.

Our international operations and continued international expansion subject us to additional costs and risks, which could adversely affect our business, financial condition, and results of operations.

Our business and our business objectives are inherently worldwide. As such, our growth strategy depends, in part, on our continued international expansion. We are continuing to adapt to and develop strategies to address international markets, but there is no guarantee that such efforts will be successful. In addition, efforts to expand our platform in certain foreign countries may be complicated, constrained, or even prohibited due to legal requirements we must comply with in the United States or other jurisdictions that may contravene with legal requirements in the new country’s markets to which we seek access.

Our international sales and operations are subject to a number of risks, including the following:

•	greater difficulty in enforcing contracts and managing collections in countries where our recourse may be more limited, as well as longer collection periods;

•	higher costs of doing business internationally, including costs incurred in establishing and maintaining office space and equipment for our international operations;

•	differing labor regulations, especially in the European Union (“EU”), where labor laws may be more favorable to employees;

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greater risks of unexpected changes in regulatory practices, tariffs, trade disputes, and tax laws and treaties, particularly due to the United Kingdom’s exit from the EU pursuant to Article 50 of the Treaty on European Union;

•	challenges inherent to efficiently recruiting and retaining talented and capable employees in foreign countries and maintaining our company culture and employee programs across all of our offices;

•	fluctuations in exchange rates between the U.S. dollar and foreign currencies in markets where we do business;

•	management communication and integration problems resulting from language and cultural differences and geographic dispersion;

•	difficulties in penetrating new markets due to established and entrenched competitors;

•	difficulties in developing services that are tailored to the needs of local customers;

•	lack of local acceptance, recognition, or knowledge of our brand and services;

•	unavailability of or difficulties in establishing relationships with local customers;

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significant investments, including the development, deployment, and maintenance of dedicated facilities in certain countries with laws that require such facilities to be installed and operated within their jurisdiction to connect the traffic coming to and from their territory;

•	difficulties in obtaining required regulatory or other governmental approvals;

•	costs associated with language localization of our platform;

•	risks associated with trade restrictions and foreign legal requirements, including any importation, certification, and localization of our platform that may be required in foreign countries;

•	greater risk of unexpected changes in regulatory requirements, tariffs and tax laws, trade laws, export quotas, customs duties, treaties, and other trade restrictions;

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costs of compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations, including, but not limited to data privacy, data protection, and data security regulations, particularly in the EU;

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compliance with anti-bribery laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act, and the UK Bribery Act 2010, violations of which could lead to significant fines, penalties, and collateral consequences for us;

•	risks relating to the implementation of exchange controls, including restrictions promulgated by OFAC, and other similar trade protection regulations and measures;

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heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact our financial condition and result in restatements of, or irregularities in, financial statements;

•	the uncertainty of protection for intellectual property rights in some countries;

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exposure to regional or global public health issues, such as the recent outbreak of the COVID-19 pandemic, and to travel restrictions and other measures undertaken by governments in response to such issues;

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general economic and political conditions in these foreign markets, including political and economic instability in some countries, such as the conflict in Ukraine and its impacts on the region and the regional global economy;

•	foreign exchange controls or tax regulations that might prevent us from repatriating cash earned outside the United States; and

•	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate.

These and other factors could harm our ability to generate revenue outside of the United States and, consequently, adversely affect our business, financial condition, and results of operations.

In the future, we may pursue acquisitions, dispositions, or strategic transactions, and if we fail to successfully integrate acquired companies into our business or if such acquisitions fail to deliver the expected return on investment, our business, financial condition, and results of operations could be adversely affected.

We have in the past acquired, and may in the future acquire or invest in, businesses, offerings, technologies, or talent that we believe could complement or expand our platform, enhance our technical capabilities, or otherwise offer growth opportunities. For example, on November 30, 2021, we completed the acquisition of exactEarth, a leading provider of global maritime vessel data for ship tracking and maritime situational awareness solutions in Canada. We may not be able to fully realize the anticipated benefits of such acquisitions or investments. The pursuit of potential acquisitions may divert the attention of management and cause us to incur significant expenses related to identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated.

There are inherent risks in integrating and managing acquisitions. If we acquire additional businesses, we may not be able to assimilate or integrate the acquired personnel, operations, solutions, and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits or synergies from the acquired business due to a number of factors, including, without limitation:

•	unanticipated costs or liabilities associated with the acquisition, including claims related to the acquired company, our offerings, or technology;

•	incurrence of acquisition-related expenses, which would be recognized as a current period expense;

•	inability to generate sufficient revenue to offset acquisition or investment costs;

•	inability to maintain relationships with customers and partners of the acquired business;

•	challenges with incorporating acquired technology and rights into our platform and maintaining quality and security standards consistent with our brand;

•	inability to identify security vulnerabilities in acquired technology prior to integration with our technology and platform;

•	inability to achieve anticipated synergies or unanticipated difficulty with integration into our corporate culture;

•	delays in customer purchases due to uncertainty related to any acquisition;

•	the need to integrate or implement additional controls, procedures, and policies;

•	challenges caused by distance, language, and cultural differences;

•	harm to our existing business relationships with business partners and customers as a result of the acquisition;

•	potential loss of key employees;

•	use of resources that are needed in other parts of our business and diversion of management and employee resources;

•	inability to recognize acquired contract liabilities in accordance with our revenue recognition policies; and

•	use of substantial portions of our available cash or the incurrence of debt to consummate the acquisition.

Acquisitions also increase the risk of unforeseen legal liability, including for potential violations of applicable law or industry rules and regulations, arising from prior or ongoing acts or omissions by the acquired businesses that are not discovered by due diligence during the acquisition process. We may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect our financial condition or the market price of our common stock. The sale of equity or issuance of equity-linked debt to finance any future acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

Integrating exactEarth with our business may be more difficult, costly, or time-consuming than expected, and we may not realize the expected benefits of the Acquisition, which may adversely affect our business, financial condition, and results of operations.

If we experience greater than anticipated costs to integrate, or are not able to successfully integrate, exactEarth into our existing operations, we may not be able to achieve the anticipated benefits of the Acquisition, including cost savings and other synergies and growth opportunities. Even if the integration of exactEarth’s business is successful, we may not realize all of the anticipated benefits of the Acquisition during the anticipated time frame, or at all. For example, under the terms of an agreement with L3Harris (the “L3Harris Agreement”), as amended on January 21, 2020, exactEarth is required to pay a fixed fee of $358,000 per month and to share 30% of its revenues from S-AIS data products in excess of $16.0 million annually. Under this agreement, exactEarth may pay a substantial portion of revenue associated with legacy exactEarth customers, or other customers to which exactEarth agrees to sell or Spire agrees to re-sell such data, to L3Harris, which means that the amount of incremental revenue that accrues to the Spire company group as a result of the Acquisition will be reduced. Also, events outside our control, such as changes in regulations and laws, as well as economic trends, including as a result of the COVID-19 pandemic, could adversely affect our ability to realize the expected benefits from the Acquisition.

In addition, the L3Harris Agreement contains certain restrictive covenants which restrict exactEarth from certain activities, such as selling the L3Harris AIS data to the U.S. federal government, or competing with L3Harris by engaging in certain activities related to the creation or sale of very high frequency data services similar to those offered by the Real-Time Second-Generation Constellation, or products containing or derived therefrom, other than as contemplated by the L3Harris Agreement. These restrictions may prevent exactEarth from entering into possible beneficial arrangements, and may limit the benefits we are able to realize as a result of the Acquisition. In addition, if we are engaged in disputes with L3Harris as a result of operations which are perceived to violate these restrictions, it could adversely affect our business, financial condition and our operations.

An inability to realize the full extent of the anticipated benefits of the Acquisition, as well as any delays encountered in the integration process, could have an adverse effect upon our revenue, level of expenses, and results of operations. In addition, it is possible that the integration process could result in the loss of key employees, errors or delays in the implementation of shared services, the disruption of our ongoing business, or inconsistencies in standards, controls, procedures, and policies that may adversely affect our ability to maintain relationships with other employees and customers or to achieve the anticipated benefits of the Acquisition. Integration efforts also may divert management attention and resources.

For all of these reasons, we may not be able to achieve the anticipated benefits of the Acquisition, which could adversely affect our business, financial condition, and results of operations, and could cause the price of our Class A common stock to decline.

exactEarth may have liabilities that are not known to us, which could have an adverse effect on our business, financial condition, and results of operations.

exactEarth may have liabilities that we failed, or were unable, to discover in the course of performing our due diligence investigations in connection with the Acquisition. We may learn additional information about exactEarth that materially and adversely affects us and exactEarth, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have an adverse effect on our business, financial condition, and results of operations.

Our business could be adversely affected by global economic conditions.

Prolonged economic uncertainties or downturns could adversely affect our business, financial condition, and results of operations. Negative conditions in the general economy in either the United States or abroad, including conditions resulting from financial and credit market fluctuations, changes in economic policy, trade uncertainty, including changes in tariffs, sanctions, international treaties, and other trade restrictions, the occurrence of a natural disaster or global public health crisis, such as the COVID-19 pandemic, or armed conflicts, could continue to cause a decrease in corporate spending on data offerings in general and negatively affect the growth of our business.

These conditions could make it extremely difficult for us and our customers to forecast and plan future business activities accurately and could cause our customers to reevaluate their decision to purchase our offerings, which could delay and lengthen our sales cycles or result in cancellations. For example, the impact of the COVID-19 pandemic on the current economic environment has caused and may in the future cause our customers to reduce their spending on, or duration of, their contracts with us, or request concessions including extended payment terms or better pricing. Further, during challenging economic times, our customers may face issues in gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us, if at all. If that were to occur, we may be required to increase our allowance for doubtful accounts, which would adversely affect our results of operations.

A substantial downturn in any of the industries in which our customers operate may cause firms to react to worsening conditions by reducing their capital expenditures in general or by specifically reducing their spending on data offerings. Customers in these industries may delay or cancel projects or seek to lower their costs by renegotiating vendor contracts. To the extent purchases of our offerings are perceived by customers and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending.

We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry or geography. Any economic downturn of the general economy or industries in which we operate would adversely affect our business, financial condition, and results of operations. For example, the full impact of the COVID-19 pandemic is unknown at this time but could result in adverse changes in our results of operations for an unknown period of time as the virus and its related social and economic impacts spread.

Our business could be adversely affected by pandemics, natural disasters, political crises, or other unexpected events.

We are vulnerable to natural disasters and significant disruptions including tsunamis, floods, earthquakes, fires, water shortages, other extreme or unusual weather conditions, epidemics or pandemics, acts of terrorism or disruptive political events where our facilities or the launch facilities of our transport partners are located, or where our third-party suppliers’ facilities are located, power shortages and blackouts, aging infrastructures and telecommunications failures. Further, climate change has, and may continue to, increase the rate, size, and scope of these natural disasters. In the event of such a natural disaster or other disruption, we could experience disruptions to our operations or the operations of suppliers, subcontractors, distributors, or customers, which could affect our ability to maintain launch schedules or fulfill our customer contracts.

The availability of our services depends on the continuing operation of our satellite operations infrastructure, satellite manufacturing operations, information technology and communications systems. Any downtime, damage to or failure of our systems could result in interruptions in our service, which could reduce our revenue and profits. Our systems are vulnerable to damage or interruption from floods, fires, power loss, aging infrastructure, telecommunications failures, computer viruses, computer denial of service attacks, cyberattacks or other attempts to harm our systems. The conflict in Ukraine and associated activities in Ukraine and Russia may increase the risk of cyberattacks on various types of infrastructure and operations. We believe those risks may be particularly heightened for us and other providers of satellite infrastructure and space operations, and that we face heightened risks of cyberattacks on our infrastructure, systems, and operations in connection with the conflict in Ukraine and associated activities in Ukraine and Russia.

Risks Related to Intellectual Property, Privacy, Cybersecurity, and Technical Infrastructure

Any failure to obtain, maintain, protect, or enforce our intellectual property and proprietary rights could harm our business, financial condition, and results of operations.

Our success depends, in part, upon our ability to obtain, maintain, protect, and enforce our intellectual property rights, including our proprietary technology, know-how, and our brand. We rely on a combination of patents, copyrights, trademarks, service marks, trade secret laws, and contractual provisions in an effort to establish and protect our proprietary rights. However, the steps we take to obtain, maintain, protect, and enforce our intellectual property rights may be inadequate, and if we fail to protect or enforce our intellectual property rights or trade secrets adequately, our competitors might gain access to our proprietary technology and develop and commercialize similar services or technologies, and our business, financial condition, results of operations, or prospects could be adversely affected. Although we have been issued patents in the United States and Canada and have additional patent applications pending, there can be no assurance that our patent applications will result in issued patents. Even if we continue to seek patent protection in the future, we may be unable to obtain or maintain patent protection for our technology. In addition, any patents issued from pending or future patent applications or that are licensed to us in the future may not provide us with competitive advantages or may be successfully challenged by third parties. Any of our patents, trademarks, or other intellectual property rights may be challenged or circumvented by others or invalidated or held unenforceable through administrative process or litigation in the United States, Canada, or in other foreign jurisdictions. There can be no guarantee that others will not infringe on our trademarks or patents, independently develop offerings that are similar to our intellectual property or trade secrets, duplicate any of our offerings, or design around our patents or other intellectual property rights. Further, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights may be uncertain. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. Accordingly, despite our efforts, it may be unable to prevent third parties from infringing upon, misappropriating, or otherwise violating our intellectual property rights.

We rely, in part, on trade secrets, proprietary know-how, and other confidential information to maintain our competitive position. While we generally enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with third parties, including the parties with whom we have strategic relationships and business alliances, these agreements may not be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering, or disclosure of our proprietary information, know-how, and trade secrets. Further, these agreements do not prevent our competitors or partners from independently developing offerings that are substantially equivalent or superior to our offerings. These agreements may be breached, and we may not have adequate remedies for any such breach. Enforcing a claim that a party violated confidentiality obligations or illegally disclosed or misappropriated a trade secret or know-how is difficult, expensive, and time- consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how.

We may be required to spend significant resources in order to monitor and protect our intellectual property rights and trade secrets, and some violations may be difficult or impossible to detect. Litigation may be necessary in the future to enforce our intellectual property rights, and such litigation could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and, if such defenses, counterclaims, and countersuits are successful, we could lose valuable intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could impair the functionality of our services and technology, delay introductions of enhancements to our services and technology, result in us substituting inferior or more costly technologies into our service offerings, or harm our reputation and brand. In addition, we may be required to license additional technology from third parties to develop and market new features, which may not be on commercially reasonable terms, or at all, and could adversely affect our ability to compete.

Claims by others that we infringed their proprietary technology or other intellectual property rights would harm our business.

We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our services without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. However, we may not be aware if our services are infringing, misappropriating, or otherwise violating third-party intellectual property rights, and such third parties may bring claims alleging such infringement, misappropriation, or violation. Companies in technology industries, including some of our current and potential competitors, are subject to litigation based on allegations of infringement or other violations of intellectual property rights. In addition, certain companies and rights holders seek to enforce and monetize patents or other intellectual property rights they own, have purchased, or otherwise obtained. Many potential litigants, including some of our potential competitors and patent-holding companies, have the ability to dedicate substantial resources to assert their intellectual property rights and to defend claims that may be brought against them.

Any claim of infringement by a third party, even those without merit, against us or for which we are required to provide indemnification could cause us to incur substantial costs defending against the claim, could distract our management from our business, and could require us to cease or modify our use of such intellectual property. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential information during this type of litigation. We may be required to make substantial payments for legal fees, settlement fees, damages, royalties, or other fees in connection with a claimant securing a judgment against it, we may be subject to an injunction or other restrictions that cause us to cease commercializing certain aspects of our business and technology, we may be required to redesign any allegedly infringing portion of our services and technology, or we may agree to a settlement that prevents us from commercializing certain aspects of our services or technology, any of which could adversely affect our business, financial condition, and results of operations. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it would have a substantial adverse effect on our business, results of operations, or the market price of our common stock.

With respect to any intellectual property rights claim, we may have to seek out a license to continue operations found to be in violation of such rights, which may not be available on favorable or commercially reasonable terms and may significantly increase our operating expenses. Some such licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to our intellectual property on commercially reasonable terms, or at all, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we would be unable to continue to offer our affected features), effort, and expense, and may ultimately not be successful. Any of these events would adversely affect our business, financial condition, and results of operations.

When engaging in preliminary commercial discussions, we enter into non-disclosure agreements with potential partners. These agreements permit the parties to exchange confidential information conditioned on compliance with the terms contained therein. Any claim that we have not adhered to the terms of a non-disclosure agreement, even claims without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business, and, were a court to rule against us, could require us to cease or modify our services, in addition to potentially paying substantial payments for legal fees, settlement fees, damages, royalties, or other fees in connection with a claimant securing a judgment against us.

Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it would have a substantial adverse effect on our business, financial condition, and results of operations.

Our services and technology contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to deliver our platform or subject us to litigation or other actions.

Our technology includes software modules licensed to us by third-party authors under open source licenses, and we expect to continue to incorporate such open source software in our platform in the future. We also contribute to the open source developer community. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. We include open source software in some of our technology to improve functionality and reduce engineering time and cost and make the source code of some of our proprietary platform features available as open source to facilitate collaboration, but this may also enable others to compete more effectively. In addition, the public availability of such open source software may make it easier for others to compromise our services and technology.

Some open source licenses contain requirements that could require us to make available source code for modifications or derivative works we create pursuant to the terms of such open source licenses. We seek to ensure that our proprietary software is not combined with, and does not incorporate, open source software in ways that would require the release of the source code of our proprietary software to the public. However, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all our software. Certain of our technology incorporates software that is licensed under an open source license which would require release of proprietary code if such technology was released or distributed to third parties. We take steps to ensure that the source code in our proprietary software is not released or distributed. Additionally, some open source projects have known vulnerabilities and architectural instabilities and are provided on an “as-is” basis, which, if not properly addressed, could negatively affect the performance of our technology.

Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their platform, and the licensors of such open source software provide no warranties or indemnities with respect to such claims. As a result, we and our customers could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, or if an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations, could be subject to significant direct or indirect damages, enjoined from the sale of subscriptions to our platform or other liability, or be required to seek costly licenses from third parties to continue providing our platform on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our platform if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which would adversely affect our business, financial condition, and results of operations.

We incorporate technology and terrestrial data sets from third parties into our platform, and our inability to maintain rights and access to such technology and data sets would harm our business and results of operations.

We rely on technology and data from a number of different sources, including terrestrial data sets from third parties that we integrate with our platform or incorporate into our solutions and services. We cannot be certain that our licensors are not infringing the intellectual property rights of third parties or that these third parties have sufficient rights to the licensed intellectual property in all jurisdictions in which we may sell our subscription services and project-based services. In addition, many technology licenses are non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Some of our agreements with these third parties may be terminated for convenience by them, or otherwise provide for a limited term. If we are unable to continue to license any of this technology for any reason, our ability to develop and sell access to our platform containing such technology could be harmed. Similarly, if we are unable to license necessary technology from third parties now, or in the future, on commercially reasonable terms or at all, we may be forced to develop alternative technology, which we may be unable to do in a commercially feasible manner, or at all, and we may be required to use alternative technology of lower quality or performance standards, which would adversely affect our business, financial condition, and results of operations.

In addition, we incorporate terrestrial data sets from third parties into our solutions and subscription services. We rely on such third parties to provide accurate supplementary data sets that we can utilize to deliver comprehensive data and analytics to our customers. If we are unable to obtain the necessary data sets from third parties on commercially reasonable terms or at all or if we experience errors or delays in receiving these data sets, our customers may have a negative experience with our platform, our brand and reputation may be adversely affected and our customers may be less inclined to continue utilizing our platform or recommend it to other potential customers. Similarly, if we are unable to purchase terrestrial data sets from third parties now, or in the future, on commercially reasonable terms or at all, we may be forced to produce terrestrial data sets ourselves, which we may be unable to do in a commercially feasible manner, or at all, which would adversely affect our business, financial condition, and results of operations.

Any actual or perceived security or privacy breach could interrupt our operations, harm our reputation and brand, result in financial exposure, and lead to loss of user confidence in us or decreased use of our platform, any of which could adversely affect our business, financial condition, and results of operations.

The use of our platform involves the collection, storage, processing, and transmission of customers’ data. In addition, we collect, process, store, and transmit our own data as part of our business operations. Our data or our customers’ data may include personal data or confidential or proprietary information. Increasingly, threats from computer malware, ransomware, viruses, social engineering (including phishing attacks), denial of service or other attacks, employee theft or misuse, and general hacking have become more prevalent in our industry. Any security breaches or incidents owing to these or other causes could result in unauthorized access to, damage to, disablement or encryption of, use or misuse of, disclosure of, modification of, destruction of, or loss of our data or our customers’ data, or disrupt our ability to operate our platform. Any actual or perceived security breach or incident could interrupt our operations, harm our reputation and brand, result in remediation and cybersecurity protection costs, result in lost revenue, lead to litigation and legal risks, increase our insurance premiums, result in any other financial exposure, lead to loss of user confidence in us or decreased use of our platform, and otherwise damage our competitiveness, business, financial condition, and results of operations. The conflict in Ukraine and associated activities in Ukraine and Russia may increase the risk of cyberattacks on various types of infrastructure and operations. We believe those risks may be particularly heightened for us and other providers of satellite infrastructure and space operations, and that we face heightened risks of cyberattacks and other attacks on our infrastructure, systems, and operations in connection with the conflict in Ukraine and associated activities in Ukraine and Russia.

We have taken steps and implemented measures designed to protect the data that we have access to, but our security measures or those of our third-party service providers could be insufficient or breached or otherwise fail as a result of third-party action, employee errors, technological limitations, defects, vulnerabilities in our offerings or those of our third-party service providers, malfeasance, or otherwise. Additionally, with many of our employees currently working remotely due to the COVID-19 pandemic, we may be exposed to increased risks of security breaches or incidents. We may need to enhance the security of our platform, our data, and the other data we maintain or that we or our third-party service providers maintain or otherwise process, and our internal IT infrastructure, which may require additional resources and may not be successful. Furthermore, because we do not control our third-party service providers and our ability to monitor their data security is limited, we cannot ensure the security measures they take will be sufficient to protect ours and our customers’ data. There can be no assurance that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. Our security measures or those of our third-party service providers could fail and result in unauthorized access to, damage to, disablement or encryption of, use or misuse of, disclosure of, modification of, destruction of, or loss of such data. Further, because there are many different security breach techniques and such techniques continue to evolve and are generally not detected until after an incident has occurred, we may be unable to implement adequate preventative measures, anticipate attempted security breaches or other security incidents, or react in a timely manner. In addition, we have recently seen an increase in phishing attempts and spam emails in connection with the COVID-19 pandemic.

Any security breach or other security incident that we or our third-party service providers experience, or the perception that one has occurred, could result in a loss of customer confidence in the security of our platform, harm our reputation and brand, reduce the demand for our platform, disrupt normal business operations, require us to spend material resources to investigate or correct the breach or incident and to prevent future security breaches and incidents, expose us to legal liabilities, including litigation, regulatory enforcement actions, proceedings, and orders, disputes, investigations, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, other claims and liabilities, and significant costs for remediation of and otherwise responding to such breaches or incidents, any of which could adversely affect our results of operations. In addition, our remediation efforts may not be successful. We also may face difficulty or delay in identifying, remediating, and otherwise responding to security breaches and incidents. We cannot ensure that any limitation of liability provisions in our customer and user agreements, contracts with third-party vendors and service providers, and other contracts for a security lapse or breach or other security incident would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim. These risks may increase as we continue to grow and collect, process, store, and transmit increasingly large amounts of data.

Many governments have enacted laws requiring companies to notify individuals of data security incidents or unauthorized transfers involving certain types of personal data. Accordingly, security incidents experienced by our competitors, by our customers or by us may lead to negative publicity. Further, if a security breach or incident occurs with respect to another service provider, our customers and potential customers may lose trust in the security of software delivered through the cloud generally, which could adversely impact our ability to retain existing customers or attract new ones, which could adversely affect our business, financial condition, and results of operations.

Moreover, our insurance coverage may not be adequate for liabilities incurred or cover any indemnification claims against us relating to any security incident or breach or an insurer may deny coverage of claims. In the future, we may not be able to secure insurance for such matters on commercially reasonable terms, or at all. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our business, financial condition, and results of operations.

The rapidly evolving framework of privacy, data protection, data transfers, or other laws or regulations worldwide may limit the use and adoption of our services and adversely affect our business.

We are subject to a variety of federal, state, local, and international laws, directives, and regulations, as well as contractual obligations, relating to the collection, use, retention, security, disclosure, transfer, and other processing of personal information and other data. The regulatory framework for privacy, data protection, and data transfers worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. For example, the Court of Justice of the European Union in July 2020 struck down the EU-U.S. Privacy Shield framework, which provided companies with a mechanism to comply with data protection requirements when transferring personal data from the EU to the United States. In some cases, data privacy laws and regulations, such as the GDPR, which took effect in May 2018, impose obligations on us and on many of our customers, including with respect to cross-border data transfers.

Further, the Data Security Law of China (“DSL”), which took effect on September 1, 2021 and the Personal Information Protection Law of China (“PIPL”), which took effect on November 1, 2021, implement comprehensive regulation of data and personal data processing activities across all industries and operations such as collecting, utilizing, processing, sharing and transferring data and personal information in and out of China. The DSL and PIPL apply not only to the processing of data within China, but also seeks to regulate cross-border data transfers as well as certain activities outside of China that relate to data originating from China. Limitations imposed by the DSL and PIPL and uncertainty regarding their application in practice may impact us, our data suppliers, and the volume and quality of data that we are able to provide to our customers. Any disruption in our ability to access or transmit data as a result of the DSL and the PIPL could reduce the quality or volume of data we are able to provide to our customers, impair our ability to execute on our operating plan and disrupt our business.

In addition, domestic data privacy laws, such as the CCPA, which took effect in January 2020, the recently passed CPRA and the Virginia CDPA, each of which take effect January 1, 2023, and the Colorado Privacy Act (the “CPA”), which takes effect July 1, 2023, continue to evolve and could expose us to further regulatory or operational burdens. Some countries also are considering or have passed legislation requiring local storage and processing of data, or similar requirements, which could increase the cost and complexity of delivering our platform and other aspects of our operations. Complying with the GDPR, DSL, PIPL, CCPA, CPRA, CDPA, CPA, or other laws, regulations, amendments to or re-interpretations of existing laws and regulations, and contractual or other actual or alleged obligations relating to privacy, data protection, data transfers, data localization, or information security may require us to make changes to our services to enable us, our data suppliers or our customers to meet new legal requirements, incur substantial operational costs, modify our data practices and policies, engage in additional contractual negotiations, and restrict our business operations. Any actual or perceived failure by us to comply with these laws, regulations, or other obligations may lead to significant fines, penalties, regulatory investigations, lawsuits, significant costs for remediation, damage to our reputation, or other liabilities.

In addition to government activity, privacy advocacy and other industry groups have established or may establish new self-regulatory standards that may place additional burdens on our ability to provide our services globally, and which we may comply with or face asserted or actual obligations to comply with. Our customers also may require or expect us to meet certain voluntary certification and other standards established by third parties. If we are unable to maintain these certifications or meet these standards, we could adversely affect our ability to provide our services to certain customers and could harm our business. Furthermore, the uncertain and shifting regulatory environment may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or that our maintenance or processing of such information does not meet regulatory requirements could inhibit sales of our services and limit adoption of our platform. Additionally, some statutory requirements, both in the United States and abroad, include obligations for companies to notify individuals of security breaches and incidents involving particular personal information, which could result from breaches or incidents experienced by us or our service providers. Any actual or perceived security breach or incident that we or our service providers suffer could harm our reputation and brand, expose us to potential claims, liability, and proceedings, or require us to expend significant resources on data security and in responding to any such actual or perceived breach or incident.

These laws, regulations, standards, or other obligations relating to privacy, data protection, data transfers, data localization, or information security could require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer, and process data or, in some cases, impact our ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from data globally. If we are obligated to fundamentally change our business activities and practices or modify our platform, we may be unable to make such changes and modifications in a commercially reasonable manner, or at all, and our ability to develop new platform features could be limited. The costs of compliance with, and other burdens imposed by, these laws, regulations, standards, and obligations, or any inability to adequately address privacy, data protection, or information security-related concerns, even if unfounded, may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business, financial condition, and results of operations.

We rely on AWS to deliver our platform to our customers, and any disruption of, or interference with, our use of Amazon Web Services could adversely affect our business, financial condition, and results of operations.

AWS is a third-party provider of cloud infrastructure services. We outsource substantially all of the infrastructure relating to our platform to AWS. Our customers need to be able to access our platform at any time, without interruption or degradation of performance. Our platform depends, in part, on the virtual cloud infrastructure hosted in AWS. Although we have disaster recovery plans that utilize multiple AWS locations, any incident affecting their infrastructure that may be caused by fire, flood, severe storm, earthquake or other natural disasters, power loss, telecommunications failures, cyber-attacks, terrorist or other attacks, and other similar events beyond our control, could adversely affect our cloud-native platform. Additionally, AWS may experience threats or attacks from computer malware, ransomware, viruses, social engineering (including phishing attacks), denial of service or other attacks. In addition, employee theft or misuse and general hacking have become more prevalent in our industry. Any of these security incidents could result in unauthorized access to, damage to, disablement or encryption of, use or misuse of, disclosure of, modification of, destruction of, or loss of our data or our customers’ data or disrupt our ability to provide our platform or service. A prolonged AWS service disruption affecting our platform for any of the foregoing reasons would adversely impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, result in substantial costs for remediation, cause us to lose customers, or otherwise harm our business, financial condition, or results of operations. We may also incur significant costs for using alternative hosting sources or taking other actions in preparation for, or in reaction to, events that damage the AWS services we use.

Our end-user license agreement with AWS will remain in effect until it is terminated by AWS or us with or without cause subject to at least 30 days’ advance notice. Termination upon a material breach is subject to providing the breaching party prior notice and a 30-day cure period. AWS may terminate the agreement immediately upon notice if (i) our subscription has been suspended, (ii) AWS can no longer provide the services due changes in software or other technology, or (iii) required by law or other government entities. In the event that our AWS service agreement is terminated, elimination of AWS services or features that we utilize, or damage to such facilities, we could experience interruptions in access to our platform as well as significant delays and additional expense in arranging for or creating new facilities or re-architecting our platform for deployment on a different cloud infrastructure service provider, which would adversely affect our business, financial condition, and results of operations.

Risks Related to Legal and Regulatory Matters

We have been involved, and may in the future become involved, in claims, lawsuits, government investigations, and other proceedings that could adversely affect our business, financial condition, and results of operations.

From time to time, we have been involved, and may in the future become involved, in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, employment, class action, whistleblower, and other litigation and claims, and governmental and other regulatory investigations and proceedings. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention, and divert significant resources. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate and subject to change. The risk of litigation may be heightened among public companies, like us, that have recently undergone a merger with a special purpose acquisition company.

Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect our business, financial condition, and results of operations. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Any of these consequences could adversely affect our business, financial condition, and results of operations.

Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could harm our business, financial condition, and results of operations.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing laws and regulations related to the deployment and operation of satellites, ground stations, privacy and data protection, intellectual property, investment screening, labor and employment, worker classification, product safety, anti-bribery laws, import and export controls, controlled goods laws, federal securities laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in the United States. These laws and regulations impose added costs on our business. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations, and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions.

Moreover, changes in law, the imposition of new or additional regulations, or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate. In addition, changes in laws and regulations applicable to us or our third-party partners referenced herein or changes in their enforcement or regulatory interpretation could result in changes in the legal requirements affecting us (including with retroactive effect) or our partners and suppliers. Any changes in the laws and regulations to which we or our partners and suppliers are subject could adversely affect our business, financial condition and results of operations. It is impossible to predict whether there will be any future changes in the regulatory regimes to which we will be subject or the effect of any such change.

Failure to comply with these laws or regulations or failure to satisfy any criteria or other requirements under such laws or regulations, such as with respect to obtaining and maintaining licenses, certificates, authorizations, and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or result in a delay or the denial, suspension, or revocation of licenses, certificates, authorizations, or permits, which would prevent us from operating our business. For example, our business requires licenses and permits from the FCC, and review by other agencies of the U.S. government. In addition, we are required to maintain similar licenses and permits in Luxembourg, Singapore and Canada which impose regulatory and operational requirements. License approval can include an interagency review of safety, operational, radio frequency interference, national security, and foreign policy, and international obligations implications, as well as a review of foreign ownership. We must also comply with laws and regulations relating to the formation, administration, and performance of contracts with the public sector, including U.S. federal governmental organizations, which affects how we do business with governmental agencies. Selling our services to the U.S. government also subjects us to certain regulatory and contractual requirements. Failure to comply with these requirements could subject us to investigations, fines, and other penalties, which would have an adverse effect on our business, financial condition, and results of operations.

The rules and regulations of U.S. and foreign authorities, and their interpretation and application, may change, and such authorities may adopt regulations that limit or restrict our operations as presently conducted or currently contemplated. Such authorities may also make changes in the licenses of our competitors that affect our spectrum. These changes in rules or regulatory policy may significantly affect our business. For example, the FCC has an open notice of proposed rulemaking relating to mitigation of orbital debris which could affect us and our operations. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our services and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business.

Further, because regulations in each country differ, we may not be aware if some of our partners or persons with whom we or our partners do business do not hold the requisite licenses and approvals. Our failure to provide services in accordance with the terms of our licenses or our failure to operate our satellites or ground stations as required by our licenses and applicable laws and government regulations could result in the imposition of government sanctions on us, including the suspension or cancellation of our licenses. Our failure or delay in obtaining the approvals required to operate in other countries would limit or delay our ability to expand our operations into those countries. Our failure to obtain industry-standard or government-required certifications for our services could compromise our ability to generate revenue and conduct our business in other countries. Any imposition of sanctions, loss of license, or failure to obtain the authorizations necessary to use our assigned radio frequency spectrum and to distribute our services in the United States or foreign jurisdictions could cause us to lose sales, hurt our reputation and impair our ability to pursue our business plan.

Noncompliance with applicable regulations or requirements could subject us to:

•	investigations, enforcement actions, orders, and sanctions;

•	mandatory changes to our global satellite system;

•	disgorgement of profits, fines, and damages;

•	civil and criminal penalties or injunctions;

•	claims for damages by our customers;

•	termination of contracts;

•	loss of intellectual property rights; and

•	temporary or permanent debarment from sales to government organizations.

The results of any such claims, lawsuits, arbitration proceedings, government investigations, or other legal or regulatory proceedings cannot be predicted with any degree of certainty. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention, and divert significant resources. Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect our business, financial condition, and results of operations. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition, and results of operations. Further, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

Further, a temporary or permanent debarment by the U.S. federal government could have a negative impact on our ability to obtain contracts with agencies of U.S. states and localities as well as with non-U.S. public sector customers, some of which are required to report any suspension or debarment when submitting a proposal.

Our ability to obtain or maintain licensing authorization for our platform is subject to government rules and processes which can cause delays or failures in obtaining authorizations requested. Further, regulators may adopt new rules and regulations which could impose new requirements impacting our business, financial condition, and results of operations. If we do not maintain regulatory authorizations for our existing satellites, associated ground facilities and terminals, services we provide, or obtain authorizations for our future satellites, associated ground facilities and terminals, and services we provide, we may not be able to operate our existing satellites or expand our operations.

If we fail to obtain or maintain particular authorizations for any of the required licenses for our ground stations, satellite launches, satellite constellations, or for our ability to uplink or downlink satellite data on acceptable terms, such failure could delay or prevent us from offering some or all of our services, including subscription services and project-based services, which could adversely affect our results of business, financial condition, and results of operations.

We may not be able to obtain all of the required regulatory authorizations for the construction, launch, and operation of any of our future satellites or export or import of data. Even if we can obtain the necessary authorizations and licenses, they may impose significant operational restrictions, or not protect us from interference that could affect the use of our satellites. Our ability to secure all requisite governmental approvals is not assured, and the process of obtaining governmental authorizations and licenses can be time consuming, time sensitive, and require compliance with a wide array of administrative and procedural rules. Any failure to obtain required approvals could compromise our ability to generate revenue or conduct our business in one or more countries.

We hold FCC and foreign governmental licensing authority licenses, permits, or approvals for our satellite constellations and earth stations. As we build out our satellite constellation, we will require new licenses, permits, or approvals from the FCC and/or foreign governmental licensing authorities or modifications to existing licenses, permits, or approvals. Changes to our satellite constellation and earth stations may also require prior approval from the FCC or other governmental authorities. These modifications or changes may take time: for example, the FCC typically processes satellite applications for new orbital locations or frequencies on a first come, first served basis. From time to time, we may have pending applications for permanent or temporary changes in frequencies and technical design. From time to time, we have filed or will need to file applications to replace or add satellites to our satellite constellation. These licenses, permits, and approvals are also subject to modification by the FCC and foreign government licensing authorities. In addition, our licenses, permits, and approvals require coordination with various entities, including other federal government agencies. There can be no assurance that the FCC or foreign governmental licensing authorities will renew the licenses we hold, modify the licenses we currently hold, or grant new licenses, or that coordination conditions can continue to be met. If the FCC or a foreign governmental licensing authority revokes, modifies or fails to renew the licenses we hold, or fails to grant a new license or modification, or if we fail to satisfy any of the conditions of our licenses, we may not be able to continue to provide our services.

We believe our current operations are in compliance with FCC and non-U.S. licensing jurisdiction requirements. In some cases, we rely upon partners or persons with whom we do business to obtain and maintain required non-U.S. regulatory approvals. However, if we or our partners do not maintain the authorizations necessary to operate our platform, we will not be able to operate the satellites covered by those authorizations, unless we obtain authorization from another licensing jurisdiction. Some of our authorizations provide waivers of regulations. If we do not maintain these waivers, we will be subject to operational restrictions or interference that will affect our use of existing satellites. Loss of a satellite authorization could cause us to lose the revenue from services provided by that satellite at a particular orbital location or using a particular frequency band, to the extent these services cannot be provided by satellites at other orbital locations or with a different frequency band.

Our launch and operation of our platform may require additional regulatory authorizations from the FCC or a non-U.S. licensing jurisdiction. Obtaining launch windows for planned satellites and ground stations, preparing for launch, and working with the requisite equipment in foreign jurisdictions may require coordination with U.S. and foreign regulators. If any of our current operations are deemed not to be in compliance with applicable regulatory requirements, we may be subject to various sanctions, including fines, loss of authorizations, or denial of applications for new authorizations or renewal of existing authorizations. It is not uncommon for licenses for new satellites or additional operational parameters to be granted just prior to launch, and we expect to receive such licenses for all planned satellites. If we do not obtain required authorizations in the future, we will not be able to operate our planned satellites. If we obtain a required authorization but we do not receive customer acceptance of project-based deliverables regarding the construction, launch, and operation of a satellite by deadlines that may be established in the authorization, we may lose our authorization to operate a satellite using certain frequencies in an orbital location. Any authorizations we may obtain may also impose operational restrictions or permit interference that could affect our use of planned satellites.

Countries or their regulatory authorities or the ITU, a specialized technical agency of the United Nations, may adopt new laws, policies, or regulations, or change their interpretation of existing laws, policies, or regulations, that could cause our existing authorizations and the frequency allocations that we rely on for use of our satellites to be changed or cancelled, require us to incur additional costs, impose or change existing price ceilings, or otherwise adversely affect our operations or revenues. As a result, any currently held regulatory authorizations and licenses are subject to rescission and renewal and may not remain sufficient or additional authorizations may be necessary that we may not be able to obtain on a timely basis or on terms that are not unduly burdensome. There is no guarantee that such licenses will be renewed.

Further, because the regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware that we are not in compliance with, and as a result could be subject to sanctions by a foreign government.

We are dependent on the availability and unimpaired use of allocated bands within the radio frequency spectrum and failure to secure spectrum use rights to support our operations and future technological development could impede our growth. Further, our platform may be subject to harmful interference from new or modified spectrum uses.

Our platform is dependent on the use of satellite signals and on terrestrial communication bands. International allocations of radio frequency are made by the ITU. These allocations are further governed by radio regulations that have treaty status and which may be subject to modification every three to four years by the World Radiocommunication Conference. Each country also has regulatory authority over how each band is used in the country. In the United States, the FCC and the National Telecommunications and Information Administration share responsibility for radio frequency allocations and spectrum usage regulations.

Any ITU or local reallocation of radio frequency bands, including frequency band segmentation and sharing of spectrum, or other modifications of the permitted uses of relevant frequency bands, may materially and adversely affect the utility and reliability of our platform and have significant negative impacts on our customers, both of which could reduce demand for our platform. We are licensed to uplink and downlink our data over certain bands. Other countries have considered proposals for use of frequencies used by our platform as well as adjacent bands that could cause harmful interference to our platform.

Our platform also uses other radio frequency bands, such as the GPS and Galileo frequencies, together with the GNSS signal, to provide enhanced GNSS capabilities, such as near real-time kinematics precision. The continuing availability of these non-GNSS radio frequencies is essential to provide enhanced GNSS products to our commercial and government markets. In addition, transmissions and emissions from other services and equipment operating in adjacent frequency bands or in-band may impair the utility and reliability of our platform. Any regulatory changes in spectrum allocation or in allowable operating conditions could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to domestic and international governmental export and import controls that would impair our ability to compete in international markets or subject us to liability if we are not in compliance with applicable laws or if we do not secure or maintain the required export authorizations.

In many cases, our services are or may in the future be subject to U.S. export control laws and regulations including the EAR and ITAR, and subject to trade and economic sanctions maintained by OFAC. We are also subject to export control and trade sanctions laws and regulations in the EU, the United Kingdom, Singapore, Canada and other jurisdictions in which we operate. As such, an export license may be required to export or re-export our technology and services to certain countries or end-users, or for certain end-uses. If we were to fail to comply with such U.S. export controls laws and regulations, U.S. economic sanctions, or other similar laws or regulations in other jurisdictions, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export or import privileges. Compliance with the EAR, ITAR, and other applicable regulatory requirements regarding the export of our services, including new releases and/or the performance of services, may create delays in the introduction of our services in non-U.S. markets, prevent our customers with non-U.S. operations from deploying these services throughout their global systems or, in some cases, prevent the export of the services to some countries altogether.

Obtaining the necessary export license for a particular sale or offering may not be possible, may be time-consuming, and may result in the delay or loss of sales opportunities. In addition, compliance with the directives of DDTC may result in substantial expenses and diversion of management attention. Any failure to adequately address the directives of DDTC could result in civil fines or suspension or loss of our export privileges, any of which could materially adversely affect our business, financial condition, results of operations and growth prospects. Further, U.S. export control laws and economic sanctions as well as similar laws and regulations in other jurisdictions prohibit the export of offerings to certain U.S. embargoed or sanctioned countries, governments, and persons, as well as for prohibited end-uses. We have failed, and may in the future fail, to secure or maintain at all times all required export authorizations, which could have negative consequences on our business, including reputational harm and civil and criminal penalties. Further, we have failed, and may fail to secure or maintain at all times, all required export authorizations, which could have negative consequences on our business, including reputational harm, and lead to government investigations and criminal and civil penalties. Additionally, even though we take precautions to ensure that we comply with all relevant export control laws and regulations, monitoring and ensuring compliance with these complex export controls and sanctions is particularly challenging because our offerings are widely distributed throughout the world. Even though we take precautions to ensure that we and our partners comply with all relevant export control laws and regulations, any failure by us or our partners to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations and penalties.

Any change in domestic or international export or import laws or regulations, economic sanctions, or related legislation, shift in the enforcement or scope of existing export, import, or sanctions laws or regulations, or change in the countries, governments, persons, or technologies targeted by such export, import, or sanctions laws or regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell access to our platform to, existing or potential end-customers with international operations. Any decreased use of our platform or limitation on our ability to export to or sell access to our platform in international markets would adversely affect our business, financial condition, and results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines, harm our reputation, and adversely affect our business, financial condition, results of operations, and growth prospects.

We are subject to the FCPA, the U.K. Bribery Act 2010, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery, and anti-money laundering laws and regulations in the jurisdictions in which we have offices or does business, both domestic and abroad. These laws and regulations generally prohibit companies, their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, offering, or providing, directly or indirectly, improper payments to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.

We have interactions with foreign officials, including in furtherance of sales to governmental entities in the United States and in non-U.S. countries. We sometimes leverage third parties to conduct our business abroad, and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of our employees or these third parties, even if we do not explicitly authorize such activities. The FCPA and other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that all of our employees, business partners, third-party intermediaries, representatives, and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, settlements, prosecution, enforcement actions, fines, damages, or suspension or debarment from government contracts, any of which could adversely affect our reputation, business, stock price, financial condition, results of operations, and growth prospects. In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We may be subject to claims that we have wrongfully hired an employee from a competitor, or that our employees, consultants, independent contractors, or advisors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees, consultants, independent contractors, and advisors, or individuals that may in the future serve as our employees, consultants, independent contractors, and advisors, are currently or were previously employed at companies including our competitors or potential competitors. Although we try to ensure that our employees, consultants, independent contractors, and advisors do not use the confidential or proprietary information, trade secrets, or know-how of others in their work for us, we may inadvertently or otherwise use or disclose confidential or proprietary information, trade secrets, or know-how of these third parties, or confidential or proprietary information, trade secrets, or know-how that our employees, consultants, independent contractors, or advisors obtained from current or former employers. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. Claims that we, our employees, consultants, independent contractors, or advisors have misappropriated the confidential or proprietary information, trade secrets, or know-how of third parties could have a material adverse effect on our business, financial condition, and results of operations.

Changes in domestic and international tax laws and regulations and those which we are subject to in various tax jurisdictions could adversely affect our business, financial condition, and results of operations.

In December 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), was enacted, which contains significant changes to U.S. tax law, including a reduction in the corporate tax rate and a transition to a new territorial system of taxation. The primary impact of the Tax Act on our provision for income taxes was a reduction of the future tax benefits of our deferred tax assets as a result of the reduction in the corporate tax rate. However, since we have recorded a full valuation allowance against our deferred tax assets, these changes did not have a material impact on Spire’s consolidated financial statements. The impact of the Tax Act will likely be subject to ongoing technical guidance and accounting interpretation, which we will continue to monitor and assess.

On January 1, 2022, a provision of the Tax Act went into effect, eliminating the option to deduct domestic research and development costs in the year incurred and instead requiring taxpayers to amortize such costs over five years. The House Ways and Means Committee has proposed tax legislation to delay the effective date of this change to 2026, but it is uncertain whether the proposed delay will ultimately be enacted into law. If no new legislation is passed, the provision would go into effect for our upcoming year ending December 31, 2022. It could potentially have an impact on our effective tax rate due to the valuation allowance we have on our U.S. federal deferred tax assets. We are currently evaluating the potential impact.

As we expand the scale of our international business activities, any changes in the U.S. or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations.

Our international operations subject us to potentially adverse tax consequences. We generally conduct our international operations through subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the value of assets sold or acquired or income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations.

There is also a high level of uncertainty in today’s tax environment stemming from both global initiatives put forth by the Organization for Economic Co-operation and Development (the “OECD”), and unilateral measures being implemented by various countries due to a lack of consensus on these global initiatives. As an example, the OECD has put forth two proposals—Pillar One and Pillar Two—that revise the existing profit allocation and nexus rules (profit allocation based on location of sales versus physical presence) and ensure a minimal level of taxation, respectively. Further, unilateral measures such as digital services tax and corresponding tariffs in response to such measures are creating additional uncertainty. If these proposals are passed, it is likely that we will have to pay higher income taxes in countries where such rules are applicable.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be limited.

As of December 31, 2021, we had $189.3 million of federal and $65.5 million of state net operating loss carryforwards (“Net Operating Losses”), available to reduce future taxable income. Of the approximately $189.3 million in U.S. federal Net Operating Losses, approximately $106.8 million will be carried forward indefinitely for U.S. federal tax purposes and approximately $82.5 million will began to expire in 2032. Our $65.5 million of state Net Operating Losses will expire in various tax years beginning in 2032. It is possible that we will not generate taxable income in time to use Net Operating Losses before their expiration, or at all.

In addition, our federal and state Net Operating Losses and certain tax credits may be subject to significant limitations under Section 382 and Section 383, respectively of the Internal Revenue Code of 1986, as amended (the “Code”), and similar provisions under state law. In general, under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research and development tax credits, to offset its post-change income or tax liability may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of our accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use our or Old Spire’s Net Operating Losses and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially adversely affect our cash flows and result in increased future income tax liability.

The Tax Act, as amended by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), among other things, includes changes to U.S. federal tax rates and the rules governing Net Operating Losses. For Net Operating Losses arising in tax years beginning after December 31, 2017, the Tax Act, as modified by the CARES Act, limits a taxpayer’s ability to utilize Net Operating Losses to 80% of taxable income (as calculated before taking the Net Operating Losses, and certain other tax attributes, into account) for taxable years beginning after December 31, 2020. The CARES Act modifies the Tax Act by temporarily suspending this 80% taxable income limitation, allowing a Net Operating Loss carryforward to fully offset taxable income in tax years beginning before January 1, 2021. In addition, Net Operating Losses arising in tax years ending after December 31, 2017 and before January 1, 2021 may be carried back to each of the five taxable years preceding the tax year of such loss, but Net Operating Losses arising in taxable years beginning after December 31, 2020 may not be carried back. Net Operating Losses arising in tax years beginning after December 31, 2017 can be carried forward indefinitely. Net Operating Losses generated in tax years beginning before January 1, 2018 will not be subject to the taxable income limitation and will continue to have a two-year carryback and twenty- year carryforward period. As we maintain a full valuation allowance against our U.S. Net Operating Losses and have been in U.S. taxable losses since inception, these changes did not impact Spire’s Consolidated Balance Sheet as of December 31, 2021.

However, in future years, if and when a net deferred tax asset is recognized related to our Net Operating Losses, the changes in the new limitation on the use of Net Operating Losses may significantly impact our valuation allowance assessments for Net Operating Losses generated after December 31, 2017.

There is also a risk that due to federal or state regulatory changes, such as suspensions on the use of Net Operating Losses, tax credits or other tax attributes, possibly with retroactive effect, or other unforeseen reasons, our existing Net Operating Losses, tax credits or other tax attributes could expire or otherwise be unavailable to offset future income tax liabilities.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value added, or similar taxes, and any such assessments could adversely affect our business, financial condition, and results of operations.

We do not collect sales and use, value added, and similar taxes in all jurisdictions in which we have sales, based on our belief that such taxes are not applicable. Sales and use, value added, and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties, and interest, and we may be required to collect such taxes in the future. Such tax assessments, penalties, interest, or future requirements would adversely affect our financial condition and results of operations. Further, in June 2018, the Supreme Court held in South Dakota v. Wayfair, Inc. that states could impose sales tax collection obligations on out-of-state sellers even if those sellers lack any physical presence within the states imposing the sales taxes. Under Wayfair, a person requires only a “substantial nexus” with the taxing state before the state may subject the person to sales tax collection obligations therein. An increasing number of states (both before and after the publication of Wayfair) have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state sellers. The Supreme Court’s Wayfair decision has removed a significant impediment to the enactment and enforcement of these laws, and it is possible that states may seek to tax out-of-state sellers on sales that occurred in prior tax years, which could create additional administrative burdens for us, put us at a competitive disadvantage if such states do not impose similar obligations on our competitors, and decrease our future sales, which would adversely impact our business, financial condition, and results of operations.

Risks Relating to Financial and Accounting Matters

Our current insurance does not protect us against all satellite-related losses that we may experience.

Our business is subject to a number of risks and hazards including adverse conditions. Such occurrences could result in damage to equipment, personal injury or death, monetary losses, and possible legal liability. In addition, changes in the regulatory environment could impose additional insurance requirements on satellite operators. Despite any insurance coverage which we currently have or may secure in the future, the nature of these risks is such that liabilities might exceed policy limits, the liabilities and hazards might not be insurable, or we may elect not to insure against such liabilities due to high premium costs or other reasons, in which event we could incur significant costs that could have a material adverse effect on our financial position.

Our current insurance does not protect us against all satellite-related losses that we may experience. Our insurance does not protect us against business interruption, loss of revenues, or delay of revenues. In addition, we only carry third-party liability insurance outside of the United States. Our existing third-party liability, launch, and in-orbit insurance policies may include, and any future policies that we may obtain may include, specified exclusions, deductibles and material change limitations. Typically, these insurance policies exclude coverage for damage or losses arising from acts of war, anti-satellite devices, electromagnetic or radio frequency interference, and other similar potential risks for which exclusions are customary in the industry at the time the policy is written. In addition, they typically exclude coverage for satellite health-related problems affecting our satellites that are known at the time the policy is written or renewed. Any claims under existing policies are subject to settlement with the insurers.

The price, terms, and availability of satellite insurance has increased significantly in recent years. These increases may be attributed to recent satellite launch or in-orbit failures and general conditions in the insurance industry, including the limited number of insurance providers. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all or we may determine that it is not in our interest to purchase insurance in certain circumstances. To the extent we experience a launch or in-orbit failure that is not fully insured or not insured at all, such failures could harm our financial position. In addition, higher premiums on insurance policies increase costs, thereby reducing our available cash. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods, higher loss percentages required for constructive total loss claims and additional satellite health-related policy exclusions. If we experience significant uninsured losses, such events could have a material adverse impact on our business, financial condition, and results of operations.

We may face fluctuations in currency exchange rates, which could adversely affect our financial condition and results of operations.

As we continue to expand internationally, we will become more exposed to fluctuations in currency exchange rates. A portion of our operating expenses are incurred outside of the United States and denominated in foreign currencies. The strengthening of the U.S. dollar relative to foreign currencies increases the real cost of our platform for our customers outside of the United States, which could lead to the lengthening of our sales cycle or reduced demand for our platform. The fluctuations in currency exchange rates could increase the cost of expenses such as payroll, utilities, tax, and marketing expenses, as well as overseas capital expenditures. As we continue our international expansion, increased international sales may result in foreign currency denominated sales, increasing our foreign currency risk. Moreover, this continued expansion will increase operating expenses incurred outside the United States and denominated in foreign currencies. If we are not able to successfully hedge against the risks associated with currency fluctuations, our financial condition and results of operations would be adversely affected. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure, which would adversely affect our business, financial condition, and results of operations.

Our results of operations may be adversely affected by changes in accounting principles applicable to us.

Generally Accepted Accounting Principles in the United States of America (“GAAP”) is subject to interpretation by the Financial Accounting Standards Board, the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. Changes in accounting principles applicable to it, or varying interpretations of current accounting principles, in particular, with respect to revenue recognition of our solutions, could have a significant effect on our reported results of operations. Further, any difficulties in the implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

Our estimates or judgments relating to our critical accounting policies may be based on assumptions that change or prove to be incorrect, which could cause our results of operations to fall below expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

Our estimates or judgments relating to our critical accounting policies may be based on assumptions that change or prove to be incorrect, which could cause our results of operations to fall below expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the recognition and measurement of certain assets and liabilities and revenue and expenses that is not readily apparent from other sources. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Management’s significant estimates include assumptions in revenue recognition, and fair value of our common stock, equity awards and warrant liabilities. Actual results could differ from those estimates. If our assumptions change or if actual circumstances differ from those in our assumptions, our results of operations could be adversely affected, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

We may fail to maintain an effective system of disclosure controls and internal control over financial reporting, which could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the listing standards of the NYSE. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. We have expended, and anticipate that we will continue to expend, significant resources in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting.

Our current controls and any new controls that we develop may become inadequate because of changes in the conditions in our business, including increased complexity resulting from any international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting have been and may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely adversely affect the market price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 10-K.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, it may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations, which may adversely affect our business, financial condition, and results of operations.

We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

We did not design and maintain an effective control environment commensurate with the financial reporting requirements of a public company. Specifically, we lacked a sufficient number of professionals with an appropriate level of internal controls and accounting knowledge, training, and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, amongst other things, insufficient segregation of duties in our finance and accounting functions. This material weakness contributed to the following additional material weaknesses:

(i)

We did not design and maintain an effective risk assessment process at a precise enough level to identify new and evolving risks of material misstatement in our financial statements. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement in the financial statements;

(ii)

We did not design and maintain effective controls over the segregation of duties related to journal entries and account reconciliations. Specifically, certain personnel have the ability to both (a) create and post journal entries within our general ledger system, and (b) prepare and review account reconciliations;

The material weaknesses above resulted in certain immaterial audit adjustments, which were recorded prior to the issuance of the consolidated financial statements as of and for the year ended December 31, 2020. Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

(iii)

We did not design and maintain effective controls related to the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of GAAP of such transactions. Specifically, we did not design and maintain controls to timely identify and account for warrant instruments, and to account for business combinations, including the associated valuation estimates and the completeness and accuracy of the opening balance sheet. The material weakness related to warrant instruments resulted in the restatement of the previously issued financial statements of NavSight related to adjustments to warrant liabilities and equity. The material weakness related to business combinations did not result in a misstatement to Spire’s consolidated financial statements.

Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

(iv)

We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain:

(a)	user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel;

(b)

program change management controls for our financial systems to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; and

(c)	testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in a misstatement to the financial statements, however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

We will take certain measures to remediate these material weaknesses described above.

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period, we are committed to continuous improvement and will continue to diligently review our internal control over financial reporting. The material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.

We are working to remediate the material weaknesses as efficiently and effectively as possible; full remediation could potentially go beyond December 31, 2022. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in us incurring significant costs, and will place significant demands on our financial and operational resources.

We cannot assure that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses to be identified in the future. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. Any failure to design, implement and maintain effective internal control over financial reporting or any difficulties encountered in their implementation or improvement may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations, which may adversely affect our business, financial condition and results of operations.

Our metrics and estimates used to evaluate our performance and make operating results projections, rely in large part upon assumptions and analyses developed by us, are subject to inherent challenges in measurement, and any real or perceived inaccuracies in those estimates may harm our reputation and negatively affect our business.

We regularly review and may adjust our processes for calculating our metrics and estimates used to make projections about our operating results, evaluate our growth, measure our performance, and make strategic decisions. Our analysis is based on data such as renewal and upsell rates, number of new customers, average selling prices, sales pipeline analysis, sales quota targets and expected achievement, bookings, billings, number of satellites to be built and launched, number of ground stations to be built and put into service, headcount that is required to support the business, and non-headcount spending that is required to support the business. These metrics are calculated using internal company data and have not been evaluated by a third party. Our metrics and estimates may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology or the assumptions on which we rely. While we believe our assumptions and the data underlying our metrics and estimates are reasonable, these metrics and estimates may not be accurate and the conditions supporting our metrics and estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our metrics and estimates of the total addressable market, as well as the expected growth rate for the total addressable market, may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth we have forecasted, our business could fail to grow at similar rates, if at all. If securities analysts or investors do not consider our metrics or estimates to be accurate representations of our business, or if we discover material inaccuracies in our metrics or estimates, then the market price of our common stock could decline, our reputation and brand could be harmed, our actual results might diverge from our operating results projections, and our business, financial condition, and results of operations could be adversely affected.

We have substantial indebtedness under our credit facility and our obligations thereunder may limit our operational flexibility or otherwise adversely affect our financial condition.

In April 2021, we entered into the FP Credit Agreement (as defined below), which provides us with a senior secured convertible credit facility in an aggregate principal amount of $70.0 million that was fully drawn in May 2021. We used a portion of the proceeds from the term loan to repay our outstanding obligations under our existing credit facilities with Eastward Fund Management, LLC (“Eastward”) and European Investment Bank (“EIB”). There can be no assurance that we will be able to repay this indebtedness when due, or that we will be able to refinance this indebtedness on acceptable terms or at all.

Our indebtedness could adversely impact our business. For example, these obligations could, among other things:

•	make it difficult for us to pay other obligations;

•	increase our cost of borrowing from other sources;

•	make it difficult to obtain favorable terms for any necessary future financing for working capital, capital expenditures, investments, acquisitions, debt service requirements, or other purposes;

•	restrict us from making acquisitions or cause us to make divestitures or similar transactions;

•	adversely affect our liquidity and result in a material adverse effect on our financial condition upon repayment of the indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to service and repay the indebtedness, reducing the amount of cash flow available for other purposes;

•	limit our ability to hire or properly support our infrastructure which could have adverse impact on revenue, margins and overall financial performance;

•	increase our vulnerability to adverse economic conditions;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	limit our flexibility in planning for and reacting to changes in our business.

Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.

The terms of the FP Credit Agreement restrict us from engaging in specified types of transactions. These covenants restrict our ability to, among other things:

•	incur additional indebtedness;

•	create or incur liens;

•	engage in consolidations, amalgamations, mergers, liquidations, dissolutions or dispositions;

•	sell, transfer or otherwise dispose of assets;

•	pay dividends and distributions on, or purchase, redeem, decease, or otherwise acquire or retire for value, our capital stock;

•	make acquisitions, investments, loans (including guarantees), advances, or capital contributions; and

•	engage in certain intercompany transactions and other transactions with affiliates.

In addition, the FP Credit Agreement requires that, prior to consummating certain transactions, we maintain unrestricted cash of at least $15.0 million, as of the last day of each fiscal quarter and as determined in accordance with the FP Credit Agreement, unless we are able to maintain positive EBITDA. We cannot guarantee that we will be able to maintain compliance with these various covenants or, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financing opportunities, mergers, acquisitions, investments, and other corporate opportunities that may be beneficial to our business.

A change in control or a breach of any of the covenants in the FP Credit Agreement could result in an event of default, which, if not cured or waived, could trigger acceleration of our indebtedness and an increase in the interest rates applicable to such indebtedness, and may result in the acceleration of or default under any other debt we may incur in the future to which a cross-acceleration or cross-default provision applies. The acceleration of the indebtedness under our credit agreements or under any other indebtedness, could have a material adverse effect on our business, results of operations, and financial condition. In the event of any default under our existing or future credit facilities, the applicable lenders could elect to terminate borrowing commitments and declare all borrowings and loans outstanding, together with accrued and unpaid interest and any fees and other obligations, to be due and payable. In addition, our obligations under the FP Credit Agreement are secured by a security interest in substantially all of our assets. During the existence of an event of default under the FP Credit Agreement, the lenders could exercise their rights and remedies thereunder, including by way of initiating foreclosure proceedings against any assets constituting collateral for our obligations under such credit facility.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and/or interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments, acquisitions, capital expenditures, and payments on account of other obligations, seek additional capital, restructure or refinance our indebtedness, or sell assets. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and could require us to comply with more onerous covenants, which could further restrict our business operations. In addition, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

If we are at any point unable to repay or otherwise refinance our indebtedness when due, or if any other event of default (including as a result of our failure to comply with any of our affirmative or negative covenants) is not cured or waived, the applicable lenders could accelerate our outstanding obligations or proceed against the collateral granted to them to secure that indebtedness, which could force us into bankruptcy or liquidation. In the event the applicable lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the agreements governing our credit facility or the exercise by the applicable lenders of their rights under the security documents would likely have a material adverse effect on our business.

Risks Related to Our Common Stock

Delaware law and our certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation and bylaws contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors and therefore depress the trading price of our Class A common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our certificate of incorporation and bylaws include provisions regarding:

•

a dual-class common stock structure, which provides the Founders with the ability to determine or significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of outstanding common stock;

•	our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

•

authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	prohibiting cumulative voting in the election of directors;

•

providing that vacancies on our board of directors may be filled only by majority of directors then in office, including those who have so resigned, of our board of directors, even though less than a quorum;

•	prohibiting the ability of our stockholders to call special meetings;

•	establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors; and

•	specifying that special meetings of our stockholders can be called only by a majority of our board of directors, the chairperson of our board of directors, or our president.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

Our bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees, or stockholders.

Our bylaws require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our Class A common stock shall be deemed to have notice of and consented to the forum provisions in our bylaws. In addition, our bylaws provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and results of operations.

The dual class structure of our common stock has the effect of concentrating voting power with the Founders, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control. Additionally, two of the Founders, Peter Platzer and Theresa Condor, are husband and wife, which may further concentrate the influence of the Founders and further limit an investor’s ability to influence the company.

The dual-class structure of our common stock has the effect of concentrating voting power with our Founders, which will limit your ability to influence the outcome of matters submitted to our stockholders for approval, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. Our Class A common stock has one vote per share and our Class B common stock that is held only by our Founders has nine votes per share. Accordingly, the Class B common stock held by the Founders represent approximately 43.8% of the voting power of our outstanding capital stock in the aggregate as of December 31, 2021. Additionally, the Class A common stock and Class B common stock held by two of the Founders, Peter Platzer and Theresa Condor, who are husband and wife, represent approximately 30.6% of the voting power of our outstanding capital stock in the aggregate as of December 31, 2021. As a result, Peter Platzer and Theresa Condor and the other Founders will be able to determine or significantly influence any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. The Founders may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing, or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the company, and might ultimately affect the market price of our common stock. Further, the separation between voting power and economic interests could cause conflicts of interest between the Founders and our other stockholders, which may result in the Founders undertaking, or causing us to undertake, actions that would be desirable for themselves but would not be desirable for our other stockholders. The numbers of shares and percentage interests set forth above assume that there are no future exercises of the warrants.

Future transfers by the holders of our Class B common stock will generally result in those shares automatically transferring to us for no consideration, subject to limited exceptions, such as certain transfers effected for estate planning or other transfers among the Founders and their family members.

In addition, each share of our Class B common stock will automatically be transferred to us for no consideration upon the following events: (i) on the affirmative written election of such holder to transfer such share of our Class B common stock to us, or if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic transfer to us would otherwise occur unless otherwise specified by such holder); (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Closing Date that both (a) such Founder is no longer providing services to us as an officer, employee, or consultant and (b) such Founder is no longer a director of the company; (iii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that such Founder’s employment with us is terminated for cause (as defined in our certificate of incorporation); and (iv) upon the death or disability (as defined in our certificate of incorporation) of such Founder.

The trading price of our securities may be volatile, and you could lose all or part of your investment.

The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the annual financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our results of operations;

•	success of competitors;

•	our results of operations failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the satellite data and analytics industry in general;

•	operating and share price performance of other companies that investors deem comparable to us;

•	our ability to bring our services and technologies to market on a timely basis, or at all;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of shares of our common stock by our directors, executive officers, or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the securities of technology companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future. Additionally, if the average closing market price of our securities is less than $1.00 over any consecutive 30 trading-day period, such that the listing standards of the NYSE are no longer met, we may not be able to remain listed on the NYSE.

We do not expect to declare any dividends in the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not anticipate declaring or paying any dividends to holders of our capital stock in the foreseeable future.

Additionally, our ability to pay cash dividends on our common stock is limited by restrictions under the terms of the FP Credit Agreement for a $70.0 million term loan facility (the “FP Term Loan”). Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Certain warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

Under GAAP, we are required to evaluate warrants to determine whether they should be accounted for as a warrant liability or as equity. We have concluded that certain warrants contain provisions requiring liability classification. Therefore, as described in our financial statements and the financial statements of NavSight included herein, we are accounting for certain warrants as a warrant liability and are recording that liability at fair value upon issuance. We will record any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock and may cause fluctuations in our results of operations based on factors that are outside of our control.

General Risk Factors

Operating as a public company requires us to incur substantial costs and requires substantial management attention. In addition, key members of our management team have limited experience in operating a public company.

As a public company, we incur substantial legal, accounting, administrative, and other costs and expenses that Old Spire did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities that Old Spire had not done previously. For example, we created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, we incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if management or our independent registered public accounting firm identifies additional material weaknesses in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting, and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Additionally, many members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituencies will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and results of operations. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices, or internal control over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We depend on our management team and other highly skilled personnel, and we may fail to attract, retain, motivate, or integrate highly skilled personnel, which could adversely affect our business, financial condition, and results of operations.

We depend on the continued contributions of our management team, key employees, and other highly skilled personnel. All of our U.S.-based employees work for us on an at will basis, and there is no assurance that any such employee will remain with us. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary employees, particularly in critical areas of our business, we may not achieve our strategic goals. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team fails to work together effectively and to execute our plans and strategies, our business, financial condition, and results of operations could be adversely affected.

Our future success also depends, in part, on our ability to continue to attract and retain highly skilled personnel. Competition for these personnel is intense, and the industry in which we operate is generally characterized by significant competition for skilled personnel as well as high employee attrition. We may not be successful in attracting, retaining, training, or motivating qualified personnel to fulfill our current or future needs. Furthermore, our ability to attract and retain employees may be affected by the COVID-19 pandemic and its effects on global workforce patterns and employee expectations regarding returning to offices, and may result in a more geographically distributed workforce than we anticipate. Additionally, the former employers of our new employees may attempt to assert that our new employees or we have breached their legal obligations, which may be time- consuming, distracting to management, and may divert our resources. Current and potential personnel also often consider the value of equity awards they receive in connection with their employment, and to the extent the perceived value of our equity awards declines relative to our competitors, our ability to attract and retain highly skilled personnel may be harmed. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train, and integrate such employees, and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts, and employee morale, productivity, and engagement could suffer, which could adversely affect our business, financial condition, and results of operations.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

We are required to comply with the Section 404(a) of the Sarbanes-Oxley act which requires management assess its internal control over financial reporting, beginning with our second annual report on Form 10-K. Management must certify internal controls are designed and operating effectively through documentation and testing. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Spire as a privately-held company. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities may be influenced by the research and reports that industry or securities analysts may publish about us, our business, market, or competitors. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If few securities or industry analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. If any of the analysts who may cover us adversely change their recommendation regarding our common stock or provide more favorable relative recommendations about our competitors or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline.

We are an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart our Business Startups Act (“JOBS Act”). As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements, and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, the stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that are held by non-affiliates exceeds $700,000,000 as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our common stock less attractive because we rely on these exemptions, which may result in a less active trading market for our common stock and the trading price may be more volatile.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of the Securities Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which the market value of our common stock held by non-affiliates is equal to or exceeds $250,000,000 as of the end of that fiscal year’s second fiscal quarter, or, if the market value of our common stock held by non-affiliates is less than $700,000,000 as of the end of that fiscal year’s second fiscal quarter, we will remain a smaller reporting company until our annual revenue is equal to or exceeds $100,000,000 during such completed fiscal year. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

USE OF PROCEEDS

All of the securities offered by the selling securityholders (including shares of Class A common stock underlying warrants) pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Each warrant entitles the holder thereof to purchase upon exercise one share of our Class A common stock for $11.50 per share and is exercisable until 5:00 p.m., New York City time, on August 16, 2026. We would receive approximately $208.1 million in proceeds assuming the exercise of all of the warrants in full for cash. The private placement warrants may be exercised on a “cashless basis” so long as they are held by their initial purchasers or their permitted transferees. Unless we inform you otherwise in a prospectus supplement, we intend to use any net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities, capital expenditures and working capital. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of warrants will elect to exercise any or all of the warrants. To the extent that the private placement warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

With respect to the registration of shares of our common stock offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, and fees of our counsel and our independent registered public accountants.

MARKET PRICE AND DIVIDEND INFORMATION

Our Class A common stock and public warrants are currently listed on the NYSE under the symbols “SPIR” and “SPIR.WS,” respectively. Prior to the Closing Date, our Class A common stock and public warrants were listed on the NYSE under the symbols “NSH” and “NSH.WS,” respectively. On April 5, 2022, the closing sale price of our Class A common stock was $2.11 per share and the closing price of our public warrants was $0.265 per warrant.

As of December 31, 2021, there were approximately 139,096,000 shares of Class A common stock issued and outstanding held of record by approximately 253 holders and 11,499,992 public warrants issued and outstanding held of record by three holders. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose shares and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and do not intend to pay cash dividends to our stockholders in the foreseeable future. We expect to retain all available funds and any future earnings, if any, to fund the growth and development of our business. Investors should not purchase our common stock with the expectation of receiving cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant. In addition, we entered into a credit agreement with FP Credit Partners, L.P., as agent for several lenders, dated as of April 15, 2021, as amended on May 17, 2021, for a $70.0 million term loan facility (the “FP Term Loan”), the terms of which contain restrictions on our ability to declare and pay cash dividends on our capital stock. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and notes thereto present the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021. An unaudited pro forma condensed combined balance sheet for 2021 has not been presented as the acquisition has already been fully reflected in the consolidated balance sheet included elsewhere in this prospectus. The unaudited pro forma condensed combined financial information (“pro formas”) was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Acquisition (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. All amounts herein are denominated in U.S. dollars unless indicated otherwise.

On September 13, 2021, Spire Global, Inc. (“Spire”) and exactEarth Ltd. (“exactEarth”) each entered into an Arrangement Agreement (“Agreement”) for Spire to acquire exactEarth for a combination of cash and Spire stock (“Acquisition”). The Acquisition was consummated on November 30, 2021 (“Acquisition Date”). All deferred stock unit (“DSUs”) awards of exactEarth were settled for $4.1 million following the consummation of the Acquisition with cash from the purchase consideration. Immediately prior to the consummation of the Acquisition, all other outstanding equity awards of exactEarth were converted to outstanding shares of common stock of exactEarth, as described further in Note 1 to the following unaudited pro forma condensed combined financial information and notes thereto. In connection with the Acquisition, each outstanding share of exactEarth common stock was exchanged for 0.1 shares of Spire common stock and $1.95505 in cash. Holders of exactEarth common stock received cash in lieu of fractional shares. As a result of the Acquisition, former exactEarth common stockholders, restricted share unit (“RSU”) holders and stock option holders, together, received $102.3 million in cash and 5,230,167 in shares of Spire common stock. The total consideration for the Acquisition was $131.9 million, comprised of (i) $109.6 million in cash and (ii) 5,230,167 in shares of Spire common stock valued at $22.3 million based on the closing trading price of Spire common stock as of the Acquisition Date. Of the $109.6 million paid in cash, $3.3 million related to acquisition fees of exactEarth paid by Spire upon the closing of the Acquisition. Of the $131.9 million total consideration for the Acquisition, $129.0 million was allocated to the net assets acquired and $2.9 million was treated as post-combination expense as described further in the notes to the following unaudited pro forma condensed combined financial information and notes thereto.

The unaudited pro formas should be read in conjunction with and are based on the following as adjusted to give effect to the Acquisition:

•	Spire’s audited consolidated financial statements for the year ended December 31, 2021, together with related notes, included elsewhere in this prospectus; and

•	exactEarth’s audited consolidated financial statements for the year ended October 31, 2021, together with related notes, included elsewhere in this prospectus.

The pro forma information below includes the exactEarth unaudited condensed statement of operations for the two months ended September 30, 2021, which was derived from exactEarth’s audited consolidated financial statements for the year ended October 31, 2021.

Under this approach, one year of exactEarth’s historical statements of operations are included in the pro forma financial information through the following: (i) one month of historical exactEarth operations included in Spire’s audited consolidated financial statements for the year ended December 31, 2021, (ii) nine months included in exactEarth’s unaudited condensed consolidated financial statement for the nine months ended July 31, 2021, and (iii) two months included in exactEarth’s unaudited condensed statement of operations for the two months ended September 30, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 (“pro forma statement of operations”) gives effect to the Acquisition as if it occurred on January 1, 2021. Due to differences in each reporting entity’s fiscal year end, the pro forma statement of operations includes the year ended December 31, 2021 for Spire, the nine months ended July 31, 2021 for exactEarth and the two months ended September 30, 2021 for exactEarth. The unaudited pro forma condensed combined financial information has been adjusted to include Acquisition adjustments, which reflect the application of the accounting required by generally accepted accounting principles in the United States (“U.S. GAAP”), applying the effects of the Acquisition to exactEarth’s historical consolidated financial statements. Certain non-recurring charges have been and may continue to be incurred in connection with the Acquisition, including among others, financial advisors, legal services and professional accounting services. These charges could affect the future results of Spire in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond 12 months from the Acquisition Date. Accordingly, the pro forma statement of operations for the year ended December 31, 2021 reflects the effects of these non-recurring transaction charges as the pro forma statement of operations has been prepared giving effect to the Acquisition as if it had been consummated on January 1, 2021. The pro forma statement of operations excludes any estimated impact of non-recurring integration costs or benefits from the Acquisition, including potential synergies that may be derived in future periods.

The allocation of the purchase price has not been finalized, mainly due to the period of time between the acquisition of exactEarth and the date of this filing, and is based upon the best available information at the current time. The final determination of the fair values of the customer relationships, other intangible assets and investment in Myriota acquired is dependent upon certain valuation and other studies that have not yet been finalized, and will be completed as soon as practicable, but no later than one year after the consummation of the acquisition of exactEarth. For the preliminary estimate of fair values of assets acquired and liabilities assumed, Spire used customary valuation methods, including the income, market and cost approaches.

The Acquisition and the related adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information. In the opinion of Spire’s Management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not purport to be indicative of the combined company’s results of operations of the combined company that would have occurred if the Acquisition had been completed on the dates indicated, nor are they indicative of the combined company’s results of operations that may be expected for any future period or date.

Spire Global, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

				Transaction Accounting Adjustments
($ in thousands, except per share amounts)	Spire Historical for the Year Ended December 31, 2021	exactEarth for the Nine Months Ended July 31, 2021 (US GAAP) Note 2	exactEarth for the Two Months Ended September 30, 2021 (US GAAP) Note 2	Acquisition	Note 3	Accounting Policy & Reclassification Adjustments	Note 4	Total Pro Forma Combined
Revenue	$43,375	$13,717	$3,339	$(865)	a	$—		$59,566
Cost of revenue	18,720	7,448	1,764	6,262	b	—		34,395
				201	c

Gross profit	24,655	6,269	1,575	(7,328)		—		25,171

Operating expenses								—
Research and development	31,615	—	—	260	c	751	a	32,626
Sales and marketing	20,387	—	—	—		889	b	24,473
				2,999	b			—
				198	c			—
General and administrative	40,479	—	—	—		8,557	b	53,820
				170	b			—
				599	c			—
				3,888	d			—
Selling, general and administrative	—	6,204	3,242	—		(9,446)	b	—
Product development and research and development	—	621	130	—		(751)	a	—
Depreciation and amortization	—	258	163	(421)	b	—		—

Total operating expenses	92,481	7,083	3,535	7,693		—		110,919

Loss from operations	(67,826)	(814)	(1,960)	(15,021)		—		(85,748)

								—
Interest income	23	34	7	—		—		64
Interest expense	(11,417)	(287)	—	—		—		(11,704)
Change in fair value of contingent earnout liability	67,026	—	—	—		—		67,026
Change in fair value of warrant liabilities	(1,600)	—	—	—		—		(1,600)
Foreign exchange (loss) gain	—	(403)	(113)	—		516	c	—
Other income (expense), net	(5,021)	(29)	(112)	(876)	e	(516)	c	(6,554)

Total other income (expense), net	49,011	(685)	(218)	(876)		—		47,232

Loss before income taxes	(18,815)	(1,499)	(2,178)	15,897)		—		(38,516)
Income tax (benefit) provision	497	87	32	—		—		616

Net loss	$(19,312)	$(1,586)	$(2,210)	$(15,897)		$—		$(39,132)

Weighted average shares outstanding of Class A common stock	62,137,434			4,785,961	f			66,923,395

Basic and diluted net loss per share (Class A common stock)	$(0.31)							$(0.58)

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

On September 13, 2021, Spire Global, Inc. (“Spire”) and exactEarth Ltd. (“exactEarth”) each entered into an Arrangement Agreement (“Agreement”) for Spire to acquire exactEarth for a combination of cash and Spire stock (“Acquisition”). The Acquisition was consummated on November 30, 2021 (“Acquisition Date”). All deferred stock unit (“DSUs”) awards of exactEarth were settled for $4.1 million following the consummation of the Acquisition with cash from the purchase consideration. Immediately prior to the consummation of the Acquisition, all other outstanding equity awards of exactEarth were converted to outstanding shares of common stock of exactEarth, as described further in Note 3 to the following unaudited pro forma condensed combined financial information and notes thereto. In connection with the Acquisition, each outstanding share of exactEarth common stock was exchanged for 0.1 shares of Spire common stock and $1.95505 in cash. Holders of exactEarth common stock received cash in lieu of fractional shares. As a result of the Acquisition, former exactEarth common stockholders, restricted share unit (“RSU”) holders and stock option holders, together, received $102.3 million in cash and 5,230,167 in shares of Spire common stock. The total consideration for the Acquisition was $131.9 million, comprised of (i) $109.6 million in cash and (ii) 5,230,167 in shares of Spire common stock valued at $22.3 million based on the closing trading price of Spire common stock as of the Acquisition Date. Of the $109.6 million paid in cash, $3.3 million related to acquisition fees of exactEarth paid by Spire upon the closing of the Acquisition. Of the $131.9 million total consideration for the Acquisition, $129.0 million was allocated to the net assets acquired and $2.9 million was treated as post-combination expense as described further in the notes to the following unaudited pro forma condensed combined financial information and notes thereto.

The unaudited pro formas should be read in conjunction with and are based on the following as adjusted to give effect to the Acquisition:

•	Spire’s audited consolidated financial statements for the year ended December 31, 2021, together with related notes, included elsewhere in this prospectus; and

•

exactEarth’s audited consolidated financial statements for the year ended October 31, 2021, together with related notes, included within this post-effective amendment that is being filed to update the Registration Statement.

The pro forma information below includes the exactEarth unaudited condensed statement of operations for the two months ended September 30, 2021, which was derived from exactEarth’s audited consolidated financial statements for the year ended October 31, 2021. Under this approach, one year of exactEarth’s historical statements of operations are included in the pro forma financial information through the following: (i) one month of historical exactEarth operations included in Spire’s audited consolidated financial statements for the year ended December 31, 2021, (ii) nine months included in exactEarth’s unaudited condensed consolidated financial statements for the nine months ended July 31, 2021, and (iii) two months included in exactEarth’s unaudited condensed statement of operations for the two months ended September 30, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 (“pro forma statement of operations”) gives effect to the Acquisition as if it occurred on January 1, 2021. Due to differences in each reporting entity’s fiscal year end, the pro forma statement of operations includes the year ended December 31, 2021 for Spire, the nine months ended July 31, 2021 for exactEarth and the two months ended September 30, 2021 for exactEarth. The unaudited pro forma condensed combined financial information has been adjusted to include Acquisition adjustments, which reflect the application of the accounting required by generally accepted accounting principles in the United States (“U.S. GAAP”), applying the effects of the Acquisition to exactEarth’s historical consolidated financial statements. Certain non-recurring charges have been and may continue to be incurred in connection with the Acquisition, including among others, financial advisors, legal services and professional accounting services. These charges could affect the future results of Spire in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond 12 months from the Acquisition Date. Accordingly, the pro forma statement of operations for the year ended December 31, 2021 reflects the effects of these non-recurring transaction charges as the pro forma statement of operations has been prepared giving effect to the Acquisition as if it had been consummated on January 1, 2021. The pro forma statement of operations excludes any estimated impact of non-recurring integration costs or benefits from the Acquisition, including potential synergies that may be derived in future periods.

The allocation of the purchase price has not been finalized, mainly due to the period of time between the acquisition of exactEarth and the date of this filing, and is based upon the best available information at the current time. The final determination of the fair values of the customer relationships, other intangible assets and investment in Myriota acquired is dependent upon certain valuation and other studies that have not yet been finalized, and will be completed as soon as practicable, but no later than one year after the consummation of the acquisition of exactEarth. For the preliminary estimate of fair values of assets acquired and liabilities assumed, Spire used customary valuation methods, including the income, market and cost approaches.

exactEarth’s historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which differs in certain respects from U.S. GAAP. Adjustments were made to exactEarth’s historical consolidated financial statements to estimate the conversion from IFRS to U.S. GAAP as well as reclassifications to conform exactEarth’s historical presentation to Spire’s accounting presentation.

exactEarth’s financial statements were presented in Canadian dollars. Accordingly, the following historical exchange rates were used to translate exactEarth’s financial statements and calculate certain adjustments to the pro forma financial information from Canadian dollars (CAD $) to U.S. dollars ($). These exchange rates may differ from future exchange rates which would have an impact on the pro forma financial information and would also impact the final purchase price consideration upon consummation of the Acquisition.

Average daily closing exchange rate for the nine months ended July 31, 2021:	$0.7947/CAD $
Average daily closing exchange rate for the two months ended September 30, 2021:	$0.7919/CAD $
Average daily closing exchange rate for the eleven months ended September 30, 2021:	$0.7942/CAD $
Average daily closing exchange rate for the one month ended December 31, 2021:	$0.7812/CAD $

The historical financial statements of Spire and exactEarth have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to the accounting for the Acquisition under U.S. GAAP. The unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Spire as the acquiror of exactEarth. ASC 805 requires, among other things, that the assets and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined financial information, the purchase consideration in the Acquisition has been allocated to the assets acquired and liabilities assumed of exactEarth based upon Spire Management’s preliminary estimate of their fair values as of the Acquisition Date.

In the opinion of Spire’s Management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not purport to be indicative of the combined company’s results of operations of the combined company that would have occurred if the Acquisition had been completed on the dates indicated, nor are they indicative of the combined company’s results of operations that may be expected for any future period or date.

Certain of exactEarth’s historical amounts have been reclassified to conform to Spire’s financial statement presentation, as described further in Note 4.

The accounting policies under U.S. GAAP used in the preparation of the unaudited pro forma condensed combined financial information are those set forth in Spire’s audited consolidated financial statements for the year ended December 31, 2021, included elsewhere in this prospectus.

The accounting policies of exactEarth under IFRS are as described in Note 2 to its historical consolidated financial statements, included within in this post-effective amendment that is being filed to update the Registration Statement.

The preliminary conversion of the exactEarth consolidated financial statements from IFRS to U.S. GAAP, including the impact of conforming to U.S. GAAP accounting policies as applied by Spire, and the translation from Canadian dollar amounts into U.S. dollars is discussed further in Note 2 below.

For Spire, the Acquisition is deemed a nontaxable transaction and as such, the historical tax basis of the acquired assets and assumed liabilities, and other tax attributes of exactEarth carryover to Spire. Historically, exactEarth has recorded a valuation allowance against its net Canada and U.K. deferred tax assets. The deferred tax liability as a result of this Acquisition would be a future source of income to use against exactEarth’s deferred tax assets. As a result, the deferred tax liability from the Acquisition would be fully offset by historical deferred tax assets of exactEarth. For purposes of the pro forma financial information, a valuation allowance continues to be reflected against the remaining exactEarth’s net Canada and U.K. deferred tax assets due to the uncertainty surrounding realization. For purposes of the pro forma financial information, no adjustment to tax expense or benefit has been reflected since (i) a valuation allowance has been reflected against exactEarth net of Canada and U.K. deferred tax assets and (ii) no current tax liabilities are expected to be incurred due to exactEarth’s historical net operating loss and credit carryforwards. Because of the valuation allowance on remaining deferred tax assets after pro forma adjustments, there is no tax provision expense adjustment reflected in the unaudited pro forma condensed combined financial information.

Purchase Price

Total consideration transferred in the Acquisition was $131.9 million, of which $129.0 million is attributable to the purchase price and $2.9 million will be recorded in the post-combination financial statements. The unaudited pro forma condensed combined financial information reflects the preliminary allocation of the purchase consideration to exactEarth’s identifiable net assets acquired. The preliminary allocation of purchase consideration in this unaudited pro forma condensed combined financial information is based upon a purchase price of $129.0 million. The calculation of the purchase price related to the Acquisition is as follows:

(in thousands, except share amounts)
exactEarth share purchase at November 30, 2021 (1)	5,230,167
Total value of Spire shares issued (2)	$22,333
Total cash consideration paid (3)	109,592
Post-combination expense (4)	(2,972)

Total purchase consideration	$128,953

1)

Represents 49,846,220 exactEarth common shares outstanding as of the Acquisition Date, or 4,984,225 Spire shares, combined with exactEarth common shares issued in relation to the replacement awards. These include 1,000,471 common shares for the effective net-share settlement of outstanding exactEarth stock options that were in-the-money as of the Acquisition Date, or 100,047 Spire shares, and 1,459,034 exactEarth common shares for outstanding restricted share units, or 145,895 Spire common shares.

2)	The total value of Spire shares issued was based on 5,230,167 shares of Spire common stock at a closing price of $4.27 on the Acquisition Date.
3)

The cash portion of the purchase consideration transferred is comprised of the following: (i) $1.95505 for each share of outstanding exactEarth common stock (49,846,220 shares), (ii) $1.95505 for each share of outstanding exactEarth common stock issued in exchange for the vested and unvested net-share settled in-the-money stock options based on exactEarth’s share reference price as defined in the Agreement (1,000,471 shares), (iii) $1.95505 for each share of outstanding exactEarth common stock issued in exchange for the vested and unvested RSUs (1,459,034 RSUs), (iv) $2.4224 for each DSU (1,684,088 DSUs), (v) payment in lieu of fractional shares $1,943, and (vi) $3.3 million of exactEarth acquisition fees paid by Spire upon the closing of the Acquisition.

4)

As discussed below, $2.9 million was treated as post-combination expense in connection with the replacement of exactEarth’s outstanding equity awards. This amount has been reflected in Spire’s audited consolidated financial statements for the year ended December 31, 2021.

Treatment of exactEarth Equity Awards

exactEarth Stock Options

Upon closing of the Acquisition, each outstanding stock option of exactEarth that was in-the-money, vested or unvested, was net share-settled and exchanged for one fully vested share of exactEarth’s common stock which was immediately converted to one share of Spire’s common stock at a conversion rate of 0.1. This resulted in accelerated vesting for some stock options. Each holder also received $1.95505 per share of exactEarth common stock in cash. All stock options out-of-the-money were cancelled.

Exchanges of share-based payment awards in conjunction with a business combination are modifications of share-based payment awards in accordance with ASC Topic 718, Share-based Payments. Based on Management’s assessment of the modification and the provisions of ASC 805, incorporating exactEarth and Spire’s closing stock prices and the Canadian dollar to U.S. dollar conversion rate on the Acquisition Date, $1.3 million relating to pre-combination service was treated as purchase consideration and $1.0 million relating to post-combination service was immediately expensed in the post-combination financial statements.

exactEarth RSUs

Upon closing of the Acquisition, vesting of all exactEarth outstanding restricted stock unit awards was accelerated and each RSU was exchanged for one fully vested share of exactEarth common stock which was immediately converted to one share of Spire’s common stock at a conversion rate of 0.1. Each RSU holder also received $1.95505 per share of exactEarth common stock in cash.

Based on Management’s assessment of the modification and the provisions of ASC 805, incorporating exactEarth and Spire’s closing stock prices and the Canadian dollar to U.S. dollar conversion rate on the Acquisition Date, $1.8 million relating to pre-combination service was treated as purchase consideration and $1.7 million relating to post-combination service was immediately expensed in the post-combination financial statements.

exactEarth DSUs

All DSUs were fully vested upon initial issuance by exactEarth. Subsequent to the closing of the Acquisition, each DSU was cash-settled for $2.4224.

Based on Management’s assessment of the modification and the provisions of ASC 805, incorporating exactEarth and Spire’s closing stock price and the Canadian dollar to U.S. dollar conversion rate on the Acquisition Date, $3.9 million relating to pre-combination service was treated as purchase consideration and $0.2 million relating to post-combination service was immediately expensed in the post-combination financial statements.

Note 2. Adjustments to exactEarth’s Financial Statements

The financial information below illustrates the impact of estimated adjustments made to exactEarth’s historical financial statements prepared in accordance with IFRS, in order to present them on a basis consistent with Spire’s accounting presentation and policies under U.S. GAAP.

Unaudited Adjusted exactEarth Ltd. Statement of Operations

For the Nine Months Ended July 31, 2021 (In thousands)

		Reclassifications and IFRS to U.S. GAAP Adjustments (in Canadian Dollars)
	Historical exactEarth Ltd. IFRS (in Canadian Dollars)	Leases	Note 2	Convertible Debentures	Note 2	Data rights	Note 2	SIF Loan	Note 2	exactEarth Ltd. U.S. GAAP (in Canadian Dollars)	exactEarth Ltd. U.S. GAAP (in $)
Revenue	$17,262	$—		$—		$—		$—		$17,262	$13,717
Cost of revenue	8,439	—		—		681	c	252	d	9,372	7,448
Gross profit	8,823	—		—		(681)		(252)		7,890	6,269

Selling, general and administrative	7,688	120	a	—		—		—		7,808	6,204
Product development and research and development	781	—		—		—		—		781	621
Depreciation and amortization	525	(115)	a	—		(85)	c	—		325	258

Income (loss) from operations	(171)	(5)		—		(596)		(252)		(1,023)	(814)

Other expense	(36)	—		—		—		—		(36)	(29)
Foreign exchange (loss) gain	(507)	—		—		—		—		(507)	(403)
Interest income	43	—		—		—		—		43	34
Interest expense	(703)	(5)	a	198	b	—		149	d	(361)	(287)

Total other expenses	(1,203)	(5)		198		—		149		(861)	(685)

Income tax expense	109	—		—		—		—		109	87

Net income (loss)	$(1,483)	$(10)		$198		$(596)		$(103)		$(1,993)	$(1,586)

Unaudited Adjusted exactEarth Ltd. Statement of Operations

For the Two Months Ended September 30, 2021 (In thousands)

		Reclassifications and IFRS to U.S. GAAP Adjustments (in Canadian Dollars)
	Historical exactEarth Ltd. IFRS (in Canadian Dollars)	Leases	Note 2	Data rights	Note 2	SIF Loan	Note 2	exactEarth Ltd. U.S. GAAP (in Canadian Dollars)	exactEarth Ltd. U.S. GAAP (in $)
Revenue	$4,216	$—		—		—		$4,216	$3,339
Cost of revenue	1,995	—		152	c	81	d	2,228	1,764

Gross profit	2,221	—		(152)		(81)		1,988	1,575
Selling, general and administrative	4,068	26	a	—		—		4,094	3,242
Product development and research and development	164	—		—		—		164	130
Depreciation and amortization	250	(25)	a	(19)	c	—		206	163

Income (loss) from operations	(2,261)	(1)		(133)		(81)		(2,476)	(1,960)

Other expense	(141)	—		—		—		(141)	(112)
Foreign exchange (loss) gain	(143)	—		—		—		(143)	(113)
Interest income	9	—		—		—		9	7
Interest expense	(38)	1	a	—		37	d	—	—

Total other expenses	(313)	1		—		37		(275)	(218)

Income tax expense	41	—		—		—		41	32

Net income (loss)	$(2,615)	$—		$(133)		$(44)		$(2,792)	$(2,210)

a. Leases

Under IFRS 16, Leases, exactEarth recorded a right of use (“ROU”) asset, lease liability and associated ROU asset depreciation as well as lease interest expense related to their headquarters lease in Cambridge, Ontario. As Spire accounts for leases under ASC 840, Leases, and since the lease would be classified as an operating lease, the ROU asset, depreciation and lease liabilities are removed upon the Acquisition. The difference between the ROU asset less depreciation and the lease liability is due to the effects of the straight line depreciation method and effective interest method being used. This difference is reconciled with adjustments to lease expense.

b. Convertible Debentures

Under IAS 32, Financial Instruments: Presentation, exactEarth evaluated the terms of the convertible debentures and determined that the instrument contained both a liability and an equity component. The liability component of the convertible debentures was measured at the fair value of a similar liability that does not have an associated equity conversion feature. The equity component was allocated to the residual difference between the fair value of the compound instrument (total proceeds) and the liability component. Based on the contractual terms of the instrument, under U.S. GAAP, no separation between liability and equity is required and the total proceeds were allocated entirely to the liability component and the equity component was therefore eliminated. The loan amount was increased to the amount of cash received for the purpose of recalculating the related interest expense using the updated effective rate of interest. The interest expense adjustments were reflected in the statement of operations for the year ended December 31, 2021. The convertible debentures were fully converted in February 2021.

c. L3 Harris Technologies, Inc. Data License

In accordance with IAS 38, Intangible Assets (“IAS 38”), initial costs incurred to acquire exclusive access rights to data generated from satellites were capitalized by exactEarth. Under U.S. GAAP, the substance of the arrangement is considered to be a hosting arrangement where payments were made in advance to have access to data delivered through the cloud. These payments are not eligible for capitalization under Intangibles – Goodwill and Other—Internal-Use Software (Subtopic 350-40) (“ASC 350-40”) and should be treated as costs incurred under service contracts which are either expensed as incurred or recorded as prepaid expenses to the extent they are paid in advance. The amount originally capitalized under IAS 38 was significantly reduced as a result of impairment charges recognized in prior years. The impairment charges were reversed since the initial costs paid are accounted as prepayment under US GAAP. Accordingly, the amortization expense relating to the intangible asset was reversed in the pro forma statement of operations for the year ended December 31, 2021 and amortization of the prepayments have been recorded to cost of revenue in accordance with ASC 350-40. The amortization period reflects the term of the hosting arrangement.

d. Strategic Innovation Fund Loan (“SIF”)

Under IAS 20, Accounting for Government Grants and Disclosure, exactEarth initially measured low-interest or interest-free loans from a government at fair value and subsequently recognized interest expense on the loan under the effective interest method. The difference between the fair value at inception and the loan proceeds received was recorded as a government grant. The grant portion was split between operating costs and capital costs based on the costs to which the loan related. The grant related to capital costs was recognized as a reduction to the carrying amount of an eligible asset and realized over the life of the asset as reduced amortization expense. The grant related to operating costs was recognized in cost of revenue. Under U.S. GAAP, loans from a government should be considered as a debt instrument and interest may not be imputed on low-interest or interest-free government loans. Therefore, the loan amount has been increased to the amount of cash received and the subsequent interest expense and reduction to cost of revenue have been eliminated to conform with U.S. GAAP.

Note 3. Pro Forma Adjustments Related to the Acquisition

a. Revenue

As part of the assignment of fair values, the contract liabilities of exactEarth were revalued, resulting in a corresponding reduction to revenue of $1.2 million over a one-year period. Of this $1.2 million adjustment to revenue, $0.3 million was recognized in Spire’s audited consolidated financial statements for the year ended December 31, 2021. The remaining $0.9 million was treated as a pro forma adjustment in the pro forma statement of operations for the year ended December 31, 2021.

b. Depreciation and Amortization of Acquired Assets

Based on the estimated fair values and useful lives of identifiable, amortizable intangible assets and property and equipment, depreciation and amortization has been included in the pro forma statement of operations for the year ended December 31, 2021.

($ in thousands)	Pro Forma Adjustment	One month of exactEarth included in Spire Historical for the Year Ended December 31, 2021
Amortization of identifiable definite lived intangible assets included in cost of revenue	$3,385	$308
Amortization of identifiable definite lived intangible assets included in sales and marketing	2,999	273
Depreciation of property and equipment included in general and administrative	170	15
Depreciation of property and equipment included in cost of revenue	2,877	257

Total calculated depreciation and amortization	$9,431	$853

Less: exactEarth’s historical depreciation and amortization (1)	421

Pro forma adjustment to depreciation and amortization	$9,010

(1)

The total calculated depreciation and amortization above is based on the estimated fair values and useful lives of identifiable, amortizable intangible assets and property and equipment acquired in the Acquisition. exactEarth’s historical depreciation and amortization were based on pre-Acquisition values and useful lives, and therefore removed from the unaudited condensed consolidated statement of operations for the nine months ended July 31, 2021 and two months ended September 30, 2021 to determine the pro forma adjustment.

c. Retention Bonuses

In relation to the Acquisition, Spire distributed $1.5 million in retention bonuses to exactEarth employees for continued service for a certain period of time post-Acquisition. The bonuses amortize over a six-month period and are treated as post-combination compensation expense. The full amount of expense for the retention bonuses, including applicable employer payroll tax, has been reflected in the pro forma statement of operations for the year ended December 31, 2021.

($ in thousands)	Pro Forma Adjustment	One month of exactEarth included in Spire Historical for the Year Ended December 31, 2021
Cost of revenue	$201	$40
Sales and marketing	198	40
General and administrative	599	120
Research and development	260	52

Total	$1,258	$252

d. Transaction Costs

Total transaction costs of $9.8 million were incurred in connection with the Acquisition. Of this $9.8 million in transaction costs, (i) $4.7 million was recorded to general and administrative expenses in Spire’s audited consolidated financial statements for the year ended December 31, 2021, (ii) $1.2 million was included in general and administrative expenses in exactEarth’s unaudited condensed statements of operations for the nine months ended July 31, 2021 and two months ended September 30, 2021, and (iii) the remaining $3.9 million was included as a pro forma adjustment to general and administrative expenses in the pro forma statement of operations for the year ended December 31, 2021. These transaction costs consist primarily of financial advisor fees, legal fees and professional accounting fees. It is assumed that these costs will not affect the combined statement of operations beyond one year after the closing date of the Acquisition.

e. Investment in Myriota

exactEarth historically applied the equity method of accounting to account for their investment in Myriota Pty Ltd (“Myriota”). The carrying value of the investment in Myriota was $0 in exactEarth’s balance sheet as of the opening of exactEarth’s fiscal year 2021, which represented historical cost less exactEarth’s share of Myriota losses. There was no loss recorded in exactEarth’s historical statement of operations for the nine months ended July 31, 2021. A loss of $0.1 million has been recognized in exactEarth’s unaudited condensed statement of operations for the two months ended September 30, 2021 due to an additional investment in Myriota made by exactEarth during October 2021. As part of the assignment of fair values, the total investment in Myriota was valued as of the Acquisition Date, resulting in an increase to the carrying value of the investment. This increase reflects the difference resulting from application of the equity method of accounting and fair value method of accounting, as required under ASC 805.

exactEarth’s share of Myriota’s losses for the year ended December 31, 2021 was $1.0 million. Of this $1.0 million share of equity investment loss, $0.1 million was recorded to other income (expense), net in Spire’s audited consolidated financial statements for the year ended December 31, 2021. The remaining $0.9 million has been included as a pro forma adjustment to other income (expense), net in the pro forma statement of operations for the year ended December 31, 2021.

f. Weighted Average Shares Outstanding of Class A Common Stock

In connection with the Acquisition, 5,230,167 shares of Spire Class A common stock were issued. To give effect to the Acquisition as if it had occurred on January 1, 2021 for purposes of the pro forma statement of operations, the Spire shares of Class A common stock issued as part of the purchase consideration will be deemed outstanding for the twelve months ended December 31, 2021 for purposes of determining the pro forma weighted average shares outstanding calculation which is included in pro forma basic and diluted net loss per share. Provided that the Acquisition Date was one month prior to December 31, 2021, a weighted average 444,206 shares outstanding were included in Spire’s audited consolidated financial statements for the year ended December 31, 2021. The remaining 4,785,961 shares were reflected as a pro forma adjustment in the pro forma statement of operations.

Note 4. Mapping and Policy Alignment Adjustments Related to the Acquisition

Except for the differences in reporting frameworks as described in Note 2 above, Spire Management has determined that there were no significant accounting policy differences between Spire and exactEarth and, therefore, no adjustments are necessary to conform exactEarth financial statements to the accounting policies as applied by Spire in the preparation of the unaudited pro forma condensed combined financial information. This conclusion is subject to change as further assessment is performed and finalized for purchase accounting.

Certain historical balances of the Spire and exactEarth financial statement line items (“FSLI”) were reclassified to conform to the combined company presentation of the unaudited pro forma condensed combined financial information, as presented above. These reclassifications have no effect on previously reported income (losses) of Spire and exactEarth.

a.

exactEarth’s product development and research and development expense of $0.8 million for the eleven months ended September 30, 2021, previously disclosed as a separate FSLI on exactEarth’s statements of operations, was reclassified to the research and development expense FSLI.

b.

exactEarth’s selling, general and administrative expenses of $9.4 million for the eleven months ended September 30, 2021 were reclassified to the sales and marketing and general and administrative expense FSLIs based on the nature of the expenses.

c.

exactEarth’s foreign exchange (loss) gain of $0.5 million for the eleven months ended September 30, 2021, previously disclosed as a separate FSLI on exactEarth’s statement of operations, was reclassified to the other income (expense), net FSLI.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and the related notes appearing elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Our fiscal years ended December 31, 2021 and 2020 are referred to herein as fiscal year 2021 and fiscal year 2020, respectively. Unless the context otherwise requires, all references to “the Company,” “we,” “us,” or “our” and similar terms refer to Spire and its subsidiaries.

Overview

We are a global provider of space-based data, analytics and space services, offering unique datasets and powerful insights about Earth from the ultimate vantage point—space—so that organizations can make decisions with confidence, accuracy and speed. We own and operate one of the world’s largest multi-purpose satellite constellations in low earth orbit. Our fully deployed constellation consists of over 100 satellites and we believe it is also one of the world’s largest “listening” constellations, observing the earth utilizing radio frequency sensors. We enrich this hard-to-acquire, valuable data with analytics and predictive solutions, providing data as a subscription to organizations around the world so that they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage and mitigate risk.

In December 2021, our satellite constellation covered the earth over 200 times per day on average and our global ground station network performed over 2,300 contacts each day on average, reliably and resiliently collecting data with low latency. Our cloud-based data infrastructure processed five terabytes of data each day on average in December 2021, in creating our proprietary data analytics solutions. We provide customers these solutions through an API infrastructure that delivers approximately one terabyte of data each day to our customers, as of December 31, 2021. The global data we collect includes data that can only be captured from space with no terrestrial alternatives. We collect this data once and can then sell it an unlimited number of times across a broad and growing set of industries, including weather, aviation and maritime, with global coverage, real-time and near real-time data that can be easily integrated into our customers’ operations.

Our platform applies our value-add insights and predictive analytics to this proprietary data to create commercially valuable datasets. We offer three data solutions to our customers, which vary in complexity and price and can be delivered in near real-time via our API that can be easily integrated into our customers’ business operations:

•	Maritime: Precise space-based data used for highly accurate ship monitoring, ship safety and route optimization.

•	Aviation: Precise space-based data used for highly accurate aircraft monitoring, aircraft safety and route optimization.

•	Weather: Precise space-based data used for highly accurate weather forecasting.

For each data solution, we have the capability to offer customers a variety of features and additional value. The four forms of data we monetize are:

•	Clean data: Clean and structured data directly from our proprietary nanosatellites;

•	Smart data: Clean data fused with third-party datasets and proprietary analysis to enhance value and provide insights;

•	Predictive solutions: Big data, AI, and ML algorithms applied to fused data sets to create predictive analytics and insights; and

•	Solutions: Data-driven actionable recommendations to solve specific business problems, utilizing the full spectrum of our data analytics suite.

These value-add data features allow customers to solve various use cases and provide a path to expand throughout the customer’s relationship.

As our fourth solution, we are also pioneering an innovative business model through our Space Services solution. We leverage our fully deployed infrastructure and large-scale operations to enable our customers to obtain customized data through our API. Our customers can begin receiving data in less than a year after engaging with us and receive data by entering into a subscription agreement. Our Space Services offering provides our customers with fast, scalable and reliable access to space.

Our solutions are offered to customers across numerous industries and we not only have the opportunity to upsell within each one, but we also have the opportunity to cross-sell among all our solutions.

We provide our solutions to global customers through a subscription model or project-based solutions. We currently sell directly to end customers and utilize reseller partners when beneficial.

Highlights from Fiscal Year 2021

•	On August 16, 2021, we completed the Merger with NavSight and received cash proceeds of $236.6 million and were listed on the NYSE under the ticker symbol “SPIR.”

•

On November 30, 2021, we completed the acquisition of exactEarth for the purchase price of $129.0 million, consisting of $109.6 million in cash and $22.3 million of shares of our Class A common stock, net of $3.0 million post-combination expense.

•

Full year 2021 revenue was $43.4 million, an increase of 52% from fiscal year 2020. Excluding the $1.5 million of revenue recognized from exactEarth during the fourth quarter and fiscal year ended December 31, 2021, full year 2021 revenue was $41.9 million, an increase of 47% from fiscal year 2020.

•

As of December 31, 2021, annual recurring revenue (“ARR”) was $70.8 million, an increase of approximately 96% from December 31, 2020. Excluding the $18.5 million of ARR contributed by the acquisition of exactEarth, Spire’s December 31, 2021 ARR was $52.3 million, an increase of 44% from December 31, 2020. For the definition of ARR, see the section titled “—Key Business Metrics.”

•

We had 255 organic ARR Solution Customers under contract and added 343 from exactEarth, ending the fourth quarter with 598 ARR Solution Customers, a 288% increase year-over-year. For the definition of ARR Solution Customers, see the section titled “—Key Business Metrics.”

COVID-19 Impact

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic, which continues to spread throughout the United States and the world and has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. While we are unable to accurately predict the full impact that the COVID-19 pandemic will have on our operating results, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic or any resurgences of the pandemic locally or globally, our compliance with these measures has impacted our day-to-day operations and could continue to disrupt our business and operations, as well as that of certain of our customers whose industries are more severely impacted by these measures, for an indefinite period of time. Through fiscal year 2021, we have experienced adverse changes in customer buying behavior that began in March 2020 as a result of the impact of the COVID-19 pandemic, including decreased customer engagement, delayed sales cycles, and deterioration in near-term demand. In 2021, the Delta and Omicron variants of COVID-19 became the dominant strains in numerous countries around the world, including the United States, and are believed to be more contagious than other previously identified COVID-19 strains. As a result of the impact of the COVID-19 pandemic, we experienced delays and re-work due to third party satellite launch providers schedule shifts, delays and increased expenses in our hiring process, some attrition from adjusting company policies due to the COVID-19 pandemic and additional time and expenses supporting customer contracts. Despite these headwinds, we experienced an increase in revenue for fiscal year 2021, as compared to fiscal year 2020.

To support the health and well-being of our employees, customers, partners and communities, we have allowed many of our employees to work remotely. As of December 31, 2021, our employees are permitted to come into the office in accordance with all applicable local, State and Federal guidelines and regulations. Our offices will only remain open to the extent local, state and federal authorities permit us to do so and our own criteria and conditions to ensure employee health and safety are satisfied, including social distancing and enhanced cleaning protocols. While we have developed plans for our employees to begin safely returning to their respective offices, we cannot predict when or how we will be able to completely lift the work from home requirements or other COVID-19 related restrictions for geographic areas that continue to be significantly impacted by the pandemic or certain other actions taken as part of our business continuity plans, including travel restrictions. We may also have to reinstate work from home requirements in response to further changes in local regulations in connection with developments in the COVID-19 pandemic. While the adjustments to our operations may result in inefficiencies, delays and additional costs in our solution development, sales, marketing, and customer support efforts, as of the date of this filing, we do not believe our work from home protocol has materially adversely impacted our internal controls, financial reporting systems or our operations.

In response to the ongoing COVID-19 pandemic, we initially implemented plans to manage our costs. In fiscal year 2020, for part of the year, we temporarily limited the addition of new employees and third-party contracted services, curtailed most travel expenses except where critical to the business, and acted to limit discretionary spending. As we obtained further visibility on the impact of the COVID-19 pandemic on our business, we lifted some of these limitations to support our growth. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that we, our customers and governmental authorities have adopted have resulted in, and could continue to result in, customers not purchasing or renewing our solutions or services, delays or lengthening of our sales cycles, and reductions in average transaction sizes, and could negatively affect our customer success and sales and marketing efforts, or create operational or other challenges, any of which could harm our business and operating results. Because our solutions have future obligations and a portion of that revenue is recognized over time, the effect of the pandemic may not be fully reflected in our operating results until future periods. Our competitors could experience similar or different impacts as a result of the COVID-19 pandemic, which could result in changes to our competitive landscape. While we have developed and continue to develop plans to help mitigate the negative impact of the pandemic on our business, these efforts may not be effective, and any protracted economic downturn could significantly affect our business and operating results. We will continue to evaluate the nature and extent of the impact of the COVID-19 pandemic to our business. For additional information regarding the possible impact of the COVID-19 pandemic on our business, see the section titled “Risk Factors.”

Key Factors Affecting Our Performance

We believe that our current and future performance are dependent on many factors, including, but not limited to, those described below. While these areas present significant opportunity, they also present risks that we must manage to achieve successful results. For additional information about these risks, see the section titled “Risk Factors.” If we are unable to address these risks, our business and results of operations could be adversely affected.

Expansion of and Further Penetration of Our Customer Base

We employ a “land and expand” business model that focuses on efficiently acquiring new customers (“land”) and then growing our relationships with these customers over time (“expand”). We have the capability to offer customers additional data sets and a variety of enhanced features that potentially grow the value of the services our customers contract with us. Our future revenue growth and our path to profitability are dependent upon our ability to continue to land new customers and then expand adoption of our solutions within their organizations.

We track our progress landing new customers by measuring the number of ARR Solution Customers we have from one fiscal year to the next. For instance, we have increased our number of ARR Solution Customers from 154 for fiscal year 2020 to 598 for fiscal year 2021. We track our progress in expanding our customer relationships by measuring our ARR Net Retention Rate. For the definition of ARR Net Retention Rate, see the section titled “—Key Business Metrics.” Our organic ARR Net Retention Rate was 110% for fiscal year 2021 and 154% for fiscal year 2020.

Expansion into New Industries and Geographies

As our solutions have grown, we continue to focus on further penetration of our initial industries including maritime, aviation, logistics and government (civil and defense/intelligence) among others. We believe our technology and solutions give us the ability to also expand into additional industries, including energy, financial services, agriculture, transportation, and insurance, and geographies, including Latin America, Africa, and the Middle East. Our revenue growth is dependent upon our ability to continue to expand into new industries and geographies. The costs associated with these expansions may adversely affect our results of operations.

Investment in Growth

We continue investing in growing our business and capitalizing on our market opportunity while balancing the uncertainties from the COVID-19 pandemic. We intend to continue to add headcount to our global sales and marketing teams to acquire new customers and to increase sales to existing customers and we intend to continue to add headcount to our research and development teams and otherwise invest to improve and innovate our nanosatellite, ground station and data analytics technologies. For fiscal year 2021, our spending on research and development increased by $10.9 million, or 52%, from fiscal year 2020, which included $0.3 million from the exactEarth acquisition. For fiscal year 2021, our sales and marketing expenses increased by $10.1 million, or 98%, from fiscal year 2020, which included $0.6 million from the exactEarth acquisition. Our total headcount across all functions has increased from 251 employees as of December 31, 2020, to 370 employees as of December 31, 2021, which increase includes 33 exactEarth employees. We believe that these investments will contribute to our long-term growth. The costs of these investments may adversely affect our operating results.

Acquisitions

Our business strategy may include, like our November 2021 acquisition of exactEarth, acquiring other complementary solutions, technologies, or businesses that we believe will allow us to reduce the time or costs required to develop new technologies, incorporate enhanced functionality into and complement our existing solution offerings, augment our engineering workforce, and enhance our technological capabilities.

Impact of Foreign Exchange Rates

We report in U.S. dollars, and the functional currency of our foreign operating subsidiaries is the local currency, including the Euro, the British Pound, the Singapore Dollar and the Canadian Dollar. Many of these currencies have strengthened significantly against the U.S. dollar since fiscal year 2020. In fiscal year 2021, approximately 48% of our revenues were generated in non-U.S. dollar-denominated currencies respectively. This compares to fiscal year 2020 where approximately 50% of our revenues were generated in non-U.S. dollar-denominated currencies respectively. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at each balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. To the extent we experience significant currency fluctuations, our results of operations may be impacted.

Key Business Metrics

We review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

•	ARR

•	ARR Customers

•	ARR Solution Customers

•	ARR Net Retention Rate

Annual Recurring Revenue

We define ARR as our expected annualized revenue from customers that are under contract with us at the end of the reporting period with a binding and renewable agreement for our subscription solutions, or a customer that has a binding multi-year contract that can range from components of our Space Services solution to a project-based customer solution. Project-based contracts or customers are considered recurring when they have signed a multi-year binding agreement that has a renewable component in the contract or a customer that has multiple contracts that we continue to have under contract over multiple years. Customer contracts for data trials and one-time transactions are excluded from the calculation of ARR.

Our ARR growth in the periods presented has been driven by both landing new ARR Customers along with increasing the amount of business with our existing customers. This is reflected in the increase in the total number of ARR Customers as well as ARR Net Retention Rates that have been over 100% for the periods presented. Due in part to the timing of some of our project-based contracts, including when engagements start and stop, our ARR has fluctuated from period to period in the past, and we expect our ARR to fluctuate from period to period in the future. ARR is a leading indicator and accordingly will tend to outpace the revenue impact as we recognize the contract value over time.

The following table summarizes our ARR at each fiscal year end for the periods indicated.

	Fiscal Year

(dollars in thousands)	2021	2020	2021 to 2020 % Change
ARR	$70,752	$36,179	96%

ARR increased by $34.6 million, or 96%, of which $18.5 million was attributable to our acquisition of exactEarth. Our organic ARR growth was 44%.

Number of ARR Customers and ARR Solution Customers

We define an ARR Customer as an entity that has a contract with us or through our reseller partners contracts, that is either a binding and renewable agreement for our subscription solutions, or a binding multi-year contract as of the measurement date independent of the number of solutions the entity has under contract. A single organization with separate subsidiaries, segments, or divisions may represent multiple customers, as we treat each entity that is invoiced separately as an individual customer. In cases where customers subscribe to our platform through our reseller partners, each end customer that meets the above definition is counted separately as an ARR Customer. All entities that have contracts for data trials and one-time transactions are excluded from the calculation of ARR Customers.

We define an ARR Solution Customer similarly to an ARR Customer, but we count every solution the customer has with us separately. As a result, the count of ARR Solution Customers exceeds the count of ARR Customers in each year as some customers contract with us for multiple solutions. Our multiple solutions customers are those customers that are under contract for at least two of our solutions: Maritime, Aviation, Weather, and Space Services. All entities that have contracts for data trials and one-time transactions are excluded from the calculation of ARR Solution Customers.

Our ARR Customer and ARR Solution Customer growth in the periods presented have been driven by landing new ARR Customers across our four solutions (Maritime, Aviation, Weather and Space Services) and expanding our geographical footprint, along with having a low number of customers who have chosen not to renew their contracts with us. We believe that our ability to expand our customer base is a key indicator of our market penetration, the growth of our business, and our future potential business opportunities.

The following table summarizes the number of our ARR Customers and ARR Solution Customers at each fiscal year end for the periods indicated:

	Fiscal Year

	2021	2020	2021 to 2020 % Change
ARR Customers	575	144	299%
ARR Solution Customers	598	154	288%

ARR Customers grew by 431, or 299%. The addition of exactEarth added 343 ARR Customers. Our organic ARR Customer growth was 61%. ARR Solution Customers grew by 444. The addition of exactEarth added 343 ARR Solution Customers. Our organic ARR Solution Customer growth was 66%.

ARR Net Retention Rate

We calculate our ARR Net Retention Rate for a particular fiscal period end by dividing (i) our ARR from those ARR Customers that were also customers as of the last day of the prior fiscal period end by (ii) the ARR from all customers as of the last day of the prior fiscal period. This calculation measures the overall impact from increases in customer contract value (upsells), the decreases in customer contract value (downsells), and the decreases in customer value resulting from customers that have chosen not to renew their contracts with us.

The following table summarizes our ARR Net Retention Rate at each fiscal year end for the periods indicated (excludes exactEarth):

	Fiscal Year

	2021	2020	2021 to 2020 % Change
ARR Net Retention Rate	110%	154%	(29)%

Our ARR Net Retention Rate can be impacted from period to period by large increases or decreases in customer contract value and large decreases in contract value from customers that have chosen not to renew their contracts with us. An ARR Net Retention Rate greater than 100% is an indication that we are growing the value of the solutions our customers are purchasing from us from a fiscal period end versus the prior fiscal period end. An ARR Net Retention Rate less than 100% is an indication that we are reducing the value of the solutions our customers are purchasing from us from a fiscal period end versus the prior fiscal period end. For fiscal year 2021, our ARR Net Retention Rate decreased 29% from fiscal year 2020. This decrease was driven by the growth in our ARR renewable base, a higher concentration of new customer ARR versus upsell, and delays in certain Space Services contracts that caused the contract value to spread over a longer period.

Components of Results of Operations

Revenue

We derive revenue from providing data, insights, and access to our cloud-based technology platform sold on a subscription basis. Some of our customer arrangements include the delivery of specific performance obligations and subsequent customer acceptance of project-based deliverables, which may impact the timing of revenue recognition. Subscription periods for our solutions generally range from one to two years and are typically non-cancelable, with customers having the right to terminate their agreements only if we materially breach our obligations under the agreement. Our subscription fees are typically billed either monthly or quarterly in advance.

Cost of Revenue

Cost of revenue consists primarily of personnel costs, depreciation, hosted infrastructure and high-power computing costs, third-party operating and royalty costs associated with delivering our data and services to our customers, and amortization of purchased intangibles associated with the exactEarth acquisition. Personnel costs are primarily related to the cost of our employees supporting and managing our constellation operations including satellite operations, ground station control and launch management. Costs associated with the manufacture and launch of our satellites, including personnel costs, are capitalized and depreciated upon placement in service, typically over a three year expected useful life. As satellites reach their expected end of useful life, they are generally replaced with replenishment satellites to maintain our constellation at optimal performance. Costs associated with the acquisition and development of new ground stations, including the bill of materials and labor to install the ground station, are capitalized and depreciated upon placement in service typically over a four-year expected useful life. We anticipate ongoing capital spending to repair and replenish ground stations as they reach their end of useful life to keep our ground station network at optimal performance. Our proprietary ground station network is primarily located in third-party locations where we incur lease and other operational charges. Cost of revenue also includes royalties associated with third-party data sets that we integrate into our data solutions.

Operating Expenses

Research and Development. Research and development expenses consist primarily of employee-related expenses, third-party consulting fees, and computing costs. Our research and development efforts are focused on improving our satellite technology, developing new data sets, developing new algorithms and enhancing our smart and predictive analytics, and enhancing the ease of use and utility of our space-based data solutions.

Sales and Marketing. Sales and marketing expenses consist primarily of employee-related expenses, sales commissions, marketing and advertising costs, costs incurred in the development of customer relationships, brand development costs, travel-related expenses and amortization of purchased intangible backlog associated with the exactEarth acquisition. Commission costs on new customer contract bookings are considered costs of obtaining customer contracts. Commission costs for multi-year deals are considered contract acquisition costs and are deferred and then amortized over the period of the contract excluding the last 12 months, which are expensed at the beginning of that final period. Commission costs on contracts completed with a term of twelve months or less are expensed in the period incurred.

General and Administrative. General and administrative expenses consist of employee-related expenses for personnel in our executive, finance and accounting, facilities, legal, human resources, global supply chain, and management information systems functions, as well as other administrative employees. In addition, general and administrative expenses include fees related to third-party legal counsel, fees related to accounting, tax and audit costs, office facilities costs, software subscription costs, and other corporate costs.

Loss on Satellite Deorbit and Launch Failure. Loss on Satellite Deorbit and Launch Failure consists of the write-off of the remaining capitalized costs associated with the manufacture and launch of our satellites prior to the end of the satellite’s useful life. We contract with third-party companies to launch, carry, and deploy our LEMUR satellites into space. A loss could result from a third-party launch or deployer failure, a technical failure of the satellite, or the deorbit of a satellite before the end of the satellite’s useful life. A technical failure could include a satellite that is not able to communicate with our network of ground stations or fulfill its intended technical mission for a duration greater than one month. The loss amount is presented net of any insurance claims received. We did not incur any of these expenses in fiscal year 2021. We incurred $0.7 million in expenses in fiscal year 2020.

Other Income (Expense)

Interest Income. Interest Income includes interest earned on our cash balances.

Interest Expense. Interest Expense includes interest costs associated with our promissory and convertible notes, and amortization of deferred financing costs.

Change in Fair Value of Contingent Earnout Liability. Change in Fair Value of Contingent Earnout Liability includes mark-to-market adjustments to reflect changes in fair value of the contingent earnout liability.

Change in Fair Value of Warrant Liabilities. Change in Fair Value of Warrant Liabilities includes mark-to-market adjustments to reflect changes in fair value of warrant liabilities.

Other (Expense) Income, Net. Other (Expense) Income, Net consists primarily of tax credits, grant income, the impact of foreign exchange gains and losses, benefit from loan forgiveness, loss on debt extinguishment, and sales and local taxes. We use the local currency as our functional currency for Luxembourg, United Kingdom, Singapore and Canada.

Income Tax Provision

Provision for income taxes consists of federal and certain state income taxes in the United States and income taxes in certain foreign jurisdictions. We do not provide for income taxes on undistributed earnings of our foreign subsidiaries since we intend to invest these earnings outside of the United States permanently. We account for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted rates and laws that will be in effect when the differences are expected to reverse.

Results of Operations

Fiscal Year 2021 Compared to Fiscal Year 2020

The following tables set forth selected Consolidated Statements of Operations data and such data as a percentage of total revenues for each of the periods indicated:

	Fiscal Year
(in thousands)	2021	2020
Revenue	$43,375	$28,490
Cost of revenue(1)	18,720	10,285

Gross profit	24,655	18,205

Operating expenses(1):
Research and development	31,615	20,751
Sales and marketing	20,387	10,279
General and administrative	40,479	12,520
Loss on satellite deorbit and launch failure	—	666

Total operating expenses	92,481	44,216

Loss from operations	(67,826)	(26,011)

Other (expense) income:
Interest income	23	54
Interest expense	(11,417)	(6,773)
Change in fair value of contingent earnout liability	67,026	—
Change in fair value of warrant liabilities	(1,600)	(198)
Other (expense) income, net	(5,021)	824

Total other income (expense), net	49,011	(6,093)

Loss before income taxes	(18,815)	(32,104)
Income tax provision	497	400

Net loss	$(19,312)	$(32,504)

(1)	Includes stock-based compensation as follows:

	Fiscal Year
(in thousands)	2021	2020
Cost of revenue	$432	$39
Research and development	2,859	1,000
Sales and marketing	2,307	327
General and administrative	6,036	794

Total stock-based compensation	$11,634	$2,160

Revenue

	Fiscal Year
(in thousands)	2021	2020	2021 to 2020 % Change
Revenue	$43,375	$28,490	52%

Total revenue increased $14.9 million, or 52%, driven primarily by the growth in the number of ARR Customers combined with our ARR Net Retention Rate greater than 100%. The exactEarth acquisition added $1.5 million of revenue in fiscal year 2021. Our organic ARR Customers increased 61%, from 144 as of fiscal year 2020 to 232 as of fiscal year 2021, which contributed to an increase in revenue from new customers. Our organic ARR Net Retention Rate was 110% during fiscal year 2021, which contributed to an increase in revenue from our existing customer base.

For fiscal year 2021, we derived 48% of our revenue from Europe, Middle East, Africa (“EMEA”), 36% of our revenue from the Americas and 16% of our revenue from Asia Pacific (“APAC”). For fiscal year 2020, we derived 50% of our revenue from EMEA, 38% of our revenue from the Americas, and 12% of our revenue from APAC. For fiscal year 2021, we derived 47% of our revenue from subscription arrangements, compared to 27% for fiscal year 2020. This percentage mix can fluctuate significantly from period to period driven primarily by the timing of the non-subscription revenue recognition in our contracts.

For fiscal year 2021, our increase in the number of ARR Customers and our ARR Net Retention Rate greater than 100% was driven by our increased spending on sales and marketing activities, the geographical expansion of our sales efforts into new countries and/or regions and the development and rollout of new data solutions.

Over time, we expect the mix of our total revenues in the Americas and APAC to continue to increase with additional sales and marketing focus in those regions.

Cost of Revenue

	Fiscal Year
(in thousands)	2021	2020	2021 to 2020 % Change
Total cost of revenue	$18,720	$10,285	82%
Gross profit	24,655	18,205	35%
Gross margin	57%	64%	(11)%
Headcount (at period end)	25	19	32%

Cost of revenue increased $8.4 million, or 82%, $1.7 million of this growth was due to the addition of exactEarth operating costs, retention and stock acceleration expenses. Organic increases were primarily driven by an increase in depreciation expense of $2.2 million, an increase in computing costs of $2.2 million, third party royalty costs increases of $1.0 million, $0.7 million of space services hardware expenses and $0.2 million higher personnel expenses, with the remainder in higher miscellaneous operating expenses. Depreciation expense increased from the prior period driven by continued additions to our constellation. The increase in computing costs were driven by higher expenses to support customer growth and some of our weather solutions transitioning from research and development to production. The increase in third party royalty costs was driven by an increase in sales activity, resulting in higher payments to third-party data set providers as they augment our data solutions. The increase in space services third-party hardware expenses was in support of a strategic customer commitment. The increase in personnel expenses was driven by headcount growth.

Gross margin for fiscal year 2021 and fiscal year 2020 was 57% and 64%, respectively. The decrease in fiscal year 2021 gross margin compared to fiscal year 2020 was driven primarily by higher depreciation, computing expenses, royalties, and strategic customer expenses as described above. This metric can fluctuate significantly from period to period driven primarily by the timing of the revenue as well as the timing of our technology investments to support future revenue. The exactEarth acquisition negatively impacted gross margin by approximately 2%. Of this reduction, approximately half was driven by purchase accounting adjustments including reduction to exactEarth deferred revenue and amortization of purchased intangibles.

We expect cost of revenue, including depreciation and amortization expenses, third-party operating costs and royalties, and high-powered computing costs, to increase in absolute dollars as our business grows. Additionally, we expect the purchase accounting adjustments associated with the exactEarth acquisition, namely higher amortization expenses and lower deferred revenue, to grow in relative terms as we absorb the impact on a full year basis. These items will likely have a negative impact on gross margin for at least the near term.

Operating Expenses

Operating expenses consist of our research and development, our sales and marketing, and our general and administrative expenses. As we continue to invest in our growth, including through hiring additional personnel, we expect our operating expenses to increase in absolute dollars as revenue grows; however, we expect our operating expenses as a percentage of revenue to decrease over time.

Research and Development

	Fiscal Year
(in thousands)	2021	2020	2021 to 2020 % Change
Research and development	$31,615	$20,751	52%
Percentage of total revenue	73%	73%
Headcount (at end of period)	181	130	39%

Research and development expenses increased $10.8 million, or 52%. $0.7 million of this growth was due to the addition of exactEarth operating costs, retention and stock acceleration expenses. Organic increases were primarily driven by an increase in personnel costs of $7.8 million, an increase in third-party services of $1.2 million, an increase in computing costs of $1.0 million and a $0.1 million increase in other operating expenses. The increase in personnel costs was driven by growth in headcount during the period. The increase in computing costs were driven by additional testing, modeling, and storage requirements used to develop new solutions. The increase in third-party services was driven by external technical resources required to support new development processes and capabilities.

While we expect research and development expenses to increase in absolute dollars in future periods primarily due to higher headcount as we continue to invest in the development of our solutions offerings and new technologies, we expect research and development expenses to decrease as a percentage of revenue in future periods as our revenue growth exceeds our growth in research and development spend.

Sales and Marketing

	Fiscal Year
(in thousands)	2021	2020	2021 to 2020 % Change
Sales and marketing	$20,387	$10,279	98%
Percentage of total revenue	47%	36%
Headcount (at end of period)	89	55	62%

Sales and marketing expenses increased $10.1 million, or 98%. $1.2 million of this growth was due to the addition of exactEarth operating costs, retention and stock acceleration expenses. Organic increases were primarily due to an increase in personnel costs of $7.0 million, an increase in marketing and professional services costs of $1.4 million, an increase of $0.3 million in travel expenses and $0.2 million increase in other operating expenses. The increase in personnel costs was driven by growth in our headcount involved in selling activities. The increase in marketing and professional services costs was driven by growth in our expenditures for demand generation, brand awareness and public relations. The increase in travel expense was due to improved travel conditions following the COVID-19 pandemic.

While we expect sales and marketing expenses to continue to grow in absolute dollars in the future, primarily due to increased employee-related expenses as we grow our headcount, to support our sales and marketing efforts and our continued expansion of our sales capacity across our solutions, we expect sales and marketing expenses as a percentage of revenue to decrease in future periods as our revenue growth exceeds our growth in sales and marketing spend.

General and Administrative

	Fiscal Year
(in thousands)	2021	2020	2021 to 2020 % Change
General and administrative	$40,479	$12,520	223%
Percentage of total revenues	93%	44%
Headcount (at end of period)	75	47	60%

General and administrative expenses increased $28.0 million, or 223%. $2.2 million of this growth was due to the addition of exactEarth operating costs, retention and stock acceleration expenses. Organic increases were primarily driven by an increase in professional and consulting fees of $14.3 million, an increase in personnel costs of $7.1 million, an increase in business insurance of $2.7 million, an increase in facilities expenses of $0.8 million, an increase of $0.5 million in software expenses, and other miscellaneous operating expenses of $0.4 million. The increase in professional and consulting fees was primarily driven by accounting, legal and other consulting services associated with the Merger, company readiness for going public and the exactEarth acquisition. The increase in personnel costs was driven by stock-based compensation expense associated with a performance-based equity incentive program as well as overall headcount growth. The increase in business insurance was driven by incremental exposure associated with being a public company. The increase in facilities expenses was driven by an increase in office rent driven by expansion into new office space to accommodate our headcount growth. The increase in software expenses was driven by scaling to support overall company headcount growth.

While we expect our general and administrative expenses to continue to grow in absolute dollars in future periods as our employee-related expenses increase to support our revenue growth and we have increased expenses from being a public company, we expect our general and administrative expenses as a percentage of revenue to decrease as revenue growth exceeds our growth in general and administrative spend.

Loss on Satellite Deorbit and Launch Failure

	Fiscal Year
(in thousands)	2021	2020	2021 to 2020 % Change
Loss on satellite deorbit and launch failure	$—	$666	(100)%
Percentage of total revenues	—%	2%

In fiscal year 2021, we incurred no expense in this category compared to fiscal year 2020, where we experienced the loss of two satellites due to a third-party deployment issue associated with a single launch.

Due to the nature of these events, we cannot predict the magnitude or frequency of future satellite deorbit and launch failure losses. While we sometimes purchase launch insurance when financially practical, the proceeds from these policies will typically only cover a portion of our loss in the event of an unplanned satellite deorbit or launch failure.

Other Income (Expense)

	Fiscal Year
(in thousands)	2021	2020	2021 to 2020 % Change
Interest income	$23	$54	(57)%
Interest expense	$(11,417)	$(6,773)	69%
Change in fair value of contingent earnout liability	$67,026	$—	—
Change in fair value of warrant liabilities	$(1,600)	$(198)	708%
Other (expense) income, net	$(5,021)	$824	(709)%

Interest income was immaterial.

Interest expense increased $4.6 million, or 69%, primarily as a result of incurring higher interest charges associated with our EIB, Eastward and FP loan facilities as discussed below.

Change in fair value of contingent earnout liability was $67.0 million, driven by the mark-to-market adjustment to reflect the fair market valuation of the underlying stock price. In connection with the Merger, eligible Spire equity holders are entitled to receive additional shares of our common stock upon our achievement of certain Earnout Triggering Events which are treated as liabilities and required to be marked to market each reporting period. Changes in valuation are recorded against the Contingent earnout liability account with the offsetting gain or loss recorded in Other Income (expense). For additional information, see Notes 2, 3 and 10 to Spire’s consolidated financial statements included elsewhere in this prospectus.

Change in fair value of warrant liabilities increased by $1.4 million, driven by the mark-to-market adjustment to reflect the fair market valuation of our public and private warrants. For additional information, see Notes 2, 10 and 13 to Spire’s consolidated financial statements included elsewhere in this prospectus.

Other (expense) income, net increased $5.8 million, or 709%, primarily driven by $5.0 million in debt extinguishment expenses resulting from paying off the EIB Loan and the Eastward Loan Facilities, and an increase in realized and unrealized foreign exchange expense of $1.9 million, and $0.3 million of miscellaneous other expenses, offset by an increase of $1.7 million in grant income driven by the extinguishment of debt resulting from the U.S. government’s forgiveness of our loan under the Paycheck Protection Program (“PPP”) established as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

We continue to experience foreign currency fluctuations as we re-measure foreign currency denominated transactions and balances into the functional currency of the entities in which they are recorded. Our results of operations are subject to fluctuations due to changes in the Euro, British Pound, Singapore Dollar and Canadian Dollar. We may continue to experience favorable or adverse foreign currency exchange impacts due to volatility in these currencies relative to their respective functional currencies.

Income Taxes

	Fiscal Year
(in thousands)	2021	2020	2021 to 2020 % Change
Income taxes	$497	$400	24%

Income tax increased $0.1 million, or 24%, primarily driven by higher income tax in our United Kingdom subsidiary.

Non-GAAP Financial Measures

We believe that in addition to our results determined in accordance with GAAP, non-GAAP Adjusted EBITDA is useful in evaluating our business, results of operations and financial condition. We believe that this non-GAAP financial measure may be helpful to investors because it provides consistency and comparability with past financial performance and facilitates period to period comparisons of operations, as this eliminates the effects of certain variables from period to period for reasons that we do not believe reflect our underlying business performance. In addition to our GAAP measures, we use this non-GAAP financial measure internally for budgeting and resource allocation purposes and in analyzing our financial results.

For the reasons set forth below, we believe that excluding the following items provides information that is helpful in understanding our results of operations, evaluating our future prospects, comparing our financial results across accounting periods, and comparing our financial results to our peers, many of which provide similar non-GAAP financial measures.

•

Loss on satellite deorbit and launch failure. We exclude loss on satellite deorbit and launch failure because if there was no loss, the expense would be accounted for as depreciation and would also be excluded as part of our EBITDA calculation.

•	Other (expense) income, net. We exclude other (expense) income, net because it includes one-time and other items that do not reflect the underlying operational results of our business.

•

Stock-based compensation. We exclude stock-based compensation expenses primarily because they are non-cash expenses that we exclude from our internal management reporting processes. We also find it useful to exclude these expenses when we assess the appropriate level of various operating expenses and resource allocations when budgeting, planning, and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Stock Compensation (“ASC 718”), we believe excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business results of operations and those of other companies.

•	Change in fair value of warrant liabilities and contingent earnout liabilities. Spire excludes this as it does not reflect the underlying cash flows or operational results of the business.

•

Amortization of purchased intangibles. Spire incurs amortization expense for purchased intangible assets in connection with acquisitions of certain businesses and technologies. Amortization of intangible assets is a non-cash expense and is inconsistent in amount and frequency because it is significantly affected by the timing, size of acquisitions and the inherent subjective nature of purchase price allocations. Because these costs have already been incurred and cannot be recovered, and are non-cash expenses, Spire excludes these expenses for its internal management reporting processes. Spire’s management also finds it useful to exclude these charges when assessing the appropriate level of various operating expenses and resource allocations when budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to Spire’s revenues earned during the periods presented and will contribute to Spire’s future period revenues as well.

•

Other Acquisition Accounting Amortization. Spire incurs amortization expense for purchased data rights in connection with the acquisition of exactEarth and certain technologies. Amortization of this asset is a non-cash expense that can be significantly affected by the inherent subjective nature of the assigned value and useful life. Because this cost has already been incurred and cannot be recovered, and is a non-cash expense, Spire excludes this expense for its internal management reporting processes. Spire’s management also finds it useful to exclude this charge when assessing the appropriate level of various operating expenses and resource allocations when budgeting, planning and forecasting future periods.

•

Mergers and acquisition related expenses. Spire excludes these expenses as these are associated with transaction costs that are generally one time in nature and not reflective of the underlying operational results of its business.

•	EBITDA. We define EBITDA as net income (loss), plus depreciation and amortization expense, plus interest expense, and plus the provision for (or minus benefit from) income taxes.

•	Other unusual one-time costs. We exclude these as they are unusual items that do not reflect the ongoing operational results of our business.

•

Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted for loss on satellite deorbit and launch failure, change in fair value of warrant liabilities, change in value of contingent earnout liability, other (expense) income, net, stock-based compensation, other acquisition accounting amortization, mergers and acquisition related costs and expenses, and other unusual one-time costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

•

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Investors should read this discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes thereto also included within.

The following table outlines the reconciliation from net loss to Adjusted EBITDA for the periods indicated:

	Fiscal Year

(in thousands)	2021	2020
Net loss	$(19,312)	$(32,504)
Depreciation & amortization	8,509	5,546
Net interest	11,394	6,719
Taxes	497	400

EBITDA	1,088	(19,839)

Loss on satellite deorbit and launch failure	—	666
Change in fair value of contingent earnout liability	(67,026)	—
Change in fair value of warrant liabilities	1,600	—
Other income (expense), net	5,021	(626)
Stock-based compensation	11,634	2,160
Mergers and acquisition related expenses	9,718	—
Other unusual one-time costs	387	—
Other acquisition accounting amortization	60	—

Adjusted EBITDA	$(37,518)	$(17,639)

Limitations on the Use of Non-GAAP Financial Measures

There are limitations to using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures provided by other companies.

The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which items are adjusted to calculate our non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. Some of these limitations are:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us; and

•

Adjusted EBITDA does not reflect the loss on satellite deorbit and launch failure and does not reflect the cash capital expenditure requirements for the replacements of lost satellites. While these expenses could occur in a given year, the existence and magnitude of these costs could vary greatly and is unpredictable.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure to evaluate our business, and to view our non-GAAP financial measures in conjunction with the most directly comparable GAAP financial measures.

Liquidity and Capital Resources

Our principal sources of liquidity to fund our operations are from cash and cash equivalents, which totaled $109.3 million as of December 31, 2021, mainly from net proceeds from the Merger, borrowings available under the FP Term Loan (as defined below) and the issuance of convertible notes. Of this $109.3 million, approximately $11.6 million was held outside of the United States. These amounts compare to cash and cash equivalents of $15.6 million as of December 31, 2020, of which $5.2 million was held outside of the United States. These amounts are exclusive of restricted cash which totaled $0.4 million as of December 31, 2021, and $0.4 million as of December 31, 2020. Since our inception, we have been in an operating cash flow deficit as we have made significant investments in our technology infrastructure, built out our research and development foundation, grown sales and marketing resources to drive revenue, and scaled general and administrative functions to enable operating effectiveness.

During fiscal year 2021, we issued additional convertible notes with a cumulative principal amount of $20.0 million, with maturities of January and February 2025, respectively, which converted into our Class A common stock at the Closing. In April 2021, we entered into the FP Credit Agreement (as defined and further described below), utilizing a portion of those funds to pay-off our existing credit arrangements with EIB and Eastward. In November 2021, we closed our acquisition of exactEarth for the purchase price of $129.0 million, consisting of $109.6 million in cash and $22.3 million of common stock, net of $3.0 million post-combination expense.

We expect that our principal sources of liquidity will be the proceeds received from the Merger, the additional convertible notes issued and the FP Term Loan (as defined below). We believe this will be sufficient to meet our working capital and capital expenditure needs over at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support solution development efforts, the expansion of sales and marketing activities, the ongoing investments in technology infrastructure, the introduction of new and enhanced solutions, and the continuing market acceptance of our solutions. From time to time, we may seek additional equity or debt financing to fund capital expenditures, strategic initiatives or investments and our ongoing operations. In the event that we decide, or are required, to seek additional financing from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.

NavSight Merger

On August 16, 2021, we announced that we had closed our Merger with NavSight. As a result, we became a wholly owned subsidiary of NavSight, and NavSight changed its name to “Spire Global, Inc.”

In connection with the Merger, we raised $264.8 million of proceeds including the contribution of $230.0 million of cash held in NavSight’s trust account from its initial public offering, net of redemptions of NavSight public stockholders of $210.2 million, and $245.0 million of cash in connection with the PIPE Investment. We incurred $38.7 million of merger and acquisitions costs, consisting of banking, legal, and other professional fees, of which $32.1 million was recorded as a reduction to additional paid-in capital, and the remaining $6.6 million was expensed to general and administrative expenses in the Consolidated Statements of Operations.

For more details on the Merger, including all equity conversions, please see Note 3 to Spire’s consolidated financial statements included elsewhere in this prospectus.

FP Credit Agreement

On April 15, 2021, we entered into a credit agreement with FP Credit Partners, L.P., as agent for several lenders (the “FP Lenders”) (as amended on May 17, 2021, the “FP Credit Agreement”), for a $70.0 million term loan facility (the “FP Term Loan”). Upon funding in May 2021, the FP Term Loan was used (i) to pay off our existing credit facilities with Eastward Fund Management, LLC (the “Eastward Loan Facility”) and European Investment Bank (the “EIB Loan Facility”), and (ii) to fund working capital and for general corporate purposes. We incurred $12.3 million of debt issuance costs relating to the FP Term Loan. The FP Lenders were also entitled to a commitment fee of $1.75 million that was fully earned and paid upon signing the FP Credit Agreement. The FP Term Loan bears interest at a rate of 9.00% per annum. Prior to the Merger, the FP Term Loan bore interest at a rate of 8.50% per annum. Since the FP Lenders elected to exercise their conversion right in connection with the Merger, and we chose not to prepay the remaining, non-converted outstanding principal amount of the FP Term Loan at the closing of such transaction, our interest rate under the FP Term Loan increased to 9.0% per annum.

Interest on the FP Term Loan is payable quarterly in arrears. The total outstanding principal amount of the FP Term Loan will be due and payable at maturity on April 15, 2026. We may prepay the outstanding principal amount of the FP Term Loan at any time, in full but not in part. In addition, since the FP Lenders elected to exercise their conversion right in connection with the Merger, there is no premium or other contractual return in a prepayment. The aggregate amount required to be repaid in a prepayment to the FP Lenders would only be the outstanding principal amount of the FP Term Loan and any accrued and unpaid interest thereon. Our obligations under the FP Credit Agreement are guaranteed by our material subsidiaries, as determined in accordance with the FP Credit Agreement, and secured by substantially all of our assets and the assets of the subsidiary guarantors.

The FP Credit Agreement contains customary affirmative and negative covenants, including covenants that limit our and our subsidiaries’ ability to, among other things, incur additional indebtedness, grant liens, make investments, pay dividends or other distributions on our capital stock, dispose of assets, consummate mergers or acquisitions and enter into transactions with affiliates, subject in each case to customary exceptions and qualifications. Prior to the consummation of a Qualifying IPO (as defined in the FP Credit Agreement), which includes the Merger, we were required to maintain, as of the last day of each fiscal quarter, minimum unrestricted cash of at least $15.0 million, as determined in accordance with the FP Credit Agreement, provided that this covenant did not apply following any fiscal quarter in which we achieved positive EBITDA so long as we continued to maintain positive EBITDA in subsequent fiscal quarters. Since the Merger occurred, we are no longer required to maintain this financial covenant per the terms of the FP Credit Agreement.

The FP Credit Agreement includes customary events of default, including, among other things, payment defaults, breaches of covenants or representations and warranties, cross-defaults with certain other indebtedness, bankruptcy and insolvency events and judgment defaults, subject to grace periods in certain instances. Upon the occurrence and during the continuance of an event of default, the FP Lenders may declare all or a portion of the outstanding obligations payable by us to be immediately due and payable and exercise other rights and remedies provided for under the FP Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the FP Credit Agreement at a per annum rate equal to 2% above the otherwise applicable interest rate.

During fiscal year 2021, we recognized within Other (expense) income, net on the Consolidated Statement of Operations, $5.0 million as a loss on extinguishment of debt, resulting from paying off the EIB Loan and the Eastward Loan Facilities.

Eastward Loan Facility

In December 2020, we entered into a line of credit agreement with Eastward and certain of our subsidiaries as co-borrowers (the “Eastward Loan Facility”). The agreement provided for a term loan facility in an aggregate principal amount of up to $25.0 million, of which we borrowed $15.0 million. We used the proceeds to prepay existing indebtedness and the remaining proceeds were available to be used for general corporate purposes. In connection with funding the term loan under the FP Credit Agreement, we repaid the outstanding obligations under the Eastward Loan Facility, including a prepayment premium and fees of $0.8 million.

The Eastward Loan Facility bore interest at a rate of 11.75% per annum, payable monthly in arrears. We were also required to pay a commitment fee equal to 1.00% of the principal amount of each term loan borrowing. Following an interest only period of 24 months, the principal amount of each term loan was repayable in 24 equal monthly installments based on an amortization period of 36 months. The outstanding principal amount of each term loan, plus a repayment fee equal to 2.00% of the original $15.0 million principal amount of such term loan, was due and payable 48 months after such borrowing.

Our obligations under the Eastward Loan Facility were guaranteed by certain of our subsidiaries, as determined in accordance with the loan agreement, and were secured by substantially all of our assets and the assets of the co-borrowers. The loan agreement contained customary affirmative and negative covenants, including covenants that limited our and our subsidiaries’ ability to, among other things, dispose of assets, consummate mergers or acquisitions, incur additional indebtedness, grant liens, pay dividends or other distributions on our capital stock, make investments and enter into transactions with affiliates, subject in each case to customary exceptions and qualifications.

The Eastward Loan Facility included customary events of default, including, among other things, payment defaults, breaches of covenants or representations and warranties, an investor abandonment default, cross- defaults with certain other indebtedness, bankruptcy and insolvency events and judgment defaults, subject to grace periods in certain instances. Upon the occurrence and during the continuance of an event of default, Eastward had the right to declare all or a portion of the outstanding obligations payable by us to be immediately due and payable and exercise other rights and remedies provided for under the loan agreement. Under certain circumstances, a default interest rate would have applied on all obligations during the existence of an event of default under the loan agreement at a per annum rate equal to 5% above the otherwise applicable interest rate.

EIB Loan Facility

In August 2020, we entered into a finance contract with EIB and Spire Global Luxembourg S.a.r.l., as borrower. The finance contract provided for a term loan facility (the “EIB Loan Facility”) in an aggregate principal amount of up to EUR 20.0 million, available in three tranches, of which we borrowed EUR 12.0 million. The proceeds of the term loans were required to be used for our innovation and expansion activities in Luxembourg and potentially other EU countries. In connection with funding the term loan under the FP Credit Agreement, we repaid the outstanding obligations under the EIB Loan Facility, including a prepayment premium of EUR 0.2 million.

The total outstanding principal amount of each tranche was due and payable five years after the borrowing date for such tranche. The initial tranche of EUR 5.0 million did not accrue interest. The second tranche of EUR 7.0 million accrued interest at a rate equal to EURIBOR plus 5.00% per annum, payable quarterly in arrears. If borrowed, the third tranche of EUR 8.0 million would have accrued interest at a rate equal to EURIBOR plus 10.0% per annum, payable quarterly in arrears. We were also required to pay a commitment fee equal to 1.00% per annum of the undrawn term loan commitments from the one-year anniversary of the finance contract through the expiration of the commitments in January 2023.

Our obligations under the finance contract were guaranteed by our material subsidiaries, as determined in accordance with the finance contract, and were secured by substantially all of our assets and the assets of the borrower. The finance contract contained customary affirmative and negative covenants, including covenants that limited our and our subsidiaries’ ability to, among other things, dispose of assets, consummate mergers or acquisitions, make investments, incur additional indebtedness, grant liens or pay dividends or other distributions on our capital stock, subject in each case to customary exceptions and qualifications.

The finance contract included customary events of default, including, among other things, payment defaults, breaches of covenants or representations and warranties, cross-defaults with certain other indebtedness, bankruptcy and insolvency events and a material adverse change event of default, subject to grace periods in certain instances. Upon the occurrence and during the continuance of an event of default, EIB had the right to declare all or a portion of the outstanding obligations to be immediately due and payable and exercise other rights and remedies provided for under the finance contract. Under certain circumstances, a default interest rate would have applied on all obligations during the existence of an event of default under the finance contract at a per annum rate equal to 2% above the otherwise applicable interest rate.

Under the terms of the EIB finance contract, on August 20, 2020, we issued to EIB a warrant exercisable for 454,899 shares (Tranche A) of Old Spire Common Stock at a price of $0.0001 per share. Upon completion of the Merger, the exercisable share count converted to 775,966. On October 29, 2020, we issued to EIB an additional warrant exercisable for 454,899 shares (Tranche B) of Old Spire Common Stock at a price of $0.0001 per share. Upon completion of the Merger, the exercisable share count converted to 775,966. Each such warrant included a put option, whereby EIB had the right to have us repurchase the warrants by paying EIB an amount equal to the then-current fair market value of the shares of Old Spire Common Stock for which the warrants were exercisable. The amount that we were required to pay upon the exercise of the put option was subject to a purchase price cap of EUR 10.0 million for each warrant. In September 2021, EIB submitted a notice of cancellation for the 775,966 EIB warrants (Tranche A). In October 2021, EIB submitted a notice of cancellation for the remaining 775,966 EIB warrants (Tranche B). The total settlement value associated with the EIB warrants was $19.9 million and was paid in November 2021. Upon settlement, $12.8 million was released from restricted cash which had been held in guarantee for EIB warrant redemption.

Acquisition of exactEarth

In November 2021, we closed our acquisition of exactEarth for the purchase price of $129.0 million, consisting of $109.6 million in cash and $22.3 million of common stock, net of $3.0 million post-combination expense. The acquisition of exactEarth accelerates growth of our existing maritime business with additional data solutions, cross-selling opportunities, and expansion of our geographic footprint. exactEarth is now a fully-owned subsidiary of Spire Global, Inc. and will continue to conduct operations from Cambridge, Ontario, Canada.

For additional detail regarding the terms associated with the exactEarth acquisition, see Note 4 to Spire’s consolidated financial statements included elsewhere in this prospectus.

Government Loan

As part of our acquisition of exactEarth in November 2021, we assumed a loan agreement with the Strategic Innovation Fund (“SIF”) which was recorded at fair value of the debt. As of December 31, 2021, $4.5 million was included in Long-term debt, non-current on Spire’s Consolidated Balance Sheets. Under this agreement and subsequent amendment, we are eligible to receive funding for certain expenditures incurred from February 13, 2018 to May 12, 2023, up to a maximum of $5.7 million. The loan is repayable in 15 annual payments beginning February 28, 2026 and has a stated interest rate of zero.

For additional detail regarding the terms associated with our financing arrangements, see Notes 8 and 9 to Spire’s consolidated financial statements included elsewhere in this prospectus.

Convertible Notes

From July 2019 through October 2020, we issued and sold subordinated convertible promissory notes in the aggregate principal amount of $42.9 million (the “2019 Spire Notes”). In May 2021, we agreed with the holders of the 2019 Spire Notes to extend the maturity date of all convertible promissory notes outstanding at December 31, 2020 from January 29, 2022 to July 31, 2022. From January 2021 through February 2021, we issued and sold subordinated convertible promissory notes in the aggregate principal amount of $20.0 million, which mature four years from the date of issuance (the “2021 Spire Notes”). The 2019 Spire Notes and the 2021 Spire Notes accrued interest at a rate of 8.0% per annum and converted into shares of our common stock in connection with the Closing, so they are no longer outstanding.

The following table summarizes our net cash used in operating activities, net cash used in investing activities, and net cash provided by financing activities for the periods indicated:

	Fiscal Year

(in thousands)	2021	2020
Net cash used in operating activities	$(57,986)	$(14,773)
Net cash used in investing activities	$(119,479)	$(10,415)
Net cash provided by financing activities	$270,534	$16,624

Cash Flows from Operating Activities

Our largest source of operating cash inflows is cash collections from our customers. Our primary uses of cash from operating activities are for employee-related expenditures, expenses related to our technology infrastructure, expenses related to our computing infrastructure (including compute power, database storage and content delivery costs), building infrastructure costs (including leases for office space), fees for third-party services, and marketing program costs.

Net cash used in operating activities in fiscal year 2021 was $58.0 million. This reflected our net loss of $19.3 million, adjustments for non-cash items of $36.3 million, and a net decrease in our operating assets and liabilities of $2.2 million. Non-cash items primarily included $11.6 million of stock-based compensation, $8.5 million of depreciation and amortization expense, $6.0 million of non-cash interest and debt issuance amortization expense, $2.3 million on debt extinguishment expense, $1.6 million on warrant liability revaluation, and $0.5 million of other non-cash expenses offset by $67.0 million non-cash gain on the contingent earnout liability revaluation. The net decrease in operating assets and liabilities primarily included an increase of $6.7 million in other current assets combined with a $5.0 million increase in accounts receivable. This was offset by an increase of $4.7 million in accrued wages and other expenses, a $2.3 million increase in accounts payable, a $2.2 million increase in other long term liabilities, and a $0.3 million increase in other non-cash assets and liabilities.

Net cash used in operating activities in fiscal year 2020 was $14.8 million. This reflected our net loss of $32.5 million, adjustments for non-cash items of $13.7 million, and a net decrease in our operating assets and liabilities of $4.0 million. Non-cash items primarily included $5.0 million of non-cash interest and financing related costs, $5.5 million of depreciation and amortization expense, $2.2 million of stock-based compensation expense, $0.7 million for loss on satellite deorbit and launch failure and $0.3 million of other miscellaneous items. The net decrease in operating assets and liabilities primarily included an increase of $1.1 million in contract assets and deferred contract costs, a decrease of $0.5 million in other long-term liabilities, and an increase of $0.4 million in accounts receivable. This was offset by an increase of $3.2 million in contract liabilities and an increase of $2.6 million in accounts payable and other accrued expenses.

Cash Flows from Investing Activities

The cash flows from investing activities primarily relate to cash used for business acquisitions, the procurement, development, and deployment of capital assets, including satellites, ground stations, machinery and equipment, furniture, computer equipment and software, and leasehold improvements.

Net cash used in investing activities in fiscal year 2021 was $120.8 million. This was driven by net $103.9 million of cash used in the exactEarth acquisition, $10.7 million of investment in our technology infrastructure and $4.7 million of investment in leasehold improvements, furniture, computer equipment, and machinery equipment.

Net cash used in investing activities in fiscal year 2020 was $10.4 million. This was primarily driven by $9.6 million of investment in our technology infrastructure and $0.7 million of investment in leasehold improvements, furniture, computer equipment, and machinery equipment.

Cash Flows from Financing Activities

The cash flows from financing activities relate primarily to the Merger, debt, warrants and convertible note financings.

Net cash provided by financing activities in fiscal year 2021 was $270.5 million. This was primarily driven by $264.8 million of proceeds from the Merger, $70.5 million of proceeds from the FP and SIF loan transactions, $20.0 million of proceeds from the issuance of convertible notes, and $1.3 million of proceeds from the exercise of stock options, offset by payments of $31.8 million for merger and acquisitions costs related to the reverse recapitalization, repayments of $29.6 million to EIB and Eastward Capital, $19.9 million to settle the EIB warrants, and payments of $4.7 million for debt issuance costs related to the FP loan.

Net cash provided by financing activities in fiscal year 2020 was $16.6 million. This was primarily driven by $30.1 million of new loan proceeds net of issuance costs and $0.6 million of proceeds from convertible notes, offset by $14.1 million of re-payment on our existing loan facility.

For additional information regarding the terms of our credit facilities and notes, see Notes 8 and 9 to Spire’s consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Spire’s consolidated financial statements are prepared in accordance with GAAP. In the preparation of these consolidated financial statements, we are required to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in the notes to the consolidated financial statements, the following accounting policies involve a greater degree of judgment and estimates. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

Our contracts with customers may include promises to transfer multiple solutions and services to a customer. A performance obligation is a promise in a contract with a customer to transfer solutions or services that are capable of being distinct, whereby the customer can benefit from the solution or service either on its own or with other available resources, and are distinct in the context of the contract, whereby the transfer of the solution or service is separately identifiable from other promises in the contract. Determining whether solutions and services are distinct performance obligations that should be accounted for separately or combined as a single performance obligation involves significant judgement that requires us to assess the nature of the promise and value delivered to the customer. Certain of our contracts contain multiple project-based solutions and services promised to a customer over various phases (e.g., scoping, development, manufacturing, testing, launch, and/or satellite operations), which we assess at contract inception to determine which of the solutions and services promised in a contract are distinct in order to identify individual performance obligations.

For contracts with more than one performance obligation, the transaction price is allocated among the performance obligations using the relative standalone selling price (“SSP”) of each obligation. Judgment is required to determine the SSP for each distinct performance obligation. SSP is generally estimated using cost plus a reasonable margin based on value added to the customer.

For certain project-based performance obligations, we recognize a portion of our revenue over time using the output method, specifically contract milestones, which we have determined to be the most direct and reasonable measure of progress as they reflect the results achieved and value transferred to the customer.

Business Combinations and Valuation of Goodwill and Acquired Intangible Assets

We allocate the purchase price of acquired companies to tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date. The purchase price allocation process requires management to make significant estimates and assumptions with respect to the valuation of intangible assets. Examples of critical estimates and assumptions in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to future revenue growth, margins, customer retention rates, technology life, royalty rates, expected use of acquired assets, and discount rates. These factors are also considered in determining the useful life of the acquired intangible assets. These estimates are based in part on historical experience, market conditions and information obtained from management of the acquired companies and are inherently uncertain. Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recorded.

Contingent Earnout Liability

In connection with the Reverse Recapitalization and pursuant to the Merger Agreement, eligible Spire equity holders are entitled to receive additional shares of our Common Stock upon the achievement of certain Earnout Triggering Events. In accordance with ASC 815-40, the earnout shares are not indexed to the Common Stock and therefore are accounted for as a liability and an offset to Additional paid-in capital on the Consolidated Balance Sheets at the reverse recapitalization date and subsequently remeasured at each reporting date with changes in fair value recorded as a component of Other income (expense), net in the Consolidated Statements of Operations.

The contingent earnout liability is categorized as a Level 3 fair value measurement using the Monte Carlo model because the Company estimates projections during the Earnout Period utilizing unobservable inputs. Contingent earnout payments involve certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts. The assumptions utilized in the calculation are based on the achievement of certain stock price milestones, including the current price of our common stock, expected volatility, risk-free rate, expected term and dividend rate.

Warrant Liability

We generally classify warrants for the purchase of shares of our common stock as liabilities on Spire’s Consolidated Balance Sheets unless the warrants meet certain specific criteria that require the warrants to be classified within stockholders’ deficit. Those warrants accounted for as liabilities are freestanding financial instruments that may require us to transfer assets upon exercise. The warrant liability is initially recorded at fair value upon the date of issuance of each warrant and is subsequently remeasured to fair value at each reporting date. The fair value of the Public Warrants is based on quoted market prices and is classified as a Level 1 financial instrument. The fair value of the Private Warrants is estimated using the Black-Scholes model with inputs that include the Company’s stock price in an actively traded market, making this fair value classified as a Level 2 financial instrument. The other significant assumptions used in the model are the exercise price, expected term, volatility, interest rate, and dividend yield.

Stock-Based Compensation

We have an equity incentive plan under which we grant stock-based awards to employees and non-employees. We account for stock-based awards in accordance with ASC 718, which requires the measurement and recognition of compensation expense, based on estimated fair values, for all stock-based awards made to employees and non-employees for stock options.

We recognize the cost of stock-based awards granted to our employees and non-employees based on the estimated grant-date fair value of the awards. For Restricted Stock Units (“RSU”) with service-based vesting conditions, the fair value is calculated based upon the Company’s closing stock price on the date of grant using the intrinsic value method. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•

Common Stock Valuation—Prior to our Closing Date of the Merger, determining the fair value of the shares of common stock underlying our stock-based awards, which were not publicly traded, involved significant judgment and had historically been determined with the help of an independent third-party valuation firm. For awards granted subsequent to the Closing Date, the fair value of our common stock is based on the closing price of our common stock, as reported on the NYSE, on the date of grant.

•	Expected Term—We use the weighted average period that the stock options are expected to remain outstanding based on historical experience.

•	Expected Volatility—As our stock was not publicly traded prior to the Closing, the volatility is based on a benchmark analysis of reported data for a peer group of companies.

•	Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on our common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Common Stock Valuation

Historically, for all periods prior to the Merger, since there has been no public market of our common stock, the fair value of the shares of common stock underlying our share-based awards was estimated on each grant date by our board of directors. To determine the fair value of our common stock underlying option grants, our board of directors considered, among other things, input from management, valuations of our common stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant, and factors that may have changed from the date of the most recent valuation through the date of the grant. These factors include, but are not limited to:

•	our results of operations and financial position, including the present value of expected future cash flows and the value of tangible and intangible assets;

•	risks and opportunities relevant to our business;

•	the status of platform development activities;

•	our business conditions and projections;

•	the market value of companies engaged in a substantially similar business;

•	the lack of marketability of our common stock as a private company;

•	the prices at which we sold shares of our convertible preferred stock to outside investors in arms-length transactions;

•	the rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	the likelihood of achieving a liquidity event for our securityholders, such as an initial public offering or a sale of the company, given prevailing market conditions;

•	the hiring of key personnel and the experience of management; and

•	trends and developments in our industry, including the impact of the COVID-19 pandemic.

For valuations performed prior to December 31, 2020, we used the option pricing method, (“OPM”), back-solve method. In an OPM framework, the backsolve method for inferring the equity value implied by a recent financing transaction involves making assumptions for the expected time to liquidity, volatility and risk-free rate and then solving for the value of equity such that value for the most recent financing equals the amount paid. This method was selected due to our stage and uncertainty regarding the timing and probability of possible future exit scenarios.

For valuations performed from January 1, 2021 to the Merger, we used a hybrid method of the OPM and the Probability-Weighted Expected Return Method (“PWERM”). PWERM considers various potential liquidity outcomes. Our approach included the use of an initial public offering scenario, a strategic merger or sale scenario, and a scenario assuming continued operation as a private entity. Under the hybrid OPM and PWERM method, the per share value calculated under the OPM and PWERM are weighted based on expected exit outcomes specific to each allocation methodology to arrive at a final estimated fair value per share of the common stock before a discount for lack of marketability is applied.

Following the Closing, we have used the market closing price of our Class A common stock as reported on the NYSE.

Accounting Pronouncements Recently Adopted and Not Yet Adopted

See Note 2 to Spire’s consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and new accounting pronouncements not yet adopted as of the date of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we are (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Smaller Reporting Company Status

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Internal Control Over Financial Reporting

In connection with the preparation of Spire’s consolidated financial statements for fiscal year 2021 and fiscal year 2020, we identified material weaknesses in our internal control over financial reporting. For additional information, see the sections titled “Risk Factors.”

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign currency exchange risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound Sterling, Singapore Dollar, and Canadian Dollar and may be adversely affected in the future due to changes in foreign currency exchange rates. We continue to experience foreign currency fluctuations primarily due to the periodic re-measurement of our foreign currency monetary account balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Changes in exchange rates may negatively affect our revenue and other operating results as expressed in U.S. dollars. We do not currently engage in foreign exchange hedging contracts. As we continue to expand our international presence, we will assess options for mitigating foreign exchange risk.

We have experienced and will continue to experience fluctuations in our net loss as a result of gains or losses related to revaluing certain asset and current liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. For our fiscal years 2021 and 2020, we had a loss of $1.9 million and $0.1 million, respectively. A hypothetical 10% strengthening or weakening of the U.S. dollar relative to the currencies in which our revenue and expenses are denominated would have resulted in an increase or decrease, respectively, in our reported fiscal year 2021 pre-tax loss of approximately $1.8 million.

Interest rate sensitivity

We had cash and cash equivalents totaling $109.3 million as of December 31, 2021. This amount was held primarily in demand deposit accounts. The cash and cash equivalents are held for working capital purposes or strategic investment purposes. We do not enter into investments for trading or speculative purposes. As of December 31, 2021, the FP Term Loan had a fixed rate of 9.0% with no exposure to interest rate fluctuations. The SIF loan is interest free.

BUSINESS

Business

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Spire and its subsidiaries.

Overview

We are a global provider of space-based data, analytics and space services, offering unique datasets and powerful insights about Earth from the ultimate vantage point—space—so that organizations can make decisions with confidence, accuracy and speed. We own and operate one of the world’s largest multi-purpose satellite constellations in low earth orbit. Our fully deployed constellation consists of over 100 satellites, and we believe it is also one of the world’s largest “listening” constellations, observing the earth utilizing radio frequency sensors. We enrich this hard-to-acquire, valuable data with analytics and predictive solutions, providing data as a subscription to organizations around the world so that they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage and mitigate risk.

In December 2021, our satellite constellation covered the earth over 200 times per day on average and our global ground station network performed over 2,300 contacts each day on average, reliably and resiliently collecting data with low latency. Our cloud-based data infrastructure processed five terabytes of data each day on average in December 2021, in creating our proprietary data analytics solutions. We provide customers these solutions through an application programming interface (“API”) infrastructure that delivers approximately one terabyte of data each day to our customers, as of December 31, 2021. The global data we collect includes data that can only be captured from space with no terrestrial alternatives. We collect this data once and can then sell it an unlimited number of times across a broad and growing set of industries, including weather, aviation and maritime, with global coverage, real-time and near real-time data that can be easily integrated into our customers’ operations.

From our founding in 2012, we have set out to leverage data from space to solve problems on Earth. We aim to help inspire, lead, and innovate the business of space-based data. Today, our proprietary data and solutions are being used to help commercial and government organizations gain the advantage that they seek to innovate and solve some of the world’s greatest challenges, like climate change. We have experienced rapid organic and inorganic growth in recent periods. In November 2021, we acquired exactEarth, a leading provider of global maritime vessel data for ship tracking and maritime situational awareness solutions in Canada.

Our Data Solution Offerings

Our proprietary constellation of low Earth multi-use receiver (“LEMUR”) satellites collects and transmits data to our proprietary global ground station network. The data is then autonomously moved from ground stations to proprietary data warehouses for cleansing, standardization, fusion and analysis. Via the SpireSight API, our customers receive proprietary data, analysis, and predictive solutions delivered seamlessly in near real-time.

We collect data from space once and can sell it an unlimited number of times without added cost. The four forms of data we sell to customers are:

•	Clean data: Clean and structured data directly from our proprietary satellites;

•	Smart data: Clean data fused with third-party datasets and proprietary analysis to enhance value and provide insights;

•	Predictive data: Big data, AI, and ML algorithms applied to fused data sets to create predictive analytics and insights; and

•	Solutions: Data-driven actionable recommendations to solve specific business problems, utilizing the full spectrum of our data analytics suite.

Key elements of our data platform include:

•	All-in-one: Our data platform provides a unified view of robust, deep data sets that are accessed from multiple data sources, globally.

Through this single view, users are able to gain better insight and make informed decisions;

•	SaaS platform: Our cloud-based platform allows users to ingest massive amounts of data from real-time to near real-time; and

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Cloud-based data analytics: We have developed data processing and analytics systems which are used to process the data produced by its sensors, combine it with third-party data, and provide predictive analytics solutions for our customers.

We monetize our proprietary solutions across a broad and growing range of current and target industries including agriculture, logistics, financial services, insurance, aerospace, energy, fishing, academia and real estate, among others. The largest industries we currently serve include maritime, aviation and government (civil and defense).

Maritime

We provide current and historical data, insights and predictive analytics for highly accurate ship monitoring, real-time vessel updates, port operations, ship safety and route optimization. We leverage the International Maritime Organization automatic identification systems (“AIS”) standard, which is an automatic tracking system that uses transceivers on ships to provide geographic location data through historical or live satellite AIS (“S-AIS”) data as observed by our satellites and terrestrial AIS (“T-AIS”) data from third party sensor stations. Dynamic AIS™ (D-AIS™) combines three types of AIS data to provide greater vessel tracking data in high traffic zones. Our AIS-based maritime solutions increase global maritime domain awareness, facilitate coastline policing, and provide greater ocean coverage. Key applications include:

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Tracking vessels globally: Precise vessel tracking using AIS data helps owners and operators know where vessels are located. Customers can run queries by Maritime Mobile Service Identity (MMSI), vessel name, call signs, AIS class type and more.

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Supply chain and port operations: Expected time of arrival and vessel tracking data enables shippers, third party logistic companies and ports to optimize routes, minimize delays and time at port, plan berths and orchestrate last mile delivery.

•	Optimizing fuel efficiencies: Smart route planning, identification of busy shipping lanes, weather forecasts and port selection enable customers to effectively manage fuel costs.

•	Monitoring illegal activities and compliances: Real-time solutions help facilitate organizations to secure fishing territories, protect underwater infrastructure and analyze maritime incidents.

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Analyzing commodity trading: Fuel, grain, building materials and precious metals are all traded by sea. We constantly track what, where and by whom such commodities are being traded. We use location data and maritime intelligence in combination with trade data to visualize the global commodity flow and identify patterns.

In November 2021, we acquired exactEarth, a leading provider of global maritime vessel data for ship tracking and maritime situational awareness solutions that was mainly based out of Canada.

In December 2021, our proprietary technology collected 283 million AIS messages daily on average.

Aviation

We provide global satellite-based aircraft tracking data to power applications, drive decision making and improve cost efficiencies. We utilize International Civil Aviation Organization-backed ADS-B aircraft tracking data to provide a near real-time precision and situational awareness. Using ADS-B, customers can track the overall operational status of aviation assets and relevant weather conditions along a given aircraft’s flight path or in particular areas of interest around the world. Our versatile datasets include historical and near real-time aircraft position and status, aircraft type and airline data, flight and airport information, delivered via our near real-time and historical data APIs. Our satellites capture global aircraft movements from space using ADS-B signals, even when the aircraft is flying over oceans, deserts, mountains and regions without available ground-based tracking.

•	Flight tracking: We generate near real-time information on the movements of all ADS-B equipped aircrafts across continents and oceans for a long suite of regulatory and operations applications;

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Estimated time of arrival/on-time performance: Our versatile, near real-time aviation ADS-B data streams provide insight into both historical on-time performance and real-time estimated time of arrivals;

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Overflight fee: National aviation authorities charge overflight fees to operators of aircraft that fly in their airspace, but neither take off nor land in the country. Our easy to integrate APIs allow automatic detection and aid in fee administration;

•	Air cargo and freight analytics: Tracking all cargo aircraft in near real-time can be leveraged for analysis of supply of air cargo capacity which aids in optimizing pricing and distribution;

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Analytics and market intelligence: Companies integrate live and historical flight and weather data into innovative solutions for their customers and internal teams, driving more favorable outcomes through deeper insights; and

•	Predictive maintenance and aircraft management: By tracking aircraft usage and flight patterns, our data aids in the analysis allowing for less aircraft downtime and fewer schedule disruptions.

In December 2021, we collected 368 million ADS-B messages daily on average.

Weather

We provide space-based data, AI-powered insights and predictive weather analytics to empower the world to optimize costs, increase safety, boost decarbonization and make optimal business decisions. By utilizing radio occultation technology (“RO”), we are able to offer global and precise weather monitoring capabilities, capturing detailed temperature, humidity, and pressure information across the entire planet. Our extensive low-orbit satellite constellation collects near real-time data from every layer of the atmosphere, even at traditionally difficult high and low altitude ranges. Our constellation delivers global access to a specialized global observation dataset and delivers accuracy, previously only available locally and in well-developed regions. These tools provide immense value to governments, companies and individuals across the world, including the following sample of applications:

•	Asset protection: Our data can help facilitate the protection of physical assets like power lines from storm damage;

•	Crop yields: Customers can use our solutions to help to optimize crop yields with optimal farm operations;

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Local weather forecasting: Taking exact measurements around the world helps improve local forecasts since weather systems connect globally and can provide emergency management professionals and search and rescue teams with highly detailed forecasting across their operational regions;

•	Reducing losses and insurance: Provision of data can decrease losses related to inclement weather and provide enhanced customer experiences in insurance, and

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Minimize supply chain disruptions: Reduce risks to cargo, ship and crew safety, optimize fuel consumption and manage operational costs with hyper-accurate weather forecasts for maritime, aviation and ground operations.

In December 2021, our constellation collected approximately 20,000 RO profiles daily on average.

Space Services

We leverage our fully deployed, at-scale space, ground and cloud infrastructure, our proven, low-risk development lifecycle and proprietary infrastructure to provide our Space Services solution, which takes full advantage of our space heritage, vertically integrated capabilities and global space infrastructure to revolutionize how customers access space. Akin to cloud-based services like Amazon Web Services (“AWS”), Microsoft Azure, and Google Cloud Platform, we provide customers fast, scalable and reliable access to space data at a fraction of the cost and time it historically took by leveraging the same operational infrastructure we use for our own data and analytics solutions across maritime, aviation and weather. In doing so, customers are able to convert high capital expenditures typically recognized at the outset into affordable and recurring operating expenditures though a flexible subscription-based pricing model. Our consistent launch schedule and end-to-end LEMUR design and manufacturing process allow customer sensors to go from design to launch in a matter of months, as opposed to three to five years–common under legacy satellite development.

Our customers can deploy their own applications and sensors into space quickly and efficiently with our diverse offerings:

•	Software in Space: Deploy customer software to existing satellites, using Software Defined Radios (SDR) in space without the need to launch a dedicated spacecraft.

•	Payload in Space: Host customer payloads on trusted, fully-integrated space, ground and web platform.

•	Solutions in Space: Customers partner with Spire to build a custom end-to-end solution.

Our Technology Platform

Our Constellation

We operate a large constellation of LEMUR nanosatellites along with a global network of ground stations. By operating our own satellites and ground stations, we are able to quickly and efficiently collect large volumes of data and make them available to our customers.

Key elements of our constellation include:

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Proprietary Satellite Space Platform: We have developed a configurable nanosatellite platform called LEMUR, which is used to deploy data- generating sensors into space and provide all necessary resources for them to be operated efficiently, including power, pointing, data communications and onboard processing. As of December 31, 2021, the LEMUR platform has accumulated over 300 years of space flight heritage, with over 145 nanosatellites deployed in over 30 unique configurations. LEMUR is compatible with a significant number of available launch vehicles, having completed more than 30 launch campaigns on nine unique vehicles.

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Software-defined radio frequency sensors: We have developed a number of software-defined-radio based sensors, including AIS receivers, ADS-B receivers, and GNSS radio occultation (GNSS-RO) receivers. These sensors are used to produce the proprietary datasets used in our data and analytics solutions.

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Ground station network: We have deployed and operate a network of more than 30 ground stations distributed around the globe. These ground stations allow seamless communications between LEMUR nanosatellite platforms (and their hosted sensors) and our cloud-based operations and data processing system.

•	Supercomputing power in-orbit: We have launched supercomputing power in-orbit, which supports up to one teraflop of computing performance.

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Automated operations system: We have developed a cloud-based automated operations system, which allows us and users of our Space Services solution to operate sensors hosted on the LEMUR nanosatellite platform seamlessly through a web-based API. The operations system includes proprietary optimization algorithms which allow coordinated operations of multiple satellites, enabling us and our Space Services users to scale operations of constellations efficiently.

Industry Background

We believe technological advancements and the rapid pace of innovation continue to drive the commercialization of spaced-based data, analytics, and insights, making them more relevant to businesses, governments and to the public at large. Furthermore, we believe that the demand for data that can be collected from space is growing rapidly, while the cost of access to space is falling. Key trends in the new space economy include the growth in the number of constellations and the availability of space-based data, the shift in user demand from data toward analytics and insights, climate change adaptation, and advancements in on-board technologies.

Growth in the number of constellations and the availability of data

One of the biggest drivers of growth in our industry has been the growth in the number of satellites orbiting the earth and the increasing amounts of data being made available by them. Satellites continue to evolve into smaller forms, as small as a breadbox or even as tiny as a mobile phone subscriber identification module (“SIM”), with significant capabilities. These smaller satellites are less expensive to build and easier to launch than legacy satellites. These small satellite constellations are disrupting the space industry due to their rapid pace of innovation (aligned with a 10-fold improvement in capability per kilogram every five years), deployment cycles and lower cost to deploy in orbit.

Shift in user demand from data to analytics

Users are increasingly demanding not only data, but also analytics and insights. Advancements in technologies such as big data and cloud-based processing allow for massive amounts of data to be not only stored, but also analyzed in real-time, providing users with faster, more meaningful data, analytics and insights. Artificial intelligence (“AI”), machine learning (“ML”) and the application of specified algorithms continue to improve insights and predictive analytics.

Climate change response

The response to the world’s problem of global warming and climate change over the past several decades has been largely focused on efforts to reduce greenhouse gas emissions. More recently, there has been a growing realization that the world lacks sufficient tools to anticipate and respond effectively to extreme weather events and climate change, and that more of our efforts and investment should be focused on how we can best protect vulnerable populations, infrastructure, land and the impact to the global economy. We believe that more accurate weather data, prediction technologies and analytics will play an increasingly important role in helping to devise strategies to maintain water quality and availability, modify land use, protect and preserve coastal land and development, manage stormwater logistics, mitigate the spread of wildfires, repair and retrofit vulnerable facilities and maximize the use of green infrastructure.

Advancements in on-board technologies

Rapid innovation in space technology infrastructure, including communication devices and sensors, has improved data download times and spatial resolution and measurement accuracies, allowing for better space-based data, analytics and insights to be delivered faster.

Before space-based data, legacy solutions were often burdened with substantial shortcomings in terms of coverage and safety. For instance, before the advent of Automatic Dependent Surveillance-Broadcast (“ADS-B”), aviation stakeholders were blind to the vast majority of global aerospace activity, as terrestrial-based solutions were unable to track aircraft over oceans. This occasionally resulted in tragedies like that of Malaysia Airlines Flight 370, which disappeared in March 2014 while flying a routine route from Kuala Lumpur to Beijing. As of December 2021, our sensors covered the entirety of the globe over 200 times per day on average, including remote areas where terrestrial automatic identification system (“AIS”), ADS-B and atmospheric weather information are out of reach.

The introduction of intersatellite links has been a game changer for the industry. Our constellation already has radio frequency links (RF links) in-orbit and we have begun testing optical intersatellite links (“optical ISLs”). The effective rollout of this technology throughout our constellation will create a mesh network in a similar way to how personal computers were linked with one another through the internet. Optical ISLs will enable us to deliver more data faster and in an even more secure way to our customers.

Lastly, the compute power on-board satellites in-orbit continues to improve. Spire launched its first supercomputer in-orbit with a teraflop of data processing capability in October 2020 and has iterated on the technology since to meet the needs of space services customers and enhance the data solutions delivered to customers.

Sales and Marketing

Sales

We operate primarily a direct sales organization dispersed geographically to align with our existing customers along with reaching potential new customers worldwide. On a selective basis we utilize resellers in markets where we lack a direct sales presence. Our sales professionals are responsible for acquiring new customers along with managing and expanding business with our existing customers. The efforts are focused on sourcing and developing new customer relationships, maintaining customer relationships, increasing solution penetration, driving sales to additional solutions and ensuring contract renewals. Our customer success and sales engineer teams, along with our sales team, manage our relationships with our customers.

Once a solution sale is made, our sales team leverages our land-and-expand model to generate incremental revenue through increased levels of adoption of our data by our customers. To drive such expansion in our existing customers, our sales team works closely with our sales engineers and marketing teams to ensure customer success. Often, we find that initial customer success with our data results in key internal decision-makers upgrading their subscription packages, adding additional data sets, increasing the data coverage, adding additional solutions, or expanding their implementation throughout their organization and to new use cases.

Marketing

Our marketing team focuses on attracting, acquiring and retaining customers through outbound demand campaigns, building our brand reputation, increasing the awareness of our space-based data, predictive analytics and space services and the showcasing of customer successes. Our outbound demand campaigns include paid search, email, web and in-person customer events. Some of these targeted marketing efforts are focused on driving potential customers in search of solutions to our website. Supporting our sales professionals, our marketing team also develops messaging, solution positioning, thought leadership and other tools to help communicate the business value of our solutions. Our team also collaborates with our industry peers, suppliers, partners and customers when appropriate to celebrate successes and promote advancements within the new space economy.

Research and Development

Our research and development team consist of spacecraft engineering, software engineering, data science, meteorology, manufacturing, product engineering, external experts and management and is responsible for the design, architecture, creation and quality of our space platform and data solutions. We invest substantial resources in research and development to enhance our product portfolio and services. We believe the enhancement of our solutions and the timely development of new services and features is essential to maintaining our competitive position, and we incorporate suggestions and feedback from our customers into our services. Our research and development teams work closely with operations to monitor and maintain the high availability of all our services. Additionally, the research and development team works closely with our sales team to collect customer feedback to enhance our portfolio. Our research and development organization is distributed across the United States, Canada, Luxembourg, Scotland and Singapore, each of which we believe is a strategic advantage for us, allowing us to develop capabilities more efficiently.

Competition

The maritime, aviation and weather data industries are fragmented and highly competitive and characterized by rapid changes in technology, customer requirements and industry standards and frequent introductions of improvements to existing offerings. Our primary competitors in these industries include companies that specialize in one or more services similar to those offered by us on a local or regional basis. We also compete with global, national, regional and local firms and government entities specializing in our industries. Some of our primary competitors include, in our maritime data vertical, Orbcomm Inc., in our aviation data vertical, Aireon LLC, and in our weather data vertical, GeoOptics, Inc. with respect to our radio occultation data services. Some of our primary competitors also include analytics companies such as AccuWeather, Inc., Weathernews Inc., MeteoGroup (acquired by DTN, LLC), Tomorrow.ai, Climavision, European Centre for Medium-Range Weather Forecasts, NOAA and The Weather Company with respect to predictive analytics. We compete with companies such as AAC Clyde Space, GomSpace A/S, NanoAvionics LLC, ISISSpace and Open Cosmos Ltd. in our Space Services channel.

The principal competitive factors for companies in our verticals are:

•	Data: global coverage, temporal and spatial resolution, accuracy, uniqueness, relevance and latency of data and analytics;

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Platform: speed, scale, reliability and relevance of API/user interface, ease of deployment and use, ability to ingest and manage a broad variety and large volume of data, ongoing innovation of services and customer support;

•	Integration: quality of training and consulting;

•	Cost: flexible packaging and total cost of ownership; and

•	Business Strength: long-term business viability, customer satisfaction, brand awareness and reputation.

We believe that we compare favorably with our competitors on the basis of the factors listed above. The industries in which we compete are dynamic and require constant change and innovation, and we plan to continue to evolve our technology to provide our customers with comprehensive data and analytics that protect our environment and our communities, transform global logistics and contribute to economic stability. Our innovation and focused execution have allowed us to quickly extend our network and our reach and we plan to continue our efforts to expand within our existing industries and enter new industries and geographies in the future. However, we could face significant risks to our business, financial condition and results of operations as a result of competition. For additional information, see the section titled “Risk Factors—Risks Related to Spire—We face intense competition and could face pricing pressure from, and lose market share to, our competitors, which would adversely affect our business, financial condition, and results of operations.”

Intellectual Property

Our success depends in part upon our ability to safeguard our core technology and other intellectual property protection for our technology, inventions, improvements, proprietary rights, and other assets. We seek to accomplish that objective by establishing intellectual property rights in and protecting those assets through a combination of patents, patent applications, registered and unregistered trademarks, copyrights, trade secrets, license agreements, confidentiality procedures, non-disclosure agreements with third parties, and other contractual measures. As of December 31, 2021, we have 25 issued U.S. patents, five pending U.S. patent applications, no pending U.S. provisional patent applications, one issued non-U.S. patent and two pending non-U.S. patent applications (one of which is an allowed Canadian Application). Our issued U.S. patents, and any patents that may issue from our pending applications, are scheduled to expire at dates ranging between February 1, 2033 and November 4, 2040, excluding any additional term for patent term adjustments or extensions. In addition, as of December 31, 2021, we owned six registered trademarks in the United States, no pending trademark applications in the United States, 21 registered trademarks in non-U.S. jurisdictions and no pending trademark applications in non-U.S. jurisdictions. We also license data and software from third parties for integration into our business, including open-source software and other software available on commercially reasonable terms.

Additionally, we rely upon unpatented trade secrets and confidential know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, by entering into confidentiality agreements with our employees, consultants, vendors and customers, and generally limiting access to and distribution of our proprietary information. However, we cannot assure you that the steps taken by us will prevent misappropriation of our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our offerings or obtain and use information that we regard as proprietary. Policing unauthorized use of our technology is difficult and time consuming. Third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. The laws, procedures and restrictions on which we rely may provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. From time to time, third parties may assert claims of infringement, misappropriation, and other violations of intellectual property against us or our customers, with whom our agreements may obligate us to indemnify against these claims.

Employees and Human Capital Resources

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees and consultants. In addition to competitive base salaries and cash compensation, the principal purposes of our equity incentive plans are to attract, retain, and reward personnel through the granting of stock-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

As of December 31, 2021, we had 370 employees based out of eight offices located in five countries, of which 269 were full-time employees. In addition, we engage contractors and third-party service providers in connection with certain projects. In certain countries in which we operate, we are subject to, and comply with, local labor law requirements which may automatically make employees subject to industry-wide collective bargaining agreements. None of our U.S. employees are represented by a labor union or covered by a collective bargaining agreement with respect to their employment with us. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Government Regulation and Compliance

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing laws and regulations related to the deployment and operation of satellites, ground stations, privacy and data protection, intellectual property, investment screening, labor and employment, worker classification, product safety, economic sanctions, anti-trust laws, anti-money laundering laws, anti-bribery laws, import and export controls, federal securities laws and tax laws and regulations.

Our business requires licenses and permits from the Federal Communications Commission (“FCC”) and review by other agencies of the U.S. Government. License approval can include an interagency review of safety, operational, radio frequency interference, national security, foreign policy and international obligations implications, as well as a review of foreign ownership. We must also comply with laws and regulations relating to the formation, administration, and performance of contracts with the public sector, including U.S. federal governmental organizations, which affect how we do business with governmental agencies.

Selling our services to the U.S. government also subjects us to certain regulatory and contractual requirements. In addition, we maintain similar licenses and permits in Luxembourg, Singapore and other jurisdictions that impose regulatory and operational requirements.

Our launch and operation of planned satellites may require regulatory authorizations from the FCC or a non-U.S. licensing jurisdiction. Obtaining launch windows for planned satellites and ground stations, preparing for launch and working with the requisite equipment in foreign jurisdictions may require coordination with U.S. and foreign regulators. It is not uncommon for licenses for new satellites or additional operational parameters to be granted just prior to launch, and we expect to receive such licenses for all planned satellites. If we do not obtain required authorizations in the future, we will not be able to operate our planned satellites. If we obtain a required authorization but do not meet milestones regarding the construction, launch and operation of a satellite by deadlines that may be established in the authorization, we may lose our authorization to operate a satellite using certain frequencies in an orbital location. Any authorizations we obtain may also impose operational restrictions or permit interference that could affect our use of planned satellites.

We hold FCC and foreign governmental licensing authority licenses, permits and approvals for its satellite constellations and earth stations. As we build out our satellite constellation, we will require new licenses, permits and approvals from the FCC and/or foreign governmental licensing authorities or modifications to existing licenses, permits and approvals. Changes to its satellite constellation and earth stations may also require prior approval from the FCC or other governmental authorities. These modifications or changes may take time: for example, the FCC typically processes satellite applications for new orbital locations or frequencies on a first come, first served basis. From time to time, we may have pending applications for permanent or temporary changes in frequencies and technical design. From time to time, we have filed or will need to file applications to replace or add satellites to our satellite constellation. These licenses, permits, and approvals are also subject to modification by the FCC and foreign government licensing authorities. In addition, our licenses, permits and approvals require coordination with various entities, including other federal government agencies.

Our business is also dependent on the use of satellite signals and on terrestrial communication bands. International allocations of radio frequency are made by the International Telecommunication Union (“ITU”). These allocations are further governed by radio regulations that have treaty status and which may be subject to modification every two to three years by the World Radiocommunication Conference. Each country also has regulatory authority over how each band is used in the country. In the United States, the FCC and the National Telecommunications and Information Administration share responsibility for radio frequency allocations and spectrum usage regulations.

Any ITU or local reallocation of radio frequency bands, including frequency band segmentation and sharing of spectrum, or other modifications of the permitted uses of relevant frequency bands, may materially and adversely affect the utility and reliability of our services and have significant negative impacts on our customers, both of which could reduce demand for our business. We are licensed to uplink and downlink our data over certain bands. Other countries have considered proposals for use of frequencies used by our business as well as adjacent bands that could cause harmful interference to our services.

In many cases, our data, services, and technology are or may in the future be subject to U.S. export control laws and regulations including the Export Administration Regulations (“EAR”) and International Traffic In Arms (“ITAR”), and subject to trade and economic sanctions maintained by Office of Foreign Assets Control (“OFAC”). We are also subject to or may in the future be subject to export control and trade sanctions laws and regulations in the European Union (“EU”), the United Kingdom, Singapore

and other jurisdictions in which we operate. As such, an export license may be required to export or re-export our data, services, and technology to certain countries or end-users, or for certain end-uses. Compliance with the EAR, ITAR and other applicable regulatory requirements regarding the export of our services, including new releases and/or the performance of services, may create delays in the introduction of our services in non-U.S. markets, prevent our customers with non-U.S. operations from deploying these solutions throughout their global systems or, in some cases, prevent the export of the services to some countries altogether. Obtaining the necessary export license for a particular sale or offering may not be possible and may be time-consuming and may result in the delay or loss of sales opportunities. In addition, compliance with the directives of the Directorate of Defense Trade Controls (“DDTC”) may result in substantial expenses and diversion of management attention. Any failure to adequately address the directives of DDTC could result in civil fines or suspension or loss of our export privileges, any of which could materially adversely affect our business, financial condition, results of operations. Further, U.S. export control laws and economic sanctions as well as similar laws and regulations in other jurisdictions prohibit the export of offerings to certain U.S. embargoed or sanctioned countries, governments, and persons, as well as for prohibited end-uses.

Our business is also subject to a variety of federal, state, local, and international laws, directives, and regulations, as well as contractual obligations, relating to the collection, use, retention, security, disclosure, transfer and other processing of personal information and other data. The regulatory framework for privacy, data protection and data transfers worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. For example, the European Court of Justice in July 2020 struck down the EU-U.S. Privacy Shield framework, which provided companies with a mechanism to comply with data protection requirements when transferring personal data from the EU to the United States. In some cases, data privacy laws and regulations, such as the EU’s General Data Protection Regulation (“GDPR”), impose obligations on us and on many of our customers. In addition, domestic data privacy laws, such as the California Consumer Privacy Act (the “CCPA”), the recently passed California Privacy Rights Act (the “CPRA”), and the Virginia Consumer Data Protection Act (the “CDPA”), continue to evolve and could expose us to further regulatory or operational burdens. Some countries also are considering or have passed legislation requiring local storage and processing of data, or similar requirements, which could increase the cost and complexity of delivering our services. Complying with the GDPR, CCPA, CPRA, CDPA, or other laws, regulations, amendments to or re-interpretations of existing laws and regulations and contractual or other actual or alleged obligations relating to privacy, data protection, data transfers, data localization or information security may require us to make changes to our services to enable us or our customers to meet new legal requirements, incur substantial operational costs, modify our data practices and policies and restrict our business operations.

Our business is also subject to various laws and regulations relating to the protection of the environment and human health and safety, including those governing the management, storage and disposal of hazardous materials, such as fuels and batteries, which may contain hazardous materials. We could incur significant costs, including cleanup costs, fines, sanctions, and third-party claims, as a result of violations of or in connection with liabilities under environmental laws and regulations.

For additional information regarding the laws and regulations to which we are subject and the risks to our business associated with such laws and regulations, see the section titled “Risk Factors—Risks Related to Spire,” including the sections titled “Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could harm our business, financial condition, and results of operations,” “Our ability to obtain or maintain licensing authorization for our platform is subject to government rules and processes which can cause delays or failures in obtaining authorizations requested. Further, regulators may adopt new rules and regulations which could impose new requirements impacting our business, financial condition, and results of operations. If we do not maintain regulatory authorizations for our existing satellites, associated ground facilities and terminals, services we provide, or obtain authorizations for our future satellites, associated ground facilities and terminals, and services we provide, we may not be able to operate our existing satellites or expand our operations,” “We are dependent on the availability and unimpaired use of allocated bands within the radio frequency spectrum and failure to secure spectrum use rights to support our operations and future technological development could impede our growth. Further, our platform may be subject to harmful interference from new or modified spectrum uses,” “We are subject to domestic and international governmental export and import controls that would impair our ability to compete in international markets or subject us to liability if we are not in compliance with applicable laws or if we do not secure or maintain the required export authorizations,” and “The rapidly evolving framework of privacy, data protection, data transfers, or other laws or regulations worldwide may limit the use and adoption of our services and adversely affect our business.”

Corporate Information

Old Spire was incorporated in 2012 as a Delaware corporation under the name NanoSatisfi, Inc., which was changed to Spire Global, Inc. in 2015. NavSight Holdings, Inc. was incorporated in May 2020 as a Delaware corporation and a special purpose acquisition company and, on September 9, 2020, completed its initial public offering. On August 16, 2021, NavSight Holdings, Inc. consummated the Merger with Old Spire pursuant to the Business Combination Agreement. In connection with the Business Combination Agreement, NavSight Holdings, Inc. changed its name to Spire Global, Inc.

Our principal executive office is located at 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182, and our telephone number is (202) 301-5127. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Available Information

Our website is located at www.spire.com, and our investor relations website is located at www.ir.spire.com. Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge on our investor relations website as soon as reasonably practicable after we file such material electronically with or furnish it to the Securities and Exchange Commission (the “SEC”). The SEC also maintains a website that contains our SEC filings at www.sec.gov.

We announce material information to the public about us, our products and services and other matters through a variety of means, including filings with the SEC, press releases, public conference calls, webcasts, the investor relations section of our website at www.ir.spire.com and our Twitter account (@SpireGlobal) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

MANAGEMENT

The following table provides information regarding our executive officers and directors as of February 28, 2022.

Name	Age	Position(s)
Executive officers
Peter Platzer	52	Chief Executive Officer, President, Chairman and Director
Theresa Condor	41	Chief Operating Officer and Director
Thomas Krywe	50	Chief Financial Officer
Ananda Martin	48	General Counsel and Corporate Secretary

Non-employee directors
Dirk Hoke(1)(3)	52	Director
Stephen Messer(1)(2)	50	Director
Jack Pearlstein(1)	57	Director
William Porteous(1)(2)(3)	49	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Peter Platzer has served as our President, Chief Executive Officer, and as one of our directors since August 2021. Mr. Platzer served as the co-founder and Chief Executive Officer of Old Spire and as one of its directors from September 2012 through the Closing Date. Prior to this, Mr. Platzer served as Senior Portfolio Manager at Vegasoul Capital, LLC, an asset management firm, from September 2010 to September 2011, and as Director, Proprietary Trader at Deutsche Bank AG, an investment bank and financial services company, from July 2007 to December 2010. Mr. Platzer also served as Head of Quantitative Research at TRG Management LP, also known as The Rohatyn Group, an asset management firm, from May 2003 to July 2007. Mr. Platzer holds a Dipl. Ing (equivalent to B.S., M.S., and PhD qualification exam) in Physics from the Technical University of Vienna, an M.Sc. cum laude in Space Science and Management from the International Space University, and an M.B.A. summa cum laude from Harvard Business School.

Mr. Platzer was selected to serve on our board of directors because of the perspective and experience he brings as our President and Chief Executive Officer.

Thomas Krywe has served as our Chief Financial Officer since August 2021. Mr. Krywe previously served as the Chief Financial Officer of Old Spire from October 2020 through the Closing Date, and in various other positions at Old Spire since October 2017. Prior to this, Mr. Krywe served as Vice President, Finance at Jive Software, Inc., a communication software company, from September 2015 to September 2017, and as Senior Director of Finance of the Data Protection Division at Dell EMC, a data storage and information security company and subsidiary of Dell Technologies Inc., from January 2013 to September 2015. Mr. Krywe served as Vice President of Finance and Accounting at 2Wire, Inc., a home networking customer premises equipment manufacturer acquired by Arris International, Plc, from June 2008 to November 2012. Mr. Krywe holds a B.S. in Commerce, Finance from Santa Clara University.

Theresa Condor has served as our Chief Operating Officer since October 2021 and as one of our directors since August 2021. Prior to her role as Chief Operating Officer, Ms. Condor served as Executive Vice President, General Manager of Space Services and Earth Intelligence since August 2021. Ms. Condor also served as Executive Vice President, General Manager of Space Services and Earth Intelligence at Old Spire, in addition to serving in a variety of other roles, since February 2013, and served as one of Old Spire’s directors since November 2015. From August 2008 to February 2012, Ms. Condor was with Citi Group Inc., an investment bank and financial services company, where she served most recently as Vice President of Trade Risk Distribution at the Latin America Desk and previously as a Rotating Management Associate. Ms. Condor holds a B.A. in Government from Cornell University and an M.I.A. in International Finance and Policy from the School of International and Public Affairs at Columbia University.

Ms. Condor was selected to serve on our board of directors because of her industry, business, and leadership experience.

Ananda Martin has served as our General Counsel since August 2021. Ms. Martin served in the same position at Old Spire from December 2018 through the Closing Date. Prior to this, Ms. Martin was Senior Corporate Counsel at Amazon.com, Inc., an e-commerce company, from September 2017 to December 2018. Ms. Martin was an Associate, and subsequently a Partner, at Paul Hastings, LLP, a law firm, from February 2011 to September 2017. Prior to this, she was a Corporate Associate at Perkins Coie LLP, a law firm, from May 2007 to January 2011, and a Litigation Associate at Paul, Weiss, Rifkind, Wharton & Garrison LLP, a law firm, from 2003 to 2006. Ms. Martin holds a B.A. in Japanese and Cultural Anthropology from Washington University in St. Louis, an M.A. in Japanese History from Columbia University, and a J.D. from Harvard Law School.

Non-Employee Directors

Dirk Hoke has served as one of our directors since November 2021. Prior to joining us, Mr. Hoke served as the Chief Executive Officer of the Airbus Defence and Space division of Airbus SE and served as a member of the Airbus Executive Committee from January 2016 to August 2021. Before joining Airbus, he worked at Siemens AG, where he held various executive-level positions including General Manager for the Transrapid Propulsion and Power Supply Subdivision, President of Siemens Transportation Systems China, the first Chief Executive Officer of Siemens Africa and the Division Chief Executive Officer of Industrial Solutions in Germany from May 2005 to December 2015. He holds a degree in Mechanical Engineering from the Technical University of Brunswick, Germany and is an Alumni of the Young Global Leader Program of the World Economic Forum.

Mr. Hoke was selected to serve on our board of directors because of his in-depth experience and leadership in the aerospace industry.

Stephen Messer has served as one of our directors since August 2021. Mr. Messer served as one of the directors of Old Spire from May 2014 through the Closing Date. Mr. Messer has served as Member at Zephir Worldwide LLC, a venture capital firm, since 2012. Mr. Messer has served as Vice Chairman and Co-Founder at Collective[i], a predictive analytics company, since January 2008 and as President and Co-Founder of World Evolved Services, LLC, a venture capital firm, since January 2006. Prior to this, Mr. Messer served as Chief Executive Officer and Co-Founder at LinkShare Corporation, an affiliate marketing service company acquired by Rakuten, Inc., from 1996 to 2005. Mr. Messer currently serves on the board of directors of several private companies and on the advisory boards for multiple venture capital firms. Mr. Messer holds a B.A. in Government and Law, History from Lafayette College and a J.D. from Benjamin N. Cardozo School of Law, Yeshiva University.

Mr. Messer was selected to serve on our board of directors because of his extensive business and leadership experience and his experience in the venture capital industry.

Jack Pearlstein has served as one of our directors since August 2021. Mr. Pearlstein previously served as one of NavSight’s co-founders and served as NavSight’s Executive Vice President and Chief Financial Officer and as a member of the NavSight’s board of directors since August 2020. From June 2014 through June 2020, Mr. Pearlstein served as Executive Vice President and Chief Financial Officer of Cision, Ltd., a leading global provider of software and services to public relations and marketing communications professionals. From June 2009 to November 2013, Mr. Pearlstein was the Chief Financial Officer of Six3 Systems, Inc., a leading provider of cybersecurity, intelligence, surveillance, and reconnaissance services and technology to the DoD and the IC. From April 2006 to March 2009, Mr. Pearlstein served as the Chief Financial Officer of Solera Holdings, Inc., a leading global provider of software and services to the automobile insurance claims processing industry. Mr. Pearlstein holds a B.A in Accounting from New York University and an M.B.A. in Finance, from The George Washington University.

Mr. Pearlstein was selected to serve on our board of directors because of his significant experience in the defense and intelligence sectors in both private and public companies.

William D. Porteous has served as one of our directors since August 2021. Mr. Porteous served as one of the directors of Old Spire from May 2014 through the Closing Date. Since August 2000, Mr. Porteous has been with RRE Ventures, LLC, a venture capital firm, where he currently serves as a General Partner and the firm’s Chief Operating Officer, having previously served as a Principal and an Associate. Since 2004, Mr. Porteous has also served as Co-Chairman and Founder at the Dockery Farms Foundation, a non-profit dedicated to preserving the historic property and heritage of Dockery Farms. Mr. Porteous served as an Adjunct Associate Professor at Columbia University from January 2003 to May 2018. He has served on the board of directors of several private companies. Mr. Porteous holds a B.A. in English from Stanford University, an M.B.A. from the Harvard Business School, and an M.Sc. in Economics and Industrial Relations from the London School of Economics and Political Science.

Mr. Porteous was selected to serve on our board of directors because of his extensive business and leadership experience.

Family Relationships

Mr. Platzer and Ms. Condor, each a director and executive officer, are husband and wife. There are no other family relationships among any of our directors or executive officers.

Corporate Governance

Lead Independent Director

Our board of directors has appointed Mr. Porteous to serve as our lead independent director. As lead independent director, Mr. Porteous will preside over periodic meetings of our independent directors, serve as a liaison for our independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, our board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Classified Board of Directors

Our board of directors is comprised of six directors and is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Peter Platzer and Stephen Messer, and their terms will expire at the annual meeting of stockholders to be held in the year that Class I director term will expire;

•	the Class II directors are Jack Pearlstein and William Porteous, and their terms will expire at the annual meeting of stockholders to be held in the year that Class II director term will expire; and

•	the Class III director is Theresa Condor and Dirk Hoke, and their terms will expire at the annual meeting of stockholders to be held in the year that Class III director term will expire.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors with staggered three-year terms may have the effect of delaying or preventing changes in control. For additional information, see the section titled “Description of Securities—Anti-Takeover Provisions.”

Director Independence

Our board of directors has determined that each of Messrs. Hoke, Messer, Pearlstein, and Porteous qualifies as “independent” as defined under the applicable NYSE rules.

Committees of the Board of Directors

Our board of directors directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. Our board of directors has established a standing audit committee, compensation committee, and nominating and corporate governance committee, each of which operates under a written charter. Copies of each committee charter are posted on our website, www.spire.com, as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus. In addition, from time to time, special committees may be established under the direction of our board of directors when the board deems it necessary or advisable to address specific issues.

Audit Committee

The members of our audit committee are Messrs. Hoke, Messer, Pearlstein, and Porteous, with Mr. Pearlstein serving as the chair of the committee. The composition of our audit committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Pearlstein is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act.

All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by the audit committee.

The audit committee’s responsibilities include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and oversee the performance of the independent registered public accounting firm;

•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	reviewing our financial statements and its critical accounting policies and estimates;

•	overseeing and monitoring the integrity of our financial statements, accounting and financial reporting processes, and internal controls;

•	overseeing the design, implementation, and performance of our internal audit function;

•	overseeing our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	overseeing our policies on risk assessment and risk management;

•	overseeing compliance with our code of business conduct and ethics;

•	reviewing and approving related party transactions; and

•	approving or, as required, pre-approving, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. Hoke and Porteous with Mr. Porteous serving as chair of the committee. The composition of our nominating and governance committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying, evaluating, and selecting, or making recommendations to our board of directors regarding, nominees for election to the board of directors;

•	considering and making recommendations to our board of directors regarding the composition of the board of directors and its committees;

•	evaluating the performance of the board of directors and of individual directors;

•	overseeing and reviewing developments in our corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•	periodically reviewing and discussing with our board of directors the corporate succession and development plans for executive officers and certain key employees.

Compensation Committee

The members of our compensation committee are Messrs. Messer and Porteous, with Mr. Messer serving as chair of the committee. The composition of our compensation committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations. At least two members of this committee are also non-employee directors, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of the compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers.

The compensation committee’s responsibilities include, among other things:

•	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our chief executive officer;

•	administering our incentive compensation plans and equity compensation plans;

•	establishing and reviewing general policies and plans relating to compensation and benefits of our employees, and overseeing our overall compensation philosophy;

•	reviewing and making recommendations regarding non-employee director compensation to our full board of directors; and

•	evaluating the performance, or assisting in the evaluation of the performance, of our chief executive officer.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of business conduct and ethics is available on the investor relations page of our website. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of business conduct and ethics on our website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning all compensation awarded to, earned by or paid to our principal executive officer and each of our two other most highly compensated officers, whom we collectively refer to as “named executive officers,” for the year ended December 31, 2021.

Name and principal position	Fiscal Year	Salary	Option Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Peter Platzer,	2021	$376,603	$1,587,287	—		$188,038	(3)	$2,151,929
Chief Executive Officer	2020	$339,606	$1,994,931	—		$128,277	(3)	$2,462,814
Thomas Krywe,	2021	$299,451	$793,642	—		—		$1,093,093
Chief Financial Officer	2020	$257,876	$582,573	—		—		$840,449
Keith Johnson,	2021	$208,781	$1,114,352	$242,027	(4)	$104,391	(5)	$1,669,550
Vice President and General Manager, Federal(1)	2020	$208,049	$117,049	$702,870		—		$1,028,554

(1)	Mr. Johnson departed from the Company on December 31, 2021.
(2)

The amount reported in this column represents the aggregate grant date fair value of awards granted to each named executive officer, computed in accordance with ASC 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the awards reported in this column are set forth in Note 12 to Spire’s consolidated financial statements included elsewhere in this prospectus.

(3)	The amounts reported include (i) housing and car expenses and (ii) tax gross-up for compensation.
(4)	The amount reported reflects commission payments Mr. Johnson received in connection with the 2021 Commission Plan.
(5)	The amounts reported reflects six months of severance pay in connection with Mr. Johnson’s transition agreement (as defined below).

Outstanding Equity Awards at 2021 Fiscal Year End

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2021.

		Number of Securities Underlying Unexercised Options
Name	Grant Date(1)	Exercisable		Unexercisable		Exercise Price ($)	Expiration Date
Peter Platzer	8/17/15	1,405,297	(2)	—		0.88	8/16/25
	3/8/17	37,600	(2)(16)	—		0.98	3/7/27
	3/21/18	1,306,614	(3)(16)	56,810		1.85	3/20/28
	11/12/19	—		109,692	(4)	1.95	11/12/29
	11/2/20	362,230		975,235	(5)	2.17	11/1/30
	11/11/20	—		175,507	(6)	2.17	11/10/30
	2/18/21	501,264		45,570	(7)	3.29	2/17/31
	2/18/21	292,512	(2)	—		3.29	2/17/31

		Number of Securities Underlying Unexercised Options
Name	Grant Date(1)	Exercisable		Unexercisable		Exercise Price ($)	Expiration Date
Thomas Krywe	8/14/18	127,974		18,282	(8)(16)	1.85	8/13/28
	11/1/18	98,646		29,328	(9)	1.85	11/1/28
	11/12/19	—		54,846	(10)	1.95	11/12/29
	11/2/20	15,650		42,082	(11)	2.17	11/1/30
	11/11/20	—		54,846	(12)	2.17	11/10/30
	11/11/20	89,124		239,952	(13)	2.17	11/10/30
	2/18/21	250,631		22,785	(14)	3.29	2/17/31
	2/18/21	146,256	(2)	—
Keith Johnson	12/12/17	91,410	(15)	—		1.85	3/31/22
	11/13/18	2,849	(15)	—		1.85	3/31/22
	11/2/20	7,353	(15)	—		2.17	3/31/22
	2/18/21	116,563	(15)	—		3.29	3/31/22

(1)	All of the outstanding equity awards were granted under the Spire Global, Inc. 2012 Stock Option and Grant Plan.
(2)	The shares underlying this option are fully vested and immediately exercisable.
(3)

The shares underlying this option vest, subject to Mr. Platzer’s continued role as a service provider to us, as to 1/4th of the total shares on February 21, 2019 with 1/48th of the total shares vesting monthly thereafter.

(4)	The shares underlying this option vest, subject to Mr. Platzer’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on October 1, 2022.
(5)

The shares underlying this option vest, subject to Mr. Platzer’s continued role as a service provider to us, as to 1/4th of the total shares on November 2, 2021 with 1/48th of the total shares vesting monthly thereafter.

(6)	The shares underlying this option vest, subject to Mr. Platzer’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on December 11, 2023.
(7)	The shares underlying this option vest, subject to Mr. Platzer’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on February 1, 2021.
(8)

The shares underlying this option vest, subject to Mr. Krywe’s continued role as a service provider to us, as to 1/4th of the total shares on June 11, 2019 with 1/48th of the total shares vesting monthly thereafter.

(9)

The shares underlying this option vest, subject to Mr. Krywe’s continued role as a service provider to us, as to 1/4th of the total shares on November 1, 2019 with 1/48th of the total shares vesting monthly thereafter.

(10)	The shares underlying this option vest, subject to Mr. Krywe’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on July 11, 2022.
(11)

The shares underlying this option vest, subject to Mr. Krywe’s continued role as a service provider to us, as to 1/4th of the total shares on November 2, 2021 with 1/48th of the total shares vesting monthly thereafter.

(12)	The shares underlying this option vest, subject to Mr. Krywe’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on December 11, 2023.
(13)

The shares underlying this option vest, subject to Mr. Krywe’s continued role as a service provider to us, as to 1/4th of the total shares on November 11, 2021 with 1/48th of the total shares vesting monthly thereafter.

(14)	The shares underlying this option vest, subject to Mr. Krywe’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on February 1, 2021.
(15)

Mr. Johnson departed from the Company on December 31, 2021, upon which an aggregate of 334,087 unvested options were forfeited, and pursuant to their terms, his vested options remain exercisable until March 31, 2022, following which time all unexercised options will also be forfeited.

(16)

This award is subject to 100% vesting acceleration in connection with the individual’s termination within 12 months of a change in control (as defined in the applicable award agreement) in which the award is assumed by the successor entity.

Executive Compensation Arrangements

Employment Agreements

Peter Platzer

Old Spire previously entered into an offer letter (the “Prior CEO Offer Letter”) and foreign assignment letter, as amended, with Mr. Platzer, our Chief Executive Officer, which was in effect during fiscal year 2021. Subsequently, Spire Global Luxembourg S.à r.l (“Spire Luxembourg”) and Mr. Platzer entered into a Long Term Employment Contract (the “New CEO Employment Agreement”) and a relocation letter, each effective as of January 1, 2022. The New CEO Employment Agreement does not provide for a specified term of employment and supersedes both the Prior CEO Offer Letter and Mr. Platzer’s foreign assignment letter.

New CEO Employment Agreement

The New CEO Employment Agreement provides Mr. Platzer with an annual base salary of €363,159 and the opportunity to receive discretionary bonuses based on the achievement of company and individual goals, as determined by our board of directors and its compensation committee. Additionally, Mr. Platzer is eligible to receive annual equity grants (with amounts determined after taking into account Mr. Platzer’s rank and seniority in relative proportion to annual equity grants to other employees) under and pursuant to the terms of our equity compensation plans.

Under the New CEO Employment Agreement, Mr. Platzer’s employment may not be terminated without prior written notice to Mr. Platzer except under certain circumstances, generally relating to his unauthorized use or disclosure of confidential information or trade secrets of the Company and its subsidiaries, which causes material harm to the Company and its subsidiaries; his material failure to comply with our written policies or rules after written notice and a reasonable cure period of at least 30 days; his conviction of, or plea of “guilty” or “no contest” to, a felony, or his commission of any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, us or its affiliates; his gross misconduct resulting in material harm to us; his continuing failure to perform his reasonably assigned duties after written notice and a reasonable cure period of at least 30 days; or his failure to cooperate in good faith with a governmental or internal investigation of the Company and its subsidiaries or any of their directors, officers or employees, if we requested his cooperation. Such termination of Mr. Platzer’s employment with immediate effect under his New CEO Employment Agreement is referred to in this section as a termination for “cause.”

Mr. Platzer may not terminate his employment without prior written notice to Spire Luxembourg except under certain circumstances, generally relating to a material reduction in his duties, position or responsibilities (except such reduction that occurs solely due to Spire Global being acquired and made part of a larger entity); a material reduction in his base salary, other than (a) a reduction generally applicable to our management team, or (b) a temporary salary reduction of 10% or less in a given year; or a material change in the geographic location of his primary work location of at least 40 kilometers from his current work location, and provided that Mr. Platzer must first provide Spire Luxembourg with written notice of such grounds for resignation with immediate effect within 90 days of the initial existence of such grounds, followed by the expiration of a reasonable company cure period of not less than 30 days. Such resignation by Mr. Platzer with immediate effect under his New CEO Employment Agreement is referred to in this section as a resignation for “good reason.”

If Mr. Platzer’s employment is terminated for subjective reasons related to the employee’s attitude or aptitude, or for reasons related to the economic functioning of the company, or if Mr. Platzer resigns for gross misconduct of the employer, such as a material reduction of his duties, position or responsibilities, then subject to his execution and non-revocation of a release of claims in a form acceptable to Spire Luxembourg within 60 days of such termination or resignation of employment, as applicable, he will become eligible to receive:

•	a lump sum payment equal to nine months of his base salary;

•	a lump sum payment equal to nine months of company-paid COBRA premiums, not to exceed €16,000;

•	full vesting acceleration of all of his then outstanding equity awards; and

•	an extension of the post-termination exercisability period of his options (or any similar awards) through their full term to expiration.

CEO Relocation Letter

Under his relocation letter, Mr. Platzer is eligible to receive certain relocation assistance benefits. Under his relocation letter, Mr. Platzer is eligible to receive: company payment of costs associated with obtaining necessary visas and work permits associated with his relocation to Luxembourg; company-paid business class round-trip airfare for Mr. Platzer and his immediate family to visit the United States twice per calendar year for non-business reasons; reimbursement for 2022 for reasonable and documented housing and utility expenses in accordance with our travel and expense policy, not to exceed €5,100 per month; an automobile for use for 2022 in Luxembourg (including company-paid cost of insurance, maintenance, taxes and registration costs, but excluding fuel and parking expenses); and reimbursement of the cost of private babysitting or daycare services incurred during periods when Mr. Platzer and his wife are both travelling for company business purposes. To the extent any of the benefits under Mr. Platzer’s relocation letter are subject to tax, the taxes will be included in the sums paid to him. Mr. Platzer’s relocation letter provides that upon termination of his employment with Spire Luxembourg, the benefits under his relocation letter cease immediately.

Prior CEO Agreements

While Mr. Platzer’s Prior CEO Offer Letter remained in effect, in fiscal year 2021, Mr. Platzer received an annual base salary of $376,603 and had a target annual cash bonus opportunity equal to 100% of his annual base salary for fiscal year 2021.

During fiscal year 2021, Mr. Platzer was eligible for certain compensation and benefits during his assignment to Luxembourg under his foreign assignment letter. Mr. Platzer was generally eligible to participate in our health and welfare plans and programs maintained in the United States and certain private insurance benefits to the extent local health benefits could not be provided to Mr. Platzer under applicable local policy. Under his foreign assignment letter, Mr. Platzer received company-paid apartment rental near our Luxembourg office of up to €4,250 per month and utility and tax allowance of up to an average of €850 per month; an automobile for use in

Luxembourg including insurance, maintenance, taxes and registration costs (excluding fuel and parking expenses); company-paid business-class airfare for Mr. Platzer and his family to travel to the United States twice every 12-month period while on assignment for non-business purposes in accordance with our travel policy, company-paid costs for a local host country international school (or international nursery school, as applicable) for his child; reimbursement for private babysitting or day care services when Mr. Platzer and his spouse were required to travel for work as well as travel costs for his child; company-paid costs for Mr. Platzer’s U.S. naturalization proceedings; reimbursement for airfare for Mr. Platzer and his family to return to the United States at the end of his foreign assignment in accordance with our travel policy and tax gross-ups to the extent the benefits under his foreign assignment letter were taxable income to him. We provided for tax returns for Mr. Platzer and his spouse to be prepared and filed by an accounting firm mutually agreed between us and Mr. Platzer. His foreign assignment letter also entitled Mr. Platzer to participate in our tax equalization policy. Under such policy, Mr. Platzer received benefits resulting in a net after-tax position for him that is substantially equivalent to his tax position were he to be subject only to U.S. federal and state income taxation during his foreign assignment. The equalization benefit generally included providing any foreign assignment-related allowances and benefits to Mr. Platzer on a tax-neutral basis to him.

Thomas Krywe

Old Spire previously entered into an offer letter with Mr. Krywe, our Chief Financial Officer. Under his offer letter, Mr. Krywe is an at-will employee and his offer letter provides for no specified term for his employment. For fiscal year 2021, Mr. Krywe’s annual base salary is $299,451 and he is eligible for an annual target cash bonus opportunity equal to 70% of his base salary for fiscal year 2021.

Keith Johnson

Old Spire previously entered into an offer letter with Mr. Johnson, our Vice President and General Manager, Federal. Under his offer letter, Mr. Johnson was an at-will employee and his offer letter provided for no specified term for his employment. Mr. Johnson’s annual base salary in 2021 was $208,781 and his annual target cash bonus opportunity for 2021 was equal to 193% of his base salary. His offer letter provided that, if we terminated Mr. Johnson’s employment without cause, Mr. Johnson would receive an aggregate amount of severance equal to six months of salary payable over 12 months following such termination. Payment of Mr. Johnson’s continued salary severance would be subject to his compliance with non-solicitation and non-competition obligations for one year following his employment, non-disparagement obligations following termination, and compliance with his proprietary information and inventions agreement with us, including confidentiality obligations with respect to certain intellectual property and other proprietary information.

On November 9, 2021, we entered into a Confidential Separation and Release of Claims Agreement (the “transition agreement”) with Mr. Johnson, pursuant to which Mr. Johnson’s employment terminated effective December 31, 2021. Under the transition agreement, during the period from the date of the transition agreement through the termination his employment (the “transition period”), Mr. Johnson continued to receive his then current base salary, remained eligible to receive any bonus or commissions booked during such period, and remained eligible to continue vesting in his then outstanding Company stock options that vest based on continued service. In addition, the transition agreement provided that in exchange for his release of claims in favor of the Company, Mr. Johnson will receive six months of his base salary in 12 equal installments on a monthly basis following termination of his employment and Company-paid COBRA premiums through June 30, 2022. The transition agreement further provided for Mr. Johnson’s acknowledgement of his continued compliance with his obligations of non-solicitation, non-competition and non-disparagement described above and his proprietary information and inventions assignment agreement with us.

2021 Annual Performance Bonus

Each of Mr. Platzer and Mr. Krywe is eligible to receive a performance-based bonus for 2021. Pursuant to each of their respective 2021 Salary Adjustment & Annual Performance Bonus Memos with us, such named executive officer is eligible for a performance bonus based 100%, for Mr. Platzer, or 50%, for Mr. Krywe, on corporate performance criteria relating to, and weighted equally across, certain 2021 bookings, certain 2021 revenue, and 2021 bookings per head across average total permanent employees in 2021. A minimum of 80% aggregate achievement is required for any bonus to become payable in relation to such corporate performance criteria, capped at 120% of target. For Mr. Krywe, the remaining 50% of his bonus opportunity is based on individual performance criteria relating to cash funding, closing of a business combination with a special purpose acquisition company, driving our growth, accounting and financial planning and analysis team performance, completion of a public company audit, quarterly compliance work and budgeting. A minimum of 80% aggregate achievement is required by Mr. Krywe for any bonus to become payable in relation to such individual performance criteria, capped at 100% of target.

Certain Changes Occurring Following Completion of the 2021 Fiscal Year

Effective February 1, 2022, Mr. Platzer’s base salary increased to €381,000 and Mr. Krywe’s to $345,000. Upon completion of the 2022 annual performance period, Mr. Platzer will have a target incentive bonus of 100% of his base salary and Mr. Krywe will have a target incentive bonus of 70% of his base salary, subject to review and approval by our board of directors or its compensation committee in February 2023.

2021 Commission Plan

Mr. Johnson participated in our 2021 Commission Plan, pursuant to which he was eligible to receive commission payments based on specified commission rates that applied to certain new and renewal bookings for any products and services booked in 2021 by Mr. Johnson and his team members, new and renewal bookings for any products and services booked in 2021 by us other than by Mr. Johnson and his team members, and revenue achieved by us in 2021. Mr. Johnson’s commission opportunity was not subject to any specified cap. The 2021 Commission Plan was permitted to be amended, modified or discontinued at any time and any such change would be effective as of the start of the next calendar quarter following when such change is approved, provided that the change would not reduce any commissions already earned under such plan. Eligibility to earn commissions under such 2021 Commission Plan could cease if Mr. Johnson’s employment terminated or if he transferred to a position in which he no longer would be eligible to participate in such plan. As described further above, Mr. Johnson’s participation in the 2021 Commission Plan continued during his employment with us including through the transition period as specified in his Confidential Separation and Release of Claims Agreement.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his term of service, including unpaid salary and accrued but unused vacation, as applicable.

Each named executive officer holds stock options granted under the 2012 Plan. A description of the termination and change in control provisions in the 2012 Plan and applicable to the stock options granted to our named executive officers is provided above under “—Outstanding Equity Awards at 2021 Fiscal Year-End.”

Mr. Platzer is eligible to receive certain severance benefits pursuant to his offer letter with Spire, as described above.

Mr. Johnson’s employment with us terminated on December 31, 2021. In connection with his departure, he received certain severance benefits, as described above.

At the Closing, we entered into a change in control and severance agreement (the “CIC Agreement”) with Mr. Krywe, that provides for certain severance and change in control benefits as summarized below. Spire did not enter into a new change in control and severance agreement with Mr. Platzer or Mr. Johnson.

Mr. Krywe’s CIC Agreement became effective on the business day immediately prior to the Closing Date and supersedes any prior agreement or arrangement that the named executive officer may have had with Old Spire that provides for severance or change in control payments and benefits. The CIC Agreement will continue indefinitely until terminated by the parties, provided that if the named executive officer becomes entitled to the severance benefits under the CIC Agreement, the CIC Agreement will terminate once all obligations under it have been satisfied.

The CIC Agreement provides that if, other than during the period beginning three months before a change in control through the one-year anniversary of the change in control (the “CIC Period”), the named executive officer’s employment with Spire is terminated either (x) by Spire without cause (as defined in the CIC Agreement, and excluding by reason of his death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), then the named executive officer will receive the following severance payments and benefits if he timely executes and does not revoke a separation agreement and release of claims in Spire’s favor:

•

A lump sum cash amount equal to 50% of the named executive officer’s then annual base salary and prorated target bonus (then in effect) based on the portion of the calendar year of his termination that he was employed with Spire, and

•	Company-paid premiums for continued COBRA coverage for up to six months.

If, during the CIC Period, the named executive officer’s employment with Spire is terminated either (x) by Spire without cause (as defined in the CIC Agreement, and excluding by reason of his death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), he will receive the following severance payments and benefits if he timely executes and does not revoke a separation agreement and release of claims in Spire’s favor:

•

A lump sum cash amount equal to 100% of the named executive officer’s then annual base salary (or if greater, such salary as in effect immediately before the change in control) and prorated target bonus (then in effect or if greater, in effect immediately prior to the change in control) based on the portion of the calendar year of his termination that he was employed with Spire,

•	Company-paid premiums for continued COBRA coverage for up to six months; and

•	Vesting acceleration of 100% of his service-based equity awards (that are not subject to achievement of any performance-based or similar vesting criteria).

The CIC Agreement also provides that, if any of the amounts provided for under the CIC Agreement or otherwise payable to the named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he would receive (to the extent he is entitled to such receipt) either the full payment of benefits under the CIC Agreement or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The CIC Agreement does not provide for any tax gross-ups in connection with a change in control.

2021 Equity Incentive Plan

Our board of directors adopted, and our stockholders approved, our 2021 Equity Incentive Plan (“2021 Plan”). Our 2021 Plan became effective on the Closing Date. Our 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any of our parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights and performance awards to our employees, directors and consultants and employees and consultants of any of our parents or subsidiaries.

Authorized Shares

Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, a total of 8,869,629 shares of our Class A common stock is reserved for issuance pursuant to the 2021 Plan. In addition, the shares reserved for issuance under the 2021 Plan will include any assumed awards that, on or after the Closing Date, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to this sentence is 22,255,314 shares). The number of shares available for issuance under the 2021 Plan also will include an annual increase, or the evergreen feature, on the first day of each of our fiscal years, beginning with our fiscal year 2022, equal to the least of:

•	23,951,000 shares of our Class A common stock;

•	a number of shares of our Class A common stock equal to 5% of the total number of shares of all of our Class A common stock outstanding as of the last day of the immediately preceding fiscal year; or

•	such number of shares of our Class A common stock as our board of directors or its designated committee may determine no later than the last day of our immediately preceding fiscal year.

Shares issuable under the 2021 Plan may be authorized, but unissued, or reacquired shares of our Class A common stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, RSUs, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2021 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; except if shares issued pursuant to awards of restricted stock, RSUs, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2021 Plan) will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of ours, or other change in our corporate structure affecting the shares (other than any ordinary dividends or other ordinary distributions), the administrator of the 2021 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2021 Plan.

Plan Administration

Our board of directors or one or more committees appointed by our board of directors has authority to administer the 2021 Plan. The compensation committee of our board of directors initially will administer the 2021 Plan. In addition, to the extent it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2021 Plan, the administrator has the power to administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including but not limited to, the power to determine the fair market value of our Class A common stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2021 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2021 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2021 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2021 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the 2021 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Stock Options

Stock options may be granted under the 2021 Plan. The per share exercise price of options granted under the 2021 Plan generally must be equal to at least 100% of the fair market value of a share of our Class A common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our (or any of our parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of our Class A common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of our Class A common stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2021 Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class A common stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Class A common stock, or a combination of both, except that the per-share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2021 Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of our Class A common stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2021 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2021 Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Class A common stock. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of RSUs, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2021 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2021 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors

All non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. The 2021 Plan provides that in any given fiscal year, no outside director may be granted any equity awards (including equity awards under the 2021 Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (including without limitation any cash retainers and fees) that in the aggregate exceed $750,000, provided that in the fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2021 Plan will be determined according to GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2021 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

In the event of our proposed liquidation or dissolution, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2021 Plan provides that in the event of our merger or change in control, as defined in the 2021 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2021 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

If awards granted to a non-employee director while such individual was a non-employee director are assumed or substituted for in the merger or change in control and the service of such non-employee director is terminated (other than upon his or her voluntary resignation that does not include a resignation at the request of the acquirer) on or following the merger or change in control, all such awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee director authorized by the administrator.

Forfeiture and Clawback

Awards will be subject to any clawback policy of which we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to us or reimburse us for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy ours as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The administrator will have the authority to amend, suspend, or terminate the 2021 Plan or any part of the 2021 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent. Our 2021 Plan will continue in effect until terminated by the administrator, but (i) no incentive stock options may be granted after the ten-year anniversary of the date our 2021 Plan was adopted by our board of directors and (ii) the evergreen feature of the 2021 Plan will terminate on the ten-year anniversary of the date our 2021 Plan was adopted by our board of directors.

2012 Plan

The Spire Global, Inc. 2012 Stock Option and Grant Plan (“2012 Plan”) provided for the grant of incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, restricted stock awards, unrestricted stock awards and RSUs (each, an “award” and the recipient of such award, a “participant”) to eligible officers, employees, directors, and consultants of Old Spire and any subsidiary of Old Spire (but only to the extent permitted by Rule 701(c) of the Securities Act). The 2012 Plan was terminated as of the Closing, and accordingly, no additional awards will be granted under the 2012 Plan thereafter. However, the 2012 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2012 Plan. In connection with the Closing, we assumed the stock options granted under the 2012 Plan such that they became stock options to purchase shares of our Class A common stock, subject to certain adjustments in accordance with the 2012 Plan terms. As of December 31, 2021, stock options covering 21,054,903 shares of our Class A common stock were outstanding under the 2012 Plan.

Plan Administration. The 2012 Plan is administered by our board of directors or a committee of our board of directors consisting of at least two directors. The administrator has the power and the authority to make all determinations it deems advisable for its administration, subject to the terms of the 2012 Plan. All decisions and interpretations of the administrator are binding on us and all persons holding awards granted under the 2012 Plan.

The 2012 Plan provides that the administrator has the power to determine and modify the terms and conditions of awards and approve forms of award agreements; accelerate the exercisability or vesting of all or a portion of awards; impose limitations on awards, including with respect to transfers and repurchase rights or obligations; extend the time period in which options may be exercised, subject to applicable laws; adopt, alter and repeal such rules, guidelines and practices for administration of the 2012 Plan and for its own acts as it deems advisable; and to interpret the terms of the 2012 Plan and any awards (including award agreements) and to decide all disputes arising in connection with the 2012 Plan. Additionally, the administrator may reduce the exercise price of outstanding options or effect a repricing through the cancellation of outstanding options in exchange for new awards. In order to comply with the laws in non-U.S. jurisdictions in which we operate or in which individuals eligible for awards under the 2012 Plan are located, the administrator has the authority to (i) determine which subsidiaries, are covered by the 2012 Plan; (ii) determine which individuals outside the U.S. are eligible to participate in the 2012 Plan; (iii) modify the terms and conditions of any award granted to individuals outside the United States to comply with applicable non-U.S. laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, as it deems necessary or advisable (provided that no such modification may increase the shares reserved under the 2012 Plan); and (v) take any action it deems necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.

Stock Options. Stock options have been granted under the 2012 Plan. Subject to the provisions of the 2012 Plan, the administrator determines the terms of options. The per share exercise price of options granted under the 2012 Plan generally must be equal to at least 100% of the fair market value of a share of our Class A common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the combined voting power of all classes of our (or any of our parent’s or subsidiary’s) stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of our Class A common stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, check or wire transfer; by promissory note; after the occurrence of an underwritten initial public offering or the shares of our Class A common stock otherwise becomes publicly traded, with certain shares of our Class A common stock or pursuant to delivery of irrevocable instructions to a broker to promptly deliver to us cash or check for payment of the exercise price; and net exercise for options other than incentive stock options within the meaning of Section 422 of the Code. After the termination of a participant’s service relationship, he or she may exercise the vested portion of his or her option for 90 days, or 12 months if such termination is due to death or disability following the termination of service, or such longer period specified in the award agreement. An option, however, may not be exercised later than the expiration of its term. In addition, if a participant’s service relationship is terminated for “cause” (as defined in the 2012 Plan), the award agreement may provide that the option will terminate immediately and will not be exercisable. Certain of the outstanding options under the 2012 Plan have early exercise provisions pursuant to which the participant may exercise the option prior to the shares being fully vested.

Restricted Stock. Restricted stock were permitted to be granted under the 2012 Plan, including in respect of the exercise of outstanding options. Restricted stock awards are grants (or sale) of shares which vest in accordance with terms and conditions established by the administrator. The administrator determines the restrictions and conditions applicable to each restricted stock award at the time of grant. Conditions may be based on such criteria as the administrator determines, including but not limited to continuing employment or the achievement of pre-established performance goals. Recipients of restricted stock awards generally have voting rights (to the extent the restricted stock is entitled to voting rights) and rights to dividends and other distributions with respect to such shares upon grant. Unless provided otherwise in the award agreement or other applicable writing, shares of restricted stock as to which the restrictions have not lapsed when the participant’s service relationship terminates will be subject to our right to repurchase such unvested shares.

Non-Transferability of Awards. The 2012 Plan generally does not allow for the transfer of option awards other than by will or the laws of descent and distribution, and only the participant holding the option award may exercise the award during his or her lifetime, provided that the administrator may specify in an award agreement certain limited transfers of nonstatutory stock options such as by gift to a family member. Awards of restricted stock generally may not be transferred, except as provided in an individual award agreement or to certain permitted transferees set forth in the 2012 Plan, including, but not limited to, us, certain family members and certain trusts and foundations controlled by a participant.

Certain Adjustments. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares under the 2012 Plan are increased or decreased or are exchanged for a different number or kind of our shares or other securities, or additional shares of our Class A common stock or new or different shares or other securities of ours or other non-cash assets are distributed with respect to such shares of our Class A common stock or other securities of ours without the receipt of consideration by us, or, if, as a result of any merger or consolidation, or sale of all or substantially all of our assets, the outstanding shares of our Class A common stock are converted into or exchanged for other securities of ours or any successor entity (or our parent or subsidiary), the administrator will make an appropriate and proportionate adjustment in (i) the number of shares reserved for issuance under the 2012 Plan; (ii) the number and kind of shares or other securities subject to outstanding awards; (iii) the per share repurchase price of outstanding awards; and (iv) the exercise price for each share subject to outstanding options (without changing the aggregate exercise price of such options). In the case of awards issued to California residents, the administrator will make such adjustments to an award required by Section 25102(o) of the California Corporations Code to the extent we are relying upon the exemption afforded thereby with respect to the award.

Merger or Change in Control. The 2012 Plan provides that in the event of our sale event, as defined in the 2012 Plan, each outstanding award of options, restricted stock and RSUs will terminate or be forfeited to us (as applicable), unless assumed or substituted for awards of the successor entity (or its parent). If the 2012 Plan and outstanding options under the 2012 Plan are terminated, participants holding awards of options will be permitted to exercise (i) all then-vested options; and (ii) all options which will vest in connection with the sale event (contingent upon the consummation of such sale event with respect to this clause (ii)). With respect to awards of restricted stock, forfeited awards will be repurchased at a price equal to the original purchase price paid by participants with respect to such awards. Notwithstanding the foregoing, we have the right, but not the obligation, and without the consent of any participant, to cancel an award in exchange for a cash payment equal to, for each share of our Class A common stock subject to the award, the value of the consideration payable per share of our Class A common stock in the sale event (net of any applicable exercise price).

Amendment and Termination. Our board of directors may, at any time, amend or discontinue the 2012 Plan and the administrator may, at any time, amend or cancel any outstanding award to satisfy changes in law or other lawful purpose, but no such action may adversely affect the rights of participants without their consent. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to the 2012 Plan. As noted above, as of the Closing, the 2012 Plan was terminated and we will not grant any additional awards under the 2012 Plan thereafter.

2021 Employee Stock Purchase Plan

Our board of directors has adopted, and our stockholders have approved, the 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective on the Closing Date. The ESPP permits the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

Subject to adjustment upon certain changes in our capitalization as described in the ESPP, the maximum number of shares of our Class A common stock that are available for issuance under the ESPP is 3,194,000 shares of our Class A common stock. The number of shares of our Class A common stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with fiscal year 2022 in an amount equal to the least of (i) 4,791,000 shares of our Class A common stock, (ii) a number of shares of our Class A common stock equal to 1% of the total number of shares of our Class A common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) number of shares determined by the administrator no later than the last day of our immediately preceding fiscal year. Shares issuable under the ESPP may be authorized, but unissued, or reacquired shares of our Class A common stock.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of our Class A common stock.

The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of our Class A common stock or other securities of ours or other change in our corporate structure affecting our Class A common stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under the ESPP and/or the purchase price per share and number and class of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.

Administration

Our board of directors or a committee appointed by our board of directors has authority to administer the ESPP. Unless and until determined otherwise by our board of directors, the compensation committee of our board of directors will administer the ESPP. The administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate any of our subsidiaries as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans and appendices to the enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are non-U.S. nationals or employed outside the United States. The administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.

Eligibility

Generally, any of our employees will be eligible to participate in our ESPP if they are customarily employed by us or any of our participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Code Section 414(q) or (v) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is not eligible to participate in an offering. However, an employee may not be granted an option to purchase stock under our ESPP if the employee (i) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or any parent or subsidiary of ours; or (ii) holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year during which his or her right to purchase shares is outstanding at any time.

Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our Class A common stock. Participation ends automatically upon termination of employment with us (or our participating subsidiaries).

Offering Periods and Purchase Periods

The ESPP includes a component (the “423 Component”) that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423 (the “Non-423 Component).” For purposes of this summary, a reference to the ESPP generally will mean the terms and operations of the 423 Component.

The ESPP provides for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period will have one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering periods. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one purchase date in such offering period, if the fair market value of a share of our Class A common stock on a purchase date is less than the fair market value of a share of our Class A common stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such purchase date and automatically will be enrolled in a new offering period.

Contributions

The ESPP permits participants to purchase shares of our Class A common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime and shift premium, incentive compensation, bonuses, commissions, equity compensation and other similar compensation. The administrator may change the compensation eligible for contribution under the ESPP on a uniform and nondiscriminatory basis for future offering periods.

Exercise of Purchase Right

Amounts deducted and accumulated by a participant under the ESPP are used to purchase shares of our Class A common stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (i) the fair market value of a share of our Class A common stock on the first trading day of the offering period or (ii) the fair market value of a share of our Class A common stock on the exercise date. A participant will be permitted to purchase a maximum of 1,250 shares during each offering period, provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of our Class A common stock are issued (as evidenced by the appropriate entry on our books or the books of a duly authorized transfer agent of ours) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with us or our participating subsidiary ceases for any reason, the employee withdraws from the ESPP or we terminate or amend the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, generally the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

A participant will not be permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control

In the event of our merger or change in control, as defined in the ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation does not assume or substitute for the options, the offering period then in progress under the ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

The administrator has the authority to modify, amend, suspend or terminate the ESPP except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of our Class A common stock under the ESPP. The ESPP will terminate automatically in 2041, unless we terminate it sooner.

Other Elements of Compensation

Retirement Benefits

We maintain a 401(k) retirement savings plan (the “401(k) Plan”), for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. The 401(k) Plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) Plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) Plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s contributions into the 401(k) Plan are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, generally, pre-tax contributions to the 401(k) Plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) Plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) Plan.

Director Compensation

Director Compensation Table for Fiscal Year 2021

The following table provides information regarding compensation of our non-employee directors for their service as directors, for the year ended December 31, 2021. Directors who are also our employees receive no additional compensation for their service as directors. During 2021, our employee directors, Mr. Platzer and Ms. Condor did not receive any compensation for their services as directors. See “Executive Compensation” for additional information regarding Mr. Platzer’s compensation. The compensation received by Ms. Condor as an employee is set forth in the footnotes to the table below.

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)	Option Awards (3)	Total
Dirk Hoke(4)	—	—	$319,820	$319,820
Stephen Messer	$5,625	$275,001	$345,731	$626,357
Jack Pearlstein	$5,625	$174,999	—	$180,624
Will Porteous	$5,625	$174,999	—	$180,624

(1)

The amounts reported represent a partial year of the board of directors and committee chair cash compensation due to the timing of our Merger and the effective date of our Outside Director Compensation Policy.

(2)

The amounts reported represent the aggregate grant-date fair value of the RSUs awarded to the director in 2021, computed in accordance with ASC 718, disregarding forfeiture assumptions. These amounts do not reflect the actual economic value that may be realized by the non-employee directors, and there can be no assurance that these amounts will ever be realized by the non-employee directors.

(3)

The amounts reported represent the aggregate grant-date fair value of awards awarded to the director in 2021, computed in accordance with ASC 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the awards reported in this column are set forth in Note 12 to Spire’s consolidated financial statements included elsewhere in this prospectus.

(4)	Mr. Hoke joined our board of directors in November 2021.
(5)

Ms. Condor received an aggregate of $751,226.14 in compensation as an employee, comprised of cash in the amount of $217,331, option awards with an aggregate grant date fair value of $240,472, and non-equity incentive plan compensation in connection with commission received from the 2021 Commission Plan of $293,423.

The following table lists all outstanding equity awards held by our non-executive officer directors as of December 31, 2021:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date	Number of Shares Underlying Unvested Stock Awards
Theresa Condor	6/29/2016	18,282	(1)	$0.88	6/29/2026	—
	6/29/2016	146,256	(1)	$0.88	6/29/2026	—
	11/15/2016	4,433	(1)	$0.98	11/15/2026	—
	11/15/2016	6,565	(1)	$0.98	11/15/2026	—
	3/8/2017	15,804	(1)	$0.98	3/8/2027	—
	3/21/2018	662,680	(2)	$1.85	3/21/2028	—
	11/13/2018	9,488	(3)	$1.85	11/13/2028	—
	11/12/2019	54,846	(4)	$1.95	11/12/2029	—
	11/2/2020	187,986	(5)	$2.17	11/2/2020	—
	11/11/2020	82,269	(6)	$2.17	11/11/2020	—
	2/18/2021	127,160	(7)	$3.29	2/18/2021	—
Dirk Hoke	11/15/2021	97,969	(8)	$5.40	11/15/2031	—
Stephen Messer	4/1/2019	182,820	(9)	$3.29	4/1/2029	—
	2/18/2021	6,096	(1)	$1.85	2/18/2031	—
	11/9/2021	—		—	—	51,402	(10)
Jack Pearlstein	11/9/2021	—		—	—	32,710	(11)
Will Porteous	11/9/2021	—		—	—	32,710	(12)

(1)	The shares of our common stock underlying this option are fully vested and immediately exercisable.

(2)

The shares underlying this option vest, subject to Ms. Condor’s continued role as a service provider to us, as to 1/4th of the total shares on February 21, 2019 with 1/48th of the total shares vesting monthly thereafter.

(3)	The shares of our common stock underlying this option vest, subject to Ms. Condor’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on March 11, 2021.

(4)	The shares of our common stock underlying this option vest, subject to Ms. Condor’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on February 1, 2021.

(5)

The shares underlying this option vest, subject to Ms. Condor’s continued role as a service provider to us, as to 1/4th of the total shares on November 2, 2020 with 1/48th of the total shares vesting monthly thereafter.

(6)

The shares of our common stock underlying this option vest, subject to Ms. Condor’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on December 11, 2023.

(7)	The shares of our common stock underlying this option vest, subject to Ms. Condor’s continued role as a service provider to us, as to 1/12th of the total shares monthly commencing on February 1, 2021.

(8)	The shares of our common stock underlying this option vest, subject to Mr. Dirks continued role as a service provider to us, as to 1/3rd of the total shares monthly commencing on November 15, 2022.

(9)

This option is subject to an early exercise provision and is immediately exercisable. The shares of our common stock underlying this option vest, subject to Mr. Messer’s continued role as a service provider to us, as to 1/48th of the total shares monthly commencing on March 3, 2021.

(10)

The service-based vesting condition will be satisfied as to all of the shares of our common stock underlying the RSU on August 16, 2022, subject to Mr. Messer’s continued role as a service provider to us.

(11)

The service-based vesting condition will be satisfied as to 1/3rd of the shares of our common stock underlying the RSU on August 16, 2022, with 1/3rd of the total shares of our common stock vesting yearly thereafter, subject to Mr. Messer’s continued role as a service provider to us.

(12)

The service-based vesting condition will be satisfied as to all of the shares of our common stock underlying the RSU on August 16, 2022, subject to Mr. Porteous’ continued role as a service provider to us.

Non-Employee Director Compensation Policy

In November 2021, our board of directors approved an amended Outside Director Compensation Policy (the “Outside Director Compensation Policy”). The Outside Director Compensation Policy was developed with input from our independent compensation consultant, Compensia, Inc. regarding practices and compensation levels at the same group of peer companies used for executive compensation comparisons and is intended to attract, retain, and reward non-employee directors.

Under the Outside Director Compensation Policy, each non-employee director will receive the cash and equity compensation for board services described below. We also will reimburse our non-employee directors for reasonable, customary, and documented travel expenses to meetings of our board of directors or its committee and other expenses.

Cash Compensation

The Outside Director Compensation Policy provides for the following cash compensation program for our non-employee directors: following the effective date of such policy, each non-employee director will be paid an annual cash retainer of $30,000, and each non-employee director who serves as the chairperson or lead director of our board of directors or the chair or a member of a committee of our board of directors, will be eligible to earn an additional annual fee of $15,000. For clarity, each non-employee director who serves as the chairperson or lead director of our board of directors or the chair or a member of one or more committees of our board of director, will be eligible to receive only one additional annual fee of $15,000, regardless of the number of positions served.

These fees to our non-employee directors will be paid quarterly in arrears on a prorated basis. Under the Outside Director Compensation Policy, we also reimburse our non-employee directors for reasonable travel expenses to attend meetings of our board of directors and its committees.

Equity Compensation

Initial Award. Pursuant to the Outside Director Compensation Policy, each person who first becomes a non-employee director after the effective date of such policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of restricted stock units with an aggregate grant date fair value, determined in accordance GAAP, equal to $275,000 (with any fractional share rounded down) (the “Initial Award”). The Initial Award will be scheduled to vest in three, equal installments on each of the one-, two-, and three-year anniversaries of the Initial Award’s grant date, in each case subject to continued services to us through the applicable vesting date. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.

Annual Award. On the first trading day immediately after the date of each annual meeting of our stockholders (an “Annual Meeting”) that occurs following the effective date of the Outside Director Compensation Policy, each non-employee director who has served as a non-employee director for at least six months through the date of such Annual Meeting will receive automatically, an annual award of restricted stock units with an aggregate grant date fair value, determine in accordance with GAAP, equal to $175,000 (with any fractional share rounded down) (the “Annual Award”). Each Annual Award will be scheduled to vest in full on the earlier of the one-year anniversary of the grant date, or the date of the next Annual Meeting following the grant date, subject to continued services to us through the applicable vesting date.

Amendment. The Policy as amended will allow non-employee directors to elect to receive shares of our Class A common stock or stock options to purchase shares of our Class A common stock in lieu of the cash retainer fees otherwise payable to the non-employee director under the Policy, and to elect to receive stock options in lieu of restricted stock units with respect to the initial and annual equity awards that otherwise would be granted to the non-employee director under the Policy.

If a non-employee director elects to receive awards of our Class A common stock or stock options in lieu of cash retainer fees under the Policy, each such award will be granted automatically on a quarterly basis in arrears for services provided during our fiscal quarter completed immediately prior to such grant for such elected fiscal year. The number of any such shares of our Class A common stock granted will be based on the amount of the cash retainers that would have been paid to the non-employee director for the fiscal quarter, divided by the fair market value of a share of our Class A common stock as of the award’s grant date. The number of shares of our Class A common stock subject to any such stock option granted will be such number as would result in the stock option having a grant date fair value (determined in accordance with GAAP) equal to the amount of the cash retainers that would have been paid to the non-employee director for the fiscal quarter. Each such award of Class A common stock or stock option will be fully vested as of the grant date.

If a non-employee director elects to receive a stock option in lieu of restricted stock units under the Policy, such stock option will be granted automatically on the same date, and with the same vesting schedule and grant date fair value (determined in accordance with GAAP), as the restricted stock units that would be granted under the Policy as initial or annual awards, as applicable.

Any non-employee director who makes an election both to receive a stock option in lieu of an annual award under the Policy and equity compensation in lieu of cash payments for the retainer fees under the Policy will receive such equity compensation in lieu of cash in the form of stock options. Any stock option granted under the Policy will have a per share exercise price equal to the fair market value of a share of our Class A common stock as of its grant date and a maximum term of 10 years. Any award of shares of our Class A common stock or stock options will be granted under our 2021 Plan and applicable award agreement thereunder.

Change in Control. In the event of our change in control, as defined in the 2021 Plan, each current non-employee director’s then outstanding equity awards covering shares of our Class A common stock that were granted to him or her while a non-employee director will accelerate vesting in full.

Other Award Terms. Each Initial Award and Annual Award will be granted under the 2021 Plan (or its successor plan, as applicable) and form of award agreement under such plan.

Director Compensation Limits. The Outside Director Compensation Policy provides that in any fiscal year, no non-employee director may be granted equity awards (based on grant date fair value determined in accordance with GAAP), and be provided any other compensation, including without limitation cash retainers or fees in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the fiscal year of initial service as a non-employee director. Equity awards granted or other compensation provided to a non-employee director for services provided as an employee or consultant (other than a non-employee director), or provided before the Closing, will not count toward this annual limit.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the personal liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, if the DGCL is amended to provide for further elimination or limitation of the liability of a director of corporations, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL.

In addition, our bylaws provide that we shall indemnify our directors and officers, under certain circumstances, and may indemnify our employees, agents and any other persons, to the extent not prohibited by the DGCL or other applicable law. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to certain exceptions.

Further, we entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements shall also require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We also purchase and maintain insurance policies on behalf of any person who is or was a director, officer, employee, among others, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL. At present, we are not aware of any pending litigation or proceeding involving any person who will be one of our directors or officers or is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

The limitation of liability and indemnification provisions in our certificate of incorporation or bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2022 by:

•	each person or group known by us to be the beneficial owner of more than 5% of any class of our Class A or Class B common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 139,418,767 shares of our Class A common stock and 12,058,614 shares of our Class B common stock outstanding as of February 28, 2022. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of February 28, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of February 28, 2022, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted, the business address of each of our directors and executive officers is 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name and Address of Beneficial Owners	Number of Class A Shares	%	Number of Class B Shares	%	% of Total Voting Power
Executive Officers and Directors:
Theresa Condor(1)	13,614,413	9.5	8,428,672	69.9	35.5
Dirk Hoke	—	—	—	—	—
Keith Johnson(2)	218,175	*	—	—	*
Thomas Krywe(3)	806,131	*	—	—	*
Stephen Messer(4)	387,474	*	—	—	*
Jack Pearlstein(5)	6,633,750	4.6	—	—	2.6
Peter Platzer(6)	13,614,413	9.5	8,428,672	69.9	35.5
William Porteous(7)	6,754,020	4.8	—	—	2.7
All current directors and executive officers as a group (8 persons)(8)	28,901,638	19.3	8,428,672	69.9	40.6
5% Holders:
Scottish Enterprise(9)	7,998,288	5.7	—	—	3.2

*	Less than 1%
(1)

Consists of (i) 8,285,428 shares of our Class A common stock held of record by Mr. Platzer, (ii) 4,119,353 shares of our Class A common stock subject to stock options held by Mr. Platzer exercisable within 60 days of February 28, 2022, (iii) 8,285,428 shares of our Class B common stock held of record by Mr. Platzer, (iv) 143,244 shares of our Class A common stock held of record by Ms. Condor, (v) 1,066,388 shares of our Class A common stock subject to stock options held by Ms. Condor exercisable within 60 days of February 28, 2022, and (vi) 143,244 shares of our Class B common stock held by Ms. Condor. Mr. Platzer and Ms. Condor, as husband and wife, share beneficial ownership of the shares held by each other.

(2)

Consists of 218,175 shares of our Class A common stock subject to stock options exercisable within 60 days of February 28, 2022. Mr. Johnson departed from the Company on December 31, 2021, upon which Mr. Johnson’s unvested option awards were forfeited, and pursuant to their terms, his vested options remain exercisable until March 31, 2022, following which time all unexercised options will also be forfeited.

(3)	Consists of 806,131 shares of our Class A common stock subject to stock options exercisable within 60 days of February 28, 2022.
(4)

Consists of (i) 130,776 shares of our Class A common stock held by Mr. Messer, (ii) 59,418 shares of our Class A common stock subject to stock options exercisable within 60 days of February 28, 2022, and (iii) 197,280 shares of our Class A common stock held of record by Zephir Worldwide LLC. Mr. Messer is a Member at Zephir Worldwide LLC and shares the power to vote and dispose of shares held by Zephir Worldwide LLC. The address for Zephir Worldwide LLC is 626 Millwood Road, Mt. Kisco, NY 10549.

(5)

Consists of (i) 3,333,750 shares of our Class A common stock held of record by Mr. Pearlstein and (ii) 3,300,000 shares of our Class A common stock subject to certain private placement warrants exercisable within 60 days of February 28, 2022.

(6)

Consists of (i) 143,244 shares of our Class A common stock held of record by Ms. Condor, (ii) 1,066,388 shares of our Class A common stock subject to stock options held by Ms. Condor exercisable within 60 days of February 28, 2022, (iii) 143,244 shares of our Class B common stock held by Ms. Condor, (iv) 8,285,428 shares of our Class A common stock held of record by Mr. Platzer, (v) 4,119,353 shares of our Class A common stock subject to stock options held by Mr. Platzer exercisable within 60 days of February 28, 2022, and (vi) 8,285,428 shares of our Class B common stock held of record by Mr. Platzer. Mr. Platzer and Ms. Condor, as husband and wife, share beneficial ownership of the shares held by each other.

(7)

Consists of (i) 4,769,452 shares of our Class A common stock held of record by RRE Ventures V, L.P. and (ii) 1,984,568 shares of our Class A common stock held of record by RRE Leaders Fund, LP (together with RRE Ventures V, L.P., “RRE”). RRE Ventures GP V, LLC is the general partner of RRE Ventures V, L.P., and its managing members and officers are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous, and RRE Ventures GP V, LLC has sole voting and dispositive power with respect to the shares held by RRE Ventures V, L.P. RRE Leaders GP, LLC is the general partner of RRE Leaders Fund, LP, and its managing members and officers are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous, and RRE Leaders GP, LLC has sole voting and dispositive power with respect to the shares held by RRE Leaders Fund, LP. The address for each RRE entity identified in this footnote is 130 East 59th Street 17th Floor, New York, NY 10022.

(8)

Consists of (i) 28,901,638 shares of our Class A common stock and 8,428,672 shares of our Class B common stock beneficially owned by our current executive officers and directors, (ii) 10,057,140 shares of our Class A common stock subject to stock options exercisable within 60 days of February 28, 2022, and (iii) 3,300,000 shares of our Class A common stock subject to Private Placement Warrants exercisable within 60 days of February 28, 2022.

(9)

Based solely on a Schedule 13G filed with the SEC on February 9, 2022, consists of shares of Class A common stock held of record by Scottish Enterprise. Scottish Enterprise is a non-departmental body of the Scottish government and has sole voting and investment power with respect to the shares. The address of Scottish Enterprise is Atrium Court, 50 Waterloo Street, Glasgow G2 6HQ, Scotland.

SELLING SECURITYHOLDERS

This prospectus relates to (i) the resale of up to 24,500,000 shares of Class A common stock related to the PIPE Investment by certain of the selling securityholders; (ii) the resale of up to 35,306,951 shares of Class A common stock issued to certain securityholders in connection with the Merger; (iii) 2,076,762 shares of Class A common stock issuable to certain securityholders pursuant to the Earnout, and (iv) the resale of up to 6,600,000 private placement warrants. This prospectus also relates to the issuance by us of up to (i) 6,600,000 shares of Class A common stock that are issuable by us upon the exercise of the private placement warrants and (ii) 11,499,992 shares of Class A common stock that are issuable by us upon the exercise of the public warrants.

The selling securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below and their permitted transferees who later come to hold any of the selling securityholders’ interest in the securities, other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the selling securityholders, and the aggregate number of shares of Class A common stock and warrants that the selling securityholders may offer pursuant to this prospectus. The table does not include the issuance by us of up to 11,499,992 shares of Class A common stock upon the exercise of the public warrants, each of which is also covered by this prospectus. For purposes of this table, we have assumed that the selling securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of selling securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of shares of Class A common stock or warrants registered on its behalf. A selling securityholder may sell or otherwise transfer all, some or none of such shares of Class A common stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the selling securityholders, see the section titled “Certain Relationships and Related Person Transactions”. Unless otherwise noted, the business address of each of those listed in the table below is c/o Spire Global, Inc., 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia.

	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Class A Shares	Number of Warrants	Number of Class A Shares Being Offered	Number of Warrants Being Offered	Number of Class A Shares	Percentage of Class A Shares	Number of Warrants	Percentage of Outstanding Warrants
Alyeska Master Fund, L.P.(1)	500,000	—	500,000	—	—	—	—	—
Bessemer Venture Partners IX L.P.(2)	4,333,491	—	4,333,491	—	—	—	—	—
Bessemer Venture Partners IX Institutional L.P.(3)	3,471,790	—	3,471,790	—	—	—	—	—
BlackRock, Inc.(4)	176,979	—	176,979	—	—	—	—	—
Funds advised by Bloom Tree Partners, LLC(5)	1,500,000	—	1,500,000	—	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(6)	500,000	—	500,000	—	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Class A Shares	Number of Warrants	Number of Class A Shares Being Offered	Number of Warrants Being Offered	Number of Class A Shares	Percentage of Class A Shares	Number of Warrants	Percentage of Outstanding Warrants
Crescent Park FOF Partners, L.P.(7)	97,297	—	97,297	—	—	—	—	—
Crescent Park Global Equity Master Fund, L.P.(7)	148,656	—	148,656	—	—	—	—	—
Crescent Park Master Fund, L.P.(7)	1,254,047	—	1,254,047	—	—	—	—	—
Gilman Louie(8)	32,500	—	32,500	—	—	—	—	—
Global Public Offering Master Fund, LP(9)	2,169,610	—	2,169,610	—	—	—	—	—
Hedosophia Public Investments Limited(10)	3,000,000	—	3,000,000	—	—	—	—	—
Henry Crumpton(11)	25,000	—	25,000	—	—	—	—	—
Jack Pearlstein(12)	3,333,750	3,300,000	3,333,750	3,300,000	—	—	—	—
JAWS Equity Owner 153, LLC(13)	1,200,000	—	1,200,000	—	—	—	—	—
Jeroen Cappaert(14)	1,946,481	—	1,946,481	—	—	—	—	—
Linden Capital L.P.(15)	600,000	—	600,000	—	—	—	—	—
Marcho Partners Master Fund ICAV(16)	2,500,000	—	2,500,000	—	—	—	—	—
Maverick Fund II, Ltd.(17)	229,815	—	229,815	—	—	—	—	—
Maverick Fund USA, Ltd.(17)	470,185	—	470,185	—	—	—	—	—
Integrated Core Strategies (US) LLC(18)	500,000	99,190	500,000	99,190	—	—	—	—
MMF LT, LLC(19)	500,000	—	500,000	—	—	—	—	—
Park West Investors Master Fund, Limited(20)	455,400	—	455,400	—	—	—	—	—
Park West Partners International, Limited(21)	44,600	—	44,600	—	—	—	—	—
Peter Platzer(22)	8,885,778	—	8,885,778	—	—	—	—	—
Project Orbit, a Series of GPO Fund Series Select, LLC(23)	235,913	—	235,913	—	—	—	—	—
Robert A. Coleman(24)	3,333,750	3,300,000	3,333,750	3,300,000	—	—	—	—
RRE Leaders Fund, LP(25)	2,128,366	—	2,128,366	—	—	—	—	—
RRE Ventures V, L.P.(26)	5,115,038	—	5,115,038	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(27)	500,000	—	500,000	—	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Class A Shares	Number of Warrants	Number of Class A Shares Being Offered	Number of Warrants Being Offered	Number of Class A Shares	Percentage of Class A Shares	Number of Warrants	Percentage of Outstanding Warrants
Senator Global Opportunity Master Fund L.P.(28)	1,000,000	—	1,000,000	—	—	—	—	—
Stephen Messer(29)	1,035,568	—	1,035,568	—	—	—	—	—
Theresa Condor(30)	153,623	—	153,623	—	—	—	—	—
Tiger Global Investments, L.P.(31)	5,000,000	—	5,000,000	—	—	—	—	—
Washington Harbour Capital Master Fund, LP(32)	480,000	—	480,000	—	—	—	—	—
Washington Harbour Capital Long Only Master Fund, LP(32)	20,000	—	20,000	—	—	—	—	—
William Crowell(33)	25,000	—	25,000	—	—	—	—	—
William Joel Spark(34)	1,946,481	—	1,946,481	—	—	—	—	—
Zephir Worldwide LLC(35)	211,574	—	211,574	—	—	—	—	—

(1)

Alyeska Investment Group, L.P. is the investment manager of Alyeska Master Fund, L.P. and as such, has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The address of Alyeska Master Fund, LP is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Ste 700, Chicago, IL 60601.

(2)

Consists of (i) 4,040,713 shares of Class A common stock and (ii) 292,778 shares of Class A common stock that may become issuable pursuant to the Earnout. Deer IX & Co. L.P. is the general partner of Bessemer Venture Partners IX L.P. Deer IX & Co. Ltd. is the general partner of Deer IX & Co. L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis, and Adam Fisher are the directors of Deer IX & Co. Ltd. and hold the voting and dispositive power for Bessemer Venture Partners IX L.P. Investment and voting decisions with respect to the shares held by Bessemer Venture Partners IX L.P. are made by the directors of Deer IX & Co. Ltd. acting as an investment committee. The address for Bessemer Venture Partners IX L.P. is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538. Bessemer Venture Partners IX L.P. is a party to the Investor Rights Agreement, dated as of February 28, 2021, by and between us, Six4 Holdings, LLC, Gilman Louie, Henry Crumpton, Jack Pearlstein, Robert Coleman, William Crowell, Peter Platzer, Theresa Condor, William Porteous and Stephen Messer (the “Investor Rights Agreement”).

(3)

Consists of (i) 3,237,232 shares of Class A common stock and (ii) 234,558 shares of Class A common stock that may become issuable pursuant to the Earnout. Deer IX & Co. L.P. is the general partner of Bessemer Venture Partners IX Institutional L.P. Deer IX & Co. Ltd. is the general partner of Deer IX & Co. L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis, and Adam Fisher are the directors of Deer IX & Co. Ltd. and hold the voting and dispositive power for Bessemer Venture Partners IX Institutional L.P. Investment and voting decisions with respect to the shares held by Bessemer Venture Partners IX Institutional L.P. are made by the directors of Deer IX & Co. Ltd. acting as an investment committee. The address for Bessemer Venture Partners IX Institutional L.P. is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538. Bessemer Venture Partners IX Institutional L.P. is a party to the Investor Rights Agreement.

(4)

The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Allocation Fund, Inc. (176,979 shares); BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc. (59,416 shares); BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc. (1,371 shares); BlackRock Capital Allocation Trust (48,300 shares); BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V (759,403 shares); Master Total Return Portfolio of Master Bond LLC (422,682 shares); BlackRock Global Long/Short Credit Fund of BlackRock Funds IV (31,849 shares); and BlackRock Global Funds – Next Generation Technology Fund (1,500,000 shares). BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The addresses of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members are 55 East 52nd Street, New York, NY 10055 and 400 Howard Street, San Francisco CA 94105. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(5)

Consists of (i) 172,978 shares of Class A common stock held by Bloom Tree Fund, LP, (ii) 767,059 shares of Class A common stock held by Bloom Tree Master Fund, Ltd., (iii) 268,581 shares of Class A common stock held by Blackwell Partners LLC and (iv) 291,382 shares of Class A common stock held by PAAMCO SP48 (collectively, the “Bloom Tree Funds”). Bloom Tree Partners, LLC serves as the investment adviser and has sole voting and dispositive power over the shares held of record by each of the Bloom Tree Funds. Alok Agrawal may be considered a control person of Bloom Tree Partners, LLC. Mr. Agrawal and Bloom Tree Partners, LLC disclaim beneficial ownership of the Class A common stock owned by the Bloom Tree Funds except to the extent of their pecuniary interest therein, if any. The business address of Mr. Agrawal, Bloom Tree Partners, LLC and the Bloom Tree Funds is c/o Bloom Tree Partners, LLC, 101 Park Avenue, 48th Floor, New York, New York, 10178.

(6)

Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the U.S. Investment Advisers Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities. The address for such entities and individuals is c/o Citadel Enterprise Americas LLC, 131 S. Dearborn Street, Chicago, IL 60603.

(7)

The investment advisor of the entity is Crescent Park Management, L.P. and the general partner of the entity is Crescent Park GP, LLC. Eli Cohen and Doug Edwards are the controlling persons for such entities. The address of the entity and individuals is 1900 University Avenue, Suite 501, East Palo Alto, CA 94303.

(8)	Mr. Louie is a party to the Investor Rights Agreement.
(9)

Consists of (i) 2,023,025 shares of Class A common stock and (ii) 146,585 shares of Class A common stock that may become issuable pursuant to the Earnout. Urgent International, Inc. (“Urgent”) is the managing member of Global Public Offering Fund GP, LLC, which is the general partner of Global Public Offering Master Fund, LP (“GPO”). Key Compton and Jeff Stewart are directors of Urgent and have shared voting and dispositive power over the shares held by GPO. The address of GPO is 420 Lexington Avenue, Suite 1402, New York, NY 10170. Global Public Offering Master Fund, LP is a party to the Investor Rights Agreement.

(10)

The board of directors of Hedosophia Public Investments Limited comprises Ian Osborne, Iain Stokes, Rob King and Trina Le Noury and each director has shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3QL.

(11)	Ambassador Crumpton is a party to the Investor Rights Agreement.
(12)

Consists of (i) 500,000 shares of Class A common stock issued pursuant to the PIPE Investment and (ii) 2,833,750 shares of Class A common stock transferred from Six4 Holdings, LLC immediately prior to the Closing. Mr. Pearlstein is a party to the Investor Rights Agreement.

(13)

Barry Sternlicht is the managing member of the entity and has the power to vote and dispose of the shares held by the entity. The address for the entity and individual is 1601 Washington Avenue, Miami Beach, FL 33139.

(14)

Consists of (i) 1,814,971 shares of Class A common stock and (ii) 131,510 shares of Class A common stock that may become issuable pursuant to the Earnout. Mr. Cappaert is a party to the Investor Rights Agreement.

(15)

The securities held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address for Linden Capital L.P. is c/o Linden Advisors LP, 590 Madison Ave, 15th Fl, New York, NY 10022.

(16)

Marcho Partners LLP is the investment manager to Marcho Partners Master Fund ICAV. Carl Anderson is the Chief Investment Officer of Marcho Partners LLP and has the power to vote and dispose of the shares held by Marcho Partners Master Fund ICAV. The address of such entities and individual is Berkeley Square House, Berkeley Square, Mayfair, London W1J 6BE.

(17)

Maverick Capital, Ltd. is an investment adviser registered as such with the SEC and, as such, may be deemed to have beneficial ownership of the shares through the investment discretion it exercises over the accounts of its clients, Maverick Fund II, Ltd. and Maverick Fund USA, Ltd. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC. The address of such entities and individual is c/o Maverick Capital, Ltd., 1900 N. Pearl Street, 20th floor, Dallas, TX 75201.

(18)

Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of the Integrated Core Strategies (US) LLC (“ICS”) and may be deemed to have shared voting control and investment discretion over securities owned by ICS. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by ICS. The address for such entities and individual is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.

(19)

Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(20)

Park West Asset Management LLC is the investment manager to Park West Investors Master Fund, Limited. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The address of such funds and individual is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.

(21)

Park West Asset Management LLC is the investment manager to Park West Partners International, Limited. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The address of such funds and individual is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.

(22)

Consists of (i) 8,285,428 shares of Class A common stock and (ii) 600,350 of Class A common stock that may become issuable pursuant to the Earnout. Mr. Platzer is a party to the Investor Rights Agreement.

(23)

Consists of (i) 219,974 shares of Class A common stock and (ii) 15,939 shares of Class A common stock that may become issuable pursuant to the Earnout. Urgent is the managing member of Project Orbit, a Series of GPO Fund Series Select, LLC (“Project Orbit”). Key Compton and Jeff Stewart are directors of Urgent and have shared voting and dispositive power over the shares held by Project Orbit. The address of Project Orbit is c/o Global Public Offering Master Fund, LP, 420 Lexington Avenue, Suite 1402, New York, NY 10170. GPO, an affiliate of Project Orbit, is a party to the Investor Rights Agreement.

(24)

Consists of (i) 500,000 shares of Class A common stock issued pursuant to the PIPE Investment and (ii) 2,833,750 shares of Class A common stock transferred from Six4 Holdings, LLC immediately prior to the Closing. Mr. Coleman is a party to the Investor Rights Agreement.

(25)

Consists of (i) 1,984,568 shares of Class A common stock and (ii) 143,798 shares of Class A common stock that may become issuable pursuant to the Earnout. RRE Leaders GP, LLC is the general partner of RRE Leaders Fund, LP, and its managing members and officers are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous, and RRE Leaders GP, LLC has sole voting and dispositive power with respect to the shares held by RRE Leaders Fund, LP. The address for RRE Leaders Fund, LP is 130 East 59th Street 17th Floor, New York, NY 10022. RRE Leaders Fund, LP is a party to the Investor Rights Agreement.

(26)

Consists of (i) 4,769,452 shares of Class A common stock and (ii) 345,586 shares of Class A common stock that may become issuable pursuant to the Earnout. RRE Ventures GP V, LLC is the general partner of RRE Ventures V, L.P. and its managing members and officers are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous, and RRE Ventures GP V, LLC has sole voting and dispositive power with respect to the shares held by RRE Ventures V, L.P. The address for RRE Ventures V, L.P. is 130 East 59th Street 17th Floor, New York, NY 10022. RRE Ventures V, L.P. is a party to the Investor Rights Agreement.

(27)

Schonfeld Strategic Advisors LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or Schonfeld Strategic 460 Fund LLC that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act, or any other purpose. The address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave, Floor 19, New York, NY 10022.

(28)

Senator Investment Group LP (“Senator”) is investment manager of Senator Global Opportunity Master Fund L.P. and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Global Opportunity Master Fund L.P. Mr. Silverman disclaims beneficial ownership of the shares held by Senator Global Opportunity Master Fund L.P. The address for Senator Global Opportunity Master Fund L.P. is c/o Senator Investment Group LP 510 Madison Avenue, 28th Floor, New York, NY 10022.

(29)

Consists of (i) 1,026,093 shares of Class A common stock and (ii) 9,475 shares of Class A common stock that may become issuable pursuant to the Earnout. Mr. Messer is a party to the Investor Rights Agreement.

(30)

Consists of (i) 143,244 shares of Class A common stock and (ii) 10,379 shares of Class A common stock that may become issuable pursuant to the Earnout. Ms. Condor is a party to the Investor Rights Agreement.

(31)

Consists of shares of held of record by Tiger Global Investments, L.P. and/or other entities or persons affiliated with Tiger Global Management, LLC. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The address for each of these entities and individuals is 9 West 57th Street, 35th Floor, New York, NY 10019.

(32)

The investment manager of the entity is Washington Harbour Partners, LP, whose underlying owner is Mina Faltas. The address for such entity and individual is 1201 Wilson Blvd, Suite 2210, Arlington, VA 22209.

(33)	Mr. Crowell is a party to the Investor Rights Agreement.
(34)

Consists of (i) 1,814,971 shares of Class A common stock and (ii) 131,510 shares of Class A common stock that may become issuable pursuant to the Earnout. Mr. Spark is a party to the Investor Rights Agreement.

(35)

Consists of (i) 197,280 shares of Class A common stock and (ii) 14,294 shares of Class A common stock that may become issuable pursuant to the Earnout. Stephen Messer is a Member at Zephir Worldwide LLC and shares the power to vote and dispose of shares held by Zephir Worldwide LLC. The address for Zephir Worldwide LLC is 626 Millwood Road, Mt. Kisco, NY 10549. Zephir Worldwide LLC is a party to the Investor Rights Agreement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since the Closing, and each currently proposed transaction, in which:

•	we have been or are to be participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Indemnification Agreements

Effective as of the Closing Date, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements shall also require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit, or proceeding.

For information on our indemnification arrangements with our directors and executive officers, see the section titled “Description of Securities—Limitation on Liability and Indemnification of Officers and Directors.”

Lock-Up Agreement

On August 16, 2021, effective upon the Closing, Mr. Platzer entered into a lock-up agreement with us pursuant to which he agreed, subject to limited exceptions, not to transfer, assign or sell any shares of our common stock that he beneficially owns until the first to occur of (i) one year following the Closing, (ii) such time that the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading day period commencing at least 150 days after the Closing Date, and (iii) the date following the Closing Date on which we completes a liquidation, merger, share exchange or similar transaction.

Pre-Merger Related Party Transactions of NavSight Holdings, Inc.

The following is a description of each transaction since January 1, 2019, and each currently proposed transaction, in which:

•	NavSight was a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of NavSight’s directors, executive officers, or beneficial holders of more than 5% of any class of the capital stock of NavSight, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had a direct or indirect material interest.

Sponsor Shares

On June 16, 2020, Six4 Holdings, LLC, a Delaware limited liability company and stockholder of NavSight (the “Sponsor”) purchased 5,750,000 shares of NavSight Class B Common Stock for an aggregate price of $25,000, of which up to 750,000 shares were subject to forfeiture to the extent that the underwriters’

over-allotment option was not exercised in full or in part, such that the Sponsor would own, on an as-converted basis, 20% of NavSight’s issued and outstanding shares after the IPO. As a result of the underwriter’s election to fully exercise its over-allotment option, all such shares are no longer subject to forfeiture. The Sponsor subsequently transferred 25,000 of such shares to each of Mr. Crowell and Ambassador Crumpton, 32,500 to Mr. Louie, and 2,833,750 of such shares to each of Mr. Coleman and Mr. Pearlstein, at their original purchase price.

Investor Rights Agreement

In connection with the execution of the Business Combination Agreement, on February 28, 2021, NavSight, the Sponsor, Messrs. Crowell, Louie, Coleman, and Pearlstein and Ambassador Crumpton, and certain stockholders of Old Spire entered into the Investor Rights Agreement, pursuant to which, the Sponsor, Messrs. Crowell, Louie, Coleman, and Pearlstein and Ambassador Crumpton agreed, subject to limited exceptions, not to transfer, assign, or sell any of their shares until the first to occur of: (i) one year after the Closing Date, (ii) such time, if any, as the closing price of the NavSight Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (iii) the date following the Closing Date on which NavSight completes a liquidation, merger, share exchange or other similar transaction that results in all of NavSight’s stockholders having the right to exchange their shares of NavSight Common Stock for cash, securities or other property.

Promissory Note

On June 16, 2020, the Sponsor agreed to loan NavSight an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “IPO Promissory Note”). The IPO Promissory Note was non-interest bearing and payable on the earlier of January 31, 2021 or the completion of the IPO. On September 16, 2020, NavSight paid the outstanding balance due of $119,156 under the IPO Promissory Note.

Administrative Support Agreement

NavSight entered into an agreement, commencing on September 9, 2020 and terminating upon the earlier of NavSight’s consummation of a business combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, and administrative support services. For the three months ended December 31, 2020 and for the period from May 29, 2020 (inception) through December 31, 2020, NavSight incurred $10,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying condensed balance sheet as of December 31, 2020.

PIPE Subscription Agreements

In connection with the execution of the Business Combination Agreement, on February 28, 2021, NavSight entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which, such PIPE Investors purchased an aggregate of 24,500,000 shares of our Class A common stock at $10.00 per share for an aggregate purchase price of $245,000,000 immediately prior to the Closing. Robert Coleman and Jack Pearlstein, directors and officers of NavSight prior to the Closing, subscribed for an aggregate purchase price of $10,000,000 of the PIPE Investment, for which they received an aggregate of 1,000,000 shares of our Class A common stock.

The PIPE Subscription Agreements provide that New Spire is required to file with the SEC, within 45 calendar days of the Closing Date, a registration statement covering the resale of shares issued pursuant to the PIPE Investment and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day in the event the SEC reviews and has written comments to the registration statement) following the filing date thereof and (ii) the 10th business day after the date New Spire is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

The PIPE Subscription Agreements will be terminated, and be of no further force and effect, upon the mutual written agreement of NavSight and the applicable PIPE Investor.

In connection with the PIPE Investment, NavSight engaged Credit Suisse as lead placement agent and BofA Securities as a placement agent. In connection with performing services as lead placement agent and placement agent, respectively, Credit Suisse and BofA Securities received fees and expense reimbursements customary for a PIPE transaction (subject to the terms and conditions of their engagement letters with NavSight). BofA Securities previously had been hired to advise Old Spire in connection with the proposed business combination and will receive customary compensation in connection therewith. Except in respect of the PIPE Investment, BofA Securities did not provide any advice to NavSight, including, but not limited to, regarding the valuation of Spire or the terms of the business combination with Old Spire. Prior to accepting its engagement as placement agent, BofA Securities entered into letter agreements with each of NavSight and Old Spire pursuant to which each of NavSight and Old Spire consented to BofA Securities’ dual roles as financial advisor to Old Spire in connection with the proposed business combination and as a placement agent to NavSight in connection with the PIPE Investment, and waived any claims it may have based on any actual or potential conflicts in connection with such dual roles. In addition, BofA Securities and its affiliates may provide investment banking and other financial services to NavSight, Spire and their respective affiliates in the future, for which they would expect customary compensation.

Pre-Merger Related Party Transactions of Spire Global, Inc.

The following is a description of each transaction since January 1, 2019, and each currently proposed transaction, in which:

•	Old Spire has been a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of Old Spire’s directors, executive officers, or beneficial holders of more than 5% of any class of Old Spire’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had a direct or indirect material interest.

Founder Purchase

The Founders entered into the Business Combination Agreement on February 28, 2021, pursuant to which, at Closing, the Founders purchased a number of shares of our Class B common stock equal to the number of shares of our Class A common stock that each Founder received at Closing, at a purchase price of $0.0001 per share.

Convertible Note Financings

From July 2019 through October 2020, Old Spire issued and sold subordinated convertible promissory notes in the aggregate principal amount of $42,883,674 (“2019 Spire Notes”). The 2019 Spire Notes accrued interest at a rate of 8.0% per annum and were converted into shares of our Class A common stock in connection with the Closing. The following table summarizes purchases of the 2019 Spire Notes by related persons:

Name of stockholder	Principal amount of notes
Entities affiliated with Bessemer(1)	$2,639,164
Entities affiliated with RRE(2)	$1,000,000
Entities affiliated with GPO(3)	$2,774,510

(1)

Consists of (i) $1,173,900 in 2019 Spire Notes issued to Bessemer Venture Partners IX Institutional L.P. and (ii) $1,465,264 in 2019 Spire Notes issued to Bessemer Venture Partners IX L.P. Entities affiliated with Bessemer held more than 5% of Old Spire’s outstanding capital stock and were represented on the Old Spire board of directors at the time of the transaction.

(2)

Consists of $1,000,000 in 2019 Spire Notes issued to RRE Leaders Fund, LP. Entities affiliated with RRE held more than 5% of Old Spire’s outstanding capital stock. William Porteous, a General Partner of RRE Ventures, LLC, an affiliate of RRE Leaders Fund, LP, was a member of the Old Spire board of directors.

(3)

Consists of (i) $274,510 in 2019 Spire Notes issued to Project Orbit, a Series of GPO Fund Series Select, LLC and (ii) $2,500,000 in 2019 Spire Notes issued to Global Public Offering Master Fund, LP. Key Compton, director of Urgent International Inc., which is managing member of Global Public Offering Fund GP, LLC, which is the general partner of Global Public Offering Master Fund, LP, was a member of the Old Spire board of directors.

From January 2021 through February 2021, Old Spire issued and sold convertible promissory notes in the aggregate principal amount of $20,000,000 (“2021 Spire Notes”). The 2021 Spire Notes accrued interest at a rate of 8.0% per annum and were converted into shares of our Class A common stock in connection with the Closing. The following table summarizes purchases of the 2021 Spire Notes by related persons:

Name of stockholder	Principal amount of notes
Entities affiliated with Bessemer(1)	$1,231,700

(1)

Consists of (i) $547,860 in 2021 Spire Notes issued to Bessemer Venture Partners IX Institutional L.P. and (ii) $683,840 in 2021 Spire Notes issued to Bessemer Venture Partners IX L.P. Entities affiliated with Bessemer held more than 5% of Old Spire’s outstanding capital stock and were represented on the Old Spire board of directors at the time of the transaction.

Investors’ Rights Agreement, Right of First Refusal and Voting Agreements

In connection with Old Spire’s Series C preferred stock financing, Old Spire entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with holders of Old Spire’s preferred stock and certain holders of its common stock, all of which terminated upon the Closing.

Voting and Support Agreements

Old Spire and NavSight were parties to the Voting and Support Agreements, each dated as of February 28, 2021, pursuant to which Peter Platzer, Theresa Condor, Stephen Messer, Zephir Worldwide LLC, Bessemer, and RRE agreed to vote all of their respective shares of Old Spire capital stock in favor of the Business Combination Agreement and the transactions contemplated thereby, including the Merger. This agreement terminated upon the Closing.

Executive Compensation and Director Compensation

See the section titled “Executive Compensation” for information on compensation arrangements with our executive officers and directors, which include, among other things, stock awards, agreements with executive officers and certain other benefits. For information on termination arrangements with executive officers, see the section titled “Executive Compensation—Executive Compensation Arrangements—Existing Agreements—Potential Payments upon Termination or Change in Control.”

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

All of the transactions described in this section were entered into prior to the adoption of this policy. Although Old Spire did not previously have a written policy for the review and approval of transactions with related persons, the Old Spire board of directors historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to the Old Spire board of directors. The Old Spire board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to the company and in the best interest of all of its stockholders.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is subject to our certificate of incorporation, bylaws, and the provisions of applicable law.

General

Our authorized capital stock consists of 1,115,000,000 shares, $0.0001 par value per share, of which:

•	1,000,000,000 shares are designated as Class A common stock;

•	15,000,000 shares are designated as Class B common stock; and

•	100,000,000 shares are designated as preferred stock.

As of December 31, 2021, there were 139,096,000 shares of Class A common stock issued and outstanding, 12,058,614 shares of Class B common stock outstanding, and no shares of our preferred stock outstanding.

Common Stock

Our certificate of incorporation authorizes two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and our Class B common stock are identical, except with respect to voting and certain economics rights. Some of the terms of these classes of our common stock are discussed in greater detail below.

Dividend Rights

Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of our Class A common stock are entitled to receive dividends on a pro rata basis out of any assets legally available as may be declared from time to time by our board of directors. Dividends may not be declared or paid on our Class B common stock.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders would be distributable on an equal priority, pro rata basis to the holders of our Class A common stock unless different treatment is approved by the majority of the holders of our Class A common stock and our Class B common stock, each voting separately as a class, subject to the rights of any holders of any series of our preferred stock then outstanding. Our Class B common stock is entitled to receive a maximum of $0.0001 per upon a liquidation, dissolution, or winding up.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters and holders of our Class B common stock are entitled to nine votes for each share held at the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of our Class A common stock and our Class B common stock vote together as a single class, unless otherwise expressly provided in our certificate of incorporation or required by law. Under our certificate of incorporation, approval of the holders of at least two-thirds of the outstanding shares of our Class B common stock, voting as a separate class, is required to:

•

directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of our certificate of incorporation inconsistent with, or otherwise alter, any provision of our certificate of incorporation relating to the voting or other rights, powers, preferences, privileges or restrictions of our Class B common stock;

•	reclassify any outstanding shares of our Class A common stock into shares having the right to have more than one vote for each share thereof; or

•	issue any shares of our Class B common stock.

In addition, Delaware law could require either holders of our Class A common stock or of our Class B common stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely; and

•

if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

Subject to any rights of the holders of any series of our preferred stock to elect directors under specified circumstances, the number of directors that constitutes our board of directors will be fixed solely by resolution of our board of directors. Our certificate of incorporation and bylaws have established a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. There is no cumulative voting with respect to the election of directors.

Conversion and Transferability

Shares of our Class A common stock and our Class B common stock are not convertible into any other shares of our capital stock. Each share of our Class B common stock will automatically and without further action on the part of us or the holders of our Class B common stock be transferred to us for no consideration upon (i) the affirmative written election of such holder, (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Closing Date that both (a) such Founder is no longer providing services to us as an officer, employee, or consultant and (b) such Founder is no longer one of our directors, (iii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that such Founder’s employment with us is terminated for Cause for Termination (as such term is defined in our certificate of incorporation), or (iv) upon the death or disability of such Founder. In addition, upon the sale, assignment, transfer, or other disposition of shares of Class A common stock held by the Founders pursuant to transfers not permitted by our certificate of incorporation, an equivalent number of shares of Class A common stock held by such Founder will be automatically and without further action on the part of us or such Founder be transferred to us for no consideration.

Notwithstanding the foregoing, all outstanding shares of our Class B common stock will automatically and without further action on the part of us or the holders of Class B common stock be transferred to us for no consideration on (i) the date specified by the holders of two-thirds of the then outstanding shares of our Class B common stock, voting as a separate class, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of our Class B common stock, or (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that the number of outstanding shares of our Class B common stock held by the Founders represents less than 10% of the aggregate number of shares of our Class B common stock held collectively by the Founders as of 11:59 p.m. Eastern Time on the Closing Date.

Other Matters

All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and by filing a certificate pursuant to the applicable law of the State of Delaware (“Preferred Stock Designation”) to fix the designation, powers, preferences, and rights of the shares of each series and any qualifications, limitations, or restrictions thereof. Our board of directors is empowered to increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders, unless required by the Preferred Stock Designation, irrespective of the provisions of the DGCL. Our board of directors is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. There are currently no plans to issue any shares of preferred stock.

Warrants

Public Warrants

Pursuant to the warrant agreement by and between American Stock Transfer & Trust Company, LLC (“AST”) and NavSight dated as of September 9, 2020 (the “Warrant Agreement”), each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on September 16, 2021, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. The warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing Date, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Class A common stock issuable upon exercise of the warrants. We will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing Date, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, it will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares of Class A common stock equal to the lesser of (i) the quotient obtained by dividing (a) the product of the number of shares of Class A common stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (b) the fair market value and (ii) 0.361. The “fair market value” shall mean the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the shares of our Class A common stock for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her, or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A common stock (as defined below);

•

if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share of Class A common stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants as described above.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Warrant Agreement, references above to shares of Class A common stock shall include a security other than shares of Class A common stock into which the shares of Class A common stock have been converted or exchanged for in the event we are not the surviving company in the initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity in a merger.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted. See “—Anti-dilution Adjustments.” If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted, as a result of raising capital in connection with the initial business combination, the adjusted stock prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A common stock per warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold. See “—Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when our Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in a merger), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A common stock is increased by a stock capitalization or stock dividend payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (iii) in those other cases applicable per the terms of the Warrant Agreement, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between AST, as warrant agent, and NavSight. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants are identical to the public warrants, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the Closing, (iii) they may be exercised by the holders on a cashless basis, and (iv) they will be entitled to registration rights.

Anti-Takeover Provisions

Certain provisions of Delaware law, our certificate of incorporation, and our bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors.

Section 203 of the DGCL

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by our board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of us.

Proposed Certificate of Incorporation and Proposed Bylaws Provisions

Our certificate of incorporation and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Dual Class Stock

As described above, our Class B common stock has nine votes per share, while our Class A common stock, which is the only class of our capital stock that is publicly traded, has one vote per share. As a result of this dual class structure, the Founders have an aggregate of ten votes per share of Class A common stock, which will provide the Founders significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.

Board of Directors Vacancies

Our certificate of incorporation and bylaws authorize only a majority of the remaining members of our board of directors, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock to elect directors under specific circumstances, the number of directors constituting our board of directors will be permitted to be set only by a resolution of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified Board

Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation and bylaws provide that our stockholders may not take action by written consent but may only take action at a duly called annual or special meeting of the stockholders. As a result, a holder controlling a majority of the voting power of our capital stock would not be able to amend our bylaws, amend our certificate of incorporation or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our Chief Executive Officer, President, or Secretary, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Any amendment of our certificate of incorporation that requires stockholder approval pursuant to the DGCL requires the affirmative vote of the holders of at least a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Our bylaws provide that the affirmative vote of the holders of at least a majority of the total voting power of our then outstanding capital stock, voting together as a single class, is required for stockholders to alter, amend or repeal, or adopt any provision of our bylaws.

Issuance of Undesignated Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, or other means.

Exclusive Forum

Our bylaws provide that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the DGCL or our certificate of incorporation of bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Our bylaws further provide that, unless otherwise consented to by us in writing, the federal district courts of the United States are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Nothing in this provision will apply to any action brought to enforce a duty or liability created by the Exchange Act. Stockholders cannot waive compliance (or consent to non-compliance) with the federal securities laws and the rules and regulations thereunder. These provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Registration Rights

The Investor Rights Agreement provides that we are required to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A common stock and other equity securities that are held by the parties thereto from time to time, subject to the restrictions on transfer therein.

The PIPE Subscription Agreements provide that we are required to file with the SEC, a shelf registration statement covering the resale of the shares of Class A common stock issued to the PIPE Investors and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day in the event the SEC reviews and has written comments to the registration statement) following the filing date thereof and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

As described above, we also agreed pursuant to the warrant agreement to file a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants.

Transfer Agent

The transfer agent and warrant agent for our common stock and warrants, respectively, is AST.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of our warrants or our Class A common stock. It does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (“IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address any tax considerations relating to the Merger or to holders who have received or may receive our securities in the Merger. This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, under U.S. federal gift and estate tax rules, or under any applicable tax treaty. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•	tax-exempt accounts, organizations, or governmental organizations;

•	pension plans and tax-qualified retirement plans;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our Class A common stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

•	persons who hold our Class A common stock or warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any option or otherwise as compensation;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or

•	persons deemed to sell our Class A common stock or warrants under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other flow-through entity holds our Class A common stock or warrants, the tax treatment of a partner in the partnership or owner of other such entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other such entity. A partner in a partnership, or owner of other such entity, that will hold our Class A common stock or warrants should consult his, her, their, or its own tax advisor regarding the tax consequences of the ownership and disposition of our Class A common stock or warrants through the partnership or other such entity, as applicable.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our Class A common stock or warrants arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

This section is addressed to “U.S. holders” of our Class A common stock or warrants. For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of our Class A common stock or warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.

Distributions on our Class A Common Stock

As described in “Dividend Policy,” we have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends following the completion of this offering. However, if we do pay cash distributions to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “U.S. Holders—Sale, Taxable Exchange, or Other Taxable Disposition of Our Class A Common Stock or Warrants” below.

Dividends we pay to a U.S. holder that is a corporation generally will qualify for the dividends received deduction (at varying percentages based upon such U.S. holder’s ownership percentage in our company) if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Sale, Taxable Exchange, or Other Taxable Disposition of Our Class A Common Stock or Warrants

Upon a sale, taxable exchange, or other taxable disposition of our Class A common stock or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of our Class A common stock or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for shares of our Class A common stock or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock or warrants so disposed of.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss from the acquisition of Class A common stock upon exercise of a warrant for cash. A U.S. holder’s tax basis in the Class A common stock received upon exercise of a warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. It is unclear whether a U.S. holder’s holding period for the shares of Class A common stock received upon exercise of a warrant will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the Class A common stock received would equal the U.S. holder’s basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the Class A common stock received would be treated as commencing on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock received would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of shares of Class A common stock having a value equal to the exercise price for the total number of warrants to be exercised. A U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Class A common stock received would equal the sum of the fair market value of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the Class A common stock received would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of our Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section titled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to the U.S. holders of such shares. For example, if the exercise price of the warrants is decreased as a result of certain taxable dividends paid to holders of our Class A common stock (as contemplated by the terms of the warrant in certain circumstances), then the amount by which such exercise price was decreased could be considered an increase in the warrant holder’s proportionate interest in our assets or earnings and profits, which may result in a constructive distribution to holders of the warrants. Such constructive distribution would be subject to tax as described above under “—Distributions on our Class A Common Stock” in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Payments received by a U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Class A common stock or warrants that, for U.S. federal income tax purposes, is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership and the equity holders therein).

Distributions on Our Class A Common Stock

As described in the section titled “Market Price and Dividend Information,” we have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends following the completion of this offering. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Class A common stock (determined separately with respect to each share of our Class A common stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “ —Sale, Taxable Exchange, or Other Taxable Disposition of Our Class A Common Stock or Warrants.”

Subject to the discussions below on effectively connected income and in “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act (FATCA),” any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. Under applicable Treasury Regulations, the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. In order to receive a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our Class A common stock or warrants through a financial institution or other agent acting on your behalf, you generally will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisor regarding entitlement to benefits under any applicable tax treaty.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below in “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act (FATCA).” In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Sale, Taxable Exchange, or Other Taxable Disposition of Our Class A Common Stock or Warrants

Subject to the discussions below in “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act (FATCA),” you as a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock or warrants unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock or warrants, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our Class A common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale or other disposition of our Class A common stock or warrants (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition of our Class A common stock or warrants, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We do not believe we currently are a USRPHC and we do not anticipate becoming one in the near future, although no assurances can be given in this regard. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a URSPHC.

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above in “Non-U.S. Holders—Gain on Sale, Taxable Exchange, or Other Taxable Disposition of Our Class A Common Stock or Warrants.”

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section titled “Description of Securities—Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. A non-U.S. holder of a warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to the non-U.S. holders of such shares as described under “—Distributions on Our Class A Common Stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the non-U.S. holder of the warrant received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Generally, we or the applicable agent must report annually to the IRS the amount of dividends paid to you, your name, and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Class A common stock made to you may also be subject to backup withholding at a current rate of 24% and additional information reporting unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, information reporting and backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Subject to the following paragraph, the Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance with respect thereto (collectively, “FATCA”), generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Class A common stock or warrants paid to a “foreign financial institution” (as specially defined under these rules), unless such institution (i) enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Class A common stock or warrants paid to a “non-financial foreign entity” (as specially defined under these rules), unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Class A common stock or warrants.

The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our Class A common stock or warrants. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of purchasing, holding, and disposing of our Class A common stock or warrants, including the consequences of any proposed change in applicable laws.

SECURITIES ACT RESTRICTIONS ON

RESALE OF OUR SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate ours at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock shares for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Class A common stock then outstanding; or

•	the average weekly reported trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the transferees of the Sponsor will be able to sell their Class A common stock and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on August 20, 2021.

We are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-Up Restrictions

One-Year Lock-Up

The Lock-Up Agreement, with respect to Mr. Platzer, and the Investor Rights Agreement, with respect to Robert Coleman, Jack Pearlstein, Gilman Louie, Henry Crumpton, and William Crowell, contain certain restrictions on transfer with respect to the securities held by such parties immediately following the Closing (but not including shares purchased in the PIPE Investment), in each case until the first to occur of (i) August 16, 2022, (ii) such time, if any, as the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (iii) the date following the Closing Date on which we complete a liquidation, merger, share exchange, or other similar transaction that results in all of our stockholders having the right to exchange their shares for cash, securities or other property. The lock-up restriction does not apply to transfers:

(i) pursuant to a bona fide gift or charitable contribution;

(ii) by will or intestate succession upon the death of the transferor;

(iii) to any Permitted Transferee (as defined below);

(iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or

(v) in the event our completion of a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares for cash, securities or other property; provided that, in the case of (i), (ii), (iii) or (iv), (a) the recipient of such transfer must enter into a written agreement agreeing to be bound by the terms of the lock-up and (b)(x) no filing under Section 16(a) of the Exchange Act or other public announcement reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the lock-up period described above and (y) such transfer or disposition shall not involve a disposition for value.

“Permitted Transferee” means (a) the members of the transferor’s immediate family (where “immediate family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (b) any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor; (c) if the transferee is a trust, to the trust or beneficiary of such trust or to the estate of a beneficiary of such trust; (d) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in the transferor or any affiliate of the transferor; (e) any affiliate of the transferee or (f) any affiliate of an immediate family of the transferor.

Form S-8 Registration Statement

We have filed registration statements on Form S-8 under the Securities Act to register the shares of Class A common stock issued or issuable under our 2021 Plan and ESPP Plan, and intend to file additional registration statements on Form S-8 in the future to register additional shares that become reserved under our 2021 Plan and ESPP Plan. The Form S-8 registration statements are effective automatically upon filing, and shares covered by the registration statements are eligible for sale in the public market, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling warrants, shares of our Class A common stock or interests in shares of our Class A common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, shares of our Class A common stock or interests in shares of our Class A common stock on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of warrants, shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

In addition, a selling securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of our Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or shares of our Class A common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the warrants or shares of our Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our warrants, shares of our Class A common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or shares of our Class A common stock in the course of hedging the positions they assume. The selling securityholders may also sell warrants or shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the warrants or Class A common stock to broker-dealers that in turn may sell these securities.

The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the warrants or Class A common stock offered by them will be the purchase price of the warrants or Class A common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the warrants or shares of our Class A common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the warrants or Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or Class A common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation has passed upon the validity of the securities offered by this prospectus.

EXPERTS

The financial statements of Spire Global, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of exactEarth Ltd. as of October 31, 2021 and for the year ended October 31, 2021 included in this prospectus have been so included in reliance on the report of Macias Gini & O’Connell, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our Investor Relations website at ir.spire.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Spire Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Spire Global, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive loss, of changes in stockholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 30, 2022

We have served as the Company’s auditor since 2019.

Spire Global, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$109,256	$15,571
Accounts receivable, net (including allowance of $339 and $174 as of December 31, 2021 and 2020, respectively)	10,163	3,738
Contract assets	2,084	853
Other current assets	10,071	2,112

Total current assets	131,574	22,274
Property and equipment, net	48,704	20,458
Goodwill	53,627	—
Customer relationships	24,388	—
Other intangible assets	19,765	751
Other long-term assets, including restricted cash	12,136	939

Total assets	$290,194	$44,422

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$5,824	$1,775
Accrued wages and benefits	5,646	1,590
Contract liabilities, current portion	8,627	8,110
Other accrued expenses	4,823	1,813

Total current liabilities	24,920	13,288
Long-term debt	51,124	26,645
Contingent earnout liability	11,369	—
Convertible notes payable, net (including related parties of $0 and $7,498 as of December 31, 2021 and 2020, respectively)	—	48,631
Deferred income tax liabilities	835	338
Warrant liability	11,482	4,007
Other long-term liabilities	1,600	249

Total liabilities	101,330	93,158

Commitments and contingencies (Note 11)
Stockholders’ equity (deficit)
Series A preferred stock, $0.0001 par value, none authorized, issued and outstanding at December 31, 2021 and 12,671,911 shares authorized, 21,615,723 shares issued and outstanding at December 31, 2020 (liquidation value of $52,809 at December 31, 2020)	—	52,809
Series B preferred stock, $0.0001 par value, none authorized, issued and outstanding at December 31, 2021 and 4,869,754 shares authorized, 8,306,818 shares issued and outstanding at December 31, 2020 (liquidation value of $35,228 at December 31, 2020)	—	35,228
Series C preferred stock, $0.0001 par value, none authorized, issued and outstanding at December 31, 2021 and 9,126,525 shares authorized, 12,804,176 shares issued and outstanding at December 31, 2020 (liquidation value of $65,222 at December 31, 2020)	—	65,222
Common stock, $0.0001 par value, 1,000,000,000 Class A and 15,000,000 Class B shares authorized, 139,096,000 Class A and 12,058,614 Class B shares issued and outstanding at December 31, 2021; 55,000,000 shares authorized, 17,664,015 Class A shares issued and outstanding at December 31, 2020	15	2
Additional paid-in capital	418,575	10,131
Accumulated other comprehensive income (loss)	732	(982)
Accumulated deficit	(230,458)	(211,146)

Total stockholders’ equity (deficit)	188,864	(48,736)

Total liabilities and stockholders’ equity (deficit)	$290,194	$44,422

The accompanying notes are an integral part of these consolidated financial statements.

Spire Global, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Revenue	$43,375	$28,490
Cost of revenue	18,720	10,285

Gross profit	24,655	18,205

Operating expenses
Research and development	31,615	20,751
Sales and marketing	20,387	10,279
General and administrative	40,479	12,520
Loss on satellite deorbit and launch failure	—	666

Total operating expenses	92,481	44,216

Loss from operations	(67,826)	(26,011)

Other income (expense)
Interest income	23	54
Interest expense	(11,417)	(6,773)
Change in fair value of contingent earnout liability	67,026	—
Change in fair value of warrant liabilities	(1,600)	(198)
Other (expense) income, net	(5,021)	824

Total other income (expense), net	49,011	(6,093)

Loss before income taxes	(18,815)	(32,104)
Income tax provision	497	400

Net loss	$(19,312)	$(32,504)

Basic and diluted net loss per share	$(0.31)	$(1.85)

Weighted-average shares used in computing basic and diluted net loss per share	62,137,434	17,610,405

The accompanying notes are an integral part of these consolidated financial statements.

Spire Global, Inc.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2021	2020
Net loss	$(19,312)	$(32,504)
Other comprehensive loss:
Foreign currency translation adjustments	1,714	(354)

Comprehensive loss	$(17,598)	$(32,858)

The accompanying notes are an integral part of these consolidated financial statements.

Spire Global, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(In thousands, except share amounts)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid	Accumulated Other Comprehensive Income	Accumulated	Total Stockholders’ Equity
	Shares(1)	Amount	Shares(1)	Amount	Shares(1)	Amount	Shares(1)	Amount	Capital	(Loss)	Deficit	(Deficit)
Balance, January 1, 2020	21,615,723	$52,809	8,306,818	$35,228	12,804,176	$65,222	17,602,594	$2	$7,354	$(628)	$(178,642)	$(18,655)
Exercise of stock options	—	—	—	—	—	—	61,421	—	75	—	—	75
Stock compensation expense	—	—	—	—	—	—	—	—	2,160	—	—	2,160
Issuance of stock warrants									542			542
Net loss	—	—	—	—	—	—	—	—		—	(32,504)	(32,504)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(354)	—	(354)

Balance, December 31, 2020	21,615,723	$52,809	8,306,818	$35,228	12,804,176	$65,222	17,664,015	$2	$10,131	$(982)	$(211,146)	$(48,736)
Exercise of stock options	—	—	—	—	—	—	923,200	—	1,289	—	—	1,289
Stock compensation expense	—	—	—	—	—	—	—	—	11,634	—	—	11,634
Issuance of common stock relating to the acquisition							5,230,167	1	19,361	—	—	19,362
Issuance of shares to FP Lenders (Note 8)	—	—	—	—	—	—	2,468,492	—	22,868	—	—	22,868
Exercise of Series C preferred warrants	—	—	—	—	146,919	891	—	—	—	—	—	891
Conversion of warrants to common stock	—	—	—	—	—	—	672,355		308	—	—	308
Conversion of Series A preferred stock to common stock upon the reverse recapitalization	(21,615,723)	(52,809)	—	—	—	—	21,615,723	2	52,807	—	—	—
Conversion of Series B preferred stock to common stock upon the reverse recapitalization			(8,306,818)	(35,228)			8,306,818	1	35,227	—	—	—
Conversion of Series C preferred stock to common stock upon the reverse recapitalization	—	—	—	—	(12,951,095)	(66,113)	12,951,095	1	66,112	—	—	—
Conversion of convertible notes to common stock upon the reverse recapitalization	—	—	—	—	—	—	37,034,620	4	70,929	—	—	70,933
Issuance of common stock upon the reverse recapitalization and PIPE financing, net of merger costs (2)	—	—	—	—	—	—	44,288,129	4	206,304	—	—	206,308
Contingent earnout liability upon closing of the merger	—	—	—	—	—	—			(78,395)	—	—	(78,395)
Net loss	—	—	—	—	—	—	—	—	—	—	(19,312)	(19,312)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	1,714	—	1,714

Balance, December 31, 2021	—	$—	—	$—	—	$—	151,154,614	$15	$418,575	$732	$(230,458)	$188,864

(1)

The shares of the Company’s common and convertible preferred stock, prior to the Merger (as defined in Note 1) have been retroactively restated to reflect the exchange ratio of approximately 1.7058 established in the Merger as described in Note 3.

(2)	Included in the share number is 12,058,614 shares of Class B common stock.

The accompanying notes are an integral part of these consolidated financial statements.

Spire Global, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(19,312)	$(32,504)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,509	5,546
Loss on disposal of property and equipment	—	705
Loss on impairment of intangible assets	91	—
Stock-based compensation	11,634	2,160
Accretion on carrying value of convertible notes	2,103	4,490
Amortization of debt issuance costs	3,876	338
Change in fair value of warrant liability	1,600	198
Change in fair value of contingent earnout liability	(67,026)	—
Deferred income tax liabilities	497	133
Loss on extinguishment of debt	2,277	171
Changes in operating assets and liabilities:
Accounts receivable, net	(5,010)	(429)
Contract assets	(1)	(1,057)
Other current assets	(6,565)	400
Other long-term assets	13	(152)
Accounts payable	2,291	1,106
Accrued wages and benefits	1,751	987
Contract liabilities	161	3,159
Other accrued expenses	2,917	493
Other long-term liabilities	2,208	(517)

Net cash used in operating activities	(57,986)	(14,773)

Cash flows from investing activities
Purchase of property and equipment	(15,421)	(10,314)
Investment in intangible assets	(166)	(101)
Payments made in connection with business acquisition, net	(103,892)	—

Net cash used in investing activities	(119,479)	(10,415)

Cash flows from financing activities
Proceeds from reverse recapitalization and PIPE financing	264,823	—
Payments of transaction costs related to reverse recapitalization	(31,806)	—
Proceeds from long-term debt	70,515	30,937
Proceeds from issuance of convertible notes payable	20,000	550
Payments on redemption of long-term debt	(29,628)	(14,130)
Payments on redemption of warrants	(19,942)	—
Payments of debt issuance costs	(4,717)	(808)
Proceeds from exercise of stock options	1,289	75

Net cash provided by financing activities	270,534	16,624

Effect of foreign currency translation on cash, cash equivalent and restricted cash	590	19

Net increase (decrease) in cash, cash equivalents and restricted cash	93,659	(8,545)
Cash, cash equivalents and restricted cash
Beginning of year	15,986	24,531

End of year	$109,645	$15,986

Supplemental disclosure of cash flow information
Cash paid for interest	$3,130	$1,501
Noncash Investing and financing activities
Conversion of Series A, B and C preferred stock into common stock upon the reverse recapitalization	$154,150	$—
Contingent earnout liability recognized upon the closing of the reverse recapitalization	$78,395	$—
Conversion of convertible notes to common stock upon the reverse recapitalization	$70,933	$—
Public and private warrants acquired as part of the Merger	$26,707	$—
Issuance of shares to FP Credit Partners, L.P. (“FP”) (Note 8)	$22,868	$—
Issuance of shares in the acquisition	$19,361	$—
Exercise of Series C preferred stock warrants	$891	$—
Property and equipment purchased but not yet paid	$687	$18
Issuance of stock warrants with long-term debt	$308	$4,154

The accompanying notes are an integral part of these consolidated financial statements.

Spire Global, Inc.

Notes to Consolidated Financial Statements December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

1.	Nature of Business

Spire Global, Inc. (“Spire” or the “Company”), founded in August 2012, is a global provider of space-based data and analytics that offers its customers unique datasets and insights about earth from the ultimate vantage point. The Company collects this space-based data through its proprietary constellation of multi-purpose nanosatellites. By designing, manufacturing, integrating and operating its own satellites and ground stations, the Company has unique end-to-end control and ownership over its entire system. The Company offers the following three Data Solutions to customers: Maritime, Aviation and Weather. As a fourth solution, the Company is providing “space-as-a-service” through its Space Services solution.

The Company is comprised of Spire Global, Inc. (United States or U.S.) and its wholly owned subsidiaries Spire Global UK Limited (United Kingdom or U.K.), Spire Global Luxembourg S.a.r.l. (Luxembourg), Spire Global Singapore Pte. Ltd. (Singapore) and Spire Global Canada Acquisition Corp. (Canada). Spire Global Canada Acquisition Corp is the sole owner of exactEarth Ltd. (Canada), which in turn is the sole owner to exactEarth Europe Ltd. (England and Wales). The Company currently operates offices in seven locations: San Francisco, Boulder, Washington D.C. (U.S.), Glasgow (U.K.), Luxembourg, Cambridge, Ontario, and Singapore.

On August 16, 2021 (the “Closing Date”), Spire Global Subsidiary, Inc. (formerly known as Spire Global, Inc.) (“Old Spire”) closed its previously announced merger with NavSight Holdings, Inc. (“NavSight”), a special purpose acquisition company, pursuant to the terms of the Business Combination Agreement, dated as of February 28, 2021, by and among Spire, NavSight, NavSight Merger Sub, Inc., a wholly owned subsidiary of NavSight (“NavSight Merger Sub”), and Peter Platzer, Theresa Condor, Jeroen Cappaert, and Joel Spark (collectively, the “Old Spire Founders,” and such agreement, the “Merger Agreement”). As a result, NavSight Merger Sub merged with and into Old Spire, the separate corporate existence of NavSight Merger Sub ceased, and Old Spire continued as the surviving corporation and a wholly owned subsidiary of NavSight (the “Merger”). NavSight then changed its name to Spire Global, Inc. (together with its consolidated subsidiary, “New Spire” or “Spire”) and Old Spire changed its name to Spire Global Subsidiary, Inc. Please refer to Note 3 “Reverse Recapitalization” for further details of the Merger.

In November 2021, the Company acquired exactEarth, a leading provider of global maritime vessel data for ship tracking and maritime situational awareness solutions in Canada for a combination of cash and Spire stock. Please refer to Note 4 “Business Acquisition” for further details of the acquisition.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and regulations of the U.S. Securities and Exchange commission. The Company’s consolidated financial statements include the accounts of Spire Global, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements for the year ended December 31, 2021 include the accounts of Spire Global, Inc. (i.e. former NavSight) and its wholly-owned subsidiary, Old Spire, following the Reverse Recapitalization as further discussed in Note 3 “Reverse Recapitalization.” For periods prior to the Merger, the reported share and per share amounts have been retroactively converted by applying the Exchange Ratio with the exception of authorized shares. Issued and outstanding shares and warrants as disclosed herein have been adjusted reflecting the Exchange Ratio. All other accompanying financial statements as of December 31, 2020 include only the accounts of Old Spire.

Liquidity Risks and Uncertainties

Since inception, the Company has been engaged in developing its product offerings, raising capital, and recruiting personnel. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than planned. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders.

The Company has a history of operating losses and negative cash flows from operations since inception. During the year ended December 31, 2021, net loss was $19,312 and cash used in operations was $57,986. In August 2021, the Company received net proceeds of approximately $236,632 from Private Investment in Public Equity (“PIPE”) investors (the “PIPE Investors”) and the Merger. The Company held cash and cash equivalents of $109,256, excluding restricted cash, at December 31, 2021. The Company believes that it will have sufficient working capital to operate for a period of one year from the issuance of the 2021 consolidated financial statements based on the borrowings under the FP Term Loan Agreement (as defined in Note 8) and the funds raised associated with the closing of the Merger (the “Closing”) (Note 3).

The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of many factors, including its growth rate, subscription renewal activity, the timing and extent of spending to support its infrastructure and research and development efforts and the expansion of sales and marketing activities. The Company may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than it currently expects. The Company may be required to seek additional equity or debt financing. Future liquidity and cash requirements will depend on numerous factors, including market penetration, the introduction of new products, and potential acquisitions of

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

related businesses or technology. In the event that additional financing is required from outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, results of operations, and financial condition would be adversely affected.

COVID-19 Impact

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic, which continues to spread throughout the United States and the world and has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. While the Company is unable to accurately predict the full impact that the COVID-19 pandemic will have on its results of operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic or any resurgences of the pandemic locally or globally, the Company’s compliance with these measures has impacted its day-to-day operations and could continue to disrupt its business and operations, as well as that of certain of the Company’s customers whose industries are more severely impacted by these measures, for an indefinite period of time. During the fiscal year ending December 31, 2021, the Company has experienced adverse changes in customer buying behavior that began in March 2020 as a result of the impact of the COVID-19 pandemic, including decreased customer engagement, delayed sales cycles, and deterioration in near-term demand. In 2021, the Delta and the Omicron variants of COVID-19 have become the dominant strains in numerous countries around the world, including the United States, and is believed to be more contagious than other previously identified COVID-19 strains. Despite these headwinds, the Company experienced an increase in revenue for fiscal year 2021, as compared to fiscal year 2020. As a result of the impact of the COVID-19 pandemic, the Company experienced delays and re-work due to third party satellite launch providers schedule shifts, delays and increased expenses in its hiring process, some attrition from adjusting company policies due to the COVID-19 pandemic and additional time and expenses supporting customer contracts.

Segment Information

The Company operates as one reportable and operating segment, which relates to the sale of subscription-based data, insights, predictive analytics and related project-based services to global customers across a range of industries. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Management’s significant estimates include assumptions in revenue recognition, allowance for credit losses, valuation of certain assets and liabilities acquired from the business combination, realizability of deferred income tax assets, and fair value of equity awards, contingent earnout liabilities and warrant liabilities. Actual results could differ from those estimates. Management assessed the impact of COVID-19 on the estimates and assumptions and determined there was no material impact.

Foreign Currency Translation

The Company’s foreign subsidiaries, which have defined their functional currency as their local currency, translate their assets and liabilities into U.S. Dollars at the exchange rate existing at the balance sheet date, and translate their results from operations at the average exchange rate for each period. The resulting translation adjustments are included as a component of Accumulated other comprehensive loss on the Consolidated Balance Sheets, Consolidated Statements of Changes in Stockholders’ Equity (Deficit) and as Other comprehensive loss in the Consolidated Statements of Comprehensive Loss. Gains and losses from foreign currency transactions are included in Other (expense) income, net in the Consolidated Statements of Operations.

Fair Value Measurements

To account for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company uses the following valuation techniques to measure fair value for its assets and liabilities:

Level 1     Quoted market prices for identical assets and liabilities in active markets.

Level 2    Significant other observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3    Unobservable inputs reflecting management’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash included in Other long-term assets, including restricted cash on the Consolidated Balance Sheets, represents amounts pledged as guarantees or collateral for financing arrangements and lease agreements, as contractually required.

The following table shows components of cash, cash equivalents, and restricted cash reported on the Consolidated Balance Sheets and in the Consolidated Statements of Cash Flows as of and for the years then ended:

	December 31,
	2021	2020
Cash and cash equivalents	$109,256	$15,571
Restricted cash included in Other long-term assets	389	415

	$109,645	$15,986

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect from outstanding balances. An allowance for credit losses is recorded based on historical loss experience, consideration of current and future economic conditions, and evaluation of a customer’s current and future financial condition. Increases and decreases in the allowance for credit losses are included as a component of general and administrative expense in the consolidated statements of income. Recoveries of accounts receivable for which an allowance exists, or those that were previously written off, are recorded when received. The Company recorded an expense for credit losses of $84 and $174 for the years ended December 31, 2021 and 2020, respectively.

The Company generally grants credit to its customers on an unsecured basis. The Company does not have any off-balance sheet credit exposure related to its customers.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents and restricted cash, and accounts receivable. The Company typically has cash accounts in excess of Federal Deposit Insurance Corporation insurance coverage. The Company has not experienced any losses on such accounts, and management believes that the Company’s risk of loss is remote.

The Company has a concentration of contractual revenue arrangements with various government agencies. The Company had the following customers whose revenue and accounts receivable balances individually represented 10% or more of the Company’s total revenue and/or accounts receivable:

	Year Ended December 31,		December 31,
	2021	2020	2021	2020
	Revenue	Revenue	Accounts Receivable	Accounts Receivable
Customer A	27%	19%	29%	*
Customer B	16%	17%	*	59%
Customer C	10%	19%	12%	*

*	Revenue and/or accounts receivable from these customers were less than 10% of total revenue and/or accounts receivable during the period.

The Company has a concentration in vendor purchases. The Company believes its reliance on its vendors could be shifted over a period of time to alternative vendors should such a change be necessary. If the Company were to be unable to obtain alternative vendors due to factors beyond its control, operations would be disrupted in the short term while alternative vendors were secured. The Company has the following vendors where purchases of equipment, components and services individually represented 10% or more of the Company’s total purchases:

	Year Ended December 31,
	2021	2020
	Purchases	Purchases
Vendor A	*	15%
Vendor B	*	11%
Vendor C	*	11%
Vendor D	10%	*

*	Purchases from these vendors were less than 10% of total purchased during the period.

The Company is dependent on third parties to launch its satellites into space, and any launch delay, malfunction, or failure could have a negative impact on revenue and might cause the Company not to be able to accommodate customers with sufficient data to meet minimum service level agreements until replacement satellites are available. The Company also incorporates technology and terrestrial data sets from third parties into its platform and its inability to maintain rights and access to such technology and data sets would harm its business and results of operations.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. In-service satellites and related launch costs are capitalized based on its commission date of the underlying asset. Capitalized launch costs for each satellite are allocated based on the total cost of the launch divided by the number of satellites included on that launch. In-service ground stations and related costs are capitalized once signals are transmitted with in-service satellites. In the event of a failed launch or deployment of satellites, the related equipment impairment and launch costs are expensed and recorded in Loss on satellite deorbit and launch failure in the Consolidated Statements of Operations.

The Company also capitalizes certain software costs incurred in connection with developing internal-use software during the project development stage so long as management with the relevant authority authorizes the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs incurred for enhancements that are expected to result in additional significant functionality are capitalized and amortized over the estimated useful life of the enhancement. Costs related to preliminary project activities and post-implementation operational activities are expensed as incurred. Internal-use software, which consists primarily of the Company’s enterprise software used to build and operate the Company’s satellites, is stated at cost less accumulated amortization.

General maintenance and repairs are charged to expense as incurred. Significant refurbishment, renewal and betterments are capitalized. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected as Other income (expense) in the Company’s Consolidated Statements of Operations.

Depreciation and amortization are computed utilizing the straight-line method over the estimated useful lives of depreciable assets in the table below. Leasehold improvements are amortized using the straight-line method over the lesser of the life of the asset or the remaining life of the lease.

Years
Furniture and fixtures	7
Machinery and equipment	5
In-service ground stations	4
Computer software and website development	3
Computer equipment	3
Capitalized satellite launch costs and in-service satellites	2-3

As of December 31, 2021 and 2020, 37% and 74%, respectively, of the Company’s long-lived assets were located in the U.S., 41% and none, respectively were located in Canada, and 22% and 26%, respectively were located in Europe, Middle East and Africa (collectively, “EMEA”). Within EMEA, 20% of the Company’s long-lived assets were located in the UK at December 31, 2021. Within EMEA, 19% of the Company’s long-lived assets were located in the UK at December 31, 2020.

Equity Method Investments

The Company accounts for equity investments in which it has significant influence, but not a controlling financial interest, using the equity method of accounting. Under the equity method of accounting, investments are initially recorded at cost, less impairment, and subsequently adjusted to recognize the Company’s share of earnings or losses as a component of Other (expense) income, net in the Consolidated Statements of Operations. The Company’s equity method investments are required to be reviewed for impairment when it is determined there may be an other-than-temporary loss in value. The Company has not recorded any impairment losses related to our equity method investments during the years ended December 31, 2021 and 2020.

Business Combinations

The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Such valuations require us to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed, these estimates which include, but are not limited to, future revenue growth, margins, customer retention rates, technology life, royalty rates, expected use of acquired assets, and discount rates, are inherently uncertain and subject to refinement.

Goodwill is measured as the excess of the consideration transferred over the fair value of assets acquired and liabilities assumed on the acquisition date. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred included in the General and administrative expenses in the Consolidated Statements of Operations. The authoritative guidance allows a measurement period of up to one year from the date of acquisition to make adjustments to the preliminary allocation of the purchase price. As a result, during the measurement period the Company may record adjustments to the fair values of assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in business acquisitions. The Company performs a qualitative assessment on goodwill annually in the fourth quarter or if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. If it is determined in the qualitative assessment that the fair value of the Company’s single reportable unit is more likely than not below its carrying amount, then the Company will perform a quantitative impairment test. The quantitative goodwill impairment test is performed by comparing the fair value of the reporting unit with its carrying amount. Any excess in the carrying value of the goodwill over its fair value is recognized as an impairment loss. For purposes of goodwill impairment testing, the Company has one reporting unit. Due to the timing of the acquisition of goodwill, this was not applicable for the year ended December 31, 2021. There were no goodwill impairments recorded during the years ended December 31, 2021 and 2020.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Intangible assets consist of acquired intangible assets which include customer relationships, developed technology and trade names and the costs to obtain patents and perpetual nonexclusive license rights for the use of intellectual property. Acquired intangible assets, other than goodwill, are amortized over their estimated useful lives, ranging from 1 to 12 years, based upon the estimated economic value derived from the related intangible asset. Significant judgment is used in determining fair values of acquired intangible assets and their estimated useful lives. Fair value and useful life determinations may be based on, among other factors, estimates of future expected cash flows, royalty cost savings and appropriate discount rates used in calculating present values.

Intangible assets are tested for impairment whenever there are indicators of impairment. The Company recognized impairment charges of $91 for intangible assets for the year ended December 31, 2021 and none for the year ended December 31, 2020.

Impairment of Long-Lived Assets

The Company assesses potential impairments to long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets or asset groups. If impairment exists, the impairment loss is measured and recorded based on undiscounted estimated future cash flows. In estimating future cash flows, assets are grouped at the lowest levels for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. The Company did not recognize any impairment charges for long-lived assets for the years ended December 31, 2021 and 2020.

Deferred Offering Costs and Merger Costs

The Company capitalizes within Other current assets on the Consolidated Balance Sheets certain legal, accounting and other third-party fees that are directly related to the Company’s in-process equity financing until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds received from the offering (Note 3). Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred offering costs are written off to operating expenses. There were no deferred offering costs capitalized as of December 31, 2021 and 2020.

During the year ended December 31, 2021, the Company also incurred $6,591 of costs related to the Merger, including $4,846 for professional services and $1,745 of other merger related costs. These amounts have been included in General and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2021. No such costs were incurred during the year ended December 31, 2020.

Debt Issuance Costs

For Long-term debt and Convertible notes payable, the Company presents debt issuance costs on the Consolidated Balance Sheets as a direct deduction from their carrying amounts. Debt issuance costs and the fair value assigned to stock warrants issued related to term loans and convertible notes payable are amortized over the respective term of the debt facility using the effective interest method.

Warrants

The Company generally classifies warrants for the purchase of shares of its common stock and preferred stock as liabilities on its Consolidated Balance Sheets unless the warrants meet certain specific criteria that require the warrants to be classified within stockholders’ deficit. Those warrants accounted for as liabilities are freestanding financial instruments that may require the Company to transfer assets upon exercise. The warrant liability is initially recorded at fair value upon the date of issuance of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of Other income, net in the Consolidated Statements of Operations. Changes in the fair value of the warrant liabilities will continue to be recognized until the warrants are exercised, expire or qualify for equity classification. Warrants classified as equity are initially recorded at fair value on the date of issuance and recorded in Additional paid-in capital on the Company’s Consolidated Balance Sheets until the warrants are exercised or expire.

The Company assumed 11,499,992 publicly-traded warrants (“Public Warrants”) and 6,600,000 private placement warrants issued by NavSight (“Private Warrants” and, together with the Public Warrants, the “Common Stock Warrants”) upon the Merger, all of which were issued in connection with NavSight’s initial public offering and entitled the holder to purchase one share of the Company’s common stock, par value $0.0001 (“Common Stock”) at an exercise price of $11.50 per share. The Public Warrants are publicly traded and are exercisable for cash unless certain conditions occur, such as the failure to have an effective registration statement related to the shares issuable upon exercise or redemption by the Company under certain conditions, at which time the warrants may be cashless exercised. The Private Warrants are non-redeemable for cash so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company evaluated the Common Stock Warrants and concluded that they do not meet the criteria to be classified within stockholders’ equity. The agreement governing the Common Stock Warrants includes a provision that could result in a different settlement value for the Common Stock Warrants depending on their holder. Because the holder of an instrument is not an input into the pricing of a fixed-for-fixed option on the Company’s ordinary shares, the Private Warrants are not considered to be indexed to the Company’s own stock. In addition, the provision provides that in the event of a tender or exchange offer accepted by holders of more than 50% of the outstanding shares of the Company’s ordinary shares, all holders of the Common Stock Warrants would be entitled to receive cash for all of their Common Stock Warrants. Specifically, in the event of a qualifying cash tender offer (which

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

could be outside of the Company’s control), all Common Stock Warrant holders would be entitled to cash, while only certain of the holders of the Company’s ordinary shares may be entitled to cash. These provisions preclude the Company from classifying the Common Stock Warrants in stockholders’ equity. As the Common Stock Warrants meet the definition of a derivative, the Company recorded these warrants as liabilities on the Consolidated Balance Sheets at fair value (Note 10), with subsequent changes in their respective fair values recognized in the Consolidated Statements of Operations at each reporting date.

Contingent Earnout Liability

In connection with the Reverse Recapitalization and pursuant to the Merger Agreement, eligible Spire equity holders are entitled to receive additional shares of the Company’s Common Stock upon the Company achieving certain Earnout Triggering Events (as described in the Merger Agreement and Note 3). In accordance with ASC 815-40, the earnout shares are not indexed to the Common Stock and therefore are accounted for as a liability and an offset to Additional paid-in capital on the Consolidated Balance Sheets at the reverse recapitalization date and subsequently remeasured at each reporting date with changes in fair value recorded as a component of Other income (expense), net in the Consolidated Statements of Operations.

The contingent earnout liability is categorized as a Level 3 fair value measurement using the Monte Carlo model (Note 10) because the Company estimates projections during the Earnout Period utilizing unobservable inputs. Contingent earnout payments involve certain assumptions requiring significant judgment and actual results may differ from assumed and estimated amounts.

Revenue Recognition

The Company generates revenue from four main solutions: Maritime, Aviation, Weather and Space Services. The Company offers the following three data solutions to customers:

•	Maritime: precise space-based data used for highly accurate ship monitoring, ship safety and route optimization.

•	Aviation: precise space-based data used for highly accurate aircraft monitoring, aircraft safety and route optimization.

•	Weather: precise space-based data used for highly accurate weather forecasting.

As a fourth solution, the Company is also pioneering an innovative “space-as-a-service” business model through its Space Services solution. The Company leverages its fully deployed infrastructure and large-scale operations to enable customers to obtain customized data through its API.

Revenue recognition involves the identification of the contract, identification of performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the previously identified performance obligations and recognition of revenue as the performance obligations are satisfied.

The Company recognizes revenue for each separately identifiable performance obligation in a data solutions contract representing a promise to transfer data or a distinct service to a customer. In most cases, data provided under the Company’s data solutions contracts are accounted for as a single performance obligation due to the integrated nature of the Company’s precise space-based data. In some data access contracts, the Company provides multiple project-based services to a customer, most commonly when a contract covers multiple phases of the space services solution (e.g., development, manufacturing, launch and satellite operations). In those cases, the Company accounts for each distinct project-based deliverables as a separate performance obligation and allocates the transaction price to each performance obligation based on its relative standalone selling price, which is generally estimated using cost plus a reasonable margin.

The Company recognizes revenue when (or as) the performance obligation is satisfied, either over time or at a point in time. The Company has determined that each data access subscription provides a series of distinct services in which the customer simultaneously receives and consumes data. Therefore, for subscription-based data services, the Company recognizes revenue ratably over the subscription period. Revenue is recognized upon delivery for data products such as archive data and custom reports, which are performance obligations satisfied at a point in time upon transfer of control. For space services, control of the data typically is transferred at the time the customer gains access to the benefit of the service. If customer acceptance is required, revenue is recognized upon receipt of notice of customer acceptance, which is generally a short period of time after delivery. For certain project-based performance obligations (e.g., manufacturing and launch phases), revenue is recognized over time, using the output method, specifically contract milestones, which we have determined to be the most direct and reasonable measure of progress as they reflect the results achieved and value transferred to the customer.

Contract Assets and Liabilities

For each of the Company’s contracts, the timing of revenue recognition, customer billings, and cash collections determines the recorded accounts receivables, contract assets, and contract liabilities on the Company’s Consolidated Balance Sheets. Payment terms and conditions generally include a requirement to pay within 30 days. When revenue is recognized in advance of customer invoicing, a contract asset is recorded for the unbilled receivable. Conversely, contract liabilities are recorded when the Company has an unconditional right to consideration before it has satisfied a performance obligation. Contract liabilities consist of funds received in advance of revenue recognition from subscription services or project-based services that are subsequently recognized when the revenue recognition criteria are met. The non-current portion of Contract liabilities consists of funds received in advance of revenue recognition from subscription services or other project-based services that have remaining contractual obligations greater than one year from the balance sheet date.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Deferred Contract Costs

Sales commissions earned by the Company’s employees are considered incremental costs of obtaining a contract. An asset is recognized for sales commissions if the Company expects the period of benefit from these costs to be more than one year. The Company amortizes the deferred contract costs on a straight-line basis over the period of expected benefit, which is primarily 12 months, consistent with the pattern of revenue recognition of the related performance obligation. The amortized costs are recorded in Sales and marketing expense in the Company’s Consolidated Statements of Operations. The Company expenses sales commissions as incurred when the period of benefit is less than one year.

Deferred contract costs are included in Other current assets, for the current portion, and Other long-term assets, for the non-current portion, on the Company’s Consolidated Balance Sheets. Deferred contract costs at December 31, 2021 and 2020 were $1,419 and $1,004, respectively, of which $885 and $657 were classified as current, respectively. During the years ended December 31, 2021 and 2020, the Company recognized $730 and $396, respectively, as amortization of deferred contract costs in Sales and marketing expense.

Cost of Revenue

Costs directly related to providing project-based services and producing data that is subscribed by the customers, including cost of third-party data sets, and allocated overhead costs, are included in Cost of revenue in the Consolidated Statements of Operations. Overhead costs primarily include allocable amounts of utilities, rent, depreciation expense on assets used directly in revenue producing activities, indirect materials, production and test administration expenses, and repairs and maintenance.

Research and Development Costs

Research and development expenses consist primarily of employee-related expenses, third-party consulting fees, and computing costs which are expensed as incurred.

Sales and Marketing

Sales and marketing expenses consist primarily of employee-related expenses, sales commissions, marketing and advertising costs, costs incurred in the development of customer relationships, brand development costs and travel-related expenses.

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2021 and 2020, was $797and $285, respectively, and is included in Sales and marketing expenses in the Consolidated Statements of Operations.

General and Administrative Costs

General and administrative expenses consist of employee-related expenses for personnel in the Company’s executive, finance and accounting, facilities, legal, human resources, global supply chain, and management information systems functions, as well as other administrative employees. In addition, general and administrative expenses include fees related to third-party legal counsel, fees related to accounting, tax and audit costs, office facilities costs, software subscription costs, and other corporate costs.

Employee Benefit Plan

The Company has a qualified retirement plan which covers all employees who meet certain eligibility requirements. Plan matching contributions, discretionary profit-sharing contributions, and qualified nonelective contributions may be made to the 401(k) salary deferral plan at the discretion of the Company’s Board of Directors. The Company did not make any matching contributions, discretionary profit-sharing contributions and/or qualified nonelective contributions during the years ended December 31, 2021 and 2020.

The Company has defined contribution pension plans at its foreign subsidiaries which covers all employees who meet certain eligibility requirements. The contributions made by the Company under these plans during the years ended December 31, 2021 and 2020 were not material.

Stock-Based Compensation

The Company has an equity incentive plan under which the Company grants stock-based awards to employees and non-employees. The Company accounts for stock-based awards in accordance with FASB Accounting Standards Codification (“ASC”) 718, Stock-Based Compensation, which requires the measurement and recognition of compensation expense, based on estimated fair values, for all stock-based awards made to employees and non-employees for stock options. Restricted Stock Units (“RSU”) with service-based vesting conditions, the fair value is calculated based upon the Company’s closing stock price on the date of grant using the intrinsic value method. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period and forfeitures are accounted for as they occur.

Key assumptions used in the determination of fair value for stock options are as follows:

Expected term. Because of the lack of sufficient historical data, the Company uses the simple average of the vesting period and the contractual term to estimate the period the stock options are expected to be outstanding.

Expected volatility. The Company determines the expected stock price volatility based on the historical volatility of the Company’s Class A common stock and the historical volatilities of an industry peer group.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Expected dividend yield. The Company does not use a dividend rate due to the fact that the Company has never declared or paid cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

Risk-free interest rate. The Company bases its interest rate on a treasury instrument for which the term is consistent with the expected life of the stock options.

Income Taxes

The Company was incorporated in the state of Delaware as a C corporation. Deferred income taxes of the Company are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. All deferred tax assets and liabilities within each particular tax jurisdiction are offset and presented as a noncurrent deferred tax asset or liability. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The factors used to assess the likelihood of realization include the history of taxable income or loss, forecasts of future taxable income and available tax planning strategies that could be implemented to realize net deferred tax assets.

The Company accounts for uncertainty in income taxes in accordance with ASC 740-10, Income Taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return, should be recorded in the consolidated financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest accrued related to unrecognized tax benefits in Interest expense and penalties, if any, in General and administrative expenses in the accompanying Consolidated Statements of Operations.

Related Parties

In November 2021, in conjunction with the acquisition of exactEarth, Myriota, a Spire customer, became a related party, as exactEarth has 14% ownership of Myriota. As of December 31, 2021, $4,101 of investment in Myriota is included in Other long-term assets, including restricted cash on the Consolidated Balance Sheets. The Company generated $408 in revenue during the year ended December 31, 2021 and $170 accounts receivable as of December 31, 2021 from Myriota.

One of the Company’s stockholders and debtors is also a customer from which the Company generated $871 of revenue for the year ended December 31, 2020. No revenue was generated from this customer for the year ended December 31, 2021.

The Company borrowed gross proceeds of $1,232 of Convertible notes payable in February 2021 and $6,414 of Convertible notes payable during the year ended December 31, 2019, from certain stockholders (Note 9). Interest expense recognized on related party Convertible notes payable is $413 and $783 for the years ended December 31, 2021 and 2020, respectively.

Immediately prior to the effective time of the Merger, the Convertible Notes were automatically converted into shares of common stock of Old Spire (“Old Spire Common Stock”) (Note 3 and Note 9). Total carrying value of the related party balance included as Convertible notes payable, net on the Consolidated Balance Sheets was $0 and $7,498 as of December 31, 2021 and 2020, respectively.

Comprehensive Loss

Comprehensive loss is comprised of Net loss and Other comprehensive loss consisting of Foreign currency translation adjustments.

Net Loss Per Share

The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The Company has two types of common stock, Class A and Class B. Class B common stock has no economic rights, therefore has been excluded from the computation of basic and diluted net loss per share. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared, if any, and participating rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to participating securities. In such periods, diluted net loss per share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Upon the Closing Date of the merger, the preferred stock two-class method is no longer applicable.

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) is computed by adjusting net income (loss) to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share is computed by dividing the diluted net income (loss) by the weighted-average number of common shares outstanding during the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

JOBS Act Accounting Election

The Company is provided the option to adopt new or revised accounting guidance under the requirements provided to an “emerging growth company” under the JOBS Act either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of certain accounting standards where the Company elected to early adopt when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Accounting Pronouncements Recently Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets not held at fair value. ASU 2016-13 replaces the existing incurred loss impairment model with a forward-looking expected credit loss model which will result in earlier recognition of credit losses. The Company adopted the requirements of ASU 2016-13 effective January 1, 2021 and determined that the financial impact from the adoption of this standard was immaterial to its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (A Consensus of the FASB Emerging Issues Task Force) (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a cloud computing hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software. The Company adopted the requirements of ASU 2018-15 effective January 1, 2021 and determined that the financial impact from the adoption of this standard was immaterial to its consolidated financial statements.

In March 2020 and January 2021, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and ASU 2021-01, Reference Rate Reform (Topic 848), respectively, which refine the scope of ASC Topic 848 and clarify some of its guidance as part of the FASB’s monitoring of global reference rate reform activities. These standards permit entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities under way in global financial markets. The amendments in ASU 2020-04 were effective for all entities as of March 12, 2020 through December 31, 2022 and the amendments in ASU 2021-01 are effective immediately for all entities. The Company determined that the financial impact from the adoption of these standards was immaterial to its consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). Since this standard was originally issued, there have been improvements and clarification released by the FASB. Under the new standard, a lessee should recognize in the statement of financial position a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. This standard is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company will adopt the new standard on January 1, 2022 using a modified retrospective approach with a cumulative-effect adjustment to opening retained earnings. Therefore, upon adoption, the Company will not adjust its comparative period financial statements or disclose ASC 842 lease disclosures for periods before January 1, 2022. The Company has evaluated the available accounting policy elections and practical expedients permitted by the standard and will adopt the package of practical expedients to not reassess prior conclusions related to contracts containing leases, lease classification and initial direct costs. While the Company is still finalizing its evaluation of the impact of the new lease accounting guidance, the Company expects a material impact to the consolidated financial statements as a result of the recognition of right-of-use assets and leases liabilities. In addition, the Company does not expect the standard to have a material impact on the Company’s liquidity or debt covenant compliance under its current agreement.

The new standard also provides practical expedients for a company’s ongoing accounting. The Company will elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities including for existing short-term leases of assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for all its leases.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, by removing certain exceptions to the general principles and its intended to improve consistent application. A franchise tax that is partially based on income will be recognized as an income-based tax and any incremental amount will be recognized as non-income-based tax. This standard is effective for fiscal years beginning after December 15, 2021 (January 1, 2022 for the Company), with early adoption permitted. The Company does not expect the standard to have a material impact on the Company’s Consolidated Financial Statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to recognition of an acquired contract liability and payment terms and their effect on subsequent revenue recognized by the acquirer. The guidance is effective for annual reporting periods beginning after December 15, 2022, including interim periods within that reporting period and should be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company did not early adopt for the most recent acquisition of exactEarth.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), guidance on modifying the disclosure requirements to increase the transparency of government assistance including disclosure of the types of assistance, an entity’s accounting for the assistance and the effect of the assistance on an entity’s financial statements. The amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2021. The Company does not expect this accounting standard update to have a material impact on its consolidated financial statements.

3.	Reverse Capitalization

Immediately prior to the Closing:

•	All 12,671,911 outstanding shares of Old Spire Series A Convertible Preferred Stock were converted into an equivalent number of shares of Old Spire Common Stock on a one-to-one basis.

•	All 4,869,754 outstanding shares of Old Spire Series B Convertible Preferred Stock were converted into an equivalent number of shares of Old Spire Common Stock on a one-to-one basis

•	All 7,592,402 outstanding shares of Old Spire Series C Convertible Preferred Stock were converted into an equivalent number of shares of Old Spire Common Stock on a one-to-one basis

•

Each of the Convertible Notes (as defined in Note 9) automatically converted into shares of Old Spire Common Stock. The conversion ratio for the 2019 and 2020 Convertible Notes was 2.4808 and the conversion ratio for the 2021 Convertible Notes was 13.6466.

•

Old Spire Warrants (with the exception of warrants for 909,798 shares issued to European Investment Bank (“EIB,” and such warrants, the “EIB Warrants”)) were exercised in full on a cashless basis into the right to receive shares of Old Spire Common Stock, which was settled on a net-basis. The EIB Warrants were settled as of December 31, 2021 (Note 8).

Pursuant to the Merger Agreement, at the Closing:

•

Each share of outstanding Class A common stock and Class B common stock of NavSight was exchanged for one share of Class A Common Stock of New Spire, par value $0.0001 per share (“New Spire Class A Common Stock”).

•

Each share of Old Spire Common Stock, including shares of Old Spire Common Stock issued pursuant to the conversion of the Old Spire Preferred Stock, the Convertible Notes and the Old Spire Warrants (excluding the EIB warrants), was converted into a number of shares of New Spire Class A Common Stock equal to the Per Share Closing Consideration (“the exchange ratio”) of 1.7058, as defined in the Merger Agreement.

•

Each share of Old Spire Common Stock is entitled to the contingent earnout right to receive a number of shares of New Spire Class A Common Stock equal to a Per Share Earnout Consideration of 0.1236, as defined in the Merger Agreement, payable in four equal tranches if the trading price of the New Spire Class A Common Stock is greater than or equal to $13.00, $16.00, $19.00, or $22.00 for any 20 trading days within any 30 consecutive trading day period on or prior to the date that is five years following the Closing Date, as adjusted based on the formula defined in the Merger Agreement with respect to the portion of earnout value allocated to holders of options to purchase shares of Old Spire Common Stock (“Old Spire Options”) assumed by NavSight.

•	All outstanding Old Spire Options were assumed and converted into option awards that are exercisable for shares of New Spire Class A Common Stock pursuant to an option exchange ratio of 1.8282.

•	The outstanding EIB Warrants were assumed by New Spire and converted into warrants that are exercisable for a number of shares of New Spire Class A Common Stock equal to the exchange ratio of 1.7058.

•

The Old Spire Founders purchased 12,058,614 shares of New Spire Class B Common Stock, which equal the number of shares of New Spire Class A Common Stock that each Founder received at the Closing. Shares of New Spire Class B Common Stock carry nine votes per share, do not have dividend rights, are entitled to receive a maximum of $0.0001 per share of New Spire Class B Common Stock upon liquidation, are subject to certain additional restrictions on transfer, and are subject to forfeiture in certain circumstances.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

All fractional shares were rounded down.

On February 28, 2021, concurrently with the execution of the Merger Agreement, NavSight entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors collectively subscribed for 24,500,000 shares of New Spire Class A Common Stock for an aggregate purchase price equal to $245,000 (the “PIPE Investment”) less approximately $7,142 of equity issuance costs associated with the PIPE Investment. The PIPE Investment was consummated immediately prior to the Closing. The number of shares of Common Stock issued immediately following the Closing was:

Number of Shares
Old Spire Common Stock (excluding Founders)	6,405,302
Old Spire Convertible Preferred Stock	42,873,636
Old Spire Convertible Notes	37,034,620
Old Spire Warrants (excluding EIB warrants)	672,355

Total Class A common shares to Old Spire stockholders (excluding Founders)	86,985,913
New Spire Class A Common Stock issued to Old Spire Founders	12,058,614
New Spire Class A Common Stock issued to PIPE Investors	24,500,000
New Spire Class A Common Stock held by public stockholders	1,979,515
New Spire Class A Common Stock issued to FP Lenders	2,468,492
New Spire Class A Common Stock resulting from conversion of NavSight Class B Common Stock	5,750,000

Total Shares of New Spire Class A Common Stock	133,742,534
New Spire Class B Common Stock issued to Old Spire Founders	12,058,614

Total Shares of New Spire Common Stock	145,801,148

The Merger is accounted for as a reverse recapitalization under GAAP. This determination is primarily based on Old Spire stockholders comprising a relative majority of the voting power of New Spire and having the ability to nominate the members of the board of directors of New Spire, Old Spire’s operations prior to the acquisition comprising the only ongoing operations of New Spire, and Old Spire’s senior management comprising a majority of the senior management of New Spire. Under this method of accounting, NavSight is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Spire Global, Inc. represent a continuation of the financial statements of Old Spire with the Merger being treated as the equivalent of Old Spire issuing stock for the net assets of NavSight, accompanied by a recapitalization. The net assets of NavSight are stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Merger are presented as those of Old Spire. All periods prior to the Merger have been retrospectively adjusted using the exchange ratio for the equivalent number of shares outstanding immediately after the Merger to affect the reverse recapitalization.

In connection with the Merger, the Company raised $264,823 of proceeds including the contribution of $230,027 of cash held in NavSight’s trust account from its initial public offering, net of redemptions of NavSight public stockholders of $210,204, and $245,000 of cash in connection with the PIPE Investment. The Company incurred $38,569 of merger costs, consisting of banking, legal, and other professional fees, of which $31,978 was recorded as a reduction to additional paid-in capital, and the remaining $6,591 was expensed to General and administrative expenses in the Consolidated Statements of Operations.

4.	Business Acquisition

On November 30, 2021, through the execution of a share purchase agreement, the Company acquired 100% of the voting equity interest of exactEarth for a purchase price of $128,953, and was accounted for as a business combination. The acquisition of exactEarth accelerates growth of Spire’s existing maritime business with additional data solutions, cross-selling opportunities, and expansion of the Company’s geographic footprint. Each outstanding share of exactEarth common stock was exchanged for 0.1 shares of Spire Class A common stock and $1.95505 per share in cash.

In 2021, the Company incurred $4,733 of acquisition-related costs. These expenses are included in General and administrative expense on the Consolidated Statement of Operations for the year ended December 31, 2021 and are reflected in pro forma earnings for the year ended December 31, 2020, in the table below.

The purchase price components are summarized in the following table:

Amount
Value of Spire shares issued(1)	$22,333
Cash consideration paid(2)	109,592
Less amount classified as post-combination expense (3)	(2,972)

Total purchase consideration	$128,953

(1)

Represents the fair value of 5,230,167 shares of Spire Class A common share transferred as of the November 30, 2021 (“acquisition date”) as consideration (based on the closing market price of $4.27 per share on the acquisition date) consisting of 4,984,225 shares issued for outstanding exactEarth shares, in addition to 100,047 and 145,895 shares to settle exactEarth stock options and restricted stock units (“RSU”), respectively.

(2)	Included in the cash consideration are:

a.	$97,454 for outstanding exactEarth shares,
b.	$8,888 cash settlement of exactEarth stock options, RSU and deferred stock units, and
c.	$3,250 related to acquisition fees of exactEarth paid by Spire upon the closing of the acquisition.

(3)

$2,972 was treated as post-combination expense in connection with the replacement of exactEarth’s outstanding equity awards. This amount has been reflected in the Consolidated Statement of Operations for the year ended December 31, 2021.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Purchase Price Allocation

The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with the excess recorded to goodwill. The recognition of goodwill, none of which is expected to be deductible for income tax purposes, was made attributable to the workforce of the acquired business on synergies expected to arise and strategic benefits the Company expects to realize from the acquisition.

The allocation of the purchase price has not been finalized, mainly due to the period of time between the acquisition of exactEarth and the date of this filing, and is based upon the best available information at the current time. The final determination of the fair values of the customer relationships, other intangible assets and investment in Myriota acquired is dependent upon certain valuation and other studies that have not yet been finalized, and will be completed as soon as practicable, but no later than one year after the consummation of the acquisition of exactEarth.

The following table summarizes the preliminary estimated acquisition date fair value of the exactEarth assets acquired and liabilities assumed:

Amount
Cash and cash equivalents	$5,700
Account receivable	1,707
Contract assets	1,233
Prepaid expenses and other current assets	7,980
Property and equipment	19,991
Goodwill	52,986
Customer relationships	24,265
Intangible assets	19,356
Prepaid data rights, non-current	6,219
Investment in Myriota	4,563
Other long-term assets	261

Total assets acquired	144,261
Accounts payable	1,091
Accrued expenses	9,056
Contract liabilities	1,219
Long-term debt	3,895
Other long-term-liabilities	47

Total liabilities assumed	15,308

Net assets acquired	$128,953

The purchase price allocation to identifiable finite-lived intangible assets acquired was as follows:

	Estimated Useful Lives	Amount
Customer relationships	12 years	$24,265
Developed technology	12 years	13,790
Trade names	5 years	2,337
Backlog	1 years	3,229

Total intangible assets		$43,621

The Company applied the relief-from-royalty method to estimate the fair values of the developed technology and trade names, and the multi-period excess earnings method to estimate the fair values of the customer relationships and backlog for the acquired intangible assets.

Unaudited Pro Forma Financial Information

The following unaudited pro forma information presents the combined results of operations as if the acquisition of exactEarth had been completed in the beginning of the applicable comparable prior annual reporting period. The unaudited pro forma results include adjustments primarily related to the following: (i) amortization associated with preliminary estimates for the acquired intangible assets; (ii) depreciation of the property plant and equipment step-up in fair value (iii) expense relating to replacement awards; and (iv) the inclusion of acquisition costs as of the earliest period presented. The nonrecurring adjustments of $4,733 related to acquisition costs incurred and $2,972 related to replacement awards have been included in the pro forma income statement for the year ended December 31, 2020.

The unaudited pro forma results do not reflect any cost saving synergies from operating efficiencies or the effect of the incremental costs incurred from integrating exactEarth. Accordingly, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisitions had occurred at the beginning of the period presented, nor are they indicative of future results of operations:

	December 31,
	2021	2020
Net revenue	$61,497	$42,281
Net loss	$(18,629)	$(61,796)

Revenues and losses attributable to the acquired business since the date of the acquisition recognized within the Consolidate Statement of Operations for the year ended December 31, 2021 were $1,479 and $1,470, respectively.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

5.	Revenue, Contract Assets, Contract Liabilities and Remaining Performance Obligations Disaggregation of Revenue

Revenue from subscription-based contracts was $20,356 and represented 47% of total revenue for the year ended December 31, 2021. Revenue from subscription-based contracts was $7,677, representing 27% of total revenue for the year ended December 31, 2020. Revenue from non-subscription-based contracts was $23,019 and represented 53% of total revenue for the year ended December 31, 2021. Revenue from non-subscription-based contracts was $20,813, representing 73% of total revenue for the year ended December 31, 2020.

The following revenue disaggregated by geography was recognized:

	Year Ended December 31, 2021		Year Ended December 31, 2020
EMEA(1)	$20,562	48%	$14,213	50%
Americas (2)	15,719	36%	10,759	38%
Asia Pacific (3)	7,094	16%	3,518	12%

Total	$43,375	100%	$28,490	100%

(1)	Netherlands represented 24% and 37% for the years ended December 31, 2021 and 2020, respectively.
(2)	U.S. represented 36% and 38% for the years ended December 31 2021 and 2020, respectively.
(3)	Australia represented 11% and 9% for the years ended December 31, 2021 and 2020, respectively.

Contract Assets

The increase in contract assets is due to the acquisition of exactEarth. At December 31, 2021 and 2020, Contract assets were $2,084 and $853, respectively, on the Consolidated Balance Sheets. Changes in Contract assets were as follows:

	December 31,
	2021	2020
Balance at the beginning of the year	$853	$493
Contract assets recorded during the year	2,529	1,577
Reclassified to Accounts receivable	(1,298)	(1,217)

Balance at the end of the year	$2,084	$853

Contract Liabilities

At December 31, 2021, Contract liabilities were $9,255 of which $8,627 is reported in current portion of Contract liabilities and $628 is reported in non-current potion in Other long-term liabilities on the Company’s Consolidated Balance Sheets. At December 31, 2020, Contract liabilities were $8,110 and is reported in current portion of Contract liabilities on the Consolidated Balance Sheets.

Changes in Contract liabilities were as follows:

	December 31,
	2021	2020
Balance at the beginning of the year	$8,110	$4,550
Contract liabilities recorded during the year	8,343	7,759
Revenue recognized during the year	(6,950)	(4,199)
Other	(248)	—

Balance at the end of the year	$9,255	$8,110

Remaining Performance Obligations

The Company has performance obligations associated with commitments in customer contracts for future services that have not yet been recognized as revenue. These commitments for future services exclude (i) contracts with an original term of one year or less, and (ii) cancellable contracts. As of December 31, 2021, the amount not yet recognized as revenue from these commitments is $83,171. The Company expects to recognize 53% of these future commitments over the next 12 months and the remaining 47% thereafter as revenue when the performance obligations are met.

6.	Other Balance Sheet Components

Other current assets, including restricted cash consisted of the following:

	December 31,
	2021	2020
Technology and other prepaid contracts	$744	$767
Prepaid insurance	4,430	68
Deferred contract costs	885	657
Other receivables	1,396	409
Other current assets	2,616	211

	$10,071	$2,112

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Other accrued expenses consisted of the following:

	December 31,
	2021	2020
Professional services	$1,164	$420
Sales tax	195	122
Software	1,036	470
Satellite/launch/ground station material	312	—
Other	2,116	801

	$4,823	$1,813

Property and equipment, net consisted of the following:

	December 31,
	2021	2020
Satellites in-service	$51,368	$26,196
Internally developed software	2,160	2,166
Ground stations in-service	2,200	1,872
Leasehold improvements	1,754	1,589
Machinery and equipment	2,761	1,873
Computer equipment	2,168	1,153
Computer software and website development	472	472
Furniture and fixtures	1,167	379

	64,050	35,700
Less: Accumulated depreciation and amortization	(30,120)	(23,260)

	33,930	12,440
Satellite, launch and ground station work in progress	11,478	4,934
Finished satellites not in-service	3,296	3,084

Property and equipment, net	$48,704	$20,458

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2021 and 2020, was $8,509 and $5,330, respectively, including amortization of internal-use software of $34 and $144, respectively. There were no costs incurred from failed launches and losses from satellite deorbit and other equipment failure during the year ended December 31, 2021 and $666 for the year ended December 31, 2020. Costs related to failed launches are not capitalized and are included in Loss on satellite deorbit and launch failure in the Consolidated Statements of Operations.

7.	Goodwill and Intangible Assets

The following table summarizes changes in goodwill balance:

Balance at December 31, 2020	$—
Goodwill related to exactEarth acquisition	52,986
Impact of foreign currency translation	641

Balance at December 31, 2021	$53,627

Intangible assets consisted of the following:

	December 31,
	2021	2020
Customer relationships	$24,559	$—
Developed technology	13,957	—
Trade names	2,366	—
Backlog	3,268	—
Patents	491	591
FCC licenses	480	480

	45,121	1,071
Less: Accumulated amortization	(968)	(320)

	$44,153	$751

In conjunction with the exactEarth acquisition, the Company acquired intangible assets for a total of $43,621 in November 2021. As of December 31, 2021, the weighted-average amortization period for Customer relationships and Developed technology was 11.9 years, Trade names was 4.9 years, Backlog was 0.9 years and patents and FCC licenses was 7.6 years. Amortization expense related to intangible assets for the years ended December 31, 2021 and 2020, was $666 and $81, respectively.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

During the year ended December 31, 2021, the Company recognized impairment charges of $91 for intangible assets relating to patent costs. No impairment charges were recognized for the year ended December 31, 2020. The patents asset balance as of December 31, 2021 and 2020 includes $196 and $284 of capitalized patent costs, respectively, that will begin amortization upon the issuance of an official patent right to the Company.

As of December 31, 2021, the expected future amortization expense of intangible assets is as follows:

Years ending December 31,
2022	$6,747
2023	3,736
2024	3,729
2025	3,728
2026	3,675
2027 and thereafter	22,342

43,957
Capitalized patent costs, unissued	196

$44,153

8.	Long-Term Debt

Long-term debt consisted of the following:

	December 31,
	2021	2020
Eastward Loan Facility	$—	$15,000
EIB Loan Facility	—	14,734
FP Term Loan	71,512	—
PPP Loan	—	1,699
Other	4,464	10

Total long-term debt	75,976	31,443
Less: Debt issuance costs	(24,852)	(4,798)

Non-current portion of long-term debt	$51,124	$26,645

The Company recorded $8,368 and $1,406 of interest expense from long-term debt for the years ended December 31, 2021 and 2020, respectively.

PPP Loan

In April 2020, the Company received loan proceeds in the amount of $1,709 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The loan under the PPP was in the form of a note payable to SVB (the “PPP Loan”) originally scheduled to mature in April 2022, which has been classified as Long-term debt on the Consolidated Balance Sheet at December 31, 2020. The PPP Loan incurred interest at a rate of 1.00% per annum payable monthly. The PPP Loan and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes. The Company’s PPP Loan and accrued interest were forgiven in January 2021.

EIB Loan Facility

In August 2020, the Company’s Luxembourg subsidiary entered into a loan agreement with the European Investment Bank (“EIB”) that provided for a total loan facility of EUR 20,000 distributable in three tranches (the “EIB Loan Facility”) and was collateralized by substantially all assets of the Company. In connection with the EIB debt agreement, on August 20, 2020, the Company issued to EIB 454,899 warrants exercisable into the Company’s common stock at a price of $0.0001 per share (Note 13) and drew EUR 5,000 under the Tranche A of the EIB Loan Facility on September 23, 2020. Borrowing under Tranche A did not carry an interest component. On October 29, 2020, the Company issued an additional 454,899 warrants to EIB exercisable into the Company’s common stock at a price of $0.0001 per share (Note 13) and drew EUR 7,000 under Tranche B of the EIB Loan Facility on November 23, 2020. Borrowing under Tranche B carried interest at EURIBOR plus 5% per annum (4.457% at December 31, 2020). The borrowings under the EIB Loan Facility were due in full five years from the disbursement date of the relevant tranche, which have been classified in non-current portion of Long-term debt on the Consolidated Balance Sheet at December 31, 2020, with interest payable quarterly in arrears. The prepayment premium on the EIB Loan Facility for Tranches B was 3% in the first year, 2% in the second year and 1% in the third year on the principal amount of the loan repaid. The EIB Loan Facility included covenants that limit the Company’s ability to, among other things, dispose assets, consummate mergers and acquisitions, incur additional indebtedness, grant liens, pay dividends or other distributions without preapproval by EIB.

The Company incurred $551 of debt issuance costs and issued common stock warrants with an estimated fair value of $3,612 at their dates of issuance, the total of which has been presented as a deduction from the carrying amounts of the EIB Loan Facility on the Consolidated Balance sheet and were being amortized to interest expense over the term of the EIB Loan Facility. In May 2021, the outstanding balance of the EIB Loan Facility was paid off.

On September 24, 2021, EIB submitted a notice of cancellation for 775,966 EIB warrants (Tranche A). The valuation for settlement of these warrants was based on a 20-day volume weighted average price (“VWAP”) valuation method using the Company’s publicly traded stock price as of September 30, 2021. On October 18, 2021, EIB submitted a notice of cancellation for the remaining 775,966 EIB warrants (Tranche B). The valuation for settlement of these warrants was based on the VWAP 20-day trading price method as of October 14, 2021, as stated in the notice of cancellation. These warrants were settled in November 2021 for $19,942.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Eastward Loan Facility

In December 2020, the Company entered into a loan agreement with Eastward Fund Management, LLC (“Eastward”) to borrow up to $25,000 (the “Eastward Loan Facility”). On December 30, 2020, the Company drew $15,000 of the available loan facility under the Eastward Loan Facility and incurred a $300 repayment fee due upon maturity of the Eastward Loan Facility. In conjunction with the Eastward loan agreement, the Company agreed to issue to Eastward up to a total of 314,861 warrants to acquire the Company’s common stock if the full facility was drawn. The Company paid a 1% commitment fee on the principal amount borrowed. The Company would have paid interest only for the first 24 months this loan was outstanding and then $625 plus interest during each of the final 24 months this loan was outstanding. The interest rate for the Eastward Loan Facility was 11.75% per annum and the total term of this loan was 48 months. The prepayment premium on the Eastward Loan Facility was 3% during the first two years, 2% in the third year and 1% thereafter on the principal amount of the loan repaid. The Eastward Loan Facility included covenants that limit the Company’s ability to, among other things, dispose assets, consummate mergers and acquisitions, incur additional indebtedness, grant liens, pay dividends or other distributions without preapproval by Eastward.

On December 30, 2020, the Company issued to Eastward 188,916 warrants exercisable into the Company’s common stock at a price of $3.97 per share (Note 13). These warrants have been determined to be accounted for as equity at their estimated fair value at the date of issuance. The Company recorded $542 as Additional paid-in capital and presented the related debt issuance costs as a deduction from the carrying amounts of the Eastward Loan Facility on the Consolidated Balance Sheet which are being amortized to interest expense over the term of the Eastward Loan Facility. In May 2021, the outstanding balance of Eastward Loan Facility was paid off.

FP Term Loan Facility

On April 15, 2021, the Company entered into a credit agreement with FP Credit Partners, L.P., as agent for several lenders (the “FP Lenders”) (as amended on May 17, 2021, the “FP Credit Agreement”), for a $70,000 term loan facility (the “FP Term Loan”). Upon funding in May 2021, the FP Term Loan was used (i) to pay off the Company’s existing credit facilities with Eastward Fund Management, LLC (the “Eastward Loan Facility”) and EIB (the “EIB Loan Facility”) and (ii) to fund working capital and for general corporate purposes. The Company incurred $12,277 of debt issuance costs relating to the FP Term Loan.

The FP Lenders had the option to elect to convert a portion of their specified contractual return into common stock of the Company immediately preceding the Merger, at a conversion price specified in the FP Term Loan Agreement by submitting a notice to convert on or prior to the funding date in May 2021 (the “Conversion Election”). If the FP Lenders had exercised the Conversion Election, and the Company did not elect to repay the outstanding principal amount of the FP Term Loan at the Closing, then the interest rate would have increased to 9% per annum. However, the FP Lenders did not make the Conversion Election and so the interest rate would have decreased to 4% per annum upon the occurrence of the Merger under the original terms of the FP Term Loan Agreement.

At the date of the closing of the FP Term Loan Agreement, the contingent interest feature described immediately above was determined to be an embedded derivative asset with an associated debt premium recorded. The fair value of this financial instrument of $8,922 was presented net within Long-term Debt on the Consolidated Balance Sheets at June 30, 2021. However, because of the interest rate increase under the FP Amendment (as defined below), the contingent interest embedded derivative asset and associated debt premium were derecognized upon the execution of the FP Amendment.

The FP Term Loan includes covenants that limit the Company’s ability to, among other things, make investments, dispose of assets, consummate mergers and acquisitions, incur additional indebtedness, grant liens, enter into transactions with affiliates, pay dividends or other distributions without preapproval by the FP Lenders. The Company was required to maintain minimum unrestricted cash of at least $15,000 as of each fiscal quarter end, except for the quarter immediately following the first quarter where the Company reports positive EBITDA, until the closing of a qualifying IPO, which includes the Merger. The Company issued an equity grant of 977,723 shares of New Spire Class A Common Stock with a value of $8,065 to the FP Lenders upon funding of the FP Term Loan.

On August 5, 2021, the Company and FP Lenders executed an amendment (the “FP Amendment”) to the FP Term Loan to modify certain terms. Among other things, the FP Amendment waived the instance of the noncompliance with provisions for the timely notification of the Company’s election to add accrued unpaid interest as of June 30, 2021 to the outstanding principal. The FP Lenders also waived any default interest that would have applied as a result of the noncompliance.

The FP Amendment also reinstated the previously expired Conversion Election and served as formal notice of this election by the FP Lenders. As a result, the FP Lenders received 1,490,769 shares of New Spire Class A Common Stock. In connection with FP’s exercise of the Conversion Election, the interest rate on the FP Term Loan increased to 9% per annum following the Closing.

The Company has determined that the FP Amendment represents an accounting modification of the original FP Term Loan. In connection with the debt modification accounting, no gain or loss was recorded related to the FP Amendment, and the Company capitalized the fair value of $14,803 for the 1,490,769 shares of New Spire Class A Common Stock issued to the FP Lenders to be amortized over the remaining life of the FP Term Loan as part of the effective yield of the FP Term Loan beginning in the third quarter of 2021.

The FP Term Loan matures on April 15, 2026 and is collateralized by substantially all assets of the Company. The Company has the option to prepay the loan in advance of its final maturity, which was subject to a prepayment penalty under the original terms of the FP Term Loan Agreement that varied between $17,500 and $49,000 based on the timing and circumstances of the repayment.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

During the year ended December 31, 2021, the Company recognized within Other (expense) income, net on the Consolidated Statement of Operations, $4,954 as a loss on extinguishment of debt, resulting from paying off the EIB Loan Facility and the Eastward Loan Facility, and $1,699 as a gain from extinguishment of debt resulting from the U.S. government’s forgiveness of the Company’s loan under the Paycheck Protection Program (“PPP”) established as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

Government Loan

In November 2021, the Company completed its acquisition of exactEarth and assumed an interest free loan agreement with the Strategic Innovation Fund (“SIF”) which was recorded at an amount equal to the proceeds received. As of December 31, 2021 $4,464 was included in Long-term debt, non-current on the Consolidated Balance Sheets. Under this agreement and subsequent amendment, the Company is eligible to receive funding for certain expenditures incurred from February 13, 2018 to May 12, 2023 to a maximum of $5,701. The loan is repayable in 15 annual payments beginning February 28, 2026.

9.	Convertible Notes

Between July 2019 and October 2020, the Company entered into several subordinated convertible note purchase agreements for gross proceeds totaling $42,884 (the “2019 and 2020 Convertible Notes”). The 2019 and 2020 Convertible Notes accrue interest at 8% per annum, compounded quarterly. In May 2021, the Company and the holders of the 2019 and 2020 Convertible Notes agreed to extend the maturity date of all convertible promissory notes outstanding at December 31, 2020 from January 29, 2022 to July 31, 2022. If not converted, at the option of the holders, all unpaid principal, interest and a balloon payment of 5% of the principal balance is due on the stated maturity date of July 31, 2022. The accretion of the carrying value of the Convertible Notes for the additional balloon payment is recorded as additional interest expense over the term of the 2019 and 2020 Convertible Notes. In connection with securing the 2019 and 2020 Convertible Notes, the Company incurred debt issuance costs of $392 that have been recorded as a deduction of the carrying amount of convertible debt and are being amortized to interest expense over the term of the 2019 and 2020 Convertible Notes. Conversion of the 2019 and 2020 Convertible Notes can be automatic based on events such as an initial public offering (“IPO”) by the Company or voluntary based on events such as a change of control or maturity.

From January 2021 through February 2021, the Company issued and sold several convertible promissory notes in the aggregate amount of $20,000 (the “2021 Convertible Notes”, and together with the 2019 and 2020 Convertible Notes, the “Convertible Notes”). The 2021 Convertible Notes mature four years from the date of issuance and accrue interest at 8% per annum, compounded quarterly. In connection with securing the 2021 Convertible Notes, the Company incurred debt issuance costs of $62 that have been recorded as a deduction of the carrying amount of convertible debt and are being amortized to interest expense over the life of the 2021 Convertible Notes. Conversion of the 2021 Convertible Notes can be automatic based on events such as an IPO by the Company or voluntary based on events such as a change of control or maturity.

Immediately prior to the effective time of the Merger, the Convertible Notes were automatically converted into shares of Old Spire Common Stock. The conversion ratio to Old Spire Common Stock for the 2019 and 2020 Convertible Notes was 2.4808 whereas the conversion ratio to Old Spire Common Stock for the 2021 Convertible Notes was 13.6466. This conversion then gave the right to receive shares of New Spire Class A Common Stock equal to the number of shares of Old Spire Common Stock received from such conversion multiplied exchange ratio of 1.7058.

Total accrued interest on Convertible Notes was $0 and $5,944 as of December 31, 2021 and 2020, respectively, and included in Convertible notes payable, net on the Consolidated Balance Sheets. After the conversion of the Convertible Notes, the balloon interest accrual of $1,698 was reversed in August 2021, which was only payable upon full maturity of the Convertible Notes. The Company recorded $2,103 and $4,490 of interest expense on the Convertible Notes for the years ended December 31, 2021 and 2020, respectively.

10.	Fair Value Measurement

The following tables present the Company’s fair value hierarchy for its financial instruments that are measured at fair value on a recurring basis:

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Long-term liabilities
Public warrants	$5,060	$—	$—	$5,060
Private Placement warrants	—	6,422	—	6,422
Contingent Earnout liability	—	—	11,369	11,369

	$5,060	$6,422	$11,369	$22,851

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Long-term liabilities
EIB warrant liability	$—	$—	$4,007	$4,007

Public Warrants

The fair value of the Public Warrants is based on quoted market prices and is classified as a Level 1 financial instrument.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Private Placement Warrants

The fair value of the Private Warrants is estimated using the Black-Scholes model with inputs that include the Company’s stock price in an actively traded market, making this fair value classified as a Level 2 financial instrument. The other significant assumptions used in the model are the exercise price, expected term, volatility, interest rate, and dividend yield.

The table below quantifies the significant inputs used for the Private Warrants:

	December 31,	August 16,
	2021	2021
Fair value of the Company’s common stock	$3.38	$9.93
Exercise price	$11.50	$11.50
Risk-free interest rate	1.26%	0.75%
Expected volatility factor	70.0%	22.0%
Expected dividend yield	—%	—%
Remaining contractual term (in years)	4.6	5.0

Contingent Earnout Liability

The estimated fair value of the contingent earnout liability was determined using a Monte Carlo simulation using a distribution of potential outcomes on a monthly basis over the Earnout Period (Note 3) prioritizing the most reliable information available. The assumptions utilized in the calculation are based on the achievement of certain stock price milestones, including the current price of the Company’s common stock, expected volatility, risk-free rate, expected term and dividend rate.

The table below quantifies the significant inputs used for the Contingent Earnout Liability:

	December 31,	August 16,
	2021	2021
Fair value of the Company’s common stock	$3.38	$9.93
Risk-free interest rate	1.26%	0.75%
Expected volatility factor	70.0%	70.0%
Expected dividend yield	—%	—%
Remaining contractual term (in years)	0.004	0.004

EIB Warrant Liabilities

The warrant liability in the tables above consisted of the fair value of warrants to purchase the Company’s common stock at a price of $0.0001 per share (or redeem for cash) and preferred stock and was based on the significant inputs not observable in the market, which prior to the Merger represented a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the stock warrants utilized the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the stock warrants. Changes in the fair value of the stock warrants are recognized in Other income (expense), net in the Consolidated Statements of Operations.

The quantitative inputs utilized in the fair value measurement of the stock warrant liability include the fair value per share of the Company’s common stock, the remaining contractual term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of the Company’s common stock. Prior to the Merger, the Company determined the fair value per share of the Company’s common and preferred stock using a hybrid valuation method that utilized a combination of an option pricing model method and the Probability-Weighted Expected Return Method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values, assuming various outcomes. As the probability of the Merger closing increased, the fair value of the EIB warrant liability increased as of the date of the exercise. The risk-free interest rate is based on a treasury instrument for which the term is consistent with the expected life of the warrants. As there was no public market for the Company’s common and preferred stock, the Company determined the expected volatility for warrants granted based on an analysis of reported data for a peer group of companies.

After the Merger, the EIB warrant liabilities moved from Level 3 to Level 2, as a result of the Company’s common stock now being traded on the New York Stock Exchange, until the date of settlement.

In November 2021, EIB warrants were settled for a cash amount of $19,942. As of December 31, 2021 no EIB warrants remained outstanding. The table below quantifies the inputs used for the EIB warrants:

	December 31,
	2021	2020
Fair value of the Company’s common stock	$—	$4.19
Risk-free interest rate	—%	0.13%
Expected volatility factor	—%	68.4%
Remaining contractual term (in years)	—	4.7

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

The following table provides a roll-forward of the aggregate fair values of the Level 3 financial instruments:

	Contingent Earnout Liability	Contingent Interest Embedded Derivative	Warrant Liability
Fair value at December 31, 2019	$—	$—	$197
Issuance of warrants to EIB	—	—	3,612
Change in fair value	—	—	198

Fair value at December 31, 2020	—	—	4,007
Issuance of warrants to Silicon Valley Bank	—	—	308
Conversion of Silicon Valley Bank warrants to common stock	—	—	(308)
Exercise of Series C preferred warrants	—	—	(891)
Contingent interest embedded derivative recognized relating to the FP Term Loan agreement	—	8,922	—
Contingent interest embedded derivative derecognized upon the execution of the FP amendment	—	(8,922)	—
Contingent earnout liability recognized upon the closing of the reverse recapitalization	78,395	—	—
Change in fair value included in other income (expense), net	(67,026)	—	19,466
Transferred to Level 2 upon the closing of the reverse recapitalization	—	—	(22,582)

Fair value at December 31, 2021	$11,369	$—	$—

During the year ended December 31, 2021, the Company issued 32,412 warrants at a fair value of $308 to Silicon Valley Bank with an exercise price of $1.60. The warrants allow the holder to acquire the Company’s common stock. Silicon Valley Bank exercised the Series C warrants and they were converted into common stock upon the Closing.

Certain holders of Series C preferred stock exercised their warrants at a nominal amount to purchase 146,919 shares of the Company’s common stock at a fair value of $891 during the year ended December 31, 2021.

Based on the recent rounds of debt financing during the years ended December 31, 2021 and 2020 and the terms of those debt agreements, current market conditions and the Company’s financial condition, the carrying amounts for Long-term debt and Convertible notes payable approximate fair value. The carrying amounts reported on the Consolidated Balance Sheets of other assets and liabilities which are considered to be financial instruments approximate fair value based on their short-term nature and current market indicators are classified as Level 3.

Warrant Equity

The following tables present the Company’s fair value hierarchy for its warrants classified as equity that are measured at fair value on a nonrecurring basis:

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Equity:
Warrants	$—	$—	$970	$970

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Equity:
Warrants	$—	$—	$970	$970

The warrant liability in the table above classified as equity was recorded at fair value on the date of issuance and is not remeasured. The fair value of warrants was based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the stock warrants utilized the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the stock warrants.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

11.	Commitments and Contingencies Operating Leases

The Company leases office facilities and sites for its ground stations under noncancelable operating leases. These leases expire at various dates through 2029. Rent expense, including ground station leases, for the years ended December 31, 2021 and 2020, was $3,313 and $2,418, respectively.

Future minimum lease payments under noncancelable operating leases that have initial or remaining noncancelable lease terms greater than one-year as of December 31, 2021 are as follows:

Years ending December 31,
2022	$2,600
2023	2,389
2024	2,307
2025	2,284
2026	2,275
2027 and thereafter	4,393

$16,248

L3Harris Commitment

In conjunction with the exactEarth acquisition, the Company acquired the agreement with L3Harris (“L3Harris Agreement”) to receive satellite automatic identification system (“S-AIS”) data from the L3Harris AppStar payloads on-board Iridium NEXT Constellation, Iridium’s Real-Time Second-Generation satellite constellation with 58 AppStar payloads. Under the Amended and Restated L3Harris Agreement dated January 21, 2020 (“A&R L3Harris Agreement”), the Company incurs a fixed fee of $358 per month. The A&R L3Harris Agreement concludes on August 7, 2031.

Under the A&R L3Harris Agreement, the Company will pay a 30% share of S-AIS data revenues for the portion of exactEarth annual S-AIS data revenue which is in excess of $16,000. No revenue share was owed to L3Harris under the A&R L3Harris Agreement, with respect to AIS Analytics sales during the year ended December 31, 2021. For the year ended December 31, 2021, $417 was recognized in Cost of revenue on the Consolidated Statements of Operations.

The following table summarizes the operational fees commitment under the A&R L3Harris Agreement, which includes the fixed payments to L3Harris:

Years ending December 31,
2022	$4,296
2023	4,296
2024	4,296
2025	4,296
2026	4,296
2027 and thereafter	19,873

$41,353

Litigation

At times, the Company is party to various claims and legal actions arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters, will not have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact on the Company’s consolidated financial statements in any period.

12.	Stock-Based Compensation

In December 2012, the Company adopted the 2012 Stock Option and Grant Plan (the “Plan”) under which the Company may grant stock options to purchase shares of its common stock to certain employees and nonemployees of the Company. The 2012 Plan was terminated as of the Closing, and accordingly, no additional awards will be granted under the 2012 Plan thereafter.

In connection with the Closing, the Company adopted the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (“2021 ESPP”). The number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year, beginning on January 1, 2022, in an amount equal to the lesser of (i) 23,951,000 shares of New Spire Class A Common Stock, (ii) a number of shares of New Spire Class A Common Stock equal to 5% of the total number of shares of all of New Spire Class A Common Stock outstanding as of the last day of the immediately preceding fiscal year, or (iii) such number of shares of New Spire Class A Common Stock as the Company’s board of directors or its designated committee may determine no later than the last day of the immediately preceding fiscal year.

The 2021 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards to employees, directors, or consultants under the 2021 Plan. The 2021 ESPP, the Company can grant stock options to employees to purchase shares of Class A common stock at a purchase price which equals to 85% of the lower of (i) the fair market value of common stock on the first trading day of the offering period or (ii) the fair market value of common stock on the exercise date. As of December 31, 2021, 8,983,092 and 3,194,000 shares were available for grant under the 2021 Plan and 2021 ESPP, respectively.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

The following table summarizes stock option activity under the Plan:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
			(in years)
Options outstanding at December 31, 2020(1)	19,444,178	1.78	7.9
Granted	4,909,367	4.88
Exercised	(923,200)	1.40
Forfeited, canceled, or expired	(2,166,498)	2.96

Options outstanding at December 31, 2021	21,263,847	2.40	7.2

Vested and expected to vest at December 31, 2021	21,263,847	2.40	7.2
Exercisable at December 31, 2021	12,651,086	1.91	6.3

(1)	These amounts have been adjusted to correctly present the prior period activity and options outstanding at December 31, 2020.

The Company’s option award quantities and prices prior to the Merger have been retroactively restated to reflect the exchange ratio of approximately 1.8282 established in the Merger as described in Note 3.

The aggregate intrinsic value of options exercised as of December 31, 2021 and 2020, was $5,339 and $68, respectively. The aggregate fair value of options vested as of December 31, 2021 and 2020 was $3,908 and $940, respectively. The Company received $1,289 and $75 in cash proceeds from options exercised during the years ended December 31, 2021 and 2020, respectively. The weighted-average grant date fair value of options granted for the years ending December 31, 2021 and 2020 was $2.92 and $2.37, respectively. The aggregate intrinsic value of options outstanding as of December 31, 2021 and 2020 was $26,865 and $7,841, respectively. The aggregate intrinsic value of options exercisable as of December 31, 2021 and 2020 was $18,639 and $6,446, respectively.

The following table summarizes stock RSU activity under the Plan:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2020	—	$—
RSU granted	866,402	$4.08
RSU vested	—	$—
RSU forfeited	(82,500)	$5.35

Outstanding as of December 31, 2021	783,902	$3.94

For RSUs with service-based vesting conditions, the fair value is calculated based upon the Company’s closing stock price on the date of grant, and the stock-based compensation expense is recognized over the four-year vesting period.

As of December 31, 2021, there was $17,709 of total unrecognized compensation expense related to options and RSUs expected to be recognized over a weighted average-period of 3.01 years.

The following table summarizes the components of total stock-based compensation expense based on roles and responsibilities of the employees within the Consolidated Statements of Operations:

	Year Ended December 31,
	2021	2020
Cost of revenue	$432	$39
Research and development	2,859	1,000
Sales and marketing	2,307	327
General and administrative	6,036	794

	$11,634	$2,160

The fair value of stock-based compensation for stock options was estimated using the Black-Scholes option-pricing model requiring the use of subjective valuation assumptions and inputs, including the expected stock price volatility. The Company’s options have characteristics significantly different from those of traded options, and changes in input assumptions can materially affect the fair value estimates. Stock-based compensation expense for options is recognized over their respective vesting period, which ranges from one to four years

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

The fair value of all stock-based compensation was estimated using the following assumptions at the date of the grant:

Year Ended December 31,
	2021	2020
Risk-free interest rate	0.6% - 1.4%	0.4% - 1.5%
Expected volatility factor	66.9% - 70.0%	44.9% - 68.4%
Expected option life	5.0 - 6.08 years	5.1 - 6.8 years
Expected dividend yield	—	—

13.	Stockholders’ Equity

In August 2021, the Company’s Board of Directors approved the amended and restated certificate of incorporation which states the Company’s authority to issue 1,000,000,000 shares of Class A and 15,000,000 shares of Class B common stock with a par value of $0.0001 per share. The total number of shares of Preferred Stock authorized to be issued is 100,000,000 shares with a par value of $0.0001 per share.

Common Stock

Shares of Class A common stock have both economic and voting rights. Shares of Class B common stock have no economic rights, but do have voting rights. Each holder of shares of Class A common stock will be entitled to one vote for each share of common stock held at all meetings of shareholders and each holder of shares of Class B common stock will be entitled to nine votes for each share of common stock held at all meetings of shareholders.

Prior to the Closing Date of the merger, voting, dividend and liquidation rights of the holders of the common stock were subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock. The holders of the common stock were entitled to one vote for each share of common stock held at all meetings of shareholders. Dividends were issued to common stockholders only after holders of the preferred stock receive funds legally available in the amount equal to 8% of the original issuance price per annum on each outstanding share of preferred stock. In the event of liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of common stock would receive payment on a pro rata basis on the number of shares held by each such holder, after the rights of the holders of the preferred stock have been satisfied.

Preferred Stock

On May 15, 2014, the Company issued 5,506,734 shares of Series A preferred stock with an original issuance price of $4.1767 per share for $22,900. In conjunction with the Series A preferred stock financing, convertible promissory notes of $8,000, including principal and accrued interest, were converted into 7,165,177 shares of Series A preferred stock. On June 15, 2015, the Company issued 4,869,754 shares of Series B preferred stock at an issuance price of $7.2615 per share for $35,228.

Beginning on August 17, 2017, and at various subsequent closings in 2017, the Company issued 5,270,120 shares of Series C preferred stock with an original issuance price of $8.7078 per share for $45,800. In conjunction with the Series C preferred stock financing, convertible promissory notes of $15,600, including principal and accrued interest, were converted into 2,236,153 shares of Series C preferred stock. Upon the Closing Date of the merger, all preferred stock were converted into Class A Common Stock of New Spire (Note 3)

The following were the rights and privileges of the Company’s preferred stock:

Dividends

Holders of preferred stock, in preference to the holders of common stock, shall be entitled to receive, but only out of funds legally available thereof, cash dividends at a rate of 8% of the original issue price per annum on each outstanding share of preferred stock. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative. As long as shares of preferred stock are outstanding, the Company is precluded from declaring, paying or setting aside any dividends, or making any other distribution on the common stock, or purchasing, redeeming or otherwise acquiring for value any shares of common stock, unless all dividends on the preferred stock then have been paid or declared and set apart and the holders of the preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of preferred stock in an amount at least equal to the dividend payable on each share. No dividends have been declared or paid out as of the Closing Date.

Voting Rights

Each holder of outstanding shares of preferred stock shall be entitled to cast the number of votes equal to the number of each share of common stock into which the shares of preferred stock held by each holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Holders of preferred stock shall vote together with the holders of common stock as a single class.

Liquidation

In the event of any voluntary or involuntary liquidation, the holders of preferred stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such liquidation to the holders of common stock, an amount per share equal to the sum of the applicable original issue price for the preferred stock, plus declared but unpaid dividends on such share. Upon completion of the distribution to the preferred stockholders, all of the remaining proceeds available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each holder. The Long-term debt and Convertible Notes are senior in order of preference to the Company’s preferred stock and then common stock in the event of a liquidation.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

Conversion

Each share of preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of common stock as is determined by dividing the applicable original issue price for such share of preferred stock by the applicable conversion price for such share of preferred stock. The initial conversion price per share for each series of preferred stock shall be the original issue price applicable to such series.

Redemption

The Company’s preferred stock is not redeemable at either the option of the Company or the holder.

Common and Preferred Stock Warrants

On September 29, 2017, the Company entered into a development agreement with an investor in the Series C preferred stock financing to develop an enhanced version of the Company’s hosted services which provides access to the Company’s satellite data. In accordance with the terms of the Development Agreement, the Company issued warrants to purchase additional shares of the Series C preferred stock at the original issuance price. The Series C warrants vest upon achievement of certain terms of the contract. As of December 31, 2020, the Series C warrants were fully vested and unexercised. As the Series C warrants were free-standing financial instruments that may require the Company to transfer assets upon exercise, these warrants were classified as liabilities and included in Other long-term liabilities on the Consolidated Balance Sheets at their estimated fair value as of each reporting date.

Under the terms of the EIB Loan Facility, on August 20, 2020, the Company issued to EIB 454,899 warrants exercisable into common shares at a price of $0.0001 per share. On October 29, 2020, the Company issued to EIB an additional 454,899 warrants exercisable into common shares at a price of $0.0001 per share. These common stock warrants were determined to be derivative liabilities due to EIB’s put option and are included in Other long-term liabilities on the Consolidated Balance Sheets at their estimated fair value. As of December 31, 2020, the liability for these warrants was valued at $3,810. These warrants were settled in November 2021 for $19,942 (Note 8).

Under the terms of the Eastward Loan Facility, on December 30, 2020, the Company issued to Eastward 188,916 warrants exercisable into common shares at a price of $3.97 per share. These common stock warrants have been determined to be accounted for as equity classified warrants and the Company recorded $542 as Additional paid-in capital in the Statement of Changes in Stockholders Equity (Deficit) for the year ended December 31, 2020 at their estimated fair value as of the date of issuance. The Eastward warrants were settled upon the Closing Date of the Merger (Note 3).

14.	Income Taxes

Income (loss) before income taxes consisted of the following:

	Year Ended December 31,
	2021	2020
Domestic income (loss)	$802	$(28,300)
Foreign loss	(19,617)	(3,804)

Income (loss) before income taxes	$(18,815)	$(32,104)

The income tax provision consists of the following:

	Year Ended December 31,
	2021	2020
Current income tax provisions:
Federal	$—	$—
State	—	—
Foreign	—	321

Current income tax provision	—	321

Deferred income tax expense:
Federal	—	—
State	—	—
Foreign	497	79

Deferred income tax expense	497	79

Total income tax provision	$497	$400

The following table presents a reconciliation of the federal statutory rate of 21% to effective tax rate:

	Year Ended December 31,
	2021	2020
U.S. federal tax benefit at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	10.4%	3.5%
exactEarth acquisition costs	(5.5)%	0.0%
Merger costs	(7.4)%	0.0%
Merger contingent fees	8.6%	0.0%
Contingent earnout liability	68.2%	0.0%
Non-deductible expenses and other	0.6%	(0.9)%
Research and development credits	4.7%	5.4%
Foreign rate differential	7.8%	(0.6)%
Change in valuation allowance, net	(111.0)%	(29.6)%

Effective tax rate	(2.6)%	(1.2)%

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

The significant components of deferred tax assets (liabilities) are as follows:

	Year Ended December 31,
	2021	2020
Deferred tax assets
Net operating loss carryforward	$75,129	$38,529
Research and development credit carryforward	6,002	2,454
Stock-based compensation	599	52
Property and equipment	4,177	367
Intangibles	440	855
Other accruals	2,284	1,073

Gross deferred tax assets	88,631	43,330
Less: Valuation allowance	(74,558)	(43,330)

Net deferred tax assets	14,072	—
Deferred tax liabilities
Intangibles	(14,072)	—
Foreign property and equipment and intangibles	(835)	(338)

Gross deferred tax liabilities	(14,907)	(338)

Net deferred tax liabilities	$(835)	$(338)

As of December 31, 2021, the Company had accumulated undistributed earnings generated by its foreign subsidiaries of $10,688. The Company continues to assert that all its foreign earnings are to be permanent income reinvested and expects future U.S. cash generation to be sufficient to meet future U.S. cash needs. As such, the Company has not recognized a deferred tax liability related to unremitted foreign earnings.

Realization of the deferred tax assets is dependent upon the generation of future taxable income, if any, the amount and timing of which are uncertain. The Company could not conclude that it was more likely than not that tax benefits from operating losses would be realized and, accordingly, has provided a full valuation allowance against its United States, Singapore, Luxemburg, Canada, and a portion of their United Kingdom deferred tax assets. The valuation allowance as of December 31, 2020 was $43,330, which increased to $74,558 as of December 31, 2021. The increase in the valuation allowance of $31,228 includes $10,347 related to the acquisition of exactEarth’s deferred tax assets subjected to a valuation allowance through purchase accounting. The remaining valuation allowance change of $20,882 is mostly related to current year losses.

At December 31, 2021, the Company had $189,313 and $65,512 of federal and state net operating losses available to reduce future taxable income, which will begin to expire in 2032 for federal and state tax purposes. Approximately $106,788 of federal net operating loss included above can be carried forward indefinitely. At December 31, 2020, the Company had $135,134 and $38,323 of federal and state net operating losses available to reduce future taxable income.

The Company also has federal research and development tax credit carryforward of $3,332 and $2,454 as of December 31, 2021 and 2020, respectively. These federal tax credits begin to expire in 2039.

The federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383, respectively of the Internal Revenue Code of 1986, as amended, and similar provisions under state law. Under those sections of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research and development tax credits, to offset its post-change income or tax liability may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. The Company has not yet undertaken an analysis of whether the past equity financing transactions constitute an “ownership change” for purposes of Internal Revenue Code Section 382 and Section 383. The Company may experience ownership changes in the future from the sale of its equity or business combination transactions.

As of December 31, 2021, the Company had $12,063, $2,685, $16,793 and $188 of Luxembourg, Singapore, Canada and United Kingdom foreign net operating losses available to reduce future taxable income, which will begin to expire in 2035 for Luxembourg and in 2029 for Canada, while Singapore and United Kingdom have indefinite carry forward period. As of December 31, 2020, the Company had $6,227, $2,336, $16,398 and $192 of Luxembourg, Singapore, Canada and United Kingdom foreign net operating losses available to reduce future taxable income.

Unrecognized Tax Benefits

The Company does not have any significant uncertain tax positions.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties, if any, in general and administrative expense on the accompanying Consolidated Statements of Operations.

The Company is subject to taxation in the United States, Canada, Luxembourg, Singapore and the United Kingdom. The Company has not been audited by the Internal Revenue Service or any state or foreign tax authority. The Company is subject to audit by the Internal Revenue Service for income tax returns filed since inception due to net operating loss carryforwards. The Company is subject to audit in Singapore and the United Kingdom from tax years 2017 and 2018, respectively, and in Luxembourg from tax year 2019.

Spire Global, Inc.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(In thousands, except shares and per share data, unless otherwise noted)

15.	Net Loss per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Year Ended December 31,
	2021	2020
Numerator:
Net loss	$(19,312)	$(32,504)

Denominator:
Weighted-average shares used in computing basic and diluted net loss per share	62,137,434	17,610,405

Basic and diluted net loss per share	$(0.31)	$(1.85)

The Company has two types of common stock, Class A and Class B. Class B common stock has no economic rights, therefore has been excluded from the computation of basic and diluted net loss per share. The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the years ended December 31, 2021 and 2020 because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2021	2020
Stock options to purchase common stock	21,263,847	19,676,350
Public and private warrants	18,099,992	—
RSU Shares	783,902	—
Convertible preferred stock (if-converted)	—	42,726,773
Warrants for the purchase of Series C convertible preferred stock (if-converted)	—	146,919
Warrants for the purchase of common stock	—	2,328,009
Convertible notes (if-converted)	—	34,219,450

	40,147,741	99,097,501

Independent Auditor’s Report

To the Board of Directors of

exactEarth™ Ltd.

Opinion

We have audited the consolidated financial statements of exactEarth™ Ltd. (the “Company”), which comprise the consolidated statement of financial position as of October 31, 2021, and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Company as of October 31, 2021, and its consolidated statement of loss and comprehensive loss and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRS”).

Basis for Opinion

We conducted our audit in accordance with U.S. generally accepted auditing standards (“GAAS”). Our responsibilities under those standards are further described in the ‘Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements’ section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements, or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audits. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audits in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the audits. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonable be thought to bear on our independence, and where applicable, related safeguards.

Figures in the attached audited financials are presented for comparative purposes in the consolidated financial statements of the Company as of October 31, 2021. The period October 31, 2020 and the year then ended were audited by other auditors whose report, dated February 10, 2022, expressed an unmodified opinion on those statements.

The engagement partner on this audit resulting in this independent auditor’s report is Cesar Reynoso.

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP

San Francisco, California

March 31, 2022

exactEarth™ Ltd.

Consolidated Statements of Financial Position

(in thousands of Canadian dollars)

		As at	As at
		October 31,	October 31,
		2021	2020
		$	$
ASSETS
Current assets
Cash and cash equivalents		9,356	7,423
Short-term investments		—	29
Accounts receivable, net	(note 9)	3,392	2,463
Government grant receivable	(note 4)	709	752
Unbilled revenue	(note 17)	1,067	1,698
Prepaid expenses		495	392
Other current assets		238	359

Total current assets		15,257	13,116
Property, plant and equipment	(note 6)	4,661	5,272
Intangible assets, net	(note 7)	1,118	1,286
Other long-term assets		363	566

Total assets		21,399	20,240

LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued liabilities	(note 9)	7,209	6,248
Deferred revenue	(note 17)	3,726	2,548
Long-term incentive plan liability – current	(note 12)	4,839	—

Total current liabilities		15,827	8,950

Loans payable and convertible debentures	(notes 4 and 9)	1,866	11,131
Long-term incentive plan liability		—	1,124
Other long-term liabilities		72	1,660

Total liabilities		17,765	22,865

Shareholders’ equity (deficiency)
Share capital	(note 12)	138,971	123,923
Contributed surplus		1,475	4,956
Accumulated other comprehensive loss		(59)	(155)
Deficit		(136,753)	(131,349)

Total shareholders’ equity (deficiency)		3,634	(2,625)

Total liabilities and shareholders’ equity (deficiency)		21,399	20,240

See accompanying notes

exactEarth™ Ltd.

Consolidated Statements of Loss and Comprehensive Loss

(in thousands of Canadian dollars except for per share figures)

		Year ended
		October 31,	October 31,
		2021	2020
		$	$
Revenue	(notes 17 and 18)	23,586	19,135
Cost of revenue	(notes 4 and 15)	11,432	10,902

Gross profit		12,154	8,233
Selling, general and administrative	(note 15)	13,790	8,578
Product development and research and development		1,027	895
Depreciation and amortization	(notes 4, 6 and 7)	900	847
Impairment loss		—	883

Loss from operations		(3,563)	(2,970)

Other expenses
Other expense		62	—
Foreign exchange (gain) loss		721	(173)
Share of equity investment loss		185	450
Interest income		(57)	(82)
Interest expense	(notes 4, 9 and 10)	759	1,798

Total other expenses		1,670	1,993
Income tax expense	(note 14)	171	148

Net loss		(5,404)	(5,111)
Other comprehensive income (loss)
Item that may be subsequently reclassified to net loss:
Foreign currency translation, net of income tax expense of nil		96	(42)

Total other comprehensive income (loss)		96	(42)

Comprehensive loss		(5,308)	(5,153)

Loss per share
Basic and diluted loss per share	(note 12)	(0.12)	(0.23)

See accompanying notes

exactEarth™ Ltd.

Consolidated Statements of Changes in Shareholders’ Equity (Deficiency)

(in thousands of Canadian dollars)

For the year ended October 31, 2021		Total	Deficit	Accumulated Other Comprehensive Loss	Share Capital	Contributed Surplus
		$	$	$	$	$
Balance at October 31, 2020		(2,625)	(131,349)	(155)	123,923	4,956
Stock-based compensation	(note 12)	7	—	—	35	(28)
Stock options exercised	(note 12)	176	—	—	15	161
Restricted share units	(note 12)	(185)	—	—	511	(696)
Debenture conversion	(notes 9 and 12)	11,569	—	—	14,487	(2,918)
Comprehensive loss		(5,308)	(5,404)	96	—	—

Balance at October 31, 2021		3,634	(136,753)	(59)	138,971	1,475

For the year ended October 31, 2020
		$	$	$	$	$
Balance at October 31, 2019		2,119	(126,238)	(113)	123,823	4,647
Stock-based compensation	(note 12)	167	—	—	—	167
Restricted share units	(note 12)	242	—	—	—	242
Issuance of common shares	(note 12)	—	—	—	100	(100)
Comprehensive loss		(5,153)	(5,111)	(42)	—	—

Balance at October 31, 2020		(2,625)	(131,349)	(155)	123,923	4,956

See accompanying notes

exactEarth™ Ltd.

Consolidated Statements of Cash Flows

(in thousands of Canadian dollars)

		Year ended
		October 31,	October 31,
		2021	2020
		$	$
Operating activities
Net loss		(5,406)	(5,111)
Add (deduct) items not involving cash
Non-cash interest	(notes 4 and 9)	404	565
Depreciation and amortization	(notes 4, 6 and 7)	900	847
Impairment (recovery) loss		—	883
Share of equity investment loss		185	450
Operating grant recognized on SIF loan	(note 4)	(363)	(705)
Long-term incentive plan expense		3,715	1,250
Stock-based compensation		597	167
Net change in non-cash balances		2,105	(498)
Other operating cash flows
Settlement of restricted share units		(15)	—

Cash flows from (used in) operating activities		2,122	(2,152)

Investing activities
Acquisition of property, plant and equipment		(183)	(1,905)
Reimbursement of acquisition costs of property, plant and equipment		—	331
Net change in non-cash working capital related to investing activities		(185)	(450)

Cash flows used in investing activities		(368)	(2,024)

Financing activities
Government loan repayment		—	(205)
Government loan advance	(notes 4 and 9)	688	1,647
Payment of principal portion of lease obligations		(154)	(147)
Debenture transaction costs	(note 9)	(91)	—

Cash flows from financing activities		443	1,295

Effect of exchange rate changes on cash		(264)	116
Net increase (decrease) in cash		1,933	(2,765)
Cash, beginning of the period		7,423	10,188

Cash, end of the period		9,356	7,423

Supplemental cash flow information
Interest paid		201	403

Interest received		9	33

Income taxes paid		171	148

See accompanying notes

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

1.	DESCRIPTION OF THE BUSINESS

Founded in 2009, exactEarth™ Ltd. (the “Company” or “exactEarth”) is a provider of space-based maritime tracking data from its satellites. exactEarth leverages advanced microsatellite technology to deliver monitoring solutions. The Company is incorporated under the Canada Business Corporations Act and its shares are listed on the Toronto Stock Exchange (“TSX”). The Company’s head office is located at 260 Holiday Inn Drive, Cambridge, Ontario, Canada.

2.	SIGNIFICANT ACCOUNTING POLICIES

a)	Statement of compliance

These Consolidated Financial Statements present the Company’s results of operations and financial position as at and for the year ended October 31, 2021, including the comparative period, under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

These Consolidated Financial Statements were authorized for issuance by the Board of Directors of the Company on March 30, 2022.

b)	Basis of presentation

These Consolidated Financial Statements include the accounts of the Company and its subsidiary with intercompany transactions and balances eliminated. The Company has two divisions, one in Cambridge, Ontario, Canada, and one in Harwell, United Kingdom.

These Consolidated Financial Statements are presented in Canadian dollars (“CAD”), which is the Company’s functional currency, and have been prepared on a historical cost basis, except for the revaluation of certain financial assets and financial liabilities to fair value.

The Company has experienced operating losses resulting in a reduction of ongoing operating cash flows. Management has assessed and concluded that there are no material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern. Management applied significant judgment in arriving at this conclusion including:

•	The amount of new sales orders and total revenue to be generated to provide sufficient cash flows to continue to fund operations and other committed expenditures;

•	The timing of generating those new sales and the timing of the related cash flows;

•	The assessment of potentially discretionary expenditures that could be delayed in order to manage cash flows.

Given the judgement involved, actual results may lead to a materially different outcome.

On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) outbreak a pandemic. COVID-19 has caused an unprecedented global health and economic crisis. The situation continues to rapidly evolve, resulting in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, and physical distancing. COVID-19’s impact on global markets has been significant through October and subsequent to the date of the Consolidated Financial Statements. The Company has reviewed the estimates, judgements and assumptions used in the preparation of the Consolidated Financial Statements, however the duration and magnitude of COVID-19’s effects on the global economy remains uncertain at this time. The Company has expected credit loss (“ECL”) related to a distributor in China that has been impacted by COVID-19, therefore becoming a credit risk. Employees of the Company have been working remotely from their homes since March 2020. Otherwise, as at the date of these statements, there has not been any impact on the Company’s operations as a result of COVID-19. The

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Company will continue to closely monitor the potential impact of COVID-19 on its business and operations.

There are uncertainties related to COVID-19 that will persist beyond October 2021. Some of the Company’s clients and customers may be experiencing significant pressures on their operations, which could lead to credit losses and reductions in business in future periods. These uncertainties may include interruptions in the supply chain, unavailability of personnel, closure of facilities and a reduction in sales, earnings, and productivity.

The duration and impact of the COVID-19 pandemic is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company and its operating subsidiaries in future periods.

c)	Cash and cash equivalents

Cash and cash equivalents consist of balances with banks and short-term investments that mature within 90 days from the date of acquisition. Short-term investments are carried at their fair values.

d)	Short-term investments

Short-term investments consist of investments that mature greater than 90 days from the date of acquisition. Short-term investments are carried at their fair values.

e)	Property, plant and equipment

Property, plant and equipment (“PP&E”) are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing component parts of the PP&E and borrowing costs for eligible long-term construction projects. When significant parts of an item of PP&E are required to be replaced at intervals, the Company derecognizes the replaced part and recognizes the new part with its own associated useful life and depreciation. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the PP&E as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the Consolidated Statements of Loss and Comprehensive Loss as incurred.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Lease asset and leasehold improvements	Lease term

Satellites	Four to ten years

Computer hardware	Three to five years

Furniture and fixtures	Three to five years

An item of PP&E and any significant part initially recognized are derecognized upon disposal or when no future economic benefits are expected from their use or eventual disposition. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Statements of Loss and Comprehensive Loss when the asset is derecognized.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

f)	Intangible assets

Finite-life intangible assets are valued at cost less accumulated amortization and accumulated impairment losses, if any, and which is provided at rates sufficient to write off the costs over the estimated useful lives of the assets, using the straight-line method as follows:

Computer software not integral to the hardware on which it operates	Three to ten years

Internally developed technology	Seven to eighteen years

Data rights	Ten years

Technology licences	Seven years

Intangible assets with finite lives are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least as at the end of each reporting period. Changes in the expected useful life, or the expected pattern of consumption of future economic benefits embodied in the asset, are accounted for by changing the amortization period or method, as appropriate, and are treated prospectively as a change in accounting estimate. The amortization expense on intangible assets with finite lives is recognized in the Consolidated Statements of Loss and Comprehensive Loss in depreciation and amortization expense.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the Consolidated Statements of Loss and Comprehensive Loss when the asset is derecognized.

Costs that are directly attributable to the development and testing of identifiable and unique internally developed technology controlled by the Company are recognized as intangible assets when the criteria specified in International Accounting Standards (“IAS”) 38, Intangible Assets (“IAS 38”) are met. Capitalized costs include employee costs for staff directly involved in technology development and other expenditures directly related to the project.

Research and development expenditures

Research costs are expensed as incurred. Development expenditures on an individual project, are recognized as an intangible asset only when they have met the conditions of IAS 38. Investment tax credits (“ITCs”) reduce research and development expense and/or intangible assets in the same period in which the related expenditures are charged to income or capitalized provided there is reasonable assurance the benefit will be realized. Otherwise, the incentives are recorded when the benefit is expected to be realized.

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses. Amortization begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit. During the period of development, the asset is tested for impairment annually.

Research and development costs that are funded by the Company are presented separately on the Consolidated Statements of Loss and Comprehensive Loss. Government grants, ITCs, and other funding for research activity are presented as a reduction of the related expense or intangible asset.

g)	Impairment of long-lived assets

The Company assesses as at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s recoverable amount. An asset’s recoverable

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

amount is the higher of an asset’s fair value less costs to sell (“FVLCS”) and its value in use (“VIU”), and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets in which case the assessment is made at the cash-generating unit (“CGU”) level. A CGU is the smallest identifiable group of assets that generate cash flows that are largely independent of cash inflows from other assets or groups of assets. The Company is currently assessed as a single CGU. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing VIU, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Given the Company is a single CGU, the market capitalization of the Company is a relevant measure of FVLCS.

h)	Leases

At the inception of a contract, the Company determines whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an underlying asset for a period of time in the exchange for consideration. The Company recognizes a right-of-use asset (“ROU asset”) and a lease liability on the commencement date of the lease.

Right-of-use asset

ROU assets are initially measured at cost, which is comprised of the initial amount of the lease liability, and any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlying asset or site on which it is located, less any lease payments made at or before the commencement date. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, a recognized ROU asset is depreciated using straight-line method over the shorter of its estimated useful life or the lease term. The ROU asset may be adjusted for certain remeasurements of the lease liability and impairment losses.

Lease liabilities

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily available. The Company uses a single discount rate for a portfolio of leases with reasonably similar characteristics. Lease payments include fixed payments less any lease incentives, and any variable lease payments where variability depends on an index or rate. The lease payments also include the exercise prices of purchase options reasonably certain to be exercised by the Company and payment of penalties for termination of a lease. Each lease payment is allocated between the repayment of the principal portion of the lease liability and the interest portion. The finance cost is charged interest expense in the consolidated statement of loss and comprehensive loss over the lease period. Payments associated with short-term leases (lease term of 12 months or less) and leases of low-value assets are recognized on a straight-line basis as an expense in the Consolidated Statement of Loss and Comprehensive Loss as permitted by IFRS 16, Leases (“IFRS 16”).

The carrying amount of the lease liability is remeasured if there is a modification resulting in a change in the lease term, a change in the future lease payments, or a change in the Company’s estimate of whether it will exercise a purchase, extension or termination option. If the lease liability is remeasured, a corresponding adjustment is made to the ROU asset.

As a practical expedient, IFRS 16 permits a lessee to not separate non-lease components, but instead account for any lease and associated non-lease components as a single arrangement. The Company applied this practical expedient.

Determining the lease term of contracts with renewal or termination options

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The lease term includes the non-cancellable term of the lease including extension and termination options if the Company is reasonably certain to exercise the option. The Company applies judgement in evaluating whether it is reasonably certain to exercise the options. All relevant factors that create an economic incentive for it to exercise the renewal are considered. After the commencement date, the Company reassesses the lease term if there is a significant event or a change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option.

i)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the respective asset. All other borrowing costs are expensed in the period they occur.

j)	Income taxes

Current income taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, by the reporting date, in the countries where the Company operates and generates taxable income. Current income taxes related to items recognized directly in equity are recognized in equity and not in the Consolidated Statements of Loss and Comprehensive Loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred income taxes

Deferred taxes are provided using the liability method on temporary differences as at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted as at the reporting date.

Deferred taxes are recognized for all taxable temporary differences, except in specific circumstances outlined in IAS 12, Income Taxes (“IAS 12”).

Deferred tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses can be utilized, except in specific circumstances outlined in IAS 12.

The carrying amount of deferred tax assets is reviewed as at each reporting date and reduced to the extent that it is no longer probable that all or part of the deferred tax asset will be utilized.

Unrecognized deferred tax assets are reassessed as at each reporting date and are recognized to the extent that it has become probable the benefit will be recovered.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to offset current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, would be recognized subsequently if new information about facts and circumstances existing at the acquisition date changed. The adjustment would either be treated as a reduction to goodwill (as long as it does not exceed goodwill) if it is incurred during the measurement period or in profit or loss.

Revenue, expenses and assets are recognized net of the amount of sales tax, except where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable. Trade accounts receivable or accounts payable and accrued liabilities are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of trade accounts receivable or accounts payable and accrued liabilities in the Consolidated Statements of Financial Position.

k)	Revenue recognition

Revenue is recognized through the application of the following steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when, or as the Company satisfies a performance obligation. The Company assesses its revenue contracts against specific criteria in order to determine if it is acting as principal or agent.

A contract exists with a customer when both parties have approved the contract, commitments to performance and rights of each party (including payment terms) are identified, the contract has commercial substance and collection of substantially all consideration is probable for goods and services that are transferred.

Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other available resources, and are distinct in the context of the contract, whereby the transfer of the good or service is separately identifiable from other promises in the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.

The transaction price is determined based on the consideration the Company expects to be entitled to in exchange for transferring promised goods and services to the customer, excluding amounts collected on behalf of third parties such as sales taxes. Determining the allocation of transaction price requires significant judgment. Consideration in contracts with multiple performance obligations is allocated to the separate performance obligations based on the estimated stand-alone selling prices (“SSP”). To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration and includes the estimated revenue to the extent it is highly probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are based on historical experience, anticipated performance, and management’s best judgment based on the information available at the time.

Control of goods and services can be transferred at a point in time or over time. Control is the ability to direct the use of, and obtain the benefits from, an asset. The method and timing of transfer of control determines whether to recognize revenue at a point in time for each performance obligation or whether to use a measure of progress toward completion to recognize revenue over time.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The majority of revenue is derived from the sale of subscription services such as data subscriptions and software as a service. Customers simultaneously receive and consume subscription services; therefore, performance obligations are satisfied over time. Revenue is recognized upon delivery for data products such as archive data and custom reports, which are performance obligations satisfied at a point in time upon transfer of control. Other products and services include percentage of completion projects and sales of Class B transponders, which are recognized either as satisfied over time or at a point in time, depending on the nature of the transfer of control.

The Company may enter into contracts involving multiple performance obligations, such as products or services including data subscriptions and sales of historic archive data, Class B transponders and other data products. Consideration is allocated to the separate performance obligations based on estimates of SSP. The primary method used to estimate the SSP is consideration of sales of the products or services on a stand-alone basis, and the Company’s pricing policies.

Timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets are generated when contractual billing schedules differ from revenue recognition timing. Unbilled revenue is recorded in instances when revenue is recognized prior to invoicing, and amounts collected in advance of services being provided are recorded as deferred revenue.

Deferred contract costs

Deferred contract costs are amortized over the period of expected benefit. Estimating the costs to be deferred and the period of expected benefit is subjective and requires the use of management’s best judgments based on information available at that time. Changes in estimates are reflected in the period in which the circumstances that gave rise to the change occur. Contract costs are deferred if the costs are expected to be recoverable and if either of the following criteria are met:

•	The costs of obtaining the contract are incremental or explicitly chargeable to the customer; or

•

The fulfillment costs relate directly to the contact or an anticipated contract and generate or enhance the Company’s resources that will be used in satisfying the performance obligations in the future.

Deferred contract costs for the Company consist of sales commissions related directly to a contract.

Long-term fixed-price contracts

The Company occasionally provides goods and services to its customers under long-term, fixed-price contracts. The Company accounts for its revenue from fixed-price contracts using the percentage of completion method, which requires estimates to be made for contract costs and revenue. Contract costs include direct labour and direct costs for subconsultants, and other expenditures that are recoverable directly from clients. Progress on jobs is regularly reviewed by management and estimated costs to complete are revised based on the information available at the end of each reporting period. Contract cost estimates are based on various assumptions that can result in a change to contract profitability from one financial reporting period to another. Estimating total costs is subjective and requires management’s best judgments based on the information available at that time. On an ongoing basis, estimated revenue is updated to reflect the amount of consideration the Company expects to be entitled to in exchange for providing goods and services. Losses on such contracts are accrued when the estimate of total costs indicates that a loss will be realized. Accruals are drawn down as loss contracts progress. Contract billings received in excess of recognized revenue are included in current liabilities as deferred revenue. Contract progress in excess of billings made is recognized in current assets as unbilled revenue.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

l)	Fair value of data transferred in non-monetary transactions

During the year, the Company provided data processing services and access to software in exchange for satellite and ground station operating services and satellite capacity. The fair value of the services provided were recognized as revenue, determined based on the fair value of the goods or services received. When the fair value of the goods or services received cannot be measured reliably, revenue is determined based on comparable revenue transactions with third parties and the Company’s pricing methodology.

m)	Foreign currency translation

A functional currency is the currency of the primary economic environment in which the entity operates and is normally the currency in which the entity generates and expends cash. The functional currency of the UK subsidiary is GBP while the function currency of the Canadian entity is CAD. Each entity’s financial statements are translated from their functional currency to CAD, which is the presentation currency of these Consolidated Financial Statements.

Transactions

Foreign currency transactions are initially recorded at the foreign exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange spot rate as at the reporting date. All differences are recorded in the Consolidated Statements of Loss and Comprehensive Loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined.

Translation

The assets and liabilities of foreign operations are translated into CAD at year-end exchange rates and their revenue and expense items are translated at exchange rates prevailing at the date of the transactions. The resulting exchange differences are recognized in other comprehensive loss. On disposal of a foreign operation, the foreign exchange in accumulated other comprehensive loss relating to that particular foreign operation is recognized in income in the Consolidated Statements of Loss and Comprehensive Loss.

n)	Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive the cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial assets and liabilities are offset, and the net amount is reported in the Consolidated Statements of Financial Position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

Trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. These are classified in current assets, except for the portion expected to be realized or paid beyond twelve months of the Consolidated Statements of Financial Position date, if any, which are classified as non-current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Company holds trade receivables with the objective of collecting contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Due to the short-term nature of current receivables, their carrying amount is considered to be the same as their fair value.

Other accounts receivable

Other accounts receivable are amounts due from the Strategic Innovation Fund (“SIF”) for claimed and unclaimed funding related to expenses incurred and paid prior to the Consolidated Statements of Financial Position date. After initial recognition, other accounts receivable is subsequently measured at amortized cost. These are classified as current assets since funding claims are expected to be realized or paid within twelve months of the Consolidated Statements of Financial Position date, if any, which are classified as non-current.

Due to the short-term nature of other accounts receivables, their carrying amount is considered to be the same as their fair value.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are unsecured and are usually paid within 30 to 60 days of recognition. The carrying amounts of accounts payable and accrued liabilities are considered to be the same as their fair values, due to their short-term nature. Accounts payable and accrued liabilities also include other payables. Subsequently, accounts payable and accrued liabilities are measured at amortized cost using the effective interest rate method. Financial liabilities are classified as current liabilities if payment is due within twelve months. Otherwise, they are presented as non-current liabilities.

The Company is not party to any derivative financial instruments.

Loans payable

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method. Non-interest-bearing loans and borrowings are measured at fair value using a market interest rate for a comparable instrument with a similar term. Gains and losses are recognized in the Consolidated Statements of Loss and Comprehensive Loss when the liabilities are derecognized as well as through the effective interest rate method amortization process.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the Consolidated Statements of Loss and Comprehensive Loss.

Impairment of financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. Objective evidence that financial assets are impaired can include default or delinquency by a debtor, restructuring or an amount due to the Company on terms that the Company would not otherwise consider, or indications that a debtor or issuer will enter bankruptcy. Trade receivables are reviewed qualitatively on a case-by-case basis to determine whether they need to be written off.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The Company applies the IFRS 9, Financial Instruments (“IFRS 9”) simplified approach to measuring ECL, which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure the expected credit losses, trade receivables, unbilled receivables, and other assets, have been grouped based on shared credit risk characteristics and the days past due.

The expected loss rates are based on payment profiles of sales over prior periods and the corresponding historical credit losses experienced during this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle receivables.

Impairment losses on financial assets are measured at amortized cost and are calculated as the difference between the carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and recorded as ECL against the related asset. When a subsequent event causes the impairment loss to decrease, the decrease is reversed through profit or loss.

o)	Convertible debentures

IAS 32, Financial Instruments: Presentation, requires the issuer of a non-derivative financial instrument to evaluate the terms of the financial instrument to determine whether it contains both a liability and an equity component. This evaluation is based on the contractual terms of the financial instrument, the substance of the arrangement and the definition of a financial liability, financial asset, and an equity instrument. If such components are identified, they must be accounted for separately as financial liabilities, financial assets, or equity.

The liability component of the Company’s convertible debentures is measured at the fair value of a similar liability that does not have an associated equity conversion feature. The equity component is allocated the residual difference between the difference between the fair value of the compound instrument (total issue proceeds) and the liability component. The equity component is credited directly to equity and is not subsequently remeasured nor reclassified to profit or loss.

Transaction costs that relate to the issue of a compound financial instrument are allocated to the liability and equity components of the instrument in proportion to the allocation of proceeds. Transaction costs are incremental costs that are directly attributable to the acquisition, issue or disposal of a financial asset or liability and includes fees and commissions paid to agents (including employees acting as selling agents), advisers, brokers, and dealers.

The initial carrying amount of the Company’s convertible debentures is adjusted for transaction costs. Transaction costs related to the liability component are included in the calculation of the amortized cost using the effective interest rate method and are included in interest expense recognized over the life of the instrument. Transaction costs allocated to the equity component are offset against the amount recognized in equity.

p)	Government assistance

Government assistance is periodically received in the form of grants, loans, or ITCs (see Research and development expenditures) that may be repayable at a rate based on future company performance. Government assistance with predetermined repayment requirements or conditional criteria is recorded as a liability when received or until the conditions are satisfied. If no predetermined repayment requirements exist, the assistance is treated as a reduction in the cost of the related item.

Interest-free government loans are measured at amortized cost using the effective interest rate method. The interest rate used is based on the market rate for a comparable instrument with a similar term. The difference between the fair value at inception and the loan proceeds received is recorded as a government grant. The grant portion is split between operating costs and capital costs based on the costs to which the loan relates. The grant related to capital is recognized as a reduction to the carrying amount of an eligible asset and is realized over the life of the asset as reduced amortization expense. The grant related to operating expenses is recognized in cost of revenue.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

q)	Stock-based compensation and Employee Share Purchase Plan (“ESPP”)

Long-term incentive plan

The Company has established a long-term incentive plan (“LTIP”) for executives and certain employees. Under the terms of this plan, participants are eligible to receive incentive remuneration in the form of stock options and Restricted Share Units (“RSUs”).

Stock options

The Company recognizes compensation cost for all stock options granted to employees under the exactEarth stock option plan. exactEarth measures at fair value all stock options issued to employees or directors. The option exercise price is the share price of the Company’s common shares at the date of the grant. IFRS 2, Share-based Payments (“IFRS 2”), requires that the Company record these amounts as contributed surplus. The fair value of the direct grants of stock is determined by the quoted market price of the Company’s stock at the time of the award and the fair value of stock options is determined using the Black-Scholes option pricing model. The fair value of awards at the date of grant is recorded as an expense in these Consolidated Financial Statements and is recognized over the vesting period based on the number of options expected to vest. When options are exercised, they are settled with shares.

Share Unit Plan

RSUs are time-based and will vest on a cliff or graded basis, depending on the type of RSU. Type one RSUs cliff vested three years after the grant date. Type two RSUs vested on a graded basis at 25% one year after the grant date and 75% two years after the grant date. Type three RSUs vested on a graded basis of 50% at two and three years after the grant date. Type four RSUs vest on a graded basis of 33.3% at three, four and five years after the grant date. 2019, 2020 and 2021 RSUs vest on a graded basis of 40%, 30% and 30% at one, two and three years after the grant date. Each RSU, once vested, entitles the holder to receive one common share of the Company, settled in shares or cash at the discretion of the Company.

The Company amended the Share Unit Plan as of April 26, 2018, and now intends to equity settle the RSUs to satisfy obligations under the LTIP plan. The estimated value of the RSUs is recognized as compensation expense over the vesting period based on the grant date value of the Company’s shares and the time elapsed during the vesting period and is presented as contributed surplus.

Deferred Share Unit Plan

The Company has adopted a Deferred Share Unit (“DSU”) Plan for non-employee directors. Directors are required to receive a portion of their annual compensation in the form of DSUs and can elect to increase the percentage paid in DSUs. The DSUs vest over the quarterly service period for the director after the grant date and will be settled upon the director’s retirement from the Board of Directors.

Each DSU entitles the holder to receive either cash, based on the share value at the time of settlement, or one common share of the Company. The estimated value of the DSUs is recognized as compensation expense over the vesting period based on the market value of the Company’s shares at the end of each period and the time elapsed during the vesting period and is presented as a liability in the Consolidated Statements of Financial Position.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

ESPP

The Company implemented the ESPP during the quarter ended July 31, 2016. The ESPP offers employees the option of contributing between 1% and 10% of their gross salary towards the purchase of common shares of the Company. The Company will issue one share for every four shares that employees purchase during the ESPP year, which runs from March 1 to February 28. The Company’s matching contribution will be issued to the employee contingent upon the employee remaining employed by the Company on the last day of the ESPP year. The fair values on the date that the employees commit to purchase shares are used to determine the applicable compensation expense to the Company. The compensation expense is recognized over the period from the date the employee acquires the shares to the date the Company matching shares are issued to the employee. The accumulated amount of ESPP expense charged to income, but not yet issued, is included in contributed surplus. The plan was terminated during the year on September 23, 2021.

r)	Employee future benefit plan

Defined contribution pension plan

The Company sponsors a defined contribution pension plan for certain of its employees. The cost of providing benefits through the defined contribution pension plan is charged to income in the period in which the contributions become payable.

s)	Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the Consolidated Statements of Loss and Comprehensive Loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

t)	Loss per share

The Company presents basic and diluted loss per share data for its common shares. Basic loss per share is calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year. Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for the effects of all dilutive potential common shares.

u)	Critical judgments and estimates

The preparation of the Company’s Consolidated Financial Statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

The key assumptions concerning the future and other key sources of estimation uncertainty as at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company bases its assumptions and estimates on parameters available when the

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Consolidated Financial Statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market fluctuations or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur.

The following are the critical judgments, estimates and assumptions that have been made in applying the Company’s accounting policies:

Forecasted cash flow

The Company uses a forecasted cash flow to assess the Company’s ability to continue as a going concern. Significant judgment is required to forecast the amount of new sales orders and total revenue and the timing of the related cash flows.

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts using the simplified ECL model. The Company ECL model uses a provision matrix to apply historical loss rates to outstanding receivable balances. Judgement is required in determining the grouping of receivables based on shared credit risk characteristics as well as determining historical loss rates which are reflective of future economic conditions.

Fair value of financial liabilities

The fair values of long-term loans are calculated using discounted cash flows with a discount rate indicative of the Company’s borrowing rate when the funding is received. The discount rate uses Level II inputs, based on observable market data.

Impairment

The recoverable amount for intangible assets and PP&E is based on FVLCS, estimated using market capitalization.

Share-based payments

Share-based payment expense is measured based on the grant date Black-Scholes option pricing model for stock options.

Revenue recognition and contracts in progress

Revenue is adjusted for the effects of a significant financing component when the period between the transfer of the promised goods or services to the customer and payment by the customer exceeds one year. Judgement is required to determine whether a contract contains a significant financing component and the discount rate to be applied when adjusting the promised consideration for the significant financing component.

Consideration in contracts with multiple performance obligations is allocated to the separate performance obligations based on estimated SSP. Judgment is required to determine the SSP for each distinct performance obligation. The Company’s products and services often have observable SSP when the Company sells a promised product or service separately to similar customers. A contractually stated price or list price for a good or service may be the SSP of that good or service. However, in instances where SSP is not directly observable, the Company determines the SSP by maximizing observable inputs and using an approach using information that may include market conditions and other inputs from the Company’s pricing team, including historical SSP.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Changes in estimates are reflected in the period in which the circumstances that give rise to the change become known and affect the Company’s revenue, unbilled receivables, contract assets, and deferred revenue.

Revenue on fixed-price contracts with performance obligations satisfied over time is recognized on a percentage of completion basis. In applying the accounting policy to fixed-price contracts, judgment is required in determining the estimated costs to complete a contract. These cost estimates are reviewed as at each reporting period and by their nature may give rise to income volatility. To estimate income (loss) on completion, the Company takes into account factors inherent to the contract by using historical and/or forecast data. When total contract costs are likely to exceed total contract revenue, the expected loss is recognized immediately and recorded in accounts payable and accrued liabilities in the Consolidated Statements of Financial Position. The accrual is drawn down over the completion of the contract using the percentage of completion method.

3.	FUTURE ACCOUNTING CHANGES

AMENDMENTS ISSUED BUT NOT YET EFFECTIVE

A number of amendments to standards have been issued but are not yet effective for the financial year ended October 31, 2021, and accordingly, have not been applied in preparing these Consolidated Financial Statements. In 2021 the IASB issued amendments to the following standards, which are effective for annual periods beginning on or after January 1, 2023. Early application is permitted.

•	Amendments to IAS 1, Presentation of Financial Statements, clarifying the requirements for classifying liabilities as current or non-current;

•

Amendments to IAS 37, Provisions, Contingent Liabilities and Contingent Assets, clarifying the standard regarding costs a company should include as the cost of fulfilling a contract when assessing whether a contract is onerous;

•	Amendments to IAS 8 – Definition of Accounting Estimates to help entities distinguish changes in accounting estimates from changes in accounting policies;

•	Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of Accounting Policies, providing guidance and examples to help entities apply materiality judgements to accounting policy disclosures;

•

Amendments to IAS 12 Income Taxes – Deferred tax related to assets and liabilities arising from a single transaction, clarifying that the initial recognition exception does not apply to transactions such as leases and decommissioning obligations, where equal amounts of deductible and taxable temporary differences arise on initial recognition. It is a matter of judgment whether payments that settle a liability are deductions attributable (for tax purposes) to the liability (and interest expense) or to the related asset component (and interest expense).

The Company is currently assessing the potential impact of these amendments.

4.	GOVERNMENT ASSISTANCE

Strategic Innovation Fund Loan

On October 18, 2018, exactEarth signed a loan agreement with the SIF. Under this agreement, exactEarth is eligible to receive funding for certain expenditures incurred from February 13, 2018 to February 12, 2021 to a maximum of $7,206. The loan is repayable in 15 annual payments beginning February 28, 2024. The repayment values are dependent upon a calculated Performance Factor based on performance in fiscal 2023, which is used to calculate a Repayment Rate. The Repayment Rate is applied to annual Gross Business Revenue for the payment in February of the subsequent years. Total repayments cannot exceed a maximum of 1.3 times the cash received, including interest. The

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

implied interest rate if maximum repayments are required, assuming equal payments over 15 years, is 2.86%.

During the year ended October 31, 2021, $688 in loan advances were received (October 31, 2020 – $1,647). An additional receivable of $709 (October 31, 2020 – $752) was recorded in accounts receivable for funding related to eligible expenditures incurred prior to October 31, 2021.

The SIF loan is measured initially at fair value, and subsequently measured at amortized cost using the effective interest rate method. An interest rate of 14% was used based on the market interest rate for a comparable instrument with a similar term when the funding was received.

The difference between the fair value at inception and the loan proceeds received is recorded as a government grant, which is recognized as an operating grant or a capital grant based on the relative proportion of eligible expenditures incurred. The capital grant is recorded as a reduction in the cost of the related asset and amortized to income over the life of the asset.

Recognized in the Consolidated Statements of Financial Position as at:	October 31, 2021	October 31, 2020
Loans payable	$1,886	$1,442
Accounts receivable	709	752
Property, plant and equipment – net capital grant	489	509

The amounts recognized in respect of the SIF loan for the year ended October 31 are as follows:

Recognized in the Consolidated Statements of Loss and Comprehensive Loss as follows:	2021	2020
Cost of revenue – operating grant	$(363)	$(705)
Interest expense	205	134
Reduction of amortization expense	(81)	(46)

Net impact	$(239)	$(617)

South Africa Safety Initiative for Small Vessels (“OASIS”) Funding

In June 2019, the Company obtained funding for the Madagascar Safety Initiative for Small Vessels (“MSIS”) as part of the OASIS contract to fund the set-up of small vessel tracking operations in Madagascar. This funding was available to partially offset eligible project costs between June 2019 and March 2020. There was no activity in the year ended October 31, 2021, compared with the year ended October 31, 2020 where MSIS funding of $327 was recognized as an offset to product development expense of $316.

Market Evolution for Small-Scale Fisheries in Africa (“MESA”) Funding

In October 2020 the Company obtained funding from Innovate UK, a non-departmental public body funded by grant-in-aid from the United Kingdom government, to complete a research & development project for market evolution for small scale fisheries in Africa. The MESA funding was available to partially offset eligible project costs between November 2020 and April 2021. In the year ended October 2021 the Innovate UK funding of $97 (October 31, 2020—$nil) was recognized as an offset to cost of revenue expense of $97 (October 31, 2020—$nil).

5.	INVESTMENT

On November 10, 2015, the Company entered into a shareholder’s agreement, licence agreement and services agreement with Myriota Pty. Ltd. (“Myriota”). Myriota is located in Adelaide, Australia, and has a fiscal year ending June 30. The Company invested $2,000 Australian dollars (“AUD”) (CAD$1,894) and in-kind contributions in 2016 valued at AUD$400 in exchange for 32% ownership, options for further equity investment, and a licence to an advanced signal processing technology. This

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

technology was developed at the University of South Australia in order to develop advanced terminals, infrastructure, and applications for the fast-growing Satellite Internet of Things (“SIoT”) focused on the location tracking and sensor data applications global market. The Company assessed the fair value of each component and allocated the full value of the investment to the licence based on a relative fair value calculation. The fair value of the technology was assessed using a discounted cash flow method. The Company will pay a 3.5% royalty on revenue derived from the technology under licence.

Myriota completed an AUD$20,000 Series A equity raise on March 26, 2018, and an AUD$28,000 Series B equity raise on April 6, 2020.

A portion of the proceeds from the sale of assets was used to purchase Class A shares in Myriota on July 31, 2020 through a $450 non-cash transaction. The Company continues to have significant influence over Myriota and accounts for the investment using the equity method of accounting. The Company has determined that it has significant influence over Myriota based on its representation on the Board of Directors. Myriota has a history of financial losses, which were not recognized under the equity method, as they represented more than the investment’s value and the Company does not have a legal or constructive obligation to make payments on behalf of Myriota. Therefore, the Company’s share of losses from prior years has been recorded against the increase in investment as share of equity investment loss in the Consolidated Statements of Loss and Comprehensive Loss.

On October 15, 2021, the Company purchased an additional 201,000 ordinary shares of Myriota for AUD$201 from a private investor.

The Company’s ownership interest at October 31, 2021 is 14% (October 31, 2020 – 13%).

6.	PROPERTY, PLANT AND EQUIPMENT

PP&E consist of the following:

Cost	ROU Lease Asset and Leasehold Improvements	Satellites	Computer Hardware	Furniture and Fixtures	Total
at October 31, 2020	$422	$29,596	$4,007	$91	$34,116
Additions	—	158	25	—	183
Disposals	—	—	(1,704)	—	(1,704)
Deductions	—	(61)	—	—	(61)

at October 31, 2021	$422	$29,693	$2,328	$91	$32,534

Accumulated Depreciation	ROU Lease Asset and Leasehold Improvements	Satellites	Computer Hardware	Furniture and Fixtures	Total
at October 31, 2020	$204	$24,891	$3,660	$89	$28,844
Depreciation expense	154	457	120	2	733
Disposals	—	—	(1,704)	—	(1,704)

at October 31, 2021	$358	$25,348	$2,076	$91	$27,873

Net Book Value	ROU Lease Asset and Leasehold Improvements	Satellites	Computer Hardware	Furniture and Fixtures	Total
at October 31, 2020	$218	$4,705	$347	$2	$5,272

at October 31, 2021	$64	$4,345	$252	$—	$4,661

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

ROU lease asset and leasehold improvements includes a ROU lease asset with a cost of $369 and accumulated amortization of $305.

During the year ended October 31, 2021, the Company recognized cost reimbursements of $61 (October 31, 2020 – $383) related to capital funding from the SIF loan for the purchase of computer hardware and satellite costs. The Company also earned cost reimbursements for assisting in the development of a satellite in the year ended October 31, 2021 of $nil (October 31, 2020 – $331).

7.	INTANGIBLE ASSETS

Intangible assets consist of the following:

Cost	Computer Software	Internally Developed Technology	Technology Licences	Data Rights	Total
at October 31, 2020	$3,795	$8,903	$2,050	$13,031	$27,779
Additions	—	—	—	—	—

at October 31, 2021	$3,795	$8,903	$2,050	$13,031	$27,779

Accumulated Amortization	Computer Software	Internally Developed Technology	Technology Licences	Data Rights	Total
at October 31, 2020	$3,782	$8,651	$1,872	$12,188	$26,493
Amortization expense	6	48	—	114	168

at October 31, 2021	$3,788	$8,699	$1,872	$12,302	$26,661

Net Book Value	Computer Software	Internally Developed Technology	Technology Licences	Data Rights	Total
at October 31, 2020	$13	$252	$178	$843	$1,286

at October 31, 2021	$7	$204	$178	$729	$1,118

Intangible assets that have not yet commenced amortization are technology licences of $178 (October 31, 2020 – $178).

Significant individual assets included in the amounts above as at October 31, 2021 are as follows:

Description	Category	Carrying Amount	Remaining Amortization Period (Months)
De-collision software	Internally developed technology	$178	75
Myriota licence	Technology licence	$179	84
L3Harris data licence	Data rights	$729	75

The L3Harris Technologies, Inc. (“L3Harris”) data licence represents access to data from the full constellation of Iridium Next. As these satellites were put into service, they began amortizing on an individual satellite basis. The remaining amortization period is calculated based on the amortization taken to date as a percentage of the total expected amortization, applied to the useful life of the constellation. All of the Iridium Next satellites were in service as of February 2019.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

8.	LEASES

The ROU asset and lease liabilities relate to the lease of real estate property were measured at the present value of remaining lease payments discounted at the Company’s incremental borrowing rate of 5%, based on the market interest rate for a comparable instrument with a similar term, as at November 1, 2019.

	Right-of-use asset	Lease liabilities
Balance at October 31, 2020	$216	$207
Depreciation	(152)	—
Interest	—	6
Payments	—	(160)

Balance at October 31, 2021	$64	$53
Less: current portion	—	(53)

Long-term lease liability	$—	$—

For the year ended October 31, 2021, the Company recognized expense related to low-value leases of $20 in Selling, general, and administrative expense.

The future minimum lease payments required under non-cancelable operating leases as of October 31, 2021 are due as follows:

For the years ending October 31
2022	$53
2023	—

2024	—

2025	—

2056	—

Thereafter	$—

9.	LOANS PAYABLE, FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE

a)	Loans payable and convertible debentures

Loans payable comprise the following:

	October 31, 2021	October 31, 2020
SIF loan (note 4)	5,689	5,046
Convertible debentures	—	17,875
	$5,689	$22,921
Less: unamortized interest	(3,083)	(11,790)

	$1,886	$11,131
Less: current portion of loans	—	—

Long-term loans payable	$1,886	$11,131

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Principal repayments are due as follows:

For the years ending October 31
2022	$—
2023	$—
2024	$332
2025	$332
2026	$332
Thereafter	$4,693

Total	$5,689

b)	Financial instruments

Fair values

For the Company’s cash, short-term investments, accounts receivable, and accounts payable and accrued liabilities, the fair values approximate their respective carrying amounts due to their short-term maturities.

SIF loan

The SIF loan has a carrying value as at October 31, 2021 of $1,886 (October 31, 2020 – $1,442), which approximates fair value. The fair value of the SIF loan was calculated using discounted cash flows with a discount rate of 14% indicative of the Company’s borrowing rate when the funding was received.

Convertible debentures

On December 13, 2018, the Company announced the private placement of 13,000 convertible debentures at a price of $1 per convertible debenture for gross proceeds of $13,000. Each convertible debenture is convertible into 2,000 common shares of the Company, being an effective conversion price of $0.50 at the option of the holder, at any time prior to the fifth anniversary of the closing date.

The private placement resulted in net proceeds of $11,854 to the Company after deduction of $1,146 of expenses for the private placement and the strategic review process, including advisory, legal, listing, and other fees. The fair value of the liability component of the convertible debentures of $9,801 was calculated using discounted cash flows with a discount rate of 14% indicative of the Company’s borrowing rate when the funding was received. The balance of the proceeds of $3,199 is included as a component of contributed surplus in equity. Transaction costs of $864 have been allocated to the liability component and $282 was allocated to the equity component based on the allocation of the proceeds.

On January 8, 2021, the Company issued a redemption notice to redeem all its outstanding convertible debentures. As provided under the terms of the convertible debentures, all holders elected to convert their debentures into common shares, resulting in an aggregate of 26,000,000 common shares issued in satisfaction of the $13,000 principal amount. The Company elected to satisfy accrued and unpaid interest on the convertible debentures, totalling $1,725, through the issuance of 1,369,585 common shares. On February 10, 2021, 27,369,585 common shares were issued to the holders of the convertible debentures at a value of $14,487, net of $91 transaction costs.

In the year ended October 31, 2021, the Company recognized interest expense of $549 (October 31, 2020 –$1,648) including amortization of the deferred transaction costs, related to the convertible debentures.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Short-term investments

The Company holds no Guaranteed Investment Certificates (October 31, 2020 – one Guaranteed Investment Certificate totalling $29) as collateral for a customer contract.

Foreign currency

As at October 31, 2021, approximately 87% of cash, 62% of accounts receivable and 54% of accounts payable and accrued liabilities are denominated in foreign currencies, respectively (October 31, 2020 – 45%, 71%, and 44%, respectively). These foreign currencies include the US dollar (“USD”), British pound (“GBP”) and euro (“EUR”).

The Company is exposed to foreign currency risk on the following cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities denominated in foreign currencies:

Currency	Cash	Accounts receivable	Accounts payable and accrued liabilities
USD	$6,204	$978	$1,354
GBP	£127	£38	£293
EUR	€157	€849	€1,217

Fair value hierarchy

The Company categorizes financial assets and liabilities recorded at fair value in the Consolidated Statements of Financial Position based on a fair value hierarchy. Fair values of assets and liabilities included in Level I are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level II include valuations using inputs other than the quoted prices for which all significant inputs are based on observable market data, either directly or indirectly. Level III valuations are based on inputs that are not based on observable market data. The disclosure of the fair value of the debenture and SIF loan debt are considered to be a Level II measurement.

Foreign currency risk

Transaction exposure

The Company is exposed to foreign currency risk as a result of transactions in currencies other than its functional currency, the CAD. The majority of the Company’s revenue is transacted in USD. Portions of the revenue are denominated in EUR, GBP, and CAD. The majority of salaries, purchases, certain operating costs, and manufacturing overhead are incurred primarily in CAD.

Translation exposure

The Company’s foreign operation is exactEarth Europe. The assets and liabilities of the foreign operations are translated from GBP into CAD using the exchange rates in effect as at the dates of the Consolidated Statements of Financial Position. Unrealized translation gains and losses are recognized in other comprehensive income (loss). The accumulated currency translation adjustments are recognized in income when there is a reduction in the net investment in the foreign operations.

Foreign currency risks arising from translation of assets and liabilities of foreign operations into the Company’s functional currency are generally not hedged.

The majority of the Company’s foreign currency risk resides with USD, GBP, and EUR transactions. To evaluate the sensitivity of net loss to potential changes in exchange rates,

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

actual changes in exchange rates during the fiscal year were considered as an indicative range of potential changes in exchange rates as noted in the table below. The rates were entered into models that show the valuation impact to customer contracts, cash balances and foreign currency denominated monetary Consolidated Statements of Financial Position items.

Potential foreign currency impacts for the year ended October 31, 2021:
Currency	Change in exchange rate vs CAD	Increase (decrease) in net loss
USD	+6%	$296
	-6%	($296)

GBP	+1%	$19
	-1%	($19)

EUR	+1%	$28
	-1%	($28)

Potential foreign currency impacts for the year ended October 31, 2020:

Currency	Change in exchange rate vs CAD	Increase (decrease) in net loss
USD	+1%	$35
	-1%	($35)

GBP	+1%	$12
	-1%	($12)

EUR	+1%	$45
	-1%	($45)

Interest rate risk

The Company’s risk exposure to market interest rates relates primarily to new financing or renewals of existing financing arrangements. The Company’s policy is to review its borrowing requirements on a continual basis and to enter into fixed or variable interest rate borrowing arrangements as required. The SIF loan is a non-interest bearing loan recorded at amortized cost. Therefore, the Company is not exposed to fluctuations in interest rates.

Credit risk

Credit risk arises from the inability of customers to discharge their obligation to the Company. If one or more customers were to delay, reduce or cancel orders, the overall orders of the Company may fluctuate and could adversely affect the Company’s operations and financial condition.

The maximum exposure to credit risk as at the Consolidated Statements of Financial Position dates is best represented by the carrying amount of the Company’s accounts receivable and unbilled revenue. The Company is exposed to credit risk from the potential default by counterparties that carry the Company’s cash and attempts to mitigate this risk by dealing only with large financial institutions with good credit ratings. All of the financial institutions the Company transacts with meet these qualifications.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. Accounts receivables are non-interest bearing and are generally on 30 to 60-day payment terms. Six customers comprise 57% of trade accounts receivable as at October 31, 2021 (October 31, 2020 – six customers comprised 58%).

Trade receivables as at October 31 were as follows:

Days overdue	2021	2020
Current	$2,362	$1,451
1 – 30 days	638	260
31 – 60 days	44	409
61 – 90 days	58	2
Greater than 90 days	333	389

Total	$3,435	$2,511

The carrying amount of trade accounts receivable and unbilled revenue is reduced through the use of a lifetime ECL allowance. The ECL was calculated based on historical default patterns for grouped aged receivables. At October 31, 2021, an ECL of $226 (October 31, 2020 – $83) was recognized in the Consolidated Statements of Financial Position related to accounts receivable. The Company has recognized additional ECL of $371 (October 31, 2020—$300) related to unbilled revenue from a distributor in China that has been impacted by COVID-19. Bad debt expense of $221 was recognized in the Consolidated Statements of Loss and Comprehensive Loss within selling, general and administrative expenses for the ECL on trade accounts receivable and unbilled revenue. When a receivable balance is considered uncollectible, it is written off against the allowance for doubtful accounts and trade accounts receivable. Subsequent recoveries of amounts previously written off are credited against selling, general and administrative expenses.

Liquidity risk

Liquidity risk is the Company’s ability to meet its financial obligations when they come due. The Company monitors its risk to a shortage of funds using a recurring liquidity planning tool. This tool considers the maturity of its financial assets (e.g., trade accounts receivable and other financial assets), liabilities (e.g., accounts payable and accrued liabilities and loans), and projected cash flows from operations. The Company’s objective is to maintain a balance between continuity of funding and flexibility through borrowing facilities available through the Company’s bank, and purchase contracts. The Company’s policy is to ensure that adequate funding is available from operations, established lending facilities and other sources as required.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The tables below summarize the maturity profile of the Company’s financial liabilities based on contractual payments.

October 31, 2021	< 3 Months	3 to 12 Months	1 to 5 Years	> 5 Years	Total
Accounts payable and accrued liabilities	$4,683	$2,042	$—	$—	$6,725
Commission payable	123	362	72	—	557
Lease payable	40	13	—	—	53
Government loans payable	—	—	996	4,693	5,689
Long-term incentive plan liability	4,839	—	—	—	4,839

Total	$9,685	$2,417	$1,068	$4,693	$17,863

October 31, 2020	< 3 Months	3 to 12 Months	1 to 5 Years	> 5 Years	Total
Accounts payable and accrued liabilities	$2,803	$2,650	$—	$—	$5,453
Commission payable	98	547	139	—	784
Lease payable	40	120	53	—	213
Convertible debenture	114	341	17,420	—	17,875
Government loans payable	—	—	572	4,474	5,046
Long-term incentive plan liability	—	—	1,124	—	1,124

Total	$3,055	$3,658	$19,308	$4,474	$30,495

10.	CREDIT FACILITY

On April 22, 2021, the Company entered into a credit agreement provided by the National Bank of Canada (“NBC”). The amount available under the secured, revolving operating line (the “Credit Facility”) is a maximum of $6,000 based on recurring revenue. With no fixed term or maturity date, the Credit Facility is annually renewing and is undrawn as at October 31, 2021.

Borrowings under the Credit Facility bear interest at a rate of NBC Prime + 2.85% per annum. The Credit Facility contains financial covenants, which require the Company to maintain a satisfactory cash-to-burn ratio, tested on a quarterly basis. As at October 31, 2021, the Company was in compliance with all covenants.

11.	CAPITAL MANAGEMENT

The primary objectives of the Company’s capital management are:

•	to ensure a sufficient liquidity position to finance general and administrative expenses, working capital, research and development and capital expenditure; and

•	to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk undertaken.

The Company monitors capital on a basis consistent with others in the industry, based on total debt to shareholders’ equity. Capital is defined as shareholders’ deficiency as presented in the Consolidated Statements of Financial Position, excluding accumulated other comprehensive loss, and total debt is defined as the sum of short-term and long-term liabilities. The Company uses the percentage of total debt to total capital to monitor the capitalization of the Company. The Company is not subject to any capital requirements imposed by a regulator.

12.	SHARE CAPITAL

Issued capital

The Company has authorized an unlimited number of preferred shares, of which none are outstanding. The Company has authorized an unlimited number of common shares with no par value. As at October 31, 2021, the issued and outstanding shares totalled 49,846,221 (October 31, 2020 – 22,048,640).

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

	Number of Shares	Value of Shares
Balance as at October 31, 2019	21,703,415	$123,823
Add: ESPP share issuances	32,135	11
Add: RSU share issuances	313,090	89

Balance as at October 31, 2020	22,048,640	$123,923
Add: Stock options exercised	25,541	15
Add: ESPP share issuances	16,775	35
Add: RSU share issuances	385,680	511
Add: Debenture conversion	27,369,585	14,487

Balance as at October 31, 2021	49,846,221	$138,971

Stock-based compensation

The Company recognizes compensation cost for all stock options granted to employees under the exactEarth stock option plan. The exercise price for options granted in February 2016 is the Spinout Transaction share price of the Company’s common shares at the date of the grant, which was $6.50 per share. Additional options were granted on March 26, 2019, April 29, 2020 and April 22, 2021 with an exercise price of $0.34, $0.35 and $1.35 per share, respectively. The maximum number of common shares authorized for grant under the option plan is 7,476,933.

All options vest on a graded basis depending on the type of option. Type one options vested on a 40%, 30% and 30% basis over three years and have a contractual life of six years. Type two options vested on a 25% and 75% basis over two years and have a contractual life of six years. Type three options vested on a 40%, 30% and 30% basis in years three through five and have a contractual life of eight years. 2019, 2020 and 2021 options vest on a 40%, 30% and 30% basis in years one through three and each have a contractual life of six years. All stock options are accounted for as equity-settled awards.

The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2016 Spinout Transaction
	Type 1	Type 2	Type 3	2019	2020	2021
Average risk-free interest rate	0.65%	0.63%	0.94%	1.63%	0.51%	0.74%
Dividend yield	0%	0%	0%	0%	0%	0%
Average volatility	77.06%	77.40%	74.42%	93.77%	94.77%	113.25%
Average expected life of options (years)	4	3.75	6	4	4	4
Remaining contractual life (years)	0.3	0.3	2.3	3.4	4.5	5.48
Weighted average fair value of options outstanding	$1.08	$1.06	$1.32	$0.23	$0.23	$1.01
Weighted average exercise price of options outstanding	$6.50	$6.50	$6.50	$0.34	$0.35	$1.35

In 2021, volatility was calculated using the historical volatility of the Company. Prior to 2021, volatility was calculated using comparable companies for the period commencing when those entities were publicly traded and corresponding to the expected life of each option type. The estimated fair value of the options is amortized to expense over the vesting periods of the options. For the year ended October 31, 2021, the stock-based compensation expense recognized was $168 (October 31, 2020 – $157). This amount was added to contributed surplus. Vested options can be exercised prior to their expiry date. There are 1,327,154 vested options as at October 31, 2021 (October 31, 2020 – 819,575) with a weighted average exercise price of $4.35.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

A summary of the option activity is as follows:

Stock Options
Balance as at October 31, 2019	1,171,913
Granted	824,913
Expired	(31,376)

Balance as at October 31, 2020	1,965,450

Granted	180,395
Exercised	(31,354)
Forfeited	(28,422)
Expired	(25,626)

Balance as at October 31, 2021	2,060,443

Options forfeited and expired had a weighted average exercise price of $3.27.

Employee Share Purchase Plan

The ESPP expense amount for the year ended October 31, 2021 was $6 (October 31, 2020 – $10). The plan was terminated during the year on September 23, 2021. There were 10,559 shares issued under the ESPP at February 28, 2021 and 6,216 shares issued under the ESPP at September 23, 2021 (February 28, 2020 – 32,135 shares issued).

Long-term incentive plan

The following details the RSUs and DSUs as at October 31, 2021:

	RSU	DSU
Share unit balance, October 31, 2020	1,913,916	1,440,928
Share units granted	478,840	221,921
Share units settled	(833,711)	—
Share units forfeited	(100,012)	—

Share unit balance, October 31, 2021	1,459,033	1,662,849

Aggregate fair value of units outstanding as at the end of the year	$982	$4,839
Weighted average fair value of units outstanding as at the end of the year	$0.67	$2.91

For the year ended October 31, 2021, compensation expense of $4,137 (October 31, 2020 – $1,250) was recognized for the Company’s LTIP. During the year ended October 31, 2021, the Company settled 835,687 RSUs for $511 in shares, resulting in the issuance of 385,680 shares, net of $579 of withholding taxes remitted on behalf of employees (October 31, 2020 – 613,053 RSUs for $90 in shares, resulting in the issuance of 313,090 shares, net of $86 of withholding taxes remitted on behalf of employees).

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

Outstanding DSUs can be settled in cash or equity at the option of the holder. If the holder elects to receive shares, the Company will purchase shares in the market to satisfy the obligation. The DSUs are accounted for as cash-settled. During the year ended October 31, 2021, the Company did not settle any DSUs (October 31, 2020 – nil).

Loss per share

Basic and diluted loss per share for the year ended October 31:

	2021	2020
Numerator for basic and diluted loss per share available to common shareholders:
Net loss attributable to common shareholders	$(5,404)	$(5,111)

Denominator for basic and diluted loss per share:
Weighted average number of shares outstanding	45,746,448	21,881,428

Basic and diluted loss per share	$(0.12)	$(0.23)

There are 2,654,565 share units that are antidilutive at October 31, 2021 (October 31, 2020 – 2,996,277).

13.	COMMITMENTS AND CONTINGENCIES

Capital commitments

As at October 31, 2021, capital commitments in respect of the purchase of PP&E were nil (October 31, 2020 – nil). There were no other material capital commitments outstanding as at October 31, 2021.

L3Harris commitment

The Company has an agreement with L3Harris (“L3Harris Agreement”) to receive satellite automatic identification system (“S-AIS”) data from the L3Harris AppStar payloads on-board Iridium NEXT Constellation, Iridium’s second-generation satellite constellation. As at October 31, 2021, there were 58 AppStar payloads on the Iridium NEXT Constellation commissioned and in service. In February 2019, L3Harris asserted that the initial operating capacity (“IOC”) has been achieved as a result of the deployment of 58 satellites as of that date.

On January 21, 2020, the Company announced that it had reached agreement on an Amended and Restated L3Harris Agreement (“A&R L3Harris Agreement”). The A&R L3Harris Agreement updates the terms of the June 2015 L3Harris Agreement. This amended agreement provides the Company with a reduced and simplified cost structure for S-AIS data services.

The parties agreed that full deployment of the system has been achieved and that IOC has occurred.

The fixed fee of USD $750 per quarter (USD $3,000 per year) under the L3Harris Agreement is replaced by a fixed fee of USD $358 per month (USD $4,300 per year) under the A&R L3Harris Agreement. The following table summarizes the CAD operational fees commitment under the A&R L3Harris Agreement, which includes the fixed payments to L3Harris, but does not include revenue share.

L3Harris Fees	Less than 1 Year	1 to 5 Years	After 5 Years
Operational fees payable	$5,324	$21,298	$25,473

Under the L3Harris Agreement, the Company paid L3Harris a quarterly revenue share amount of 40% of S-AIS data revenues and L3Harris paid exactEarth an 18% share of L3Harris S-AIS data revenues. Under the A&R L3Harris Agreement, the Company will pay a 30% share of S-AIS data revenues for the portion of exactEarth annual S-AIS data revenue which is in excess of USD $16,000 and the Company will receive no share of L3Harris S-AIS data revenues. Under the A&R L3Harris Agreement no revenue share was owed by either party to the other with respect to AIS Analytics sales during the year ended October 31, 2021.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The A&R L3Harris Agreement remains in effect until August 7, 2031.

FleetMon commitment

The Company receives terrestrial automatic identification system (“T-AIS”) data from FleetMon, and in return, pays FleetMon 20% of revenue on data sales that includes their terrestrial AIS data. In addition, a further fee of 90 EUR per year for terrestrial data is included in exactEarth integrated products. All payments are made in EUR at a contractual exchange rate of $1.5152.

The Agreement with FleetMon commenced on May 22, 2019 and remained in effect for two years. The agreement then automatically renews each year unless either party provides the other with six months written notice of non-renewal.

MarineTraffic commitment

The Company receives T-AIS data from MarineTraffic, and in return, pays MarineTraffic 100% of revenue on data sales that includes their T-AIS data. All payments are made in USD at the average exchange rate for the period.

The agreement with MarineTraffic concludes on June 10, 2022.

IHS Markit commitment

The Company receives T-AIS data from Markit Group Limited (“IHS Markit”). Commencing December 1, 2020, the Company paid a minimum quarterly fee of USD $62. Effective December 1, 2021, the Company will pay IHS a quarterly fee of USD $188.

The agreement with IHS Markit continues until November 30, 2024. Upon expiration of the term, the agreement will automatically renew for three additional years unless either party gives written notice of termination at least six months before the end of the term or any renewal term.

V-AIS commitment

The Company receives vessel AIS (“V-AIS”) data from a third party and pays that third party a minimum annual fee of USD $288, paid quarterly, for up to 20 concurrent end users. Additional fees are charged based on the number of end users that are above the concurrent allowance included in the minimum annual fee. The additional fees differ based on the end user’s industry and whether the data is historical or a live feed. The Company has not exceeded the minimum annual fee as of October 31, 2021.

The agreement remains in effect until March 1, 2023, at which time the agreement will automatically renew for successive terms of two years, unless either party provides 6 months written notice before the completion of the term.

Claims or legal actions

The Company does not have any outstanding claims or legal actions.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

14.	INCOME TAXES

The following are the major components of income tax expense for the years ended October 31:

	2021	2020
Current income tax expense	$171	$148

Deferred income tax expense:
Origination and reversal of temporary differences	$(803)	$(996)
Losses not recognized	803	996

Deferred income tax expense	$—	$—

Total income tax expense	$171	$148

The Company’s consolidated effective tax rate for the year ended October 31, 2021 was nil (2020 – nil). The difference in the effective tax rates compared to the Company’s statutory income tax rates was a result of the Company incurring losses during the period on which no tax recovery was recorded because the realization of the deferred tax asset was not considered to be probable.

	2021	2020
Loss before income taxes	$(5,233)	$(4,963)
Statutory tax rate	26.5%	26.5%

Income taxes based on the statutory income tax rate	(1,387)	(1,315)
Losses not recognized	803	996
Permanent differences – other	585	319
Argentinian and Indian withholding taxes	171	148

Income tax expense	$171	$148

The Canadian statutory tax rate during the year ended October 31, 2021 was 26.5% (October 31, 2020 – 26.5%).

The income tax expense during the year ended October 31, 2021 of $171 (October 31, 2020 – $148) represents withholding tax on revenue generated from foreign countries. The Company has deemed the withholding tax to be unrecoverable and has recognized the amount as an expense.

Components of deferred income taxes movement are as follows for the years ended October 31:

	2021	2020
Taxable temporary differences	$84	$227
Property, plant and equipment and intangible assets	—	—
Non-capital losses	(84)	(227)

Total change in deferred income taxes	$—	$—

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

The deferred income tax asset (liability) recognized in the consolidated statements of financial position for the years ended October 31 is comprised of the following:

	2021	2020
Taxable temporary differences	$(786)	$(702)
Property, plant and equipment and intangible assets	—	—
Non-capital losses	786	702

Deferred income tax	$—	$—

For the purposes of the above table, deferred income tax assets are shown net of deferred income tax liabilities where these occur in the same entity and jurisdiction.

Deductible temporary differences and unused tax losses for which no deferred income tax assets have been recognized are attributable to the following:

	2021	2020
Canadian deductible temporary differences	$5,013	$1,375
Scientific research & experimental development (“SRED”) pool	2,710	2,710
Property, plant and equipment and intangibles	34,929	34,031
Financing Fees	567	687
Canadian non-capital tax losses	77,150	80,181
Canadian capital tax losses	617	617
UK non-capital losses	2,430	1,347

These unused Canadian income tax losses expire from 2030 through 2040. The UK non-capital losses have an unlimited carry forward period. The SRED pool does not expire.

Unrecorded ITCs are as follows:

	2021	2020
Federal	$680	$680
Ontario	$166	$166

These unrecorded ITCs expire from 2029 through 2035.

15.	EMPLOYEE BENEFITS

Defined contribution pension plan

The Company has a defined contribution pension plan for its employees. During the year ended October 31, 2021, the Company’s contributions, which are based on the contributions by employees, were $218 (October 31, 2020 – $184) and are included in cost of revenue, selling, general and administrative and product development and research and development expenses in the Consolidated Statements of Loss and Comprehensive Loss.

Salaries and benefits

Total salaries and employee benefits expense for the year ended October 31, 2021 was $11,897 (October 31, 2020 – $9,010).

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

16.	RELATED PARTIES

Compensation of key management personnel and Board of Directors

The following table includes compensation of the key management personnel and Board of Directors for the years ended October 31, 2021 and 2020, included in the Consolidated Statements of Loss and Comprehensive Loss. Key management personnel include the Company’s Chief Executive Officer and the executives who report directly to him.

	2021	2020
Short-term salaries and benefits	$3,142	$2,461
Post-employment benefits	63	43
Long-term incentive plans	3,971	1,143
Stock options	156	140

	$7,332	$3,787

Short-term salaries and benefits include expenses for base salaries, bonuses, and other short-term benefit expenses. Post-employment benefits represent the Company’s defined contribution pension plan.

Related parties

The following table details transactions and balances between the Company and Hisdesat and Ewing Morris Investment Partners Ltd., shareholders that have significant influence over the Company. The table also includes transactions with Myriota and their subsidiary Myriota Canada Inc. (“Myriota Canada”), who the Company has significant influence in.

For the year ended October 31:	2021	2020
Revenue from related parties	$2,316	$2,370
Cost of revenue	603	419
Debenture interest	198	596
Directors’ expenses	2,133	515

As at October 31:	2021	2020
Accounts receivable	$848	$293
Accounts payable and accrued liabilities	—	56
Loans payable	—	3,503
Other long-term liabilities	—	531

Non-monetary services agreement

On July 31, 2020, the Company entered into a services agreement with Myriota Canada. The Company has agreed to provide data processing services, while Myriota Canada will provide satellite and ground station operating services and satellite capacity. In addition, a separate software license agreement allows Myriota Canada to use the Company’s software to operate the satellites. Under the agreements, each party will invoice the other for an equal amount each year.

The non-monetary agreements are recognized using the fair value of the consideration received, as prescribed in IFRS 15, Revenue from contracts with customers. For the year ended October 31, 2021, the Company recognized related party non-monetary revenue and cost of revenue of $603 (October 31, 2020 – $159) in the Consolidated Statements of Loss and Comprehensive loss.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

17.	REVENUE FROM CONTRACTS WITH CUSTOMERS

Disaggregation of revenue from contracts with customers

Revenue is divided into three categories based on the types of products sold. Subscription services are recognized over the contract term, data products are sold on demand and recognized on delivery, and other products and services include various other revenue streams and are recognized as performance obligations are satisfied.

Revenue by product type for years ended October 31:	2021	2020
Subscription services	$20,834	$16,940
Data products	1,597	959
Other products & services	1,155	1,236

Total revenue	$23,586	$19,135

Remaining performance obligations

The table below contains the aggregated amount of revenue expected to be realized in the future from partially or fully unsatisfied performance obligations as at October 31, 2021. The amounts disclosed below represent the remaining value of contracts for the supply of products and services.

Revenue expected to be recognized in:	2021	2020
Less than one year	$14,736	$15,706
Thereafter	8,900	13,075

Total	$23,636	$28,781

Contract balances

As at October 31:	2021	2020
Trade accounts receivable	$3,208	$2,427
Unbilled revenue	1,067	1,698
Contract assets	601	925
Deferred revenue	(3,726)	(2,548)

Net contract balances	$1,150	$2,502

Contract assets include short and long-term sales commission assets, deferred contract costs and long-term financing assets. Contract asset amortization of $644 (October 31, 2020 – $582) was recorded during the year ended October 31, 2021.

The Company recognized $1,457 (October 31, 2020 – $2,295) of the opening deferred revenue balance at November 1, 2020 as revenue during the year ended October 31, 2021.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

18.	SEGMENT, GEOGRAPHIC, AND MAJOR CUSTOMER INFORMATION

The Company has one reportable business segment, which is engaged in the sale of space-based maritime tracking data and related products and services from satellites.

Geographic information

Revenue by geography is based on where the customer is located.

For the years ended October 31:	2021	2020
Canada	$3,337	$1,640
United States	1,408	1,343
Europe	12,883	9,691
Other	5,958	6,461

	$23,586	$19,135

PP&E are attributed to the country in which they are located or, for space-based assets, the country in which they are owned. Intangible assets are attributed to the country where ownership of the asset resides.

	October 31, 2021	October 31, 2020
PP&E
Canada	$4,661	$5,272
United Kingdom	—	—

	$4,661	$5,272

Intangible assets
Canada	$1,118	$1,286
United Kingdom	—	—

	$1,118	$1,286

For the year ended October 31, 2021, there was one customer with revenue in excess of 10% of the Company’s total revenue (October 31, 2020 – no customers).

19.	SUBSEQUENT EVENTS

Spire Acquisition

On September 13, 2021, the Company entered into a definitive agreement with Spire Global Inc. (“Spire”) under which Spire will acquire 100% of the Company’s common shares (“the Transaction”). All outstanding and in-the-money stock options and all outstanding RSUs vested immediately prior to the acquisition of the Company’s common shares. Stock options that were not in-the-money were immediately cancelled.

The Transaction was approved by the Company’s shareholders on November 18, 2021 and the Company obtained a final order from the Ontario Superior Court of Justice in respect of the Arrangement on November 22, 2021. The Transaction closed on November 30, 2021 and the Company’s shares were de-listed from the TSX as of the close of trading on December 2, 2021. The consideration received consisted of $2.5009 in cash and 0.1 shares of Spire’s Class A common stock for each common share of the Company. Spire shares are listed for trading on the New York Stock Exchange under the ticker symbol SPIR.

exactEarthTM Ltd.

Notes to the Consolidated Financial Statements

October 31, 2021

(in thousands of Canadian dollars, except where otherwise noted and share data)

SIF Amendment

In November 2021, the SIF agreement was amended. The amendment extended the project completion date from February 12, 2021 to May 12, 2023 and the first repayment date from February 28, 2024 to February 28, 2026. The Company must maintain an annual average of thirty-five Canadian full-time employees, calculated on a quarterly basis averaged over each year. The amendment and extension will allow the Company to continue receiving funding for certain expenditures incurred up until May 12, 2023 to a maximum of $7,206.

20.	COMPARATIVE BALANCES

The comparative Consolidated Financial Statements have been reclassified from the statements previously presented in order to conform to the current year’s presentation.